As filed with the U.S. Securities and Exchange Commission on March 29, 2024
Registration No. 333-262608

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

System1, Inc.
(Exact name of registrant as specified in its charter)

Delaware	7370	98-1531250
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4235 Redwood Avenue
Marina Del Rey, CA 90066
(310) 924-6037
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Daniel Weinrot
General Counsel & Corporate Secretary
4235 Redwood Avenue
Marina Del Rey, CA 90066
(310) 924-6037
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Steven B. Stokdyk
Latham & Watkins LLP
10250 Constellation Blvd., Suite 1100
Los Angeles, California 90067
(213) 891-7421
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 (File No. 333-262608) initially filed February 9, 2022 and declared effective by the Securities and Exchange Commission (the “SEC”) on April 18, 2022 (the “Registration Statement”), is being filed to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on March 15, 2024 and to update certain other information in the Registration Statement.
The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional securities are being registered under this Amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to Completion
Preliminary Prospectus, dated March 29, 2024
Up to 16,812,767 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 61,459,972 Shares of Class A Common Stock
Up to 1,600,045 Warrants

This prospectus relates to the issuance by us of up to an aggregate of up to 16,812,767 shares of our Class A common stock, $0.0001 par value per share (“Class A Common Stock”), which consists of up to 16,812,767 shares of Class A Common Stock that are issuable upon the exercise of 16,812,767 warrants (the “Public Warrants” or “Warrants”) originally issued in the initial public offering of units of Trebia Acquisition Corp., a Cayman Islands exempted company (“Trebia”) at a price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one-third of one warrant, and which remain outstanding and unexercised as of the date of this prospectus. Each Warrant entitles the holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share. We will receive the proceeds from any exercise of any Warrants for cash, which amount of aggregate proceeds, assuming the exercise of all remaining Warrants, could be up to $193.3 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.
This prospectus also relates to the offer and sale from time to time by the selling securityholders (including their transferees, donees, pledgees and other successors-in-interest) named in this prospectus (the “Selling Securityholders”) of (a) up to 61,459,972 shares of Class A Common Stock (the “Total Resale Shares”), consisting of (i) up to 47,189,227 shares held directly by the Selling Securityholders and (ii) up to 14,270,745 shares issuable to unitholders of S1 Holdco (as defined below) upon the exchange or redemption of S1 Holdco Class B Units (as defined below) (which, in the case of clauses (i) and (ii) above, were issued as equity merger consideration to securityholders of S1 Holdco and Protected (as defined below) and their respective subsidiaries and affiliates, pursuant to the Business Combination Agreement (as defined below) at an equity consideration value of $10.00 per share) and (b) up to 1,600,045 Public Warrants beneficially owned by certain directors, officers and affiliates of the Company. A portion of the 47,189,227 shares of Class A Common Stock directly held by the Selling Securityholders includes: (w) up to 24,648,446 shares issued to Cannae Holdings, Inc. (“Cannae”) in connection with the Business Combination Agreement, Sponsor Agreement (as defined below) and Backstop Agreement (as defined below) at a price of $10.00 per share, (x) up to 2,533,324 shares issued to Cannae and 1,000,000 shares issued to certain of the Selling Securityholders, together totaling an aggregate of 3,533,324 shares (the “Sponsor-Forfeited Shares”), which shares were forfeited by the Sponsors and granted to the above holders pursuant to the terms of the Sponsor Agreement and in connection with the Merger (as defined below), (y) up to 6,574,487 shares originally issued to the Sponsors (as defined below) of Trebia in the form of Founder Shares (as defined below) at a price of approximately $0.002 per share and (z) up to 2,000,000 shares held directly by certain Selling Securityholders, which were issued as equity merger consideration in connection with the Company’s acquisition of CouponFollow (as defined below). We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.
The shares of Class A Common Stock that we are registering for resale include shares (i) issued to our employees and executive officers and (ii) issued to certain of our affiliates and investors and pursuant to the registration rights under certain agreements between us and such securityholders (the “Registration Rights Holders”). Our registration of the shares covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell their shares of Class A Common Stock or Warrants in the section entitled “Plan of Distribution.”
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.
Our Class A Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “SST” and “SST.WS,” respectively. On March 28, 2024, the closing price of our Class A Common Stock was $1.96 and the closing price for our Warrants was $0.145.
Prior to the extraordinary general meeting of Trebia in connection with the Merger, holders of 51,046,892 Trebia Class A Ordinary Shares exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $510,468,920, which represented approximately 99% of the total Trebia Class A Ordinary Shares then outstanding. The Total Resale Shares being offered in this prospectus represent (i) over 89% of our current total outstanding shares of Class A Common Stock and (ii) over 68% of our total outstanding shares of Class A Common Stock (assuming all of the unitholders of S1 Holdco exchange all of the outstanding S1 Holdco Class B Units and redeem all of the corresponding shares of Class C Common Stock). The Total Resale Shares represent a substantial percentage of the total outstanding shares of our Class A Common Stock as of the date of this prospectus. Additionally, if all the Public Warrants held by the Selling Securityholders are exercised, the Selling Securityholders would own an additional 1,600,045 shares of Class A Common Stock, representing an additional 2.3% of the total outstanding shares of Class A Common Stock. The sale of all the shares being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock referenced above, (a) the Selling Stockholders (other than the Sponsors and holders of the Sponsor-Forfeited Shares) may experience potential loss of up to $8.04 per share, (b) the Sponsors and holders of the Sponsor-Forfeited Shares may experience potential profit of up to $1.96 per share and (c) the holders Public Warrants may experience a potential loss of up to $9.54 per share upon exercise of the Public Warrants and sale of the underlying Class A Common Stock issuable upon exercise of such Public Warrants.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and the Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Class A Common Stock and the Warrants.

See “Risk Factors” beginning on page 6 to read about factors you should consider before investing in our Class A Common Stock or Warrants.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is March 29, 2024.

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ABOUT THIS PROSPECTUS
Unless the context otherwise requires, “we,” “us,” “our,” “System1” and the “Company” refer to System1, Inc., a Delaware corporation (f/k/a Trebia Acquisition Corp., a Cayman Islands exempted company), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “Trebia” refer to Trebia Acquisition Corp., a Cayman Islands exempted company, prior to the Closing. All references herein to the “Board” refer to the board of directors of the Company.
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, the Selling Securityholders may sell up to 61,459,972 shares of Class A Common Stock from time to time in one or more offerings as described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment, and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”
Neither we, nor the Selling Securityholders, have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any post-effective amendment, or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of any other information that others may give you. We and the Selling Securityholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any post-effective amendment and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains, and any post-effective amendment or any prospectus supplement may contain, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included in this prospectus, any post-effective amendment or any prospectus supplement may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any post-effective amendment and the applicable prospectus supplement. Accordingly, investors should not place undue reliance on this information.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
On January 27, 2022 (the “Closing Date”), we consummated the previously announced business combination (the “Merger”) pursuant to that certain business combination agreement, dated as of June 28, 2021 (the “Business Combination Agreement”), as amended on November 30, 2021, January 10, 2022 and January 25, 2022, by and among S1 Holdco, LLC, a Delaware limited liability company (“S1 Holdco”), System1 SS Protect Holdings, Inc., a

Delaware corporation (together S1 Holdco, the “Companies”), and the other parties signatory thereto, pursuant to which (i) System1, LLC, a Delaware limited liability company and the current operating subsidiary of S1 Holdco, and (ii) Protected.net Group Limited (“Protected”), a private limited company organized under the laws of England and Wales, Protected became subsidiaries of Trebia (Trebia and its subsidiaries, including System1, LLC and Protected after giving effect to the Domestication and following consummation of the Merger, are referred to as “System1”). Upon Closing, we changed our name to “System1, Inc.” and the Common Stock and the Public Warrants continued to be listed on NYSE, trading under the ticker symbols “SST” and “SST.WS,” respectively. On November 30, 2023, we completed the sale of Protected, which operated our consumer software subscription business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts contained in this prospectus, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of important factors that could cause actual results to differ materially from those in the forward-looking statements, including the risks, uncertainties and assumptions described under the section in this prospectus titled “Risk Factors.” These forward-looking statements are subject to numerous risks, including, without limitation, the following:
•The ability to maintain our key relationships with network partners and advertisers, including our monetization arrangements;
•The ability to collect, process, effectively utilize and safely store the first party data that we obtain through our services;
•The performance of our responsive acquisition marketing platform, or RAMP;
•Changes in customer demand for our services and our ability to incorporate to such changes;
•The ability to maintain and attract consumers and advertisers in the face of changing economic or competitive conditions;
•The ability to improve and maintain adequate internal control over financial reporting and remediate identified material weaknesses;
•The ability to successfully source and complete acquisitions and to integrate the operations of companies System1 acquires;
•The ability to raise financing in the future as and when needed or on market terms;
•The ability to compete with existing competitors and the entry of new competitors in the market;
•Changes in applicable laws or regulations impacting the business which we operate and our ability to maintain compliance with the various laws that our business and operations are subject to;
•The ability to protect our intellectual property rights; and
•Other risks and uncertainties indicated from time to time in our filings with the SEC, including those described herein under the heading “Risk Factors.”
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in a rapidly evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances, or otherwise.
You should read this prospectus, along with our other filings with the Securities and Exchange Commission (the “SEC”), completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.
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CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, “we,” “us,” “our,” “System1” and the “Company” refer to System1, Inc., a Delaware corporation (f/k/a Trebia Acquisition Corp., a Cayman Islands exempted company), and its consolidated subsidiaries following the Closing (as defined below). Unless the context otherwise requires, references to “Trebia” refer to Trebia Acquisition Corp., a Cayman Islands exempted company, prior to the Closing.
In this document:
•“2022 Plan” means 2022 Incentive Award Plan
•“BGPT Sponsor” means BGTP Trebia LP, a Delaware limited partnership.
•“Black-Scholes Warrant Value” means the value of a System1 Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg. For purposes of calculating such amount, (i) the redemption provisions of the Warrant Agreement will be taken into account, (ii) the price of each Class A Common Stock will be the VWAP of the Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (iii) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event and (iv) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the System1 Warrant.
•“Bloomberg” means the Bloomberg Financial Markets.
•“Board” or “Board of Directors” means the board of directors of System1, Inc.
•“Business Combination Agreement” means that certain business combination agreement, dated as of June 28, 2021 and amended on November 30, 2021, January 10, 2022 and January 25, 2022 by and among Trebia, S1 Holdco, Trebia Merger Sub I, Trebia Merger Sub II, Protected and the other parties thereto.
•“Bylaws” means our Second Amended and Restated Bylaws.
•“Backstop Agreement” means the backstop agreement by Cannae, as set forth in the Backstop Agreement, to subscribe for Class A Common Stock in order to fund redemptions by shareholders of Trebia in connection with the Merger, in an amount of up to $250,000,000.
•“Cayman Islands Companies Act” means the Cayman Islands Companies Act (As Revised).
•“Charter” means our Certificate of Incorporation.
•“Class A Common Stock” means Class A common stock, par value $0.0001 per share, of System1.
•“Class C Common Stock” means the non-economic shares of Class C common stock, par value $0.0001 per share, of System1.
•“Class D Common Stock” means the Class D common stock, par value $0.0001 per share, of System1.
•“Closing” means the closing of the Transactions.
•“Closing Date” means January 27, 2022.
•“Common Stock” means Class A Common Stock, Class C Common Stock, and Class D Common Stock, taken together.

•“CouponFollow” means NextGen Shopping, Inc., a Delaware limited liability company (f/k/a NextGen Shopping, Inc.), acquired by the Company pursuant to the CouponFollow Agreement and Plan of Merger, dated as of March 4, 2022 (as amended, restated or otherwise modified from time to time).
•“Court of Chancery” means Court of Chancery for the State of Delaware.
•“CPRA” means the California Privacy Rights Act.
•“CPS” means Cost Per Session.
•“DGCL” means the General Corporation Law of the State of Delaware.
•“Domestication” means the transfer of Trebia by way of continuation from the Cayman Islands to Delaware and to domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and with Section 206 of the Cayman Islands Companies Act.
•“Effective Time” means the effective time of the Merger.
•“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
•“Founders” means Michael Blend, Chuck Ursini, Nick Baker, and Just Develop It Ltd., a United Kingdom private limited company.
•“FTC” means Federal Trade Commission.
•“GDPR” means the General Data Protection Regulation.
•“Insiders” means William P. Foley, II, Frank R. Martire, Jr., Paul Danola, Tanmay Kumar, Lance Levy, Mark D. Linehan, and James B. Stallings.
•“Merger” means, together, the Domestication and the Transactions.
•“Network RPS” means Partner Network revenue-per-session.
•“Network sessions” means number of Partner Network sessions.
•“New S1 Holdco Agreement” means the sixth amended and restated limited liability company operating agreement to be entered into at Closing by and among S1 Holdco, LLC, System1 and any successor managing member.
•“Non-Employee Director Compensation Program” means the Director Compensation Program for non-employee directors of the Company, which became effective February 25, 2022.
•“NYSE” means the New York Stock Exchange.
•“O&O” means Owned and Operated Advertising.
•“O&O CPS” means Owned and Operated Advertising cost-per-session.
•“O&O RPS” means Owned and Operated Advertising revenue-per-session.
•“OpenMail2” means OpenMail2, LLC, a Delaware limited liability company.
•“Organizational Documents” means the Charter and Bylaws.
•“Preferred Stock” means the preferred stock, with the par value of $0.0001 per share of System1.
•“Protected Equityholders” means the equityholders of Protected.

•“Protected” means Total Security Limited, formerly known as Protected.net Group Limited, a private limited company organized under the laws of England and Wales.
•“Public Warrants” means shares of Class A Common Stock that are issuable upon the exercise of warrants.
•“Redemption Fair Market Value” means the volume weighted average price of the Class A Common Stock for the ten (10) trading days immediately following the date on which notice of redemption is sent to the registered holders. In connection with any redemption pursuant to section, System1 will provide the registered holders with the Redemption Fair Market Value no later than one (1) business day after the ten (10) trading day period described above ends.
•“Registration Rights Agreement” means the proposed registration rights agreement to be entered into at Closing among System1, the Sponsors, JDI, and certain indirect and direct System1 Equityholders and Protected Equityholders.
•“Related Party” means a director, officer or substantial security holder of Trebia or System1, as applicable.
•“RPS” means revenue per session.
•“Rule 144” means Rule 144 under the Securities Act.
•“RSU” or RSUs” means the restricted stock unit or restricted stock units of System1.
•“S1 Holdco Common Units” means the class A units of S1 Holdco and the class B units of S1 Holdco
•“S1 Holdco Class A Units” means the class A units of S1 Holdco.
•“S1 Holdco Class B Units” means the class B units of S1 Holdco.
•“SEC” means the United States Securities and Exchange Commission.
•“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
•“Shareholders Agreement” means that certain Shareholders Agreement, dated January 27, 2022, by and among the Company, the Trasimene Sponsor, the BGPT Sponsor, Cannae, and the Founders.
•“Sponsor Agreement” means that certain amended and restated sponsor agreement, dated as of June 28, 2021 and amended on November 30, 2021 and January 10, 2022, by and among Trebia, the Sponsors, Cannae, the Insiders, S1 Holdco, and Protected.
•“Sponsors” means BGPT Sponsor and Trasimene Sponsor.
•“Stockholders Agreement” means the stockholders agreement entered into at Closing among System1, the Founders, the Sponsors, Cannae, and JDI.
•“System1 Equityholders” means the holders of S1 Holdco Common Units.
•“System1” means System1, Inc., a Delaware corporation (f/k/a Trebia), from and after the Effective Time.
•“System1 Board” means the board of directors of System1.
•“System1 Bylaws” means the bylaws of System1.
•“System1 Charter” means the certificate of incorporation of System1.

•“System1 Stockholder” or “System1 Stockholders” means the holder or holders of Common Stock or Preferred Stock.
•“Trasimene Sponsor” means Trasimene Trebia, LP, a Delaware limited partnership.
•“Trebia” means Trebia Acquisition Corp., a Cayman Islands exempted company.
•“Trebia Class A Ordinary Share” or “Trebia Class A Ordinary Shares” means Class A ordinary share or Class A ordinary shares, par value $0.0001 per share, of Trebia.
•“Trebia Class B Ordinary Share” or “Trebia Class B Ordinary Shares” means Class B ordinary share or Class B ordinary shares, par value $0.0001 per share, of Trebia.
•“Trebia Merger Sub I” means Orchid Merger Sub I, Inc., a Delaware corporation and direct, wholly owned subsidiary of Trebia.
•“Trebia Merger Sub II” means Orchid Merger Sub II, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Trebia.
•“Value Creation Units” means, collectively, (i) value creation units issued by S1 Holdco under the S1 Holdco, LLC 2017 Value Creation Unit Plan or the S1 Holdco, LLC Legacy Value Creation Unit Plan, and (ii) value creation units issued by OpenMail LLC under the OpenMail LLC 2016 Value Creation Unit Plan, in each case, that are outstanding as of immediately prior to the Effective Time.
•“Warrant Agent” means Continental Stock Transfer & Trust Company.

MARKET INFORMATION
Our Class A Common Stock and Public Warrants are listed on the NYSE under the symbols “SST” and “SST.WS,” respectively. Prior to the consummation of the Merger, the Trebia Class A ordinary shares, units and Warrants were listed on the NYSE under the symbols “TREB”, “TREB.U” and “TREB.WS,” respectively. There is no public trading market for our Class C Common Stock. As of March 21, 2024, there were approximately 393 holders of record of our Class A Common Stock and 2 holders of record of our Public Warrants. The actual number of stockholders of our Class A Common Stock and the actual number of holders of our Public Warrants is greater than the number of record holders and includes holders of our Common Stock or Public Warrants whose shares of Common Stock or Public Warrants are held in street name by brokers and other nominees.
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PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 5 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Common Stock or Warrants.
Overview
We operate an omnichannel customer acquisition platform, delivering high-intent customers to brands, advertisers and publishers.
We provide our omnichannel customer acquisition platform services through our proprietary responsive acquisition marketing platform (“RAMP”). Operating seamlessly across major advertising networks and advertising category verticals to acquire end-users, RAMP allows us to monetize these acquired users through our relationships with third party advertisers and advertising networks (“Advertising Partners”). RAMP also allows third party advertising platforms and publishers (“Network Partners”) to send user traffic to, and monetize user traffic on, our owned and operated websites or through our monetization agreements. RAMP operates across our network of owned and operated websites, allowing us to monetize user traffic that we source from various acquisition marketing channels, including Google, Facebook, Zemanta, Taboola, and TikTok.
Through RAMP, we process approximately 187 million daily advertising campaign optimizations and ingest over 7 billion rows of data daily across approximately 40 advertising vertical categories as of December 31, 2023. We are able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data like traffic sources, device type and search queries, with data on monetization and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising category verticals.

Our business was originally founded in 2013 with a focus on monetizing user traffic acquired by our Network Partners. Since launching, we have expanded to support additional advertising formats across numerous advertising platforms, and have acquired several leading websites, enabling us to control user acquisition and experience, and monetize user traffic on our behalf via our network of owned and operated websites. Today, we own and operate approximately 40 websites, including leading search engines like info.com and Startpage.com, and publishing digital media sites and utilities such as HowStuffWorks, MapQuest, CouponFollow and ActiveBeat.

Background
On January 27, 2022, we closed the Merger with Trebia, as a result of which we became a wholly-owned subsidiary of Trebia, and Trebia changed its name to “System1, Inc.” Trebia is the legal and accounting acquirer of System1 in the Merger.
Prior to the Closing Date and in connection with the Merger, Trebia filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which Trebia was domesticated and continues as a Delaware corporation, while also changing its name to “System1, Inc.” (the “Domestication”). In connection with the Domestication, on the day prior to the Closing Date, among other things (a) each Trebia Class A Ordinary Share that was issued and outstanding immediately prior to the Domestication was converted, on a one-for-one basis, into one share of Class A Common Stock, (b) each Trebia Class B Ordinary Share that was issued and outstanding immediately prior to the Domestication was converted, on a one-for-one basis, into one share of Class A Common Stock and (c) the System1 Charter was adopted and filed with the Secretary of State in Delaware pursuant to the DGCL, and the System1 Charter and System1 Bylaws became the governing documents of System1.

The rights of holders of our Common Stock and Warrants are governed by our Charter and our Bylaws, and the DGCL, and, in the case of the Warrants, the Warrant Agreement. See the section entitled “Description of Capital Stock.”
Summary Risk Factors
The following is a summary of select risks and uncertainties that could materially adversely affect us, our business, financial condition and results of operations. You should read this summary together with the full and complete discussion of risk factors contained below:
•We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.
•Our revenue is tied to the effectiveness and performance of our responsive acquisition marketing platform (RAMP).
•A meaningful portion of our revenue is attributable to our agreements with Google, and therefore is subject to its practices, policies and requirements, which evolve over time as the industry changes.
•We rely on large-scale acquisition marketing channels, such as Google, Facebook, Zemanta, Taboola, and TikTok, as well as our network partners, for a significant portion of our consumer Internet traffic.
•We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other material weaknesses are identified, we may not be able to report our financial results accurately, prevent or detect material misstatements due to fraud or error, or file our periodic reports as a public company in a timely manner.
•If we fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations. If our internal control over financial reporting is not effective, it may adversely affect investor confidence in us and the price of our common stock.
•A significant portion of our assets consists of other intangible assets, the value of which may be reduced if we determine that those assets are impaired.
•We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.
•Operational and performance issues with our RAMP platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems, may adversely affect our business, financial condition and operating results.
•We operate in a highly competitive environment. If we fail to innovate and make the right investment decisions in our offerings and RAMP platform, we may not attract and retain advertisers or network partners, and our competitors may gain market share in the markets for our solutions that could adversely affect our business and cause our revenue and results of operations to decline.
•We compete for advertising spend from our advertisers, and if we are unable to maintain or increase our share of the advertising spend of our advertisers, our business could be harmed.
•Our advertising business is dependent on advertisers buying mobile, display and video advertising. A decrease in the use of these advertising channels would harm our business, growth prospects, financial condition and results of operations.
•Unfavorable global economic conditions, including as a result of health and safety concerns related to a public health crisis, could adversely affect our business, financial condition or results of operations.

•We may experience outages and disruptions on RAMP, our websites and other software products if we fail to maintain adequate security and supporting infrastructure as we scale our businesses and service offerings, which may harm our reputation and negatively impact our business, financial condition and operating results.
•We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract consumers to our owned & operated websites and have them successfully convert into sales for our advertisers. If we are unable to drive consumer traffic cost-effectively, or if there is a decline in the supply of media available through these websites, our business and financial results may be harmed.
•We depend on third-party website publishers for a significant portion of our visitors, and any decline in the supply of media available through these websites or increase in the price of this media could cause our revenue to decline or our cost to reach visitors to increase.
•Our failure to meet content and referral source standards and provide services that our advertisers and inventory suppliers trust could harm our brand and reputation and negatively impact our business, financial condition and operating results.
•If the non-proprietary technology, software, products and services that we use are unavailable, have future terms we cannot agree to, or do not perform as we expect, our business, financial condition and operating results could be harmed.
•Privacy and data protection laws to which we are subject may cause us to incur additional or unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our business model or how our RAMP platform functions, which may have a material adverse effect on our business and service offerings.
•In certain circumstances, we typically collect and store IP addresses, other device identifiers (such as unique mobile application identifiers) and email addresses, which are or may be considered personal data or personal information in some jurisdictions or otherwise may be the subject of regulation.
•Our success depends, in part, on our ability to collect, process and use first-party data about our end users. If that access is restricted or otherwise subject to unfavorable regulation, blocked or limited by technical changes on end users’ devices and/or web browsers, or our ability to use this type of data to continue to optimize RAMP is otherwise restricted, our performance may decline and we may lose advertisers and revenue.
•Our proprietary rights may be difficult to enforce, which could enable others to copy or use aspects of our technology without compensating us, thereby eroding our competitive advantages and harming our business.
•We face potential liability and harm to our business based on the nature of our business and the content on RAMP.
•You may only be able to exercise the Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such Warrants for cash.
•We may amend the terms of the Warrants in a manner that may have an adverse effect on holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a Warrant could be decreased, all without your approval.
•Our Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us.
•We may redeem your unexpired Warrants prior to when holders seek to exercise them, which may be at a time that is disadvantageous to you, thereby making your Warrants worth less than what you paid for them.
Our Corporate Information
We were incorporated as a Cayman Islands exempted company on February 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Upon the closing of the Merger, we domesticated as a Delaware corporation and changed our name to System1, Inc. Our principal executive offices are located at 4235 Redwood Avenue, Marina Del Rey, California, 90066, and our telephone number is (310) 924-6037. Our website address is https://www.system1.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

THE OFFERING

Shares of Class A Common Stock offered by us	Up to 16,812,767 shares issuable upon exercise of Public Warrants.

Shares of Class A Common Stock offered by the Selling Securityholders	61,459,972 shares.

Shares of Class A Common Stock outstanding prior to the exercise of all Public Warrants	68,640,055 shares (as of March 21, 2024).

Shares of Class A Common Stock outstanding assuming the exchange of all outstanding S1 Holdco Class B Units (and the corresponding redemption of all outstanding Class C Common Stock)	89,843,731 shares (as of March 21, 2024).

Shares of Class A Common Stock outstanding assuming the exercise of all Public Warrants	85,452,822 shares (as of March 21, 2024).

Shares of Class A Common Stock outstanding assuming (i) the exchange of all outstanding S1 Holdco Class B Units (and the corresponding redemption of all outstanding Class C Common Stock) and (ii) the exercise of all Public Warrants
106,656,498 shares (as of March 21, 2024).

Public Warrants Offered by the Selling Securityholders	1,600,045 warrants.

Total Public Warrants outstanding	16,812,767 warrants.

Exercise price per share pursuant to the Public Warrants	$11.50

Use of proceeds
We will not receive any proceeds from the sale of shares by the Selling Securityholders. We will receive the proceeds from any exercise of the Public Warrants for cash, which we intend to use for general corporate and working capital purposes. We believe the likelihood that warrant holders will exercise their Public Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.

Risk factors
You should carefully read the “Risk Factors” beginning on page 6 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock or Public Warrants.

NYSE symbol for our Common Stock	SST

NYSE symbol for our Public Warrants	SST.WS

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider all of the risks and uncertainties described below and the other information set forth in this prospectus before deciding to invest in shares of our Class A Common Stock. If any of the following risks actually occurs, our business, results of operations, prospects, and financial condition may be materially adversely affected. In such case, the trading price of our Class A Common Stock could decline and you may lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Risks Related to Our Business Strategy and Industry Generally
We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.
S1 Holdco was formed in 2013 and, as a result, has only a limited operating history upon which our business and prospects may be evaluated. Although we have experienced substantial revenue growth in our limited operating history, we may not be able to sustain this rate of growth or maintain our current revenue levels. We have encountered and will continue to encounter risks and challenges frequently experienced by growing companies in rapidly developing industries, including risks related to our ability to:
• build and maintain a reputation for providing a superior platform for monetizing consumer intent, and for creating trust and maintaining long-term relationships with consumers and platform customers;
• drive consumers with relevant commercial intent to our owned and operated websites and to websites operated by our advertisers;
• maintain and expand our relationships with suppliers of quality advertising inventory;
• distinguish ourselves from competitors;
• develop, offer, maintain and continually improve a competitive customer acquisition marketing platform that meets the evolving needs of our consumers and platform customers;
• scale our business efficiently to keep pace with demand for services such as RAMP and other digital media and advertising technology offerings;
• create new revenue opportunities through acquiring new businesses and successfully integrate and meaningfully grow those businesses;
• respond to evolving industry standards and the enactment of government regulations that impact our business, particularly in the areas of data collection and consumer privacy;
• prevent or mitigate failures or breaches of data security and our technology infrastructure;
• expand our businesses internationally; and
• hire and retain qualified and motivated employees.
We cannot be certain that we will be successful in addressing these and other challenges we may face in the future. If we are unable to do so, our business may suffer, our revenue and operating results may decline and we may not be able to achieve further growth or sustain profitability.

Our revenue is tied to the effectiveness and performance of our Responsive Acquisition Marketing Platform.
If RAMP does not acquire users with the relevant commercial intent to our websites via acquisition marketing channels, we may not be able to profitability monetize users. Our revenue and operating results depend on our ability to generate revenue from advertisers and advertising networks by cost-effectively acquiring consumer Internet traffic and then directing these intent-driven consumers to our advertising partners. If we are unable to cost-effectively acquire users or provide value to our advertising partners based on their traffic acquisition costs, they may decline to utilize us to acquire and monetize users, which would harm our revenue and operating results.
A meaningful portion of our revenue is attributable to our agreements with Google, and therefore is subject to its practices.
We have multiple services agreements with Google pursuant to which we display and syndicate paid listings provided by Google in response to search queries generated through some of our businesses. In exchange for making our search traffic available to Google, we receive a share of the revenue generated by the paid listings supplied to us, as well as other search related services. For the year ended December 31, 2023, 85% of our total revenue was attributable to our agreements with Google.
The amount of revenue we receive from Google depends on a number of factors outside of our control, including the amount Google charges third parties for the display or delivery of advertisements, the efficiency of Google’s system in attracting advertisers and serving up paid listings in response to search queries and parameters established by Google regarding the time period for and scope of chargebacks or credits sought by advertisers on the basis of fraudulent and/or low quality clicks, clawbacks for bad traffic brought by our network partners, and placement of paid listings displayed in response to search queries that are not contextually relevant to the applicable search query.
Changes to the amount Google charges advertisers, the efficiency of Google’s paid listings network, Google’s judgment about the relative attractiveness to advertisers of clicks on paid listings from our websites or to the parameters applicable to the display of paid listings generally could result in a decrease in the amount of revenue we receive from Google, which would adversely affect our business, financial condition and results of operations. Such changes could be driven by a number of factors, including general market conditions, competition or policy and operating decisions made by Google.
Our agreements with Google also require that we comply with certain guidelines for the use of Google brands and services, which govern whether our platform may access Google services or be distributed through its Chrome Web Store, and the manner in which Google’s paid listings are displayed within search results across various third party platforms and products (including our websites). Google may generally unilaterally update its policies and guidelines without advance notice, which could in turn require modifications to, or prohibit or render obsolete, certain of our services or business practices. Such changes could be costly to address or otherwise adversely affect our business, financial condition and results of operations. Noncompliance with Google’s guidelines by us or the third parties to whom we are permitted to syndicate paid listings or through which we secure distribution arrangements for the businesses could result in the suspension of some or all Google services to us (or the websites of our third party partners) or the termination of our agreements by Google.
The termination of our agreements by Google, the curtailment of our rights under the agreements (including the failure to allow our platform to access Google services, whether pursuant to the terms thereof or otherwise), the failure of Google to perform its obligations under the agreements or policy changes implemented by Google under the agreements or otherwise would have an adverse effect on our business, financial condition and results of operations. If any of these events were to occur, we may not be able to find another suitable alternate provider of paid listings (or if an alternate provider were found, the economic and other terms of the agreement and the quality of paid listings may be inferior relative to our current arrangements).
We collect, process, store, share, disclose and use consumer information and other data, and our actual or perceived failure to protect such information and data or respect users’ privacy could damage our reputation and brand and harm our business and operating results.

Use of our technology solutions involves the storage and transmission of certain consumers’ information, including limited amounts of personally identifiable information. Security breaches could expose us to a risk of loss or exposure of this information, which could result in potential liability, litigation (including class action litigation) and remediation costs, as well as reputational harm, all of which could materially adversely affect our business and financial results. For example, unauthorized parties could steal our users’ names, email addresses, physical addresses, phone numbers and other information that we collect when providing referrals. While we use encryption and authentication technology licensed from third parties designed to effect secure transmission of such information, we cannot guarantee the security of the transfer and storage of the personal information we collect from advertisers.
Our websites and information systems are vulnerable to computer viruses, break-ins, phishing and/or impersonation attacks, attempts to overload our servers with denial-of-service or other hacking attacks, ransomware and similar incidents or disruptions from unauthorized use of our computer systems, as well as unintentional incidents causing data leakage, any of which could lead to interruptions, delays or website shutdowns, or could cause loss of critical data or the unauthorized disclosure, access, acquisition, alteration or use of personal or other confidential information. The security measures we use internally, which are designed to detect unauthorized activity and prevent or minimize security breaches, may not function as expected or may not be sufficient to protect against certain attacks. There can also be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our IT Systems. Additionally, we may face delays in identifying or responding to security breaches or other security incidents. Further, outside parties may attempt to fraudulently induce employees, consumers or advertisers to disclose sensitive information in order to gain access to our information or consumers’ or advertisers’ information.
Any or all of the issues above could adversely affect our ability to attract new users and increase engagement by existing users, cause existing users to curtail or stop use of our software products and/or visit our portfolio of websites, cause existing advertisers to stop using our platform and cancel their contracts or subject us to governmental or third-party lawsuits, investigations, regulatory fines or other actions or liability. Such issues may harm our business, results of operations and financial condition. In addition, we rely on third-party service providers to host or otherwise process some of such data, and any failure by a third party, or any other entity in our collective supply chain, to prevent or mitigate data security breaches or improper access to, or use, acquisition, disclosure, alteration, or destruction of, such data could have similar adverse consequences for us. Although we are not aware of any material information security incidents to date, we have detected common types of attempts to attack our information systems and data using means that have included viruses and phishing.
Data security breaches could also expose us to liability under various laws and regulations across jurisdictions and increase the risk of litigation and governmental or regulatory investigation. Due to concerns about data security and integrity, a growing number of legislative and regulatory bodies have adopted breach notification and other requirements in the event that information subject to such laws is accessed by unauthorized persons and additional regulations regarding security of such data are possible. We may need to notify governmental authorities and affected individuals with respect to such incidents. For example, laws in all 50 U.S. states may require businesses to provide notice to individuals whose personal information has been disclosed as a result of a data security breach. Complying with such numerous and complex regulations in the event of a data security breach would be expensive and difficult, and failure to comply with these regulations could subject us to regulatory scrutiny and additional liability. We may also be contractually required to notify customers or other counterparties of a security incident, including a data security breach. Regardless of our contractual protections, any actual or perceived data security breach, or breach of our contractual obligations, could harm our reputation and brand, expose us to potential liability or require us to expend significant resources on data security and in responding to any such actual or perceived breach. As we expand our operations, we may also assume liabilities for data security breaches experienced by the companies we acquire.
There are numerous federal, state and local laws in the United States and around the world regarding privacy and the collection, processing, storing, sharing, disclosing, using, cross-border transfer and protecting of personal information and other data, the scope of which are changing, subject to differing interpretations, and which may be costly to comply with, may result in regulatory fines or penalties, and may be inconsistent between countries and jurisdictions or conflict with other current or pending rules.
We are subject to the terms of our privacy policies and privacy-related obligations to third parties. Although we endeavor to ensure that our public statements are complete, accurate and fully implemented, we may fail to do so, or it may be alleged that we have failed to do so. We may be subject to potential regulatory or other legal action if such policies or statements are found to be deceptive, unfair or misrepresentative of our actual practices. We strive to comply with all applicable laws, policies, legal obligations and industry codes of conduct relating to privacy and data protection, to the extent possible. However, it is possible that these obligations may be interpreted and applied in new ways or in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices or that new regulations could be enacted. Any failure or perceived failure by us to comply with our privacy policies, our privacy-related obligations to consumers or other third parties, or our privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of sensitive information, which could include personally identifiable information or other user data, may result in governmental investigations, enforcement actions, regulatory fines, litigation or public statements against us by consumer advocacy groups or others, and could cause consumers and advertisers to lose trust in us, all of which could be costly and have an adverse effect on our business. In addition, new and changed rules and regulations regarding privacy, data protection and cross-border transfers of consumer information could cause us to delay planned uses and disclosures of data to comply with applicable privacy and data protection requirements. Moreover, if third parties that we work with violate applicable laws or our policies, such violations also may put consumer or advertiser information at risk and could in turn harm our reputation, business and operating results.
We rely on large-scale acquisition marketing channels, such as Google, Facebook, Zemanta, Taboola, and TikTok, as well as our network partners, for a significant portion of our consumer Internet traffic.
Consumer Internet traffic acquired and/or referred through acquisition marketing channels also provides a significant amount of the first party data that improves the predictive power of RAMP, which we leverage to deliver relevant users to our advertisers. If we are unable to maintain these relationships with these acquisition marketing channels, our business, financial condition and results of operations could be adversely affected.
Efforts designed to drive visitors to our various brands and businesses or those of our advertisers may not be successful or cost-effective.
Traffic building and conversion initiatives involve considerable expenditures for online advertising and marketing. We have made, and expect to continue to make, significant expenditures for search engine marketing (primarily in the form of developing and maintaining a database of keywords and search terms, for which we purchase advertising primarily through Google and, to a lesser extent, Microsoft and Yahoo!), online display advertising and native advertising in connection with these initiatives, which may not be successful or cost-effective. To continue to reach consumers and users, we will need to identify and devote more of our overall marketing expenditures to digital advertising channels (such as online video and other digital platforms), as well as reach consumers and users via these channels. Since these channels are constantly changing and evolving, it could be difficult to assess returns on related digital marketing investments. Historically, we have had to increase advertising and marketing expenditures over time in order to attract and convert consumers, retain users and sustain our growth.
The display, including rankings, of search results can be affected by a number of factors, many of which are not in our direct control, and may change frequently, and we may not know how (or otherwise be in a position) to influence actions taken by search engines. With respect to search results in particular, even when search engines announce the details of their methodologies, their parameters may change from time to time, be poorly defined or be inconsistently interpreted.
If we are unable to develop new and enhanced subscription solutions, or if we are unable to continually improve the performance, features, and reliability of our existing subscription solutions, our business and operating results could be adversely affected.

Our continued and future success depends on our ability to effectively respond with new and improved products that address evolving threats to consumers, as well as competitive technological developments and industry changes, by developing or introducing new and enhanced subscription solutions on a timely basis. We have in the past incurred, and will continue to incur, significant research and development expenses as we focus on organic growth through internal innovation and development. We believe that we also must continue to dedicate time and resources to our research and development efforts to decrease our reliance on third parties, including parties from which we license some of our subscription solutions. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected. Additionally, we must regularly address the challenges of dynamic and accelerating market trends and competitive developments, including shifting consumer preferences and managing multiple marketing channels. Customers may require features and capabilities that our current solutions do not have. Our failure to develop new solutions and improve our existing solutions to satisfy these customer preferences and effectively compete with other market offerings in a timely and cost-effective manner may harm our ability to retain our customers and attract new customers. A loss of customers for our subscription solutions would adversely impact our business and operating results.
The development and introduction of new subscription solutions involve a significant commitment of time and resources, and are subject to a number of risks and challenges, including, but not limited to:
• Lengthy development cycles;
• Continually evolving industry and regulatory standards and technological developments by our competitors;
• Rapidly changing customer preferences;
• Evolving platforms, operating systems, and hardware products, such as the proliferation and rapid improvements of mobile devices;
• Product and service interoperability challenges with customer’s multi-device technology needs and third-party vendors;
• The integration of products or solutions from newly acquired offerings;
• Entering into new or unproven markets and product verticals; and
• Executing against new product, service and marketing strategies.
In addition, third parties, including operating systems, mobile applications and Internet browser companies, may take steps to further limit the interoperability of our solutions across our customers' devices with their own products and services, in some cases to promote their own offerings. This could delay the development of our solutions or our solutions may be unable to operate effectively. This could also result in decreased demand for our subscription solutions and harm our reputation in a competitive marketplace, any of which would adversely affect our business, financial condition, results of operations, and cash flows.
If we are not successful in managing these risks and challenges, or if our new or improved subscription solutions are not technologically competitive or do not achieve market acceptance, our business and operating results could be adversely affected.
Our marketing efforts may not be successful.
We currently rely on performance marketing channels that must deliver against certain return on investment with respect to metrics that are selected by our advertisers and are subject to change at any time. We are unable to control how our advertisers evaluate our performance. Certain of these metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business. In addition, the metrics we provide may differ from estimates published by third parties or from similar metrics of our competitors due to differences in methodology. If our advertisers do not perceive our metrics to be accurate, or if we discover material inaccuracies in our metrics, it could adversely affect our online marketing efforts and business.
We have entered into, and may in the future enter into, credit facilities which contain operating and financial covenants that restrict our business and financing activities.
We have entered into, and may in the future enter into, credit facilities which contain restrictions that limit our flexibility in operating our business. Our credit facilities contain various covenants that limit our ability to engage in specified types of transactions. Subject to limited exceptions, these covenants limit our ability to, among other things:
• sell assets or make changes to the nature of our business;
• engage in mergers or acquisitions;
• incur, assume or permit additional indebtedness;
• make restricted payments, including paying dividends on, repurchasing, redeeming or making distributions with respect to our capital stock;
• make specified investments;
• engage in transactions with our affiliates; and
• make payments in respect of subordinated debt.
Our obligations under our credit facilities are collateralized by a pledge of substantially all of our assets, including accounts receivable, deposit accounts, intellectual property, and investment property and equipment. The covenants in our credit facilities may limit our ability to take actions and, in the event that we breach one or more covenants (including the timely delivery of financial statements), our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate the commitment to extend further credit and foreclose on the collateral granted to them to collateralize such indebtedness, which includes our intellectual property. In addition, if we fail to meet the required covenants, we will not have access to further draw-downs under our credit facilities.
We may not be able to secure additional financing on favorable terms, or at all, to meet our future capital needs, which may in turn impair our growth.
We intend to continue to grow our business, which will require additional capital to develop new features or enhance our platforms and portfolio of websites, create new software products, improve our operating infrastructure, finance working capital requirements, or acquire complementary businesses and technologies. We cannot be certain that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our existing credit facility in an amount sufficient to fund our working capital needs. Accordingly, we may need to undertake or seek out additional equity or debt financings to secure additional capital. We cannot be certain that we would be able to locate additional financing on commercially reasonable terms or at all. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If our cash flows and credit facility borrowings are insufficient to fund our working capital requirements, we may not be able to grow at the rate we currently expect or at all. In addition, in the absence of sufficient cash flows from operations, we might be unable to meet our obligations under our credit facility, and we may therefore be at risk of default thereunder. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. If we are unable to secure additional funding on favorable terms, or at all, when we require it, our ability to continue to grow our business to react to market conditions could be impaired and our business may be harmed.

Operational and performance issues with our platform, whether real or perceived, including a failure to respond to technological changes or to upgrade our technology systems, may adversely affect our business, financial condition and operating results.
We depend upon the sustained and uninterrupted performance of our platform to manage our inventory supply; bid on inventory for each campaign; collect, process and interpret first party data; and optimize campaign performance in real time and provide billing information to our financial systems. If RAMP cannot scale to meet demand, if there are errors in our execution of any of these functions on our platform, or if we experience outages, then our business may be harmed. We may also face material delays in introducing new services, products and enhancements. If competitors introduce new products and services using new technologies or if new industry standards and practices emerge, our existing proprietary technology and systems may become obsolete.
RAMP is complex and multifaceted, and operational and performance issues could arise both from the platform itself and from outside factors. Errors, failures, vulnerabilities or bugs have been found in the past, and may in the future, be found. Our platform also relies on third-party technology and systems to perform properly, and our platform is often used in connection with computing environments utilizing different operating systems, system management software, equipment and networking configurations, which may cause errors in, or failures of, our platform or such other computing environments. Operational and performance issues with our platform could include the failure of our user interface, outages, errors during upgrades or patches, discrepancies in costs billed versus costs paid, unanticipated volume overwhelming our databases, server failure, or catastrophic events affecting one or more server farms. While we have built redundancies in our systems, full redundancies do not exist. Some failures will shut our platform down completely, others only partially. Partial failures, which we have experienced in the past, could result in unauthorized bidding, cessation of our ability to bid or deliver impressions or deletion of our reporting, in each case resulting in unanticipated financial obligations or impact.
Operational and performance issues with our platform could also result in negative publicity, damage to our brand and reputation, loss of or delay in market acceptance of our platform, increased costs or loss of revenue, loss of the ability to access our platform, loss of competitive position or claims by clients for losses sustained by them. Alleviating problems resulting from such issues could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of our business, any of which may adversely affect our business, financial condition and operating results.
We allow our clients to utilize application programming interfaces, or APIs, with MapQuest and for reporting or distribution of services for our other businesses, which could result in outages or security breaches and negatively impact our business, financial condition and operating results.
The use of APIs by our clients has significantly increased in recent years. Our APIs allow clients to build their consumer finding location services or access features or reporting for some of our other businesses. The increased use of APIs increases security and operational risks to our systems, including the risk for intrusion attacks, data theft, or denial of service attacks. Furthermore, while APIs allow clients greater ease and power in accessing our platform, they also increase the risk of overusing our systems, potentially causing outages. We have experienced system slowdowns due to client overuse of our systems through our APIs. While we have taken measures intended to decrease security and outage risks associated with the use of APIs, we cannot guarantee that such measures will be successful. Our failure to prevent outages or security breaches resulting from API use could result in government enforcement actions against us, claims for damages by consumers and other affected individuals, costs associated with investigation and remediation damage to our reputation and loss of goodwill, any of which could harm our business, financial condition and operating results.
We operate in a highly competitive environment. If we fail to innovate and make the right investment decisions in our offerings and platform, we may not attract and retain advertisers, and our competitors may gain market share in the markets for our solutions that could adversely affect our business and cause our revenue and results of operations to decline.
We operate in intensely competitive markets that experience frequent technological developments, changes in industry and regulatory standards, changes in customer requirements and preferences, and frequent new product introductions and improvements by our competitors. Our future success also depends on our ability to effectively respond to evolving threats to consumers, as well as competitive technological developments and industry changes, by developing or introducing new and enhanced solutions on a timely basis. We must constantly innovate and make investment decisions regarding offerings and technology to meet client demand and evolving industry standards. If we are unable to anticipate or react to these continually evolving conditions, or if we make bad decisions regarding investments, we could lose market share and experience a decline in our revenue that could adversely affect our business and operating results. Additionally, if new or existing competitors have more attractive offerings, we may lose customers or customers may decrease their use of RAMP and other software products and services that we provide.
To compete successfully, we must maintain an innovative research and development effort to develop new solutions and enhance our existing solutions, effectively adapt to changes in the technology or product rights held by our competitors, appropriately respond to competitive strategies, and effectively adapt to technological changes and changes in the ways that our information is accessed, used, and stored by our customers. We have in the past incurred, and will continue to incur, research and development expenses as we focus on organic growth through internal innovation. We believe that we also must continue to dedicate a significant amount of resources to our research and development efforts to decrease our reliance on third parties. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected. Additionally, we must continually address the challenges of dynamic and accelerating market trends and competitive developments. Customers may require features and capabilities that our current solutions do not have. Our failure to develop new solutions and improve our existing solutions to satisfy customer preferences and effectively compete with other market offerings in a timely and cost-effective manner may harm our ability to retain our customers and attract new customers. A loss of customers would adversely impact our business and operating results.
The diversity of our websites means that we are competitive in many different verticals. As a result, we face a diversity of competitors that directly compete with our offerings, including but not limited to search engine providers, providers of programmatic advertising, content generators and privacy and security software providers. Because we compete in so many different verticals, if any of our competitors gain market share in some markets, it would make it more difficult for us to sell our advertising and could result in increased pricing pressure, increase sales and marketing expenses and loss of market share, which would cause our revenue to decline.
We compete for advertising spend from our advertisers, and if we are unable to maintain or increase our share of the advertising spend of our advertisers, our business could be harmed.
We compete for advertising spend with traditional offline media such as television, billboards, radio, magazines and newspapers, as well as online sources such as websites, social media and websites dedicated to providing information comparable to that provided in our websites. Additionally, we compete with other online marketing companies that offer acquisition marketing services similar to that provided by our platform. Our ability to attract and retain advertisers, and to generate advertising revenue from them, depends on a number of factors, including:
• the ability of our advertisers to earn an attractive return on investment from their spending with us;
• our ability to increase the number of consumers using our websites;
• our ability to increase return on investment for advertisers that place advertisements on our platform;
• our ability to provide a seamless, user-friendly advertising platform for our advertisers;
• our ability to compete effectively with other media for advertising spending; and
• our ability to keep pace with changes in technology and the practices and offerings of our competitors.
We may not succeed in retaining or capturing a greater share of our advertisers’ advertising spending compared to alternative channels. If our current advertisers reduce or end their advertising spending with us and we are unable to increase the spending of our other advertisers or attract new advertisers, our revenue and business and financial results would be materially adversely affected.
In addition, advertising spend remains concentrated in traditional offline media channels. Some of our current or potential advertisers have little or no experience using the Internet for advertising and marketing purposes and have allocated only limited portions of their advertising and marketing budgets to the Internet. The adoption of online marketing may require a cultural shift among advertisers, as well as their acceptance of a new way of conducting business, exchanging information and evaluating new advertising and marketing technologies and services. This shift may not happen at all or at the rate we expect, in which case our business could suffer. Furthermore, we cannot be certain that the market for online marketing services will continue to grow. If the market for online marketing services fails to continue to develop or develops more slowly than we anticipate, the success of our business may be limited, and our revenue may decrease.
Our results of operations may fluctuate significantly, which could prevent us from meeting our own expectations or security analysts or investor expectations.
Our revenue and results of operations could vary significantly from period to period and may fail to match expectations as a result of a variety of factors, some of which are outside of our control, including seasonality, fluctuations in digital advertising demand and costs and the number, severity, and timing of threat outbreaks and cyber security incidents. As a result of the potential variations in our revenue and results of operations, period-to-period comparisons may not be meaningful and the results of any one period should not be relied on as an indication of future performance. In addition, our results of operations may not meet our expectations or the expectations of securities analysts and investors, which may adversely affect the trading price of our outstanding securities and may make it more difficult for us to raise capital in the future or pursue acquisitions.
As our costs increase, we may not be able to generate sufficient revenue to sustain profitability.
We have expended significant resources to grow our business in recent years by investing in the scope and breadth of RAMP, spending to acquire or develop software products and websites, growing our number of employees and expanding internationally. We anticipate continued growth would require substantial financial and other resources to, among other things:
• develop our existing websites, invest in RAMP and our other software products, including by investing in our engineering team, creating, acquiring or licensing new products or features, and improving the availability and security of our platform and product offerings;
• create new products and services to meet consumer and partner demands;
• continue to expand internationally by and spend through RAMP by adding inventory and data from countries our clients are seeking;
• improve our technology infrastructure, including investing in internal technology development and acquiring or licensing outside technologies;
• cover general and administrative expenses, including legal, accounting, tax and other third party expenses necessary to support a larger organization;
• cover sales and marketing expenses, including a significant expansion of our direct sales organization;
• cover expenses related to data collection and consumer privacy compliance, including additional infrastructure, automation and personnel; and
• explore strategic acquisitions.
Investing in the foregoing, however, may not yield anticipated returns. Consequently, as our costs increase, we may not be able to generate sufficient revenue to maintain or increase our historical profitability levels.

Our advertising business is dependent on advertisers buying mobile, display and video advertising. A decrease in the use of these advertising channels would harm our business, growth prospects, financial condition and results of operations.
Our advertising business is dependent on advertisers buying mobile, display and video advertising. A decrease in the use of these advertising channels would harm our business, growth prospects, financial condition and results of operations. Historically, our clients have predominantly used our advertising platform to purchase mobile, display and video advertising inventory. We expect that these will continue to be significant channels used by our clients for digital advertising. Should our clients lose confidence in the value or effectiveness of mobile, display and video advertising, the demand for RAMP could decline. We have been, and are continuing to, enhance our social, native, audio and CTV offerings. We refer to the ability to provide offerings across multiple advertising channels as omnichannel. We may not be able to maintain or grow advertising inventory for some of our omnichannels and some of our omnichannel offerings may not gain market acceptance. A decrease in the use of mobile, display and video advertising, or our inability to further penetrate these and other advertising channels, would harm our growth prospects, financial condition and results of operations.
Our business and prospects would be harmed if changes to the technologies used across our websites or other products and services or new versions or upgrades of operating systems and Internet browsers adversely impact users.
The user interfaces implemented across our websites and advertising offerings are currently simple and straightforward. In the future, operating system providers, such as Microsoft or Apple, or any other provider of Internet browsers, could introduce new features that would make it difficult to use our websites or interact with our advertising offerings. In addition, Internet browsers for desktop or mobile devices could introduce new features, or change existing browser specifications such that they would be incompatible with our websites or other products and services, or prevent users from accessing our websites. Any changes to technologies, including within operating systems or Internet browsers that make it difficult for users to access our websites or other products and services, may materially adversely impact our business and prospects.
Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of the global Internet infrastructure. Internet service providers may be able to block, degrade or charge for access to certain of our products, which could lead to additional expenses and the loss of customers.
Our products and services depend on the ability of users to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers any of whom could take actions that degrade, disrupt or increase the cost of user access to our products, which would, in turn, negatively impact our business. In addition, third parties, including operating systems and Internet browser companies, may take steps to further limit the interoperability of our solutions with their own products and services, in some cases to promote their own offerings. This could delay the development of our solutions or our solutions may be unable to operate effectively. This could also result in decreased demand for our solutions, decreased revenue, and harm to our reputation, and adversely affect our business, financial condition, results of operations, and cash flows.
Furthermore, the adoption of laws or regulations that adversely affect the growth, popularity or use of the Internet and mobile networks, including laws impacting Internet neutrality, could decrease the demand for our products or offerings, increase our operating costs, require us to alter the manner in which we conduct our business and/or otherwise adversely affect our business.
Unfavorable global economic conditions, including as a result of political or social conflict or unrest or health and safety concerns related to a public health crisis, could adversely affect our business, financial condition or results of operations.

Our business, financial condition or results of operations could be adversely affected by general conditions in the global economy and in the global financial markets, including conditions that are outside of our control, such as the impact of ongoing health and safety concerns from a public health crisis. For example, the recent global financial crisis caused extreme volatility and disruptions in the capital and credit markets, and, in recent months, the global economy has been impacted by increasing interest rates and inflation. Likewise, the capital and credit markets may be adversely affected by fears of war, such as the war between Russia and Ukraine, and the conflict in the Middle East involving Israel and Hamas and the possibility of a wider European or global conflict, and global sanctions imposed in response thereto. A severe or prolonged economic downturn could result in a variety of risks to our business, including diminished liquidity, weakened demand for our software products, RAMP and related products and services or delays in advertiser payments. A weak or declining economy could also strain our media supply channels and reduce the demand for or rates paid for advertising by brands and marketers. Any of the foregoing could harm our business and we cannot anticipate all the ways in which the current global economic crisis and financial market conditions could adversely impact our business.
We identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if other material weaknesses are identified, we may not be able to report our financial results accurately, prevent or detect material misstatements due to fraud or error, or file our periodic reports as a public company in a timely manner.
We have identified material weaknesses in our internal control over financial reporting as of December 31, 2023. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses identified were as follows:
•We did not design and maintain an effective control environment commensurate with our financial reporting requirements. Specifically, we lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training and experience to appropriately analyze, record and disclose accounting matters timely and accurately. Additionally, the limited personnel resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in our finance and accounting functions.
•We did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls have not been sufficient to respond to changes to the risks of material misstatement to financial reporting.
These material weaknesses contributed to the following additional material weaknesses:
•We did not design and maintain effective controls to timely analyze and record the financial statement effects from complex, non-routine transactions, including acquisitions, dispositions, and post-combination compensation arrangements. Specifically, we did not design and maintain effective controls over the application of US GAAP to such transactions, and, as it relates to acquisitions, did not design and maintain effective controls over (i) the review of the inputs and assumptions used in the measurement of assets acquired and liabilities assumed, including discounted cash flow analysis to value acquired intangible assets at an appropriate level of precision, (ii) the tax impacts of acquisitions to the financial statements, and (iii) conforming of US GAAP and accounting policies of acquired entities to that of the Company. In addition, we did not design and maintain effective controls relating to the oversight and ongoing recording of the financial statement results of the acquired businesses.
•We did not design and maintain formal accounting policies, procedures and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over (i) the preparation and review of business performance reviews, account reconciliations journal entries, and identification of asset groups and (ii) maintaining appropriate segregation of duties. Additionally, we did not design and maintain controls over the classification and presentation of accounts and disclosures in the consolidated financial statements, including the statement of cash flows.
•We did not design and maintain effective controls over accounting for accrued liabilities, stock-based compensation and equity transactions, including accounting for non-controlling interest.
•We did not design and maintain effective controls over the accuracy and valuation of goodwill, including the allocation of goodwill to reporting units and the identification and measurement of goodwill impairment.
These material weaknesses resulted in the restatement of the Company's condensed consolidated financial statements: as of March 31, 2022 and for the predecessor period from January 1, 2022 to January 26, 2022 and for the successor period from January 27, 2022 to March 31, 2022; as of June 30, 2022 and the predecessor period from January 1, 2022 to January 26, 2022 and the successor periods for the three months ended June 30, 2022 and from January 27, 2022 to June 30, 2022; and as of September 30, 2022 and for the predecessor period from January 1, 2022 to January 26, 2022 and the successor periods for the three months ended September 30, 2022 and from January 27, 2022 to September 30, 2022. These material weaknesses also resulted in immaterial misstatements to substantially all of the S1 Holdco, LLC accounts, which were recorded prior to the issuance of the consolidated financial statements as of December 31, 2021, 2020, 2019 and 2018 and for the years then ended; as of March 31, 2021 and 2020 and for the three-month periods then ended; as of June 30, 2021 and 2020 and for the six-month periods then ended; and as of September 30, 2021 and 2020 and for the nine-month periods then ended. These material weaknesses also resulted in the revision to the consolidated financial statements for the period from January 27, 2022 to December 31, 2022 and each of the three quarterly periods in the years ended December 31, 2022 and 2023.
•We did not design and maintain effective controls over the accounting for complex financial instruments, including the impact of these instruments on earnings per share.
This material weakness also resulted in a material misstatement of the Trebia warrant liabilities, change in the fair value of the Trebia warrant liabilities, forward purchase agreement liabilities, change in the fair value of the forward purchase agreement liabilities, classification of redeemable shares of Class A common stock issued in connection with Trebia’s initial public offering, additional paid-in-capital, accumulated deficit, earnings per share, and related financial disclosures of Trebia Acquisition Corp. as of December 31, 2020 and for the period from February 11, 2020 (inception) through December 31, 2020, as of September 30, 2020 and for three month period ended September 30, 2020 and for the period from February 11, 2020 (inception) through September 30, 2020, as of June 30, 2020 and for three month period ended June 30, 2020 and for the period from February 11, 2020 (inception) through June 30, 2020, as of March 31, 2021 and for three month period ended March 31, 2021. This material weakness also resulted in material adjustments relating to the Trebia forward purchase agreement liabilities and repurchases of common stock impacting the accumulated deficit and additional paid-in capital in the opening balance sheet as of January 27, 2022 and the earnings per share computations for the quarter ended June 30, 2022 of the Company.
Additionally, these material weaknesses could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.
•We did not design and maintain effective controls over information technology (“IT”) general controls for information systems that are relevant to the preparation of our financial statements. Specifically, we did not design and maintain:
i.program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately;

ii.user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate Company personnel;
iii.computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored; and
iv.testing and approval controls for program development to ensure that new software development is aligned with business and IT requirements.
These IT deficiencies did not result in a material misstatement to the financial statements; however, the deficiencies, when aggregated, could impact the effectiveness of IT-dependent controls (such as automated controls that address the risk of material misstatement to one or more assertions, along with the IT controls and underlying data that support the effectiveness of system-generated data and reports) that could result in misstatements potentially impacting all financial statement accounts and disclosures that would not be prevented or detected. Accordingly, we have determined these IT deficiencies in the aggregate constitute a material weakness.
Our remediation plan consists of the following:
•Assessing the need of additional senior level accounting personnel with applicable technical accounting knowledge, training, and experience in accounting matters, and hiring the appropriately skilled resources, supplemented by third-party resources;
•Designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing controls ensuring segregation of duties;
•Engaged an accounting advisory firm to assist with the documentation, evaluation, remediation and testing of our internal control over financial reporting based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission;
•Engaged third-party specialists to assist with the preparation of technical accounting analyses and valuations associated with business combinations, and ensuring adequate review by accounting personnel with applicable technical accounting knowledge, training, and experience in accounting for business combinations or dispositions;
•Designing and implementing controls to address the financial reporting risks over the accounting for dispositions, acquisitions and other complex, non-routine transactions, including controls over the preparation and review of accounting memoranda addressing these matters, valuations and key assumptions utilized in the valuations, tax impacts, and ongoing recording of the financial statement results of the acquired businesses;
•Designing and implementing formal accounting policies with periodic reviews, procedures and controls supporting our period-end financial reporting process, including controls over the preparation and review of account reconciliations and journal entries, business performance reviews, foreign exchange gains/losses for intercompany transactions, appropriate determination of asset groups for impairment consideration and classification and presentation of accounts and disclosures, including the statement of cash flows;
•Designing and implementing controls to address the financial reporting risks over accrued liabilities, stock-based compensation and equity transactions, including accounting for non-controlling interest;
•Designing and implementing controls to address the financial reporting risks over the accounting for complex financial instruments, including the earnings per share impacts;
•Designing and implementing controls to address the financial reporting risks over the accuracy and valuation of goodwill, including the allocation of goodwill to reporting units and the identification and measurement of goodwill impairment;

•Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges, controls over batch jobs and data backups, and program development approvals and testing.

We believe the measures described above will facilitate the remediation of the material weaknesses we have identified and will strengthen our internal control over financial reporting. We are committed to continuing to improve our internal control over financial reporting and will continue to review, optimize and enhance our processes, procedures and controls. As we continue to evaluate and work to improve our internal control over financial reporting, we may take additional measures to address control deficiencies, or we may modify, or in appropriate circumstances not complete, certain of the remediation measures described above. These material weaknesses will not be considered remediated until the applicable controls operate for a sufficient period of time and management has concluded, through testing, that these controls are operating effectively. Therefore, these material weaknesses have not been remediated as of December 31, 2023.
If we continue to fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations. If our internal control over financial reporting continues to not be effective, it may adversely affect investor confidence in us and the price of our common stock.
As a public company, we are subject to the reporting obligations under the U.S. securities laws. The SEC, as required under Section 404 of the Sarbanes-Oxley Act of 2002, has adopted rules requiring certain public companies to include a report of management on the effectiveness of such company’s internal control over financial reporting in its annual report. Management has identified material weaknesses in our internal control over financial reporting. While the material weaknesses identified remain unremediated, or if we identify additional weaknesses or fail to timely and successfully implement new or improved controls, our ability to assure timely and accurate financial reporting may be adversely affected, and we could suffer a loss of investor confidence in the reliability of our financial statements, which in turn could negatively impact the trading price of our shares of common stock, result in lawsuits being filed against us by our stockholders, or otherwise harm our reputation. If additional material weaknesses are identified in the future, it could be costly to remediate such material weaknesses, which may adversely affect our results of operations.
A significant portion of our assets consists of other intangible assets, the value of which may be reduced if we determine that those assets are impaired.
As of December 31, 2023, the net carrying value of other intangible assets represented $379.4 million, or 63% of our total assets. Indefinite-lived intangible assets, such as goodwill, are evaluated for impairment annually, or more frequently if circumstances indicate impairment may have occurred. Finite-lived intangible assets totaling $297.0 million are amortized up to 10 years. Based on our annual goodwill impairment test in the fourth quarter of 2023, we determined our intangible assets were not impaired.
Due to adverse macroeconomic conditions and a broad weakening of consumer demand starting in the third quarter of 2022, we recorded goodwill impairment charges of $346.1 million during the third quarter of 2022. We recorded an additional impairment charge of $26.6 million in connection with our annual goodwill impairment test in the fourth quarter of 2022. If future operating performance were to fall below current projections or if there are material changes to management’s assumptions, we could be required to recognize additional non-cash charges to operating earnings for other intangible asset impairment, which could be significant.
We may experience outages and disruptions on RAMP, our websites and other software products if we fail to maintain adequate security and supporting infrastructure as we scale RAMP, websites and other software products, which may harm our reputation and negatively impact our business, financial condition and operating results.
We rely on our own and third-party computer systems, hardware, software, technology infrastructure and online sites and networks for both internal and external operations that are critical to our business (collectively, “IT

Systems”). As we grow our business, we expect to continue to invest in IT systems, including data warehousing, network infrastructure and cloud-based services and database technologies, as well as potentially increase our reliance on open source software. Without these improvements, our operations might suffer from unanticipated system disruptions, slow transaction processing, unreliable service levels, impaired quality or delays in reporting accurate information regarding transactions in our platform, any of which could negatively affect our reputation and ability to attract and retain clients. In addition, the expansion and improvement of our IT systems may require us to commit substantial financial, operational and technical resources, with no assurance that there will be a corresponding increase in our business. If we fail to respond to continuing technological changes or to adequately maintain, expand, upgrade and develop our IT systems in a timely fashion, our growth prospects and results of operations could be adversely affected.
We face numerous and evolving cybersecurity risks that threaten the confidentiality, integrity and availability of our IT Systems and information, including from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists. The steps we take to increase the reliability, integrity and security of our platform, our software products, and our websites as they scale are expensive and complex, and our execution could result in operational failures and increased vulnerability to cyber and ransomware attacks. Such cyber and ransomware attacks could include denial-of-service attacks impacting service availability (including the ability to deliver ads) and reliability, social engineering/phishing or the introduction of computer viruses or malware (including ransomware) into our IT Systems with a view to steal confidential or proprietary data or personal information. Cyberattacks are expected to accelerate on a global basis in frequency and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools—including artificial intelligence—that circumvent security controls, evade detection and remove forensic evidence. Cyber-attacks of increasing sophistication may be difficult to detect and could result in the theft of our intellectual property and data from our platform or other software products. We are also vulnerable to human or technological error, malicious code embedded in open-source software, misconfigurations, “bugs” or other vulnerabilities in our IT Systems or in commercial software that is integrated into our (or our suppliers’ or service providers’) IT Systems, products or services and unintentional errors or malicious actions by persons with authorized access to our IT Systems that exceed the scope of their access rights, distribute data erroneously, or, unintentionally or intentionally, interfere with the intended operations of our platform, websites and other software products. Moreover, we could be adversely impacted by outages and disruptions in the online platforms of our inventory and data suppliers, such as real-time advertising exchanges, which may harm our reputation and negatively impact our business, financial condition and results of operations. Any adverse impact to the availability, integrity or confidentiality of our IT Systems or data can result in legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, negative reputational impacts that cause us to lose existing or future customers, and/or significant incident response, system restoration or remediation and future compliance costs. Finally, we cannot guarantee that any costs and liabilities incurred in relation to an attack or incident will be covered by our existing insurance policies or that applicable insurance will be available to us in the future on economically reasonable terms or at all.
If we fail to build and maintain our brands, our ability to expand the use of our websites and software products by advertisers and consumers, respectively, may be adversely affected.
Our future success depends upon our ability to create and maintain brand recognition and a reputation for delivering easy, efficient and personal technology solutions. A failure by us to build our brands and maintain consumer expectations of our brands could harm our reputation and damage our ability to attract and retain consumers, which could adversely affect our business. If consumers do not perceive our portfolio websites or our software products offer a better user experience or offer good value for the services, or if advertisers do not perceive RAMP as a more effective platform, our reputation and the strength of our brand may be adversely affected.
Some of our competitors have more resources than we do and can spend more advertising their brands and technology solutions. As a result, we are required to spend considerable capital and other resources to create brand awareness and build our reputation. If we are unable to maintain or enhance consumer awareness of our brand cost-effectively, our business, results of operations and financial condition could be materially adversely affected.

Complaints or negative publicity about our business practices, our product/service offerings, our marketing and advertising campaigns, our compliance with applicable laws and regulations, the integrity of the data that we provide to consumers, data privacy and security issues, and other aspects of our business, whether valid or not, could diminish confidence and visits to our websites, as well as decrease adoption of our software products, and could adversely affect our reputation and business. There can be no assurance that we will be able to maintain or enhance our brand, and failure to do so would harm our business growth prospects and operating results.
International expansion subjects us to additional costs and risks that can adversely affect our business, financial condition and operating results.
International expansion subjects us to many challenges associated with supporting a rapidly growing business across a multitude of cultures, customs, monetary, legal and regulatory systems and commercial infrastructures. We have a limited operating history outside of the United States, and our ability to manage our business and conduct our operations internationally requires considerable attention and resources.
We currently have account management, inventory, and other personnel in countries within North America, Europe and Asia, and we anticipate expanding our international operations in the future. Some of the countries into which we are, or potentially may, expand score unfavorably on the Corruption Perceptions Index, or CPI, of Transparency International. Our teams outside the U.S. are substantially smaller than our teams in the U.S. To the extent we are unable to effectively engage with non-U.S. advertising agencies or companies or international divisions of U.S. agencies or companies due to our limited sales force capacity, or we are unable to secure quality non-U.S. ad inventory and data on reasonable terms due to our limited inventory and data team capacity, we may be unable to effectively grow in international markets.
• Our international operations subject us to a variety of additional risks, including:
• increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;
• long payment cycles;
• potential complications enforcing contracts and collections;
• increased financial accounting and reporting burdens and complexities;
• concerns regarding negative, unstable or changing economic conditions in the countries and regions where we operate;
• increased administrative costs and risks associated with compliance with local laws and regulations, including relating to privacy and data security;
• regulatory and legal compliance, including with privacy and cybersecurity laws, anti-bribery laws, import and export control laws, economic sanctions and other regulatory limitations or obligations on our operations;
• heightened risks of unfair or corrupt business practices and of improper or fraudulent sales arrangements;
• difficulties in invoicing and collecting in foreign currencies;
• foreign currency exposure risk;
• difficulties in repatriating or transferring funds from or converting currencies;
• administrative difficulties, costs and expenses related to various local languages, cultures and political nuances;
• varied labor and employment laws, including those relating to termination of employees;

• reduced protection for intellectual property rights in some countries and practical difficulties of enforcing rights abroad; and
• compliance with the laws of numerous foreign taxing jurisdictions, including withholding obligations, and overlapping of different tax regimes.
We may incur significant operating expenses as a result of our international expansion, and it may not be successful. Our international business also subjects us to the impact of global and regional recessions and economic and political instability, differing regulatory requirements, costs and difficulties in managing a distributed workforce, potentially adverse tax consequences in the U.S. and abroad and restrictions on the repatriation of funds to the U.S. In addition, advertising markets outside of the U.S. are not as developed as those within the U.S., and we may be unable to grow our business sufficiently. Our failure to manage these risks and challenges successfully could adversely affect our business, financial condition and operating results.
Future acquisitions, strategic investments or alliances could disrupt our business and harm our business, financial condition and operating results.
We may in the future explore potential acquisitions of companies or technologies, strategic investments, or alliances to strengthen our business. Even if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or obtaining the financing for the acquisition, and our due diligence may fail to identify all of the problems, risks, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or technology infrastructure and architecture, regulatory compliance practices, revenue recognition or other accounting practices or employee or client issues, and other issues including, but not limited to, the following:
• regulatory requirements or delays;
• anticipated benefits and synergies may not materialize;
• diversion of management time and focus from operating our business to addressing acquisition integration challenges;
• retention of key employees from the acquired company;
• cultural challenges associated with integrating employees from the acquired company into our organization;
• integration of the acquired company’s products and technology;
• integration of the acquired company’s accounting, management information, human resources and other administrative systems;
• the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;
• coordination of product development and sales and marketing functions;
• liability for activities of the acquired company before the acquisition, including relating to privacy and data security, patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities; and
• litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties.
Failure to appropriately mitigate these risks or other issues related to such acquisitions and strategic investments could result in reducing or completely eliminating any anticipated benefits of transactions and harm our business, generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses or the impairment of goodwill, any of which could harm our business, financial condition and operating results.
Our future success depends on the continuing efforts of our key employees, and our ability to attract, hire, retain and motivate highly skilled employees in the future.
Technology companies like ours compete to attract the best talent, and our future success depends on the continuing efforts of our executive officers and key employees, including Mr. Blend, our Co-Founder and Chief Executive Officer. We rely on the leadership, knowledge and experience that our executive officers and key employees provide. We also rely on employees in our product development, support and sales teams to attract and keep key clients.
The market for talent in our key areas of operations, including California, Washington and Ontario, Canada where we have offices, is competitive. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards.
Employee turnover, including any potential future changes in our management team, could disrupt our business. For instance, in 2021, we replaced both Chief Executive Officer and Chief Technology Officer. Our employees are at-will employees and may terminate their employment with us at any time. The loss of one or more of our executive officers, especially Mr. Blend, our CEO and Co-Founder, or our inability to attract and retain highly skilled employees, could have an adverse effect on our business, financial condition and operating results.
We may need to change our pricing models to compete successfully.
The intense competition we face, in addition to general and economic business conditions, can put pressure on us to change our prices. If our competitors offer deep discounts on certain solutions or provide offerings, we may need to lower prices in order to compete successfully. Similarly, if there is pressure by competitors to raise prices, our ability to acquire new customers and retain existing customers may be diminished. Any such changes may reduce revenue and margins and could adversely affect our financial results.
We depend on search engines, display advertising, social media, email, content-based online advertising and other online sources to attract consumers to our websites and convert them into sales for our advertisers. If we are unable to drive traffic cost-effectively, our business and financial results may be harmed.
Our success depends, in part, on our ability to attract online consumers to our portfolio websites and to convert those consumers into sales for our advertisers. We depend, in part, on third-party search engines, display advertising, social media, content-based online advertising and other online sources for our website traffic. We are included in third party search results as a result of both paid search listings, where we purchase placements based on specific search terms, and separately, organic searches listings which depend upon third party search algorithms to index and return the content on our sites within such organic search listing results.
Search engines, social media platforms and other online sources often revise their algorithms and introduce new advertising products. If one or more of the search engines or other online sources on which we rely for website traffic were to modify its general methodology for how it displays our advertisements, resulting in fewer consumers clicking through to our websites, our business could suffer. In addition, if our online display advertisements are no longer effective or are not able to reach certain consumers due to consumers’ use of ad-blocking software, our business could suffer.
If one or more of the search engines or other online sources on which we rely for purchased listings modifies or terminates its relationship with us, our expenses could rise, we could lose consumer traffic to our websites and marketplaces, and a decrease in consumer traffic to our websites and marketplaces, for any reason, could have a material adverse effect on our business, financial condition and results of operations. Consumer traffic to our websites and marketplaces and the volume of sales generated by consumer traffic varies and can decline from time to time. Additionally, even if we are successful in generating traffic to our websites, we may not be able to convert these visits into consumer sales.

We depend on third-party website publishers for a significant portion of our visitors, and any decline in the supply of media available through these websites or increase in the price of this media could cause our revenue to decline or our cost to reach visitors to increase.
A portion of our revenue is attributable to visitors originating from advertising placements that we purchase on third party websites. In some instances, website publishers may change the advertising inventory they make available to us at any time and, therefore, impact our revenue. In addition, website publishers may place restrictions on our offerings, which may prohibit advertisements from specific clients or specific industries, or restrict the use of certain creative content. If a website publisher decides not to make advertising inventory available to us, or decides to demand a higher revenue share or places significant restrictions on the use of such inventory, we may not be able to find advertising inventory from other websites that satisfy our requirements in a timely and cost-effective manner. In addition, the number of competing online marketing service providers and advertisers that acquire inventory from websites continues to increase. Consolidation of website publishers could eventually lead to a concentration of desirable inventory on a small number of websites or networks, which could limit the supply of inventory available to us or increase the price of inventory to us. If any of the foregoing occurs, our revenue could decline or our operating costs may increase.
Our failure to meet content and inventory standards and provide services that our advertisers and inventory suppliers trust could harm our brand and reputation and negatively impact our business, financial condition and operating results.
We do not provide or control the content of the advertisements that are displayed by content providers we work with, including those provided by Google or Microsoft. Advertisers and inventory suppliers are concerned about being associated with content they consider inappropriate, competitive or inconsistent with their brands, or illegal and they are hesitant to spend money without guaranteed brand security. Consequently, our reputation depends in part on providing services that advertisers and inventory suppliers trust, and we have contractual obligations to meet content and inventory standards. Despite such efforts, our clients may inadvertently purchase inventory that proves to be unacceptable for their campaigns, in which case, we may not be able to recoup the amounts paid to inventory suppliers. Preventing and combating fraud is an industry-wide issue that requires constant vigilance, and we cannot guarantee that we will be successful in doing so. Our clients could intentionally run campaigns that do not meet the standards of our inventory suppliers or attempt to use illegal or unethical targeting practices or seek to display advertising in jurisdictions that do not permit such advertising or in which the regulatory environment is uncertain, in which case our supply of ad inventory from such suppliers could be jeopardized. some of our competitors undertake human review of content, but because our platform is self-service, and because such means are cost-intensive, we do not utilize all means available to decrease this risk. We may provide access to inventory that is objectionable to our advertisers, serve advertising that contains malware, objectionable content or is based on questionable targeting criteria to our inventory suppliers, or be unable to detect and prevent non-human traffic, any one of which could harm our or our clients’ brand and reputation, and negatively impact our business, financial condition and operating results.
If the non-proprietary technology, software, products and services that we use are unavailable, have future terms we cannot agree to, or do not perform as we expect, our business, financial condition and operating results could be harmed.
We depend on various technology, software, products and services from third parties or available as open source, including for critical features and functionality of our platform, data centers and API technology, payment processing, payroll and other professional services. Identifying, negotiating, complying with and integrating with third-party terms and technology are complex, costly and time-consuming matters. Failure by third-party providers to maintain, support or secure their technology either generally or for our accounts specifically, or downtime, errors or defects in their products or services, could adversely impact our platform, our administrative obligations or other areas of our business. Having to replace any third-party providers or their technology, products or services could result in outages or difficulties in our ability to provide our services. If we are unsuccessful in establishing or maintaining our relationships with our third-party providers or otherwise need to replace them, internal resources may need to be diverted and our business, financial condition and operating results could be harmed.

Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company following completion of the Merger, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
Legal and Compliance Risks
Our business could be affected by the enactment of new governmental regulations regarding the Internet.
To date, government regulations have not materially restricted the use of the Internet in most parts of the world. The legal and regulatory environment pertaining to the Internet, however, is uncertain and may change.
New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet or regulatory agencies may begin to rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. These changes could affect:
•the liability of online service providers for actions by customers, including fraud, illegal content, spam, phishing, libel and defamation, hate speech, infringement of third-party intellectual property and other abusive conduct;
•other claims based on the nature and content of Internet materials;
•user data privacy and security issues;
•consumer protection risks;
•digital marketing aspects;
•characteristics and quality of services;
•our ability to automatically renew the premium subscriptions of our users;
•cross-border e-commerce issues; and
•ease of access by our users to our product offerings, including RAMP.
The adoption of any new laws or regulations, or the application or interpretation of existing laws or regulations to the Internet, could hinder growth in the use of the Internet and online services generally, and decrease acceptance of the Internet and online services as a means of communications, e-commerce and advertising. In addition, such changes in laws could increase our costs of doing business, subject our business to increased liability for non-compliance or prevent us from delivering our services over the Internet or in specific jurisdictions, thereby materially harming our business and results of operations.
We assess customer needs, and sometimes collect customer contact information to provide other product offerings, which results in us receiving personally identifiable information.
This information is increasingly subject to legislation and regulation in the United States. This legislation and regulation is generally intended to protect individual privacy and the privacy and security of personal information. We could be adversely affected if government regulations require us to significantly change our business practices with respect to this type of information or if the advertisers RAMP violate applicable laws and regulations.

Changes in applicable laws and regulations may materially increase our direct and indirect compliance and other expenses of doing business, having a material adverse effect on our business, financial condition and results of operations. If there were to be changes to statutory or regulatory requirements, we may be unable to comply fully with or maintain all required licenses and approvals. Regulatory authorities have relatively broad discretion to grant, renew and revoke licenses and approvals. If we do not have all requisite licenses and approvals, or do not comply with applicable statutory and regulatory requirements, the regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us, which could have a material adverse effect on our business, results of operations and financial condition.
We cannot predict whether any proposed legislation or regulatory changes will be adopted, or what impact, if any, such proposals or, if enacted, such laws could have on our business, results of operations and financial condition. If we are alleged to have failed to comply with applicable laws and regulations, we may be subject to investigations, criminal penalties or civil remedies, including fines, injunctions, loss of an operating license or approval, increased scrutiny or oversight by regulatory authorities, the suspension of individual employees, limitations on engaging in a particular business or redress to customers. The cost of compliance and the consequences of non-compliance could have a material adverse effect on our business, results of operations and financial condition. In addition, a finding that we have failed to comply with applicable laws and regulations could have a material adverse effect on our business, results of operations and financial condition by exposing us to negative publicity and reputational damage or by harming our customer or employee relationships.
In most jurisdictions, government regulatory authorities have the power to interpret and amend applicable laws and regulations, and have discretion to grant, renew and revoke the various licenses and approvals we need to conduct our activities. Such authorities may require us to incur substantial costs in order to comply with such laws and regulations. Regulatory statutes are broad in scope and subject to differing interpretation. In some areas of our businesses, we act on the basis of our own or the industry’s interpretations of applicable laws or regulations, which may conflict from jurisdiction to jurisdiction. In the event those interpretations eventually prove different from the interpretations of regulatory authorities, we may be penalized or precluded from carrying on our previous activities.
Litigation could distract management, increase our expenses or subject us to material monetary damages and other remedies.
We may be involved from time to time in various additional legal proceedings, including, but not limited to, actions relating to breach of contract, breach of federal and state privacy laws, and intellectual property infringement that might necessitate changes to our business or operations. Regardless of whether any claims against us have merit, or whether we are ultimately held liable or subject to payment of damages, claims may be expensive to defend and may divert management’s time away from our operations. If any legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations. Any adverse publicity resulting from actual or potential litigation may also materially and adversely affect our reputation, which in turn could adversely affect our results.
Companies in the Internet, technology and media industries are frequently subject to allegations of infringement or other violations of intellectual property rights. We plan to vigorously defend our intellectual property rights and our freedom to operate our business; however, regardless of the merits of the claims, intellectual property claims are often time consuming and extremely expensive to litigate or settle and are likely to continue to divert managerial attention and resources from our business objectives. Successful infringement claims against us could result in significant monetary liability or prevent us from operating our business or portions of our business. Resolution of claims may require us to obtain licenses to use intellectual property rights belonging to third parties, which may be expensive to procure, or we may be required to cease using intellectual property of third parties altogether. Many of our contracts require us to provide indemnification against third-party intellectual property infringement claims, which would increase our defense costs and may require that we pay damages if there were an adverse ruling in any such claims. Any of these events may have a material adverse effect on our business, results of operations, financial condition and prospects.
We are subject to anti-bribery, anti-corruption and similar laws and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.

We are subject to anti-bribery and similar laws, such as the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the USA PATRIOT Act and U.S. Travel Act, and possibly other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws have been enforced with great rigor in recent years and are interpreted broadly and prohibit companies and their employees and their agents from making or offering improper payments or other benefits to government officials and others in the private sector. As we increase our international sales and business, particularly in countries with a low score on the CPI by Transparency International, and increase our use of third parties, particularly internationally based network partners, our risks under these laws will increase. We adopt appropriate policies and procedures and conduct training, but cannot guarantee that improprieties will not occur. Noncompliance with these laws could subject us to investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with specified persons, the loss of export privileges, reputational harm, adverse media coverage, and other collateral consequences. Any investigations, actions and/or sanctions could have a material negative impact on our business, operating results and financial condition.
Privacy and data protection laws to which we are subject may cause us to incur additional or unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change RAMP or business model, which may have a material adverse effect on our business.
Information relating to individuals and their devices (sometimes called “personal information” or “personal data”) is regulated under a wide variety of local, state, national, and international laws and regulations that apply to the collection, use, retention, protection, disclosure, transfer (including transfer across national boundaries) and other processing of such data. In addition, there is increasing attention by state and other jurisdictions to regulation in this area. These laws are complex and can be costly to comply with, require significant management time and effort, and could subject us to claims, government enforcement actions, civil and criminal liability or other remedies, including suspension of business operations. These laws may conflict with each other, further complicating compliance efforts. We are currently subject to a variety of, and may in the future become subject to additional, international, federal, state and local laws that are continuously evolving and developing, including laws regarding Internet-based businesses and other businesses that rely on advertising, as well as privacy and consumer protection laws, including the CAN-SPAM Act, the Digital Millennium Copyright Act and the Communications Decency Act. If we are alleged not to comply with these laws or regulations, we may be required to modify affected products and services, which could require a substantial investment and loss of revenue or cease providing the affected product or service altogether. If we are found to have violated laws or regulations, we may be subject to significant fines, penalties and other losses.
We typically collect and store IP addresses, other device identifiers (such as unique mobile application identifiers) and email addresses, which are or may be considered personal data or personal information in some jurisdictions or otherwise may be the subject of regulation.
In the United States, federal, state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, personal information privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, the California Consumer Privacy Act of 2018, or CCPA, requires businesses to provide specific disclosures in privacy notices and honor requests of California residents to exercise certain privacy rights. The CCPA defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, applications, and protocols (such as IP addresses, mobile application identifiers and unique cookie identifiers) and individuals’ location data, if there is potential that individuals can be identified by such data and provides for civil penalties of up to $7,500 per violation and allows private litigants affected by certain data breaches to recover significant statutory damages. In addition, the California Privacy Rights Act of 2020, or CRPA, which became operative January 1, 2023, expands the CCPA’s requirements, including applying to personal information of business representatives and employees and establishing a new regulatory agency to implement and enforce the law which could result in increased privacy and information security enforcement. Similar laws are now in effect and enforceable in Virginia, Colorado, Connecticut, and Utah, and will soon be enforceable in several other states as well. Additionally, state regulators may exercise greater scrutiny regarding the collection and processing of personal information for purposes of online advertising, marketing, and analytics. These laws may be interpreted and applied in a manner that is inconsistent with our existing data practices. If so, in addition to the possibility of fines, lawsuits, and other claims and penalties, we could be required to fundamentally change our business activities and practices, which could have an adverse effect on our revenue, our results of operations and financial condition.
In addition to laws regulating the processing of personal information, we are also subject to regulation with respect to political advertising activities, which are governed by various federal and state laws in the U.S., and national and provincial laws worldwide. For example, in November 2023, EU legislators reached a political agreement regarding a regulation to increase transparency in political advertising – under the proposed rules, political adverts will need to be clearly labelled as such and must indicate the election, referendum or regulatory process to which they relate, the identity of the person who paid for them and how much they paid, and whether such advertisements have been targeted. Online political advertising laws are rapidly evolving, and in certain jurisdictions have varying transparency and disclosure requirements. We have already seen publishers impose varying prohibitions and restrictions on the types of political advertising and breadth of targeted advertising allowed on their platforms with respect to advertisements for the 2020 U.S. presidential election in response to political advertising scandals like Cambridge Analytica. The lack of uniformity and increasing requirements on transparency and disclosure could adversely impact the inventory made available for political advertising and the demand for such inventory on RAMP, and otherwise increase our operating and compliance costs. Concerns about political advertising, whether or not valid and whether or not driven by applicable laws and regulations, industry standards, client or inventory provider expectations, or public perception, may harm our reputation, result in loss of goodwill, and inhibit use of RAMP by current and future clients.
Changes in data residency and cross-border transfer restrictions also impact our operations. For the transfer of personal data from the EU to the United States, like many U.S. and European companies, we have relied upon, and were certified under the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks. The Privacy Shield Framework, however, was struck down in July 2020 by the EU Court of Justice (a decision referred to as “Schrems II”) as an adequate mechanism by which EU companies may pass personal data to the United States, and other EU mechanisms for adequate data transfer, such as the standard contractual clauses, were questioned by the Court of Justice and whether and how standard contractual clauses can be used to transfer personal data to the United States is in question. In June 2021, the European Commission published revised standard contractual clauses, and shortly thereafter the European Data Protection Board promulgated guidance on implementation of the new clauses. In October 2022, the White House released an executive order implementing a new EU-U.S. data transfer mechanism, the Trans-Atlantic Data Privacy Framework (“DPF”). The DPF aims to address the concerns raised by the court in Schrems II relating to perceived risks of transferring personal data to the United States by putting in place a new set of “commercial principles” similar to the old Privacy Shield Framework together with new rules governing U.S. intelligence authorities and redress for EU individuals. The European Commission launched an assessment of the DPF’s adequacy, which is expected to be completed in 2023. If granted, an adequacy determination would reduce the legal uncertainty of cross-border transfers of personal data. However, until an adequacy determination is granted, the validity of the standard contractual clauses as a transfer mechanism remains uncertain. If all or some jurisdictions within the EU or the United Kingdom determine that the new standard contractual clauses also cannot be used to transfer personal data to the United States and if the DPF is not ultimately adopted, we could be left with no reasonable option for the lawful cross-border transfer of personal data. If left with no reasonable option for the lawful cross-border transfer of personal data, and if we nonetheless continue to transfer personal data from the EU to the United States, that could lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, which could have an adverse effect on our reputation and business or cause us to need to establish systems to maintain certain data in the EU, which may involve substantial expense and cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. Other jurisdictions have adopted or are considering cross-border or data residency restrictions, which could reduce the amount of data we can collect or process and, as a result, significantly impact our business.
We depend on a number of third parties in relation to the operation of our business, a number of which process personal information on our behalf. There can be no assurances that the privacy and security-related measures and safeguards we have put in place in relation to these third parties will be effective to protect us and/ or the relevant personal information from the risks associated with the third-party processing, storage and transmission of such data. Any violation of data or security laws, or of our relevant measures and safeguards, by our third party processors could have a material adverse effect on our business, result in applicable fines and penalties, damage our reputation, and/ or result in civil claims.
Our communications with consumers are also subject to certain laws and regulations, including the Controlling the Assault of Non-Solicited Pornography and Marketing (“CAN-SPAM”) Act of 2003 and analogous state laws, that could expose us to significant damages awards, fines and other penalties that could materially impact our business. The CAN-SPAM Act and analogous state laws also impose various restrictions on marketing conducted using email. Additional laws, regulations, and standards covering marketing, advertising, and other activities may be or become applicable to our business. As laws and regulations, including FTC enforcement, rapidly evolve to govern the use of these communications and marketing platforms, the failure by us, our employees or third parties acting at our direction to abide by applicable laws and regulations could adversely impact our business, financial condition and results of operations or subject us to fines or other penalties.
Regulatory investigations and enforcement actions could also impact us. In the U.S., the Federal Trade Commission, or FTC, uses its enforcement powers under Section 5 of the Federal Trade Commission Act (which prohibits “unfair” and “deceptive” trade practices) to investigate companies engaging in online tracking. Other companies in the advertising technology space have been subject to government investigation by regulatory bodies; advocacy organizations have also filed complaints with data protection authorities against advertising technology companies, arguing that certain of these companies’ practices do not comply with the GDPR. We cannot avoid the possibility that one of these investigations or enforcement actions will require us to alter our practices. Further, our legal risk depends in part on our clients’ or other third parties’ adherence to privacy laws and regulations and their use of our services in ways consistent with end user expectations. We rely on representations made to us by clients that they will comply with all applicable laws, including all relevant privacy and data protection regulations. Although we make reasonable efforts to enforce such representations and contractual requirements, we do not fully audit our clients’ compliance with our recommended disclosures or their adherence to privacy laws and regulations. If our clients fail to adhere to our expectations or contracts in this regard, we and our clients could be subject to adverse publicity, damages, and related possible investigation or other regulatory activity.
Adapting our business to privacy laws enacted at the state level and their implementing regulations and to the enhanced and evolving privacy obligations in the EU and elsewhere could continue to involve substantial expense and may cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. Additionally, as the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in our having to re-design features or functions of our platform, therefore incurring unexpected compliance cost. Further, adaptation of the digital advertising marketplace requires increasingly significant collaboration between participants in the market, such as publishers and advertisers. Failure of the industry to adapt to changes required for operating under existing and future data privacy laws and user response to such changes could negatively impact inventory, data, and demand. We cannot control or predict the pace or effectiveness of such adaptation, and we cannot currently predict the impact such changes may have on our business.
Additionally, as the advertising industry evolves, and new ways of collecting, combining and using data are created, governments may enact legislation in response to technological advancements and changes that could result in our having to re-design features or functions of RAMP, therefore incurring unexpected compliance costs.
These laws and other obligations may be interpreted and applied in a manner that is inconsistent with our existing data management practices or the features of RAMP. If so, in addition to the possibility of fines, lawsuits and other claims, we could be required to fundamentally change our business activities and practices or modify our products, which could have an adverse effect on our business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products and features could be limited. All of this could impair our or our clients’ ability to collect, use, or disclose information relating to consumers, which could decrease demand for RAMP, increase our costs, and impair our ability to maintain and grow our client base and increase our revenue.
Failure to comply with current or future laws and regulations relating to AI could adversely affect our business, operations, and financial condition.

Our data-driven platform may also be subject to laws and evolving regulations regarding the use of artificial intelligence and machine learning (“AI Tools”). The regulatory framework around the development and use of these emerging technologies is rapidly evolving, and many federal, state and foreign government bodies and agencies have introduced and/or are currently considering additional laws and regulations. In October 2023, the President of the United States issued an executive order on the Safe, Secure and Trustworthy Development and Use of AI, emphasizing the need for transparency, accountability and fairness in the development and use of AI Tools. Both in the United States and internationally, AI Tools are the subject of evolving review by various governmental and regulatory agencies, including the SEC and the FTC, and changes in laws, rules, directives and regulations governing the use of AI Tools may adversely affect the ability of our business to use or rely on AI Tools. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet determine the impact future laws, regulations, standards, or perception of their requirements may have on our business. Any actual or perceived failure to comply with evolving regulatory frameworks around the development and use of AI Tools, could adversely affect our brand, reputation, business, results of operations, and financial condition.
Our success depends, in part, on our ability to access, collect and use first-party data about our users and subscribers. If that access is restricted or otherwise subject to unfavorable regulation, blocked or limited by technical changes on end users’ devices and web browsers, or our and our clients’ ability to use data on RAMP is otherwise restricted, our performance may decline and we may lose advertisers and revenue.
Digital advertising mostly relies on the ability to uniquely identify devices across websites and applications, and to collect data about user interactions with those devices for purposes such as serving relevant ads and measuring the effectiveness of ads. Devices are identified through unique identifiers stored in cookies, provided by device operating systems for advertising purposes, or generated based on statistical algorithms applied to information about a device, such as the IP address and device type. We use device identifiers to record such information as when an Internet user views an ad, clicks on an ad, or visits one of our advertiser’s websites or applications. We use device identifiers to help us achieve our advertisers’ campaign goals, including to limit the instances that an Internet user sees the same advertisement, report information to our advertisers regarding the performance of their advertising campaigns, and detect and prevent malicious behavior and invalid traffic throughout our network of inventory. We also use data associated with device identifiers to help our clients decide whether to bid on, and how to price, an opportunity to place an advertisement in a specific location, at a given time, in front of a particular Internet user. Additionally, our clients rely on device identifiers to add information they have collected or acquired about users into RAMP. Without such data, our clients may not have sufficient insight into an Internet user’s activity, which may compromise their and our ability to determine which inventory to purchase for a specific campaign and may undermine the effectiveness of RAMP or our ability to improve RAMP and remain competitive.
Today, digital advertising, including RAMP, makes significant use of cookies to store device identifiers for the advertising activities described above.
When we utilize or deploy cookies and similar tracking or recording means, they are usually first-party cookies, which are cookies deployed by us on our own and operated websites or other domains which we operate through RAMP. We rely on the first party data provided to us by consumers and advertisers to improve our product and service offerings and to feed the RAMP data loop in particular, and if we are unable to maintain or grow such data we may be unable to provide consumers with an experience that is relevant, efficient and effective, which could adversely affect our business. Additionally, the regulation of the use of cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and, consequently, materially and adversely affect our business, financial condition and results of operations. Our business relies on the first party data provided to us by consumers and advertisers through using websites and RAMP. The large amount of information we use in operating our websites and RAMP is critical to the web platform experience we provide for consumers. If we are unable to maintain or grow the data provided to us, the value that we provide to consumers and advertisers using our websites and RAMP may be limited. In addition, the quality, accuracy and timeliness of this information may suffer, which may lead to a negative experience for consumers using our websites and our advertisers using our platform and could materially adversely affect our business and financial results.

We also rely on our network partners to access, collect and use first-party data about our users and subscribers. To the extent that our network partners, the applications we make available through the leading app marketplaces and the social media platforms upon which we rely for users and certain related first party data limit or increasingly limit, eliminate or otherwise impair our ability to access, collect, process and/or use data about or derived from our users or subscribers, including certain user-profile elements such as IP address, device or browser type, operating system or search query information, our business, financial condition and results of operations could be adversely affected.
Advertising shown on mobile applications can also be affected by blocking or restricting use of mobile device identifiers. Data regarding interactions between users and devices are tracked mostly through stable, pseudonymous advertising identifiers that are built into the device operating system with privacy controls that allow users to express a preference with respect to data collection for advertising, including to disable the identifier. . Any failure to ensure these identifiers are properly pseudonymized could require us and our clients to comply with certain obligations with regard to such data. These identifiers and privacy controls are defined by the developers of the platforms through which the applications are accessed and could be changed by the platforms in a way that may negatively impact our business. For example, Apple announced earlier this year that it will require user opt-in before permitting access to Apple’s unique identifier, or IDFA. Apple initially targeted this fall for implementing these changes but has pushed that date out until at least early next year. This shift from enabling user opt-out to an opt-in requirement is likely to have a substantial impact on the mobile advertising ecosystem and could harm our growth in this channel.
As the collection and use of data for digital advertising has received media attention over the past several years, some government regulators, such as the FTC, and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their browser, not to have their online browsing activities tracked. “Do Not Track” has seen renewed emphasis from proponents of the CCPA, and the final proposed regulations (currently pending review and acceptance by the Office of Administrative Law) contemplate browser-based or similar “do not sell” signals. California’s new ballot initiative, the CPRA, similarly contemplates the use of technical opt outs for the sale and sharing of personal information for advertising purposes as well as to opt out of the use of sensitive information for advertising purposes and allows for AG rulemaking to develop these technical signals. If a “Do Not Track,” “Do Not Sell,” or similar control is adopted by many Internet users or if a “Do Not Track” standard is imposed by state, federal, or foreign legislation (such as the proposed ePrivacy Regulation or CCPA regulations), or is agreed upon by standard setting groups, we may have to change our business practices, our clients may reduce their use of RAMP, and our business, financial condition, and results of operations could be adversely affected.
New requirements relating to automated, browser-based, or one-stop opt-out mechanisms ("OOMs") such as the Global Privacy Control, the forthcoming opt-out mechanism for data brokers established under the California Delete Act, or other OOMs that will be established in the future may result in significantly larger numbers of consumers opting out of having their data used for marketing purposes. This could result in us having less access to consumer data, impacting performance of our services or resulting in loss of business.
Increased transparency into the collection and use of data for digital advertising introduced both through features in browsers and devices and regulatory requirements, such as the GDPR, the CCPA, “Do Not Track”, and ePrivacy, as well as compliance with such requirements, may create operational burdens to implement and may lead more users to choose to block the collection and use of data about them. Adapting to these and similar changes has in the past and may in the future require significant time, resources and expense, which may increase our cost of operation or limit our ability to operate or expand our business.
Concerns regarding data privacy and security relating to our industry’s technology and practices, and perceived failure to comply with laws and industry self-regulation, could damage our reputation and deter current and potential clients from using our products and services.
Public perception regarding data protection and privacy are significant in the programmatic advertising buying industry. Concerns about industry practices with regard to the collection, use, and disclosure of personal information, whether or not valid and whether driven by applicable laws and regulations, industry standards, client or inventory provider expectations, or the broader public, may harm our reputation, result in loss of goodwill, and inhibit use of RAMP by current and future clients. For example, perception that our practices involve an invasion of privacy, whether or not such practices are consistent with current or future laws, regulations, or industry practices, may subject us to public criticism, private class actions, reputational harm, or claims by regulators, which could disrupt our business and expose us to increased liability.
Risks Related to Intellectual Property
Our use of “open source” software could adversely affect our ability to protect our proprietary software and subject us to possible litigation.
We use open source software in connection with our software development. From time to time, companies that use open source software have faced claims challenging the use of open source software and/or compliance with open source license terms. We could be subject to suits by parties claiming ownership of what we believe to be open source software or claiming non-compliance with open source licensing terms. Some open source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While we monitor our use of open source software and try to ensure that none is used in a manner that would require us to disclose our proprietary source code or that would otherwise breach the terms of an open source agreement, such use could inadvertently occur, in part because open source license terms are often ambiguous. Any requirement to disclose our proprietary source code or pay damages for breach of contract could be harmful to our business, results of operations or financial condition, and could help our competitors develop services that are similar to or better than ours.
Our proprietary rights may be difficult to enforce, which could enable others to copy or use aspects of our technology without compensating us, thereby eroding our competitive advantages and harming our business.
We rely upon a combination of trade secrets, third-party confidentiality and non-disclosure agreements, additional contractual restrictions on disclosure and use, and trademark, copyright, patent and other intellectual property laws to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. We currently have “MapQuest”, “info.com”, “HowStuffWorks”, “Infospace”, and variants and other marks registered as trademarks or pending registrations in the U.S. and certain foreign countries. We also rely on copyright laws to protect computer programs related to RAMP and our proprietary technologies, although to date we have not registered for statutory copyright protection. We have registered numerous Internet domain names in the U.S. and certain foreign countries related to our business. We endeavor to enter into agreements with our employees, independent contractors and advisors in order to limit access to and disclosure of our proprietary information, as well as to clarify rights to intellectual property associated with our business. Protecting our intellectual property is a challenge, especially after our employees or our contractors end their relationship with us, and, in some cases, decide to work for our competitors. Our contracts with our employees and contractors that relate to intellectual property issues generally restrict the use of our confidential information solely in connection with our services, and strictly prohibit reverse engineering. However, reverse engineering our software or the theft or misuse of our proprietary information could occur by employees or other third parties who have access to our technology. Enforceability of the non-compete agreements that we have in place is not guaranteed, and contractual restrictions could be breached without discovery or adequate remedies. While we have a few legacy patents, we may not be able to obtain any further patents, and our pending applications may not result in the issuance of patents. Any issued patents may be challenged, invalidated or circumvented, and any rights granted under these patents may not actually provide adequate defensive protection or competitive advantages to us. Additionally, the process of obtaining patent protection is expensive and time-consuming, and we may not be able to prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner.
Policing unauthorized use of our technology is difficult. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the U.S., and mechanisms for enforcement of our proprietary rights in such countries may be inadequate. If we are unable to protect our proprietary rights (including in particular, the proprietary aspects of RAMP) we may find ourselves at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create and protect their intellectual property.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
In order to protect our technologies and processes, we rely in part on confidentiality agreements with our employees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information, and in such cases we may not be able to assert our trade secret rights against such parties. To the extent that our employees, contractors or other third parties with whom we do business use intellectual property owned by others in their work for us, disputes may arise as to the rights to related or resulting know-how and inventions. The loss of confidential information or intellectual property rights, including trade secret protection, could make it easier for third parties to compete with our products. In addition, any changes in, or unexpected interpretations of, intellectual property laws may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain protection of our trade secrets or other proprietary information could harm our business, results of operations, reputation and competitive position.
In addition, a number of aspects of intellectual property protection in the field of artificial intelligence are currently under development, and there is uncertainty and ongoing litigation in different jurisdictions as to the degree and extent of protection warranted for artificial intelligence and machine learning systems and relevant system input and outputs. If we fail to obtain protection for the intellectual property rights concerning our machine learning technologies, or later have our intellectual property rights invalidated or otherwise diminished, our competitors may be able to take advantage of our research and development efforts to develop competing products.
We may not be able to adequately protect our intellectual property rights.
Our business depends on our intellectual property, the protection of which is crucial to the success of our business. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of RAMP, our websites, and our other software products or obtain and use information that we consider proprietary.
We may not be able to discover or determine the extent of any unauthorized use or infringement or violation of our intellectual property or proprietary rights. Third parties also may take actions that diminish the value of our proprietary rights or our reputation. The protection of our intellectual property may require the expenditure of significant financial and managerial resources. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could be costly, time-consuming and distracting to management, result in a diversion of resources, the impairment or loss of portions of our intellectual property and could materially adversely affect our business, financial condition and operating results. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our intellectual property rights. These steps may be inadequate to protect our intellectual property. We will not be able to protect our intellectual property if we are unable to enforce our rights or if we do not detect unauthorized use of our intellectual property. Despite our precautions, it may be possible for unauthorized third parties to use information that we regard as proprietary to create product offerings that compete with ours. We also cannot be certain that others will not independently develop or otherwise acquire equivalent or superior technology or other intellectual property rights, which could materially adversely affect our business, financial condition and operating results.
Competitors may adopt service names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of the terms “MapQuest”, “info.com”, “HowStuffWorks”, “Infospace” or any of the other trademarks that we own.
We currently operate primarily in the United States. To the extent that we determine to expand our business internationally, we will encounter additional risks, including different, uncertain or more stringent laws relating to intellectual property rights and protection.

We may be sued by third parties for alleged infringement of their trademarks or other intellectual property rights, which would result in additional expense and potential damages.
There is significant patent and other intellectual property development activity in our industry. Third-party intellectual property rights may cover various aspects of technologies, trademarks, trade names or business methods that we deploy across our platform or businesses, which could prevent us from expanding our offerings or growing our business.
Our current or future trademarks or trade names may be challenged, opposed, infringed, circumvented or declared generic or descriptive, determined not to be entitled to registration, or determined to infringe trademark rights owned by third-parties. In connection with a previous dispute regarding the use of the “SYSTEM1” trade name, we entered into a Settlement and Co-Existence Agreement regarding our continued use of the “SYSTEM1” trade name in the businesses in which we operate utilizing such trade name.
Our success also depends on the continual development of RAMP. From time to time, we may receive claims from third parties that RAMP and its underlying technology infringe or violate such third parties’ intellectual property rights. To the extent we gain greater public recognition, we may face a higher risk of being the subject of intellectual property claims. The cost of defending against such claims, whether or not the claims have merit, is significant, regardless of whether we are successful in our defense, and could divert the attention of management, technical personnel and other employees from our business operations. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters. Additionally, we have obligations to indemnify our clients or inventory and data suppliers in connection with certain intellectual property claims. If we are found to infringe these rights, we could potentially be required to cease utilizing portions of RAMP. We may also be required to develop alternative non-infringing technology, which could require significant time and expense. Additionally, we could be required to pay royalty payments, either as a one-time fee or ongoing, as well as damages for past use that was deemed to be infringing. If we cannot license or develop technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. Any of these results could harm our business.
We face potential liability and harm to our business based on the nature of our business and the content on RAMP.
Advertising often results in litigation relating to misleading or deceptive claims, copyright or trademark infringement, public performance royalties or other claims based on the nature and content of advertising that is distributed through RAMP. Though we contractually require clients to generally represent to us that their advertisements comply with our ad standards and our inventory providers’ ad standards and that they have the rights necessary to serve advertisements through RAMP, we do not independently verify whether we are permitted to deliver, or review the content of, such advertisements. If any of these representations are untrue, we may be exposed to potential liability and our reputation may be damaged. While our clients are typically obligated to indemnify us, such indemnification may not fully cover us, or we may not be able to collect. In addition to settlement costs, we may be responsible for our own litigation costs, which can be expensive.
We may face risks associated with our use of certain AI Tools.
We use AI Tools in our the business, and are making significant investments to continuously improve our use of such technologies. For example we use machine learning algorithms and automated decision making technologies in RAMP to generate ads and identify target customer bases for our clients. There are significant risks involved in developing, maintaining and deploying these technologies and there can be no assurance that the usage of such technologies will always enhance our products or services or be beneficial to our business, including our efficiency or profitability.
In particular, if AI Tools are incorrectly designed or implemented; trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data or on data to which we do have sufficient rights; and/or are adversely impacted by unforeseen defects, technical challenges, cyber security threats or material performance issues, the performance of our products, services, and business, as well as our reputation could suffer or we could incur liability through the violation of laws or contracts to which we are a party or civil claims. Further, our ability to continue to develop or use such technologies may be dependent on access to specific third party software and infrastructure, such as processing hardware or third party artificial intelligence models, and we cannot control the availability or pricing of such third party software and infrastructure, especially in a highly competitive environment. In addition, market acceptance and consumer perceptions of AI Tools is uncertain.
The market for AI Tools is rapidly evolving and unproven in many industries. We cannot be sure that the market will continue to grow or that it will grow in ways we anticipate. We face significant competition from other companies in our industry in relation to the development and deployment of AI Tools. Those other companies may develop technologies that are similar or superior to ours and/or are more cost-effective and/or quicker to develop and deploy. If we cannot development, offer or deploy new technologies as effectively, as quickly and/ or as cost-efficiently as our competitors, we could experience a material adverse effect on our operating results, customer relationships and growth.
Our ability to continue to develop or use AI Tools may be dependent on access to specific third party software and infrastructure, such as processing hardware or third party machine learning models, and we cannot control the availability or pricing of such third party software and infrastructure, especially in a highly competitive environment. Further, certain of the data that we use in developing our machine learning algorithms is licensed from third-parties, and we are dependent upon our ability to obtain necessary data licenses within appropriate time frames and on commercially reasonable terms. Our data suppliers may withhold their data from us in certain circumstances, for example if there is a competitive reason to do so; if we breach our contract with a supplier; if they are acquired by one of our competitors; or if new laws or case law restrict the use or dissemination of the data they provide. Additionally, we could terminate relationships with our data suppliers if they fail to adhere to our data quality, vendor or other standards. If a substantial number of data suppliers were to withdraw or withhold their data from us, or if we sever ties with our data suppliers based on their inability to meet our standards, our ability to provide products and services to our customers, and our revenue prospects, could be materially adversely impacted.
Risks Related to Our Common Stock and Warrants
Our issuance of additional shares of common stock, Warrants or other convertible securities may dilute your ownership interest in us and could adversely affect our stock price.
From time to time in the future, we may issue additional shares of our common stock, Warrants or other securities convertible into common stock pursuant to a variety of transactions, including acquisitions. Additional shares of our common stock may also be issued upon exercise of outstanding stock options and Warrants. The issuance by us of additional shares of our common stock, Warrants or other securities convertible into our common stock would dilute your ownership interest in us and the sale of a significant amount of such shares in the public market could adversely affect prevailing market prices of our common stock and Warrants. Subject to the satisfaction of vesting conditions and the expiration of our lock-up, shares issuable upon exercise of options will be available for resale immediately in the public market without restriction.
In the future, we expect to obtain financing or to further increase our capital resources by issuing additional shares of our capital stock or offering debt or other equity securities, including senior or subordinated notes, debt securities convertible into equity, or shares of preferred stock. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing stockholders, reduce the market price of our common stock and Warrants, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred stock, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. As a result, holders of our common stock and Warrants bear the risk that our future offerings may reduce the market price of our common stock and Warrants and dilute their percentage ownership.
The securities being offered in this prospectus represent a substantial percentage of our outstanding Class A Common Stock, and the sales of such securities could cause the market price of our Class A Common Stock to decline significantly.

This prospectus relates, among other things, to the offer and sale from time to time by the Selling Securityholders of (a) up to 61,459.972 shares of Class A Common Stock (the “Total Resale Shares”), consisting of: (i) up to 47,189,227 shares held directly by the Selling Securityholders and (ii) up to 14,270,745 shares issuable to unitholders of S1 Holdco upon the exchange or redemption of S1 Holdco Class B Units (which, in the case of clauses (i) and (ii) above, were issued as equity merger consideration to securityholders of S1 Holdco and Protected and their respective subsidiaries and affiliates, pursuant to the Business Combination Agreement at an equity consideration value of $10.00 per share) and (b) 1,600,045 Public Warrants beneficially owned by certain directors, officers and affiliates of the Company. A portion of the 47,189,227 shares of Class A Common Stock directly held by the Selling Securityholders includes: (w) up to 24,648,446 shares issued to Cannae Holdings, Inc. (“Cannae”) in connection with the Business Combination Agreement, Sponsor Agreement and Backstop Agreement at a price of $10.00 per share, (x) up to 2,533,324 shares issued to Cannae and 1,000,000 shares issued to certain of the Selling Securityholders, together totaling an aggregate of 3,533,324 shares (the “Sponsor-Forfeited Shares”), which shares were forfeited by the Sponsors and granted to the above holders pursuant to the terms of the Sponsor Agreement and in connection with the Merger, (y) up to 6,574,487 shares originally issued to the Sponsors of Trebia in the form of Founder Shares at a price of approximately $0.002 per share and (z) up to 2,000,000 shares held directly by certain Selling Securityholders, which were issued as equity merger consideration in connection with the Company’s acquisition of CouponFollow. The market price for shares of our Class A Common Stock has declined since we completed the Merger, and could decline further as a result of the sales of our Class A Common Stock being offered in this prospectus, and such declines could be significant.
The Total Resale Shares being offered in this prospectus represent (i) over 89% of our current total outstanding shares of Class A Common Stock and (ii) over 68% of our total outstanding shares of Class A Common Stock (assuming all of the unitholders of S1 Holdco exchange all of the outstanding S1 Holdco Class B Units and redeem all of the corresponding shares of Class C Common Stock). The Total Resale Shares represent a substantial percentage of the total outstanding shares of our Class A Common Stock as of the date of this prospectus. Additionally, if all the Public Warrants held by the Selling Securityholders are exercised, the Selling Securityholders would own an additional 1,600,045 shares of Class A Common Stock, representing an additional 2.3% of the total outstanding shares of Class A Common Stock. The sale of all the shares being offered in this prospectus could result in a significant decline in the public trading price of our Class A Common Stock. Despite such a decline in the public trading price, the Selling Securityholders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices described above. Based on the closing price of our Class A Common Stock referenced on the cover page above, (a) the Selling Stockholders (other than the Sponsors and holders of the Sponsor-Forfeited Shares) may experience potential loss of up to $8.04 per share, (b) the Sponsors and holders of the Sponsor-Forfeited Shares may experience potential profit of up to $1.96 per share and (c) the holders Public Warrants may experience a potential loss of up to $9.54 per share upon exercise of the Public Warrants and sale of the underlying Class A Common Stock issuable upon exercise of such Public Warrants.
Future sales, or the perception of future sales, of our Common Stock being offered in this prospectus by us or our existing securityholders could cause the market price for our Common Stock and Warrants to decline significantly.
The sale of substantial amounts of shares of our Common Stock being offered in this prospectus, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock and Warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.
In addition, the shares of our Common Stock reserved for future issuance under the 2022 Plan and the Earn-out Inducement Equity Incentive Plan (approved in connection with our CouponFollow acquisition in March 2022) are eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. The number of shares reserved for future issuance under the 2022 Plan was initially 8,297,625 (which was equal to the sum of (i) 7% of our fully-diluted shares of Common Stock outstanding as of the effective date of the Merger after taking into account the grant of replacement RSUs in connection with unvested Value Creation Units and (ii) an annual increase on January 1 of each calendar year (commencing with January 1, 2023 and ending on and including January 1, 2032) of a number of shares equal to 2.5% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the compensation committee of the board of directors), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure. The numbers of shares reserved for future issuance under the Earn-out Inducement Equity Incentive Plan was 4,666,667. We have filed registration statements on Form S-8 under the Securities Act to register shares of our Common Stock or securities convertible into or exchangeable for shares of our Common Stock issued pursuant to our equity incentive plans, including the 2022 Plan and the Earn-out Inducement Equity Incentive Plan. The Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our common stock and Warrants less attractive to investors.
We qualify as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. We have taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies or smaller reporting companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters and reduced reporting periods. As a result, stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of Trebia; (c) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th in which case we would no longer be an emerging growth company as of the following December 31.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from complying with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, could adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of us with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The market price of our common stock and Warrants may be volatile or may change significantly regardless of our operating performance. You may lose some or all of your investment as a result.
The market price of our common stock and Warrants has fluctuated in the past and may continue to fluctuate. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in this section and the following:
• our operating and financial performance and prospects;

• our quarterly or annual earnings or those of other companies in our industry compared to market expectations;
• conditions that impact demand for our products;
• future announcements concerning our business, our customers’ businesses or our competitors’ businesses;
• the public’s reaction to our press releases, other public announcements and filings with the SEC;
• the size of our public float;
• coverage by or changes in financial estimates by securities analysts or failure to meet their expectations;
• market and industry perception of our success, or lack thereof, in pursuing our growth strategy;
• strategic actions by us or our competitors, such as acquisitions or restructurings;
• changes in laws or regulations that adversely affect our industry or us;
• changes in accounting standards, policies, guidance, interpretations or principles;
• changes in senior management or key personnel;
• issuances, exchanges or sales, or expected issuances, exchanges or sales, of our capital stock;
• changes in our dividend policy;
• adverse resolution of new or pending litigation against us; and
• changes in general market, economic and political conditions in the United States and global economies or financial markets, including those resulting from natural disasters, terrorist attacks, acts of war and responses to such events.
These broad market and industry factors may materially reduce the market price of our common stock and Warrants, regardless of our operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock and Warrants is low. As a result, you may suffer a loss on your investment.
In the past, following periods of market volatility, stockholders have instituted securities Class Action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.
If securities analysts do not publish research or reports about us, or if they issue unfavorable commentary about us or our industry or downgrade our common stock or Warrants, the price of our common stock and Warrants could decline.
The trading market for our common stock and Warrants depends, in part, on the research and reports that third-party securities analysts publish about us and the industries in which we operate. We may be unable or slow to attract research coverage, and if one or more analysts cease coverage of us, the price and trading volume of our securities would likely be negatively impacted. If any of the analysts that may cover us change their recommendation regarding our common stock or Warrants adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock and Warrants would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our common stock and Warrants to decline. Moreover, if one or more of the analysts who cover us downgrades our common stock or Warrants, or if our reporting results do not meet their expectations, the market price of our common stock and Warrants could decline.
The obligations associated with being a public company involve significant expenses and require significant resources and management attention, which may divert from our business operations.

We are subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and other current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal control over financial reporting. As a result, we have experienced an increase in legal, accounting and other expenses compared to that S1 Holdco incurred prior to the Merger, and we expect to incur these increased costs while we remain a public company. Our entire management team and many of our other employees will need to devote substantial time to compliance and may not effectively or efficiently manage our transition into a public company.
In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal control over financial reporting, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.
These rules and regulations result in our incurring legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our Board of Directors, on our board committees or as executive officers.
We do not intend to pay dividends on our common stock for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on common stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our Board of Directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the Board of Directors deems relevant.
You may only be able to exercise the Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of common stock from such exercise than if you were to exercise such Warrants for cash.
The Warrant Agreement provides that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do so for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of common stock issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the Warrant Agreement; (ii) if we have so elected and the shares of common stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if we have so elected and we call the Public Warrants for redemption. If you exercise your Public Warrants on a cashless basis, you would pay the Warrant exercise price by surrendering the Warrants for that number of shares of common stock equal to (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined in the next sentence) over the exercise price of the Warrants by (y) the Fair Market Value. The “Fair Market

Value” is the average closing price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the Warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer shares of common stock from such exercise than if you were to exercise such Warrants for cash.
We may amend the terms of the Warrants in a manner that may have an adverse effect on holders of Public Warrants with the approval by the holders of at least 65% of the then outstanding Public Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of common stock purchasable upon exercise of a Warrant could be decreased, all without your approval.
Our Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision or adding or changing any other provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem not to adversely affect the interest of the holders of the Warrants. All other amendments require the approval by the holders of at least 65% of the then-outstanding Public Warrants, including any change that adversely affects the rights of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder of Public Warrants if holders of at least 65% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 65% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or shares, shorten the exercise period or decrease the number of shares of common stock purchasable upon exercise of a Warrant.
Our Warrant Agreement designates the courts of the State of New York or the U.S. District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of Warrant holders to obtain a favorable judicial forum for disputes with us.
Our Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the U.S. District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our Warrants shall be deemed to have notice of and to have consented to the forum provisions in our Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Warrant Agreement, is filed in a court other than a court of the State of New York or the U.S. District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.
This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and Board of Directors.
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worth less than what you paid for them.
We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, (a) at a price of $0.01 per Warrant, provided that (i) the last reported sales price of the Class A ordinary shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) and (ii) there is an effective registration statement covering the issuance of the Class A ordinary shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in the Warrant Agreement), or (b) provided that the Reference Value equals or exceeds $10.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).
If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Class A Common Stock and Warrants described in the section entitled “Selling Securityholders” to resell such shares of Class A Common Stock and Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.
The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock and Warrants, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
We are also registering shares of our Class A Common Stock that may be issued upon exercise of Warrants. We will receive the proceeds from any exercise of Warrants for cash, which could be up to $193.3 million. We intend to use the proceeds from the exercise of Warrants for cash for general corporate and working capital purposes. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Class A Common Stock. If the market price for our Class A Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. As of March 28, 2024, the closing price of our Class A Common Stock was $1.96.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, to fund the development and growth of the business, and therefore, do not anticipate declaring or paying any cash dividends on our Common Stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of dividends and distributions to stockholders and any other factors or considerations the board of directors deems relevant.

OPERATING METRICS AND NON-GAAP FINANCIAL MEASURES
We were deemed the accounting acquirer in the Merger (see Note 3, Merger), and S1 Holdco was deemed to be the predecessor entity. Accordingly, the historical financial statements of S1 Holdco became our historical financial statements, upon the consummation of the Merger. As a result, the financial statements included in this prospectus reflect (i) the historical operating results of S1 Holdco prior to the Merger; and (ii) our consolidated results, including S1 Holdco and Protected following the closing of the Merger. The accompanying financial information include a Predecessor period, which include the periods through January 26, 2022 concurrent with completion of the Merger, and a Successor period from January 27, 2022 through December 31, 2022, and thereafter. A black-line between the Successor and Predecessor periods has been placed in the consolidated financial statements and in the tables within the notes to the consolidated financial statements to highlight the lack of comparability between these two periods as the Merger resulted in a new basis of accounting for S1 Holdco.

Operating Metrics. System1 uses total advertising spend, network agency fees, O&O sessions, Network sessions, O&O CPS, O&O RPS, Network CPS and Network RPS to track its operations. System1 defines total advertising spend as the amount of advertising that is spent by System1 to acquire traffic to its websites. System1 defines network agency fees as fees paid to network partners to drive traffic to its monetization platform. System1 defines O&O sessions as the total number of monetizable user visits to its Owned & Operated websites. System1 defines Network sessions as the number of monetizable user visits delivered by System1’s network partners to RAMP. Monetizable visits exclude those visits identified by our advertising partners as spam, bot, or other invalid traffic. System1 defines O&O CPS as advertising spend divided by O&O sessions. System1 defines Network CPS as Network agency fees divided by Network sessions. System1 includes these operating measures because they are used by management to evaluate System1’s core operating performance and trends. Furthermore, these measures are used internally by System1 to measure the performance of RAMP, specifically with respect to the volume and efficiency with which it can deploy advertising spend, acquire users to its sites, and the rate at which it monetizes customer traffic. System1 closely tracks the variance between O&O RPS and O&O CPS to measure the effectiveness of RAMP as it increases advertising spend over time. System1 defines O&O RPS as O&O Revenue divided by O&O sessions. System1 defines Network RPS as Partner Network revenue divided by Network sessions. The following table presents these operating metrics for the periods indicated (in thousands, except for ratios):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27 through December 31, 2022	Period from January 1 through January 26, 2022
Advertising spend	$221,018	$419,467	$38,758
Network agency fees	$19,636	$13,655	$432
O&O sessions	3,827,913	3,827,557	281,052
Network sessions	2,776,233	1,323,806	86,232
O&O CPS	$0.06	$0.11	$0.14
O&O RPS	$0.09	$0.15	$0.18
Network RPS	$0.03	$0.04	$0.04

	Successor								Predecessor
	Three months ended							Period from January 27 through March 31, 2022	Period from January 1 through January 26, 2022
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30,2022
Advertising spend	$52,820	$42,301	$49,711	$76,186	$92,785	$106,340	$121,153	$99,189	$38,758
Network agency fees	$3,614	$6,340	$4,806	$4,876	$2,535	$2,994	5,170	$2,956	$432
O&O sessions	1,060,326	921,521	819,813	1,026,262	1,042,908	1,077,915	1,012,761	693,973	281,052
Network sessions	792,564	858,619	676,763	448,287	375,605	364,196	361,432	222,573	86,232
O&O CPS	$0.05	$0.05	$0.06	$0.07	$0.09	$0.10	$0.12	$0.14	$0.14
O&O RPS	$0.07	$0.07	$0.09	$0.10	$0.12	$0.13	$0.16	$0.18	$0.18
Network RPS	$0.02	$0.03	$0.03	$0.03	$0.03	$0.04	$0.05	$0.05	$0.04

Non-GAAP Financial Measures. System1 also uses Adjusted EBITDA. System1 believes Adjusted EBITDA are a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. Adjusted EBITDA is not intended to be a substitute for any U.S. GAAP metrics, and there are limitations on the use of Adjusted EBITDA where it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.
System1 defines and calculates Adjusted EBITDA as net income (loss) from continuing operations before interest expense, income taxes, depreciation and amortization expense, stock-based compensation expenses, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting results in a particular period.
System1 includes Adjusted EBITDA because it is used by management to evaluate System1’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Furthermore, these measures are used internally by System1 to measure its performance and are the primary metrics upon which employee compensation is based. Adjusted EBITDA exclude certain expenses that are required in accordance with U.S. GAAP because they are non-cash (for example, in the case of depreciation and amortization, and stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense). There are limitations to non-GAAP financial measures because they exclude charges and credits that are required to be included in GAAP financial presentation. The items excluded from GAAP financial measures, such as net income from continuing operations, to arrive at non-GAAP financial measures are significant components for understanding and assessing our financial performance. As a result, non-GAAP financial measures should be considered together with, and not as alternatives to, financial measures prepared in accordance with GAAP.
The table below presents our net income from continuing operations, the closest U.S. GAAP measure, reconciled to Adjusted EBITDA for the periods presented (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27 through December 31, 2022	Period from January 1 through January 26, 2022
Net loss from continuing operations	$(111,258)	$(384,363)	$(37,061)
Income tax (benefit) expense	(20,371)	(108,680)	(629)
Interest expense	48,745	31,609	1,049
Depreciation and amortization	78,403	69,469	1,000
Impairment of goodwill	—	372,728	—
Other expense (income)(1)	1,032	1,040	(61)
Stock-based compensation and distributions to Members(2)	21,235	55,911	23,362
Revaluation of non-cash warrant liability	(5,109)	3,751	—
Loss on extinguishment of related-party debt	2,004	—	—
Costs related to acquisitions/business combinations (3)	11,039	23,722	13,153
Acquisition earnout	—	363	9
Severance costs	3,407	2,593	—
Other costs, including restructuring	250	318	—
Adjusted EBITDA	$29,377	$68,461	$822
__________________
(1)Non-cash adjustments related to foreign exchange and asset disposals

(2)Comprised of distributions to equity holders and non-cash stock-based compensation
(3)Acquisition costs presented relate to 2022 acquisitions and their related earnouts, there were no acquisitions in 2023.

SYSTEM1 MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless otherwise indicated or the context otherwise requires, references in this section to “the Company,” “System1,” “we,” “us,” “our” and other similar terms refer to System1, Inc and its subsidiaries and references to “Trebia” refer to the Company, formerly known as Trebia Acquisition Corp., prior to the Merger (as defined below).
The following discussion and analysis of the financial condition and results of operations of System1 should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The following discussion and analysis should also be read together with the section entitled “Organization and description of business” as of and for the year ended December 31, 2023 (Successor), and for the periods from January 1, 2022 through January 26, 2022 (Predecessor) and from January 27, 2022 through December 31, 2022 (Successor). In addition to historical information, the following discussion and analysis contains forward-looking statements. Our actual results may differ significantly from those projected in such forward-looking statements. Factors that might cause future results to differ materially from those projected in such forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
References to “Notes” are notes included in our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated financial statements as of and for the period ended December 31, 2022 have been revised to correct prior period errors as discussed in Note 2, Summary of Significant Accounting Policies. Accordingly, this Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations reflects the impact of those revisions.
Company Overview
We operate an omnichannel customer acquisition platform, delivering high-intent customers to brands, advertisers and publishers.
We provide our omnichannel customer acquisition platform services through our proprietary responsive acquisition marketing platform (“RAMP”). Operating seamlessly across major advertising networks and advertising category verticals to acquire end-users, RAMP allows us to monetize these acquired end users through our relationships with third party advertisers and advertising networks (“Advertising Partners”). RAMP also allows third party advertising platforms and publishers (“Network Partners”) to send user traffic to, and monetize end user traffic on, our owned and operated websites or through our monetization agreements. RAMP operates across our network of owned and operated websites, allowing us to monetize user traffic that we source from various acquisition marketing channels, including Google, Facebook, Zemanta, Taboola, and TikTok.
Through RAMP, we process approximately 187 million daily advertising campaign optimizations and ingest over 7 billion rows of data daily across approximately 40 advertising vertical categories as of December 31, 2023. We are able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data like traffic sources, device type and search queries, with data on monetization rates and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising category verticals.
S1 Holdco, LLC ("S1 Holdco") was founded in 2013 with a focus on monetizing user traffic acquired by our Network Partners. Since launching, it has expanded to support additional advertising formats across multiple advertising platforms, and has acquired several leading websites, enabling it to control the entire flow of the user acquisition experience, while monetizing user traffic through our network of owned and operated websites. As of December 31, 2023, S1 Holdco owns and operates approximately 40 websites, including leading search engines like info.com and Startpage.com, and digital media publishing websites and internet utilities, such as HowStuffWorks, MapQuest, CouponFollow and ActiveBeat.

Our primary operations are in the United States; and we also have operations in Canada and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems as well as various political and economic environments. Among the risks are changes in existing tax laws, changes in the regulatory framework in foreign jurisdictions, data privacy laws, possible limitations on foreign investment and income repatriation, government foreign exchange controls, exposure to currency exchange fluctuations and employment laws impacting foreign employees. We do not engage in hedging activities to mitigate our exposure to fluctuations in foreign currency exchange rates.
As a result of the current uncertainty in economic activity, including geopolitical developments and other macroeconomic factors such as rising interest rates, inflation and the impact of earlier supply chain disruptions, we are unable to predict the size and duration of the impact on our revenue and our results of operations.
The Trebia Merger
On June 28, 2021, we entered into a Business Combination Agreement (as amended on November 30, 2021, January 10, 2022 and January 25, 2022), (“Business Combination Agreement”) by and among us, S1 Holdco and Total Security Limited, formerly known as Protected.net Group Limited (“Protected”). On January 26, 2022 (“Closing Date”), we consummated the business combination (“Merger”) pursuant to the Business Combination Agreement. Following the consummation of the Merger, the combined company was organized via an “Up-C” structure, in which substantially all of the assets and business operations of System1 are held by S1 Holdco, and our combined business continues to operate through the domestic and foreign subsidiaries of S1 Holdco. Additionally, following the Merger, Trebia’s ordinary shares and Public Warrants ceased trading on the New York Stock Exchange (“NYSE”), and System1, Inc.'s Class A common stock and the Public Warrants began trading on the NYSE on January 28, 2022 under the symbols “SST” and “SST.WS,” respectively.
We were deemed the accounting acquirer in the Merger, and S1 Holdco was deemed to be the predecessor entity. Accordingly, the historical financial statements of S1 Holdco became our historical financial statements, upon the consummation of the Merger. As a result, the financial statements included in this prospectus reflect (i) the historical operating results of S1 Holdco prior to the Merger; and (ii) our consolidated results, including S1 Holdco and Protected following the closing of the Merger (see Note 3, Merger). The accompanying financial information include a Predecessor period, which include the periods through January 26, 2022 concurrent with completion of the Merger, and a Successor period from January 27, 2022 through December 31, 2022, and thereafter. A black-line between the Successor and Predecessor periods has been placed in the consolidated financial statements and in the tables within the notes to the consolidated financial statements to highlight the lack of comparability between these two periods as the Merger resulted in a new basis of accounting for S1 Holdco.
Sale of Protected
On September 6, 2023, we announced that we had received a non-binding indication of intent from Just Develop It Limited (“JDI”), one of our significant shareholders, which is principally owned and managed by certain members of Protected management team, related to the potential acquisition of Protected, which operates our subscription business. Subsequently, on November 30, 2023, we completed the sale of Protected, pursuant to the terms of a share purchase agreement (“Share Purchase Agreement”). Pursuant to the Share Purchase Agreement, the Purchasing Parties acquired all of the outstanding preference and ordinary shares of Protected (“Protected Disposition”) for total consideration comprised of: (a) $240.0 million in cash, subject to certain adjustments, (b) the return and subsequent cancellation of approximately 29.1 million shares of our Class A common stock, par value $0.0001 per share, owned by JDI and other entities and individuals affiliated with the Purchasing Parties and (c) confirmation from JDI, Protected and the Protected CEO that the financial performance benchmarks related to certain contingent earnout payments based on the future performance of Protected’s business in an aggregate amount of up to $60.0 million included in the Business Combination Agreement will, as a result of the Protected Disposition, no longer be achievable.
The results of operations of our Protected business are presented as net loss from discontinued operations in our consolidated statements of operations for all periods presented, and the assets and liabilities for our Protected business have been classified as held for sale from discontinued operations and segregated for all periods presented in the consolidated balance sheets. Unless otherwise noted, the information contained in this Management Discussion and Analysis relates solely to our continuing operations and does not include the operations of our Protected business (see Note 19, Discontinued Operations).
Components of Our Results of Operations
Revenue
Revenue is earned from revenue-sharing arrangements with our Network Partners related to the use of our RAMP platform and additional services provided to them in order to direct advertising by our Advertising Partners to their digital online inventory. We have determined that we are the agent in these transactions and therefore report revenue on a net basis, because (a) we do not control the underlying digital online inventory, (b) we do not acquire the corresponding user-traffic and do not have risk of loss in connection therewith, and (c) the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. We report the revenue generated under our revenue-sharing arrangements on a net basis, based on the difference between amounts received by us from our Advertising Partners, less amounts remitted to the Network Partners based on the underlying revenue-sharing agreements.
We also earn revenue by directly acquiring traffic to our owned and operated websites and utilizing our RAMP platform and additional services to generate end-users for our Advertising Partners. For this revenue stream, we are the principal in the transaction and report revenue on a gross basis for the amounts received from Advertising Partners. For this revenue, we have determined that we are the principal since we have a risk of loss on the user-traffic that we are acquiring for monetization with our Advertising Partners, and, in the case of our owned and operated websites, we maintain the website, provide the content and bear the cost and risk of loss associated with the digital online inventory available on our website.
We recognize revenue upon delivering user-traffic to our Advertising Partners based on a cost-per-click or cost-per-thousand impression basis. The payment terms with our Advertising Partners is typically 30 days.
Revenue may fluctuate from period to period due to a number of factors including seasonality and the shift in mix of user acquisition sources from Advertising Partners.
We have two reportable segments:
•Owned and Operated Advertising ("O&O"); and
•Partner Network.
Operating Expenses
We classify our operating expenses into the following categories:
Cost of revenue (excluding depreciation and amortization). Cost of revenue (excluding depreciation and amortization) primarily consists of traffic acquisition costs, which are the costs to place advertisements to acquire customers to our websites and services, as well as domain name registration costs and licensing costs to provide mapping services to Mapquest.com. We do not pre-pay any traffic acquisition costs, and therefore, such costs are expensed as incurred.
Salaries and benefits. Salaries and benefits expenses include salaries, bonuses, stock-based compensation, and employee benefits costs.
Selling, general, and administrative. Selling, general, and administrative expenses consist of fees for professional services, occupancy costs and travel and entertainment. These costs are expensed as incurred.
Depreciation and amortization. Depreciation and amortization expenses are primarily attributable to our capital investment(s) and consist of property and equipment depreciation and amortization of intangible assets with finite lives.

Impairment of goodwill. The impairment of goodwill when the carrying amount of a reporting unit exceeds its fair value.
Other Expenses
Other expenses consist of the following:
Interest expense, net. Interest expense consists of interest on our debt and the amortization of deferred financing costs and debt discount.
Loss on extinguishment of related-party debt. The recognition of the unamortized portion of the loan fees upon settlement of our related party debt and restructuring of a portion of the cash consideration held back in connection with our CouponFollow acquisition which was converted into a Promissory Note. Refer to Note 4, Acquisitions and Note 12, Related-Party Transactions for additional information.
Change in fair value of Warrant liabilities. The mark to market of our liability-classified Public and Private Warrants.
Income tax benefit
We are the sole managing member of S1 Holdco and, as a result, consolidate the financial results of S1 Holdco. S1 Holdco is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, S1 Holdco is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by S1 Holdco is passed through to and included in the taxable income or loss of its members, including us, on a pro rata basis. We are subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss of S1 Holdco, as well as any stand-alone income or loss generated by us.

Results of Operations
The following tables set forth our consolidated results of operations and our consolidated results of operations as a percentage of revenue for the periods presented (in thousands).

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Revenue	$401,971	$612,229	$52,712
Operating expenses:
Cost of revenue (excluding depreciation and amortization)	248,745	438,839	41,507
Salaries and benefits	106,505	138,045	31,181
Selling, general, and administrative	54,307	50,831	15,665
Depreciation and amortization	78,403	69,469	1,000
Impairment of goodwill	—	372,728	—
Total operating expenses	487,960	1,069,912	89,353
Operating loss	(85,989)	(457,683)	(36,641)
Other expense (income):
Interest expense, net	48,745	31,609	1,049
Loss on extinguishment of related-party debt	2,004	—	—
Change in fair value of Warrant liabilities	(5,109)	3,751	—
Total other expense	45,640	35,360	1,049
Loss before income tax	(131,629)	(493,043)	(37,690)
Income tax benefit	(20,371)	(108,680)	(629)
Net loss from continuing operations	(111,258)	(384,363)	(37,061)
Net loss from discontinued operations, net of tax	(174,327)	(56,959)	—
Net loss	(285,585)	(441,322)	(37,061)
Less: Net loss from continuing operations attributable to non-controlling interest	(25,531)	(99,841)	—
Less: Net loss from discontinued operations attributable to non-controlling interest	(32,833)	(11,089)	—
Net loss attributable to System1, Inc.	$(227,221)	$(330,392)	$(37,061)

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Revenue	100%	100%	100%
Operating expenses:
Cost of revenue (excluding depreciation and amortization)	62%	72%	79%
Salaries and benefits	26%	23%	59%
Selling, general, and administrative	14%	8%	30%
Depreciation and amortization	20%	11%	2%
Impairment of goodwill	—%	61%	—%
Total operating expenses	121%	175%	170%
Operating loss	(21)%	(75)%	(70)%
Other expense (income):
Interest expense, net	12%	5%	2%
Loss on extinguishment of related-party debt	—%	—%	—%
Change in fair value of Warrant liabilities	(1)%	1%	—%
Total other expense	11%	6%	2%
Loss before income tax	(33)%	(81)%	(72)%
Income tax benefit	(5)%	(18)%	(1)%
Net loss from continuing operations	(28)%	(63)%	(70)%
Net loss from discontinued operations, net of tax	(43)%	(9)%	—%
Net loss	(71)%	(72)%	(70)%
Less: Net loss from continuing operations attributable to non-controlling interest	(6)%	(16)%	—%
Less: Net loss from discontinued operations attributable to non-controlling interest	(8)%	(2)%	—%
Net loss attributable to System1, Inc.	(57)%	(54)%	(70)%
__________________
*Percentages may not sum due to rounding
The comparability of our operating results for the year ended December 31, 2023 (Successor) compared to the period ended December 31, 2022 (Successor) is impacted by the Merger. Expense contributions from our 2022 acquisitions for each of the respective comparison periods generally were not separately identifiable due to the integration of these businesses into our existing operations.
Comparisons of Results of Operations for the year ended December 31, 2023, to the periods from January 1, 2022 through January 26, 2022 (Predecessor) and January 27, 2022 through December 31, 2022 (Successor).
Revenue and Cost Metrics
We use total advertising spend, number of Owned & Operated Advertising sessions (“O&O sessions”), number of Partner Network sessions (“Network sessions”), Owned & Operated Advertising cost-per-session (“O&O CPS”), Owned & Operated Advertising revenue-per-session (“O&O RPS”) and Partner Network revenue-per-session (“Network RPS”) to track our operations. We define total advertising spend as the amount of advertising that is spent by us to acquire traffic to our owned and operated websites. We define O&O sessions as the total number of monetizable user visits to our Owned & Operated Advertising websites. We define Network sessions as the number of monetizable user visits delivered by our Network Partners to RAMP. Monetizable visits exclude those visits identified by our Advertising Partners as spam, bot, or other invalid traffic. We define CPS as advertising spend divided by O&O sessions. We define O&O RPS as O&O Revenue divided by O&O sessions. We define Network RPS as Network Partner revenue divided by Network sessions.
Revenue
The following table presents our revenue by reportable segment (in thousands).

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022	2023 vs. 2022 change (%)
Owned and Operated Advertising	$328,934	$556,303	$49,249	(46)%
Partner Network	73,037	55,926	3,463	23%
Total revenue	$401,971	$612,229	$52,712	(40)%
Owned and Operated Advertising
Owned and Operated Advertising revenue decreased by $276.6 million, or 46%, primarily due to deteriorating macroeconomic conditions, such as reductions in both advertiser and overall consumer demand, which led to a decreased supply of consumer sessions available to be acquired. For the year ended December 31, 2023, compared to prior year, sessions decreased 281 million to 3,828 million from 4,109 million, with a corresponding decrease in O&O RPS of approximately $0.06 to $0.09 from $0.15.
Partner Network
Partner Network revenue increased $13.6 million, or 23%, due to our continued investment in this business and growth from newer partners that continue to generate more traffic to our platform. This was partially offset by deteriorating macroeconomic conditions, such as reductions to both advertiser and overall consumer demand, leading to a slight reduction in RPS. For the year ended December 31, 2023, compared to prior year, sessions increased 1,636 million to 2,776 million from 1,140 million, and Network RPS decreased by approximately $0.01 to $0.03 from $0.04.
Cost of revenue (excluding depreciation and amortization)
Cost of revenue (excluding depreciation and amortization) decreased $231.6 million, or 48%, was primarily due to a decrease of $237 million in our O&O reportable segment, which was directionally consistent with the decrease in revenue. For the year ended December 31, 2023, compared to prior year, our CPS decreased $0.05 to $0.06 from $0.11.
Our chief operating decision maker measures and evaluates reportable segments based on segment operating revenue as well as adjusted gross profit and other measures. We define and calculate adjusted gross profit as revenue less advertising expense incurred to acquire users. The remaining cost of revenue consists of non-advertising expenses such as set-up costs, royalties and fees. We exclude the following items from segment adjusted gross profit: depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments.

The following table presents our adjusted gross profit by reportable segment (in thousands).

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022	2023 vs. 2022 change (%)
Owned and Operated Advertising	$107,696	$138,560	$8,768	(27)%
Partner Network	53,420	42,291	3,012	18%
Total adjusted gross profit	$161,116	$180,851	$11,780	(16)%
Refer to the Revenue and Cost of revenue (excluding depreciation and amortization) discussions above.
Salaries and benefits
Salaries and benefits decreased $62.7 million, or 37% primarily due to a $58 million decrease in stock-based compensation related to the 2022 Merger.
Selling, general, and administrative
Selling, general, and administrative expense decreased $12.2 million, or 18% primarily due to additional costs associated with the Merger and the prior year acquisitions, partially offset by an increase in our bad debt expenses.
Depreciation and amortization
Depreciation and amortization expense increased $7.9 million, or 11% primarily due to increased amortization related to our acquired intangible assets resulting from the Merger and our other subsequent acquisitions, as well as increased amortization related to our continued investment in internally developed software.
Impairment of goodwill
Impairment of goodwill decreased by $372.7 million in 2023, primarily due to impairment of goodwill recorded during the period ended December 31, 2022. Refer to Note 6, Goodwill, Internal-Use Software Development Costs, Net, and Intangible Assets, Net for additional information.
Interest expense, net
Interest expense, net increased $16.1 million, or 49%, primarily due to higher interest rates experienced during the current year as compared to the prior year.
Loss on extinguishment of related-party debt
Loss on extinguishment of related-party debt increased $2.0 million due to the recognition of the unamortized portion of the loan fees upon settlement of our related party loans, and a portion of the cash consideration held back in connection with our prior CouponFollow acquisition which was converted into a Promissory Note. Refer to Note 4, Acquisitions and Note 12, Related-Party Transactions for additional information.
Change in fair value of Warrant liabilities
Adjustment to the fair value of warrant liabilities decreased $8.9 million to a decrease of $5.1 million in the year ended December 31, 2023 from an increase of $3.8 million to the prior year, driven by the fluctuations in the market value of our Class A common stock.
Income tax benefit
The difference between the effective tax rates for the periods presented above and the federal statutory tax rate of 21% was primarily due to the exclusion of non-controlling income (loss), effects of predecessor flow through income allocations, changes in unrecognized tax benefits, valuation allowance and outside basis adjustments.

Net loss from discontinued operations, net of tax
Net loss from discontinued operations, net of tax is comprised of the goodwill impairment charge, final loss on sale and the results of operations of our subscription business segment, which was sold on November 30, 2023. The net loss from discontinued operations, net of tax only includes direct operating expenses incurred that (1) are clearly identifiable as costs being disposed of upon completion of the sale and (2) will not be continued by us on an ongoing basis.
Indirect expenses which supported our subscription business, and which remained as part of the continuing operations following the sale are not reflected in loss from discontinued operations, net of tax.
Liquidity and Capital Resources
Our main source of liquidity is cash generated from operating and financing activities, which primarily includes cash derived from revenue generating activities, in addition to proceeds from our issuance of debt (as described further below). As of December 31, 2023, our principal source of liquidity was our cash in the amount of $135.3 million which is primarily held in operating and deposit accounts.
To date, our available liquidity and operations have been financed through cash received in the Merger, indebtedness available under our credit facilities, other indebtedness, sale of our Protected business segment, and cash flows from operations.
Specific to the year ended December 31, 2023, with the close of the sale of Protected, we received consideration of $240.0 million in cash, subject to certain adjustments. We were also able to secure short term financing from our related parties, all of which were repaid by the end of the year.
Our revenue is dependent on two key Advertising Partners, which are Google and Microsoft. Refer to our concentration with customers discussion at Note 2, Summary of Significant Accounting Policies for additional information.
Going Concern Considerations
The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation one year after the date these consolidated financial statements are issued and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business.
As of June 1, 2023, we had not delivered audited financial statements for the fiscal year ended December 31, 2022 to Bank of America as required by the covenants of the Term Loan. The failure to timely deliver the audited financial statements resulted in an event of default under the Term Loan and provided Bank of America the ability to immediately call the outstanding principal balances of the Term Loan and Revolving Facility of $430.0 million, at the request of, or with the consent of, the required majority of lenders until the time that the 2022 audited financial statements were delivered to Bank of America. We did not have sufficient liquidity to settle the outstanding principal balances should they be called, nor had we identified sufficient alternative sources of capital. As a result, this matter raised substantial doubt about our ability to continue as a going concern. We delivered the 2022 audited financial statements to Bank of America on June 6, 2023, resulting in the remediation of the event of default. Accordingly, Bank of America no longer had the ability to call the outstanding principal balances on the Term Loan and Revolving Facility.
Starting in the third quarter of 2022 and continuing into 2023, we experienced declining cash flows and financial performance as a result of deteriorating macroeconomic conditions, resulting in reductions in both advertiser and overall consumer demand for our marketing services. In response to these conditions, we obtained additional financing in the second quarter of 2023 which was expected to provide us with sufficient liquidity to manage through the current business environment. However, subsequent to the quarter ended June 30, 2023, we experienced increased customer acquisition costs in addition to the loss of a significant Network Partner, both of which further negatively impacted our future cash forecasts and negatively impacted our forecasted compliance with the maximum leverage ratio covenant of the Term Loan (see Note 11, Debt, Net). Accordingly, we determined that there was substantial doubt about our ability to continue as a going concern as of June 30, 2023 and September 30, 2023. We had an accumulated deficit of $707.7 million as of December 31, 2023, a net loss of $285.6 million for the year ended December 31, 2023, and had cash outflows from operations of $24.7 million for the year ended December 31, 2023.
On November 30, 2023, we completed the sale of Protected, which resulted in a net inflow of cash of $180.3 million, net of transaction expenses and after mandatory and voluntary debt payoffs (see Note 19, Discontinued Operations). As of December 31, 2023, we have paid off or paid down all of our outstanding notes, revolvers and loans (see Note 11, Debt, Net and Note 12, Related-Party Transactions), with the exception of the Term Loan and had unrestricted cash on hand of $135.3 million.
On January 17, 2024, we completed the repurchase of $63.7 million in principal amount of our Term Loan for an aggregate purchase price of $40.9 million pursuant to a Dutch auction tender offer (see Note 11, Debt, Net). Following the repurchase, the outstanding principal amount of the Term Loan was $301.3 million. We have principal and interest payments due of approximately $5.0 million and $6.6 million, respectively, per quarter on our Term Loan, and as of the date of this filing, we have available capacity of $50.0 million under the 2022 Revolving Note, subject to maximum leverage ratio covenant (see Note 11, Debt, Net). In addition, we have implemented a significant reduction in headcount in both the second quarter of 2023 and in early September 2023, resulting in approximately $14.5 million of annualized prospective cash savings.
As a result of the net cash inflow from the sale of Protected and an evaluation of our forecasted future cash flows from operating activities (including the impact of the headcount reductions taken in the second and third quarters of 2023), we believe that we have sufficient resources to continue as a going concern for the twelve-month period following the date these financial statements are issued. Accordingly, we have alleviated the substantial doubt regarding our ability to continue as a going concern that previously existed as of September 30, 2023, and we will have sufficient liquidity to meet our obligations as they become due over the next twelve months.
Credit Facilities
Term Loan
In connection with the Merger, we entered into a new loan (“Term Loan”) and revolving facility (“2022 Revolving Note” and, together with the Term Loan "Credit Agreement") with Bank of America, N.A. as administrative agent, on January 27, 2022, providing for a 5.5 year Term Loan with an initial principal balance of $400.0 million and with the net proceeds of $376.0 million, of which a portion of the proceeds were used by us, to settle the outstanding debt of $172.0 million with Cerberus Business Finance, LLC. The 2022 Revolving Note provided borrowing availability of up to $50.0 million. As of December 31, 2023, there was no balance outstanding on the 2022 Revolving Note and principal of $365.0 million was outstanding on the Term Loan. Through December 31, 2025, $5.0 million of the Term Loan is payable quarterly. From March 31, 2026, $7.5 million of the Term Loan is payable quarterly. The Term Loan matures in 2027.
For every interest period, the interest rate on the Term Loan is the adjusted Secured Overnight Financing Rate (“SOFR”) plus 4.75%. The Term Loan is amortized in quarterly installments on each scheduled payment date. The Term Loan comes with a leverage ratio covenant, which goes into effect only if the utilization on the 2022 Revolving Note exceeds 35% of the total availability under the 2022 Revolving Note at each quarter-end starting from the first full quarter after the effective date of the Merger, such that the first lien leverage ratio (as defined in the credit agreement) should not exceed 5.40. The Credit Agreement has certain financial and nonfinancial covenants, including the "springing" leverage ratio covenant described above. The Credit Agreement also requires that we deliver our audited consolidated financial statements to our lenders within 120 days of our fiscal year end, December 31. Should we fail to distribute the financial statements to our lender within 120 days, we have an additional 30 days to cure such default.
The 2022 Revolving Note matures in January 2027, and accordingly, it is classified within long-term debt, net on the consolidated balance sheet. The interest rate on the 2022 Revolving Note is the adjusted SOFR plus 2.5% with an adjusted SOFR floor of 0%. In March 2022, we borrowed $49.0 million under our 2022 Revolving Note, to fund a portion of the purchase price related to the CouponFollow acquisition. In October 2022, we borrowed the remaining $1.0 million available. In December 2023, we repaid the full $50 million that was outstanding, therefore, as of December 31, 2023, there was no outstanding balance.
We have been able to and expect to be able to continue to make the required payments of principal and interest on the Credit Agreement (as and when due) on a timely basis.
On January 17, 2024, we completed the repurchase of $63.7 million in principal amount of our Term Loan for an aggregate purchase price of $40.9 million (at discount of 64.2% of its par value) pursuant to a Dutch auction tender offer. Following the repurchase, the outstanding principal amount of the Term Loan was $301.3 million. We used available cash on hand to fund the repurchase.
2023 Revolving Note
On April 10, 2023, we entered into a $20.0 million Revolving Note (“2023 Revolving Note”) with trusts established for the benefit of our co-founders (“Lenders”). Each Lender provided a $10.0 million commitment for an aggregate principal of $20.0 million under the 2023 Revolving Note.
Any borrowed loan amounts outstanding under the 2023 Revolving Note accrue interest at the rate of SOFR plus 3.15%. The maturity date under the 2023 Revolving Note is July 10, 2024 (“Maturity Date”) with automatic three-month extensions, unless we or any Lender provides written notice of our election not to extend the 2023 Revolving Note, unless there is an event of default that is then continuing as the time of such extension. The Lenders are also entitled to (i) an unused commitment fee equal to 1.0% per annum of the actual daily amount of total unfunded commitments under the 2023 Revolving Note during the period from the closing date to the maturity date, payable quarterly in arrears and (ii) a closing loan fee equal to 12.0% of each Lender's commitment under the 2023 Revolving Note, or $2.4 million in total. The closing loan fee was originally payable within 180 days of April 10, 2023, but which payment was subsequently extended to November 30, 2023. The full amount of $2.4 million closing loan fee was paid as of December 31, 2023. Further, this closing loan fee was capitalized in prepaid and other current assets, and amortized on a straight-line basis through the Maturity Date. As of December 31, 2023 there was no balance outstanding on the 2023 Revolver Note, and we terminated the 2023 Revolver Note.
Promissory Note
On September 6, 2023, we entered into a $5.2 million Senior Unsecured Promissory Note (the “Promissory Note”) with the Lender, in order to convert the amount held back and owed to him as a result of the acquisition of CouponFollow (see Note 4, Acquisitions) into a loan to us (the “Loan”). The amount of the Loan was equal to the amount of the Holdback liability of $5.2 million owed to the Lender.
The Promissory Note accrues interest at SOFR plus 3.15%. Under the terms of the agreement, the Promissory Note became due and payable immediately upon sale of Protected. Per the terms of the note we (i) must prepay the Loan under certain circumstances, which include consummation of a strategic transaction, the refinancing of the existing credit agreement, the incurrence by us of any indebtedness exceeding $2.5 million, or the sale of any of our assets in excess of $2.5 million; (ii) may prepay the Loan at any time without penalty or interest; and (iii) must make four substantially equal amortization payments on April 1, 2024, May 1, 2024, June 1, 2024, and July 1, 2024, unless there is an event of default, including a continuing event of default on the Credit Agreement, at which point the holder may declare all amounts due immediately. The Lender under the Promissory Note is also entitled to a closing fee equal to 12% of the initial principal amount outstanding under the Promissory Note with 50% paid on October 15, 2023 and the remaining 50% due on December 15, 2023. We recorded expense of approximately $0.6 million within loss on extinguishment of related-party debt on our consolidated statements of operations, which related to the 12% closing fee payable to the Lender. Upon completion of the Protected disposal, the Promissory Note, accrued interest and the remaining 50% of the closing fee was settled.
Term Note
On October 6, 2023, we entered into a $2.5 million Term Loan Note (“Term Note”) with Openmail2, LLC (“Term Lender”), which is principally owned and managed by trusts established for the benefit of our co-founders.

The amounts outstanding under the Term Note accrue interest at the rate per annum equal to the SOFR plus 5.75%. The maturity date under the Term Note is December 31, 2024, unless there is an event of default, including a continuing event of default on the credit agreement, at which point the holder may declare all amounts due immediately. We must prepay the Loan under certain circumstances, which include (i) the consummation of a strategic transaction or (ii) upon the full refinancing and termination of the existing credit agreement. The Lender was also entitled to a closing fee equal to 10.0% of the principal amount of the Term Note, payable within 180 days of October 6, 2023. Upon completion of the Protected disposal, the Term Note, accrued interest and closing fee was settled. The previously unamortized portion of the loan fee of $0.2 million was included in loss on extinguishment of related-party debt on our consolidated statements of operations.
Secured Facility
On October 6, 2023, Protected, our indirect wholly-owned subsidiary at the time, entered into a Secured Facility Agreement providing for a $10.0 million term loan (“Secured Facility”) with a subsidiary of JDI ("Secured Lender"), one of our significant shareholders, which is principally owned and managed by certain members of the Protected management team. Pursuant to the Secured Facility, the Secured Lender provided a $10.0 million commitment to Protected, which amount was (i) drawn down in full on the closing date and (ii) secured by the assets of Protected pursuant to a deed granted in favor of the Secured Lender pursuant to a Debenture between Protected and the Secured Lender, dated October 6, 2023.
The amounts outstanding under the Secured Facility accrue interest at the rate of 8.5% per annum. The amounts outstanding under the Secured Facility are due upon the earlier of (i) October 6, 2024 or (ii) the date on which Protected undergoes a Change of Control. The Secured Lender was also entitled to a closing fee equal to 12.0% the principal amount of the borrowings under the Secured Facility, which was paid in full on the closing date. In addition, Protected agreed to reimburse the Secured Lender for their reasonable and documented costs incurred in connection with the negotiation, documentation and execution of the Secured Facility. Upon completion of the Protected disposal, the Secured Facility, the related loan fee and an early settlement fee were settled. The previously unamortized portion of the loan fee and the early settlement fee for an aggregate amount of $1.4 million was included in net loss from discontinued operations, net of tax on our consolidated statements of operations.
Cash Flows
The following table summarizes our cash flows for the periods presented (in thousands):

	Successor		Predecessor
	December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Net cash provided by (used in) operating activities	$(24,742)	$3,317	$(10,603)
Net cash provided by (used in) investing activities	$203,179	$(454,009)	$(441)
Net cash used in financing activities	$(74,072)	$(27,729)	$—
Operating Activities
Our cash flows from operating activities are primarily impacted by growth in our operations, timing of collections from our partner and related payments to our suppliers for advertising inventory and data. We typically pay suppliers in advance of collections from our clients and our collection and payment cycles can vary from period to period. In addition, seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.
In the year ended December 31, 2023 (Successor), cash used in operating activities of $24.7 million resulted primarily from a net loss of $285.6 million, a payment long-term earnout liabilities of $20.0 million, a decrease in accrued expenses and other current liabilities of $19.4 million and a noncash tax benefit of $22.3 million. This was partially offset by noncash items including an impairment of goodwill of $115.5 million, depreciation and amortization expense of $105.2 million, and stock-based compensation expense of $53.1 million, and a decrease in accounts receivable of $20.9 million and an increase in deferred revenue of $15.3 million.
In the period from January 27, 2022 to December 31, 2022 (Successor), cash provided by operating activities of $3.3 million resulted primarily from noncash items including an impairment of goodwill of $372.7 million, depreciation and amortization expense of $118.7 million, stock-based compensation of $108.3 million, amortization of debt issuance costs of $4.8 million and a change in fair value of warrants of $3.8 million, and an increase in deferred revenue of $9.0 million and a decrease in accounts receivable of $4.6 million. This was partially offset by a net loss of $441.3 million, a noncash deferred tax benefit of $118.0 million, a decrease in other long-term liabilities of $18.1 million, a payment of long-term earnout liabilities of $20.0 million and a decrease in accrued expenses and other current liabilities of $22.0 million.
During the period from January 1, 2022 through January 26, 2022 (Predecessor), cash used in operating activities of $10.6 million resulted primarily from a net loss of $37.1 million, including a decrease in accounts payable of $67.6 million due to the Merger. This was partially offset by an increase in accrued expenses of $57.5 million, noncash stock-based compensation of $23.7 million and a decrease in accounts receivable of $11.1 million due to the Merger.
Investing Activities
Our primary investing activities consisted of the sale of our Protected business segment on November 30, 2023, acquisitions of businesses, which included the first quarter 2022 acquisitions of S1 Holdco, Protected, CouponFollow and RoadWarrior, and the second quarter 2022 acquisition of Answers, as well as costs capitalized for internally developed software.
In the year ended December 31, 2023 (Successor), cash provided by investing activities of $203.2 million resulted primarily from proceeds from sale of our Protected business segment.
In the period from January 27, 2022 to December 31, 2022 (Successor), cash used in investing activities of $454.0 million resulted primarily from the acquisitions of S1 Holdco, Protected, RoadWarrior, CouponFollow and Answers.
In the period from January 1, 2022 to January 26, 2022 (Predecessor), cash used in investing activities of $0.4 million resulted from costs capitalized for internally developed software.
Financing Activities
Our financing activities consisted primarily of borrowings and repayments of our indebtedness under our credit facilities and redemptions of our Class A common stock.
In the year ended December 31, 2023 (Successor), cash used in financing activities of $74.1 million resulted primarily from repayment of the 2022 Revolving Note of $50.0 million and repayment of the 2023 Revolving Note of $20.0 million.
In the period from January 27, 2022 to December 31, 2022 (Successor), cash used in financing activities of $27.7 million resulted primarily from redemptions of Trebia Class A ordinary shares in the amount of $510.5 million and repayment of existing term loan of $187.5 million, partially offset by proceeds from the Term Loan and 2022 Revolving Note of $450.0 million and the Cannae Backstop of $246.5 million.
In August 2022, our Board of Directors authorized up to $25.0 million for the repurchase of our Class A common stock and Public Warrants ("2022 Repurchase Program"). During the fiscal year ended December 31, 2023 we repurchased 190 thousand shares of our Class A common stock for an aggregate purchase price of $1.1 million under the 2022 Repurchase Program.
In the period from January 1, 2022 to January 26, 2022 (Predecessor), there was no cash provided or used in financing activities.

Off-Balance Sheet Arrangements
We do not have any relationships with entities often referred to as structured finance or special purpose entities that have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We did not have any other off-balance sheet arrangements during the periods presented other than the indemnification agreements.
Contractual Obligations and Known Future Cash Requirements
Service Agreements
In June 2021, we entered into a multi-year agreement with a service provider whereby we are contractually obligated to spend $5.0 million annually between July 2023 and June 2026. As of December 31, 2023, we remain contractually obligated to spend a remaining $11.1 million towards this commitment.
Acquisitions
For potential commitments associated with our acquisitions refer to Note 3, Merger and Note 4, Acquisitions.
Contingencies
From time to time, we are subject to contingencies that arise in the ordinary course of business. We record an accrual for a contingency when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We do not currently believe the resolution of any such contingencies will have a material adverse effect upon our consolidated financial statements.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period.
We believe that the accounting estimates below are most critical to understanding our financial condition and historical and future results of operations. Significant estimates affecting the consolidated financial statements have been prepared on the basis of the most current and best available information, including historical experience, known trends and other market-specific or other relevant factors that we believe to be reasonable. On an ongoing basis, management evaluates its estimates, as there are changes in circumstances, facts and experience. Changes in estimates are recorded in periods when they become known. However, actual results from the resolution of such estimates and assumptions may vary from those used in the preparation of the consolidated financial statements.
Business Combinations
We allocate the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, including estimating average industry multiples, customer and service attrition rate, forecasted revenue and revenue growth rates, discount rates, technology migration rates, royalty rates and future cash flows. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.

Goodwill
We perform annual impairment testing on goodwill in the fourth quarter of each fiscal year or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit below our carrying value. We have the option (i) to assess goodwill for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than our carrying amount or (ii) to perform the quantitative impairment test. The quantitative impairment test involves comparing the estimated fair value of a reporting unit with our respective carrying amount, including goodwill. If the estimated fair value exceeds carrying amount, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than carrying amount, an impairment loss is recognized in an amount equal to the excess, not to exceed the carrying amount of goodwill.
The fair values of our reporting units are computed through weighting a discounted cash flow model and a reference transaction model which include inputs developed using both internal and market-based data. The key assumptions in a discounted cash flow model include, but are not limited to, the weighted average cost of capital, revenue growth rates (including long-term growth rates), and operating margins. The weighted average cost of capital reflects the increases in market interest rates. The reference transaction model derives indications of value based on mergers and acquisition transactions in the digital advertising industry. Key assumptions in these models include, but are not limited to, the selection of comparable transactions, revenue and “EBITDA” is defined as net income or loss before results from discontinued operations, interest, income tax expense or benefit, and depreciation and amortization multiples and EBITDA margins from those transactions. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.
Stock-Based Compensation
Compensation cost related to stock-based payments is measured based on the fair value of the units issued and recognized in salaries and benefits expenses on our consolidated statement of operations. We have elected to treat stock-based payment awards with time-based service condition(s) only as a single award, with the related compensation expense recognized on a straight-line basis. The assumptions used in the Black-Scholes model to value equity in the Predecessor period are based upon the following; (i) The fair value of S1 Holdco’s equity was determined by S1 Holdco’s Board of Directors, with input from management and contemporaneous valuation reports prepared by a third-party valuation specialist, as the equity was not publicly traded, (ii) The expected term of the award is estimated by considering the contractual term and vesting period of the award, the employees’ expected exercise behavior and the post-vesting employee turnover rate. For non-employees, the expected life equals the contractual term of the award, (iii) The risk-free interest rate is based on published U.S. Treasury Department interest rates for the expected term of the underlying award and (iv) The volatility was based on the expected unit price volatility of the underlying units over the expected term of the award which is based upon historical share price data of an index of comparable publicly traded companies.
Income Taxes
We are the sole managing member of S1 Holdco and, as a result, consolidate the financial results of S1 Holdco. S1 Holdco is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, S1 Holdco is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by S1 Holdco is passed through to and included in the taxable income or loss of our members, including us, on a pro rata basis. We are subject to U.S. federal income taxes, in addition to state and local income taxes with respect to our allocable share of any taxable income or loss of S1 Holdco, as well as any stand-alone income or loss generated by us. Various of our subsidiaries are subject to income tax in the United States and in other countries.
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities (“DTAs” and “DTLs”, as applicable) for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.
We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of operations. If we determine that we would not be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would increase the provision for income taxes.
We record uncertain tax positions on the basis of a two-step process in which (1) it determines whether it is more likely than not that the tax positions will be sustained on the basis of our technical merits and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. We recognize both accrued interest and penalties, when appropriate, in the provision for income taxes on the accompanying consolidated statements of operations.
Recently Issued Accounting Pronouncements
For information regarding recent accounting pronouncements, refer to Note 2, Summary of Significant Accounting Policies.
Quantitative and Qualitative Disclosure about Market Risk
We have operations within the United States and internationally, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate and foreign currency exchange risk.
Interest Rate Risk
We are exposed to market risk from changes in interest rates on our Term Loan and our 2022 Revolving Facility, both of which accrue interest at a variable rate. The interest rate on our Term Loan is the adjusted Secured Overnight Financing Rate (“SOFR”) plus 4.75%. As of December 31, 2023, $365.0 million was outstanding on our Term Loan. We have not used any derivative financial instruments to manage our interest rate risk exposure with respect to our Term Loan. As of December 31, 2023, a hypothetical one percentage point increase or decrease in the variable interest rate of our Term Loan and our 2022 Revolving Facility would result in a corresponding increase or decrease in interest expense of approximately $3.7 million annually.
Foreign Currency Exchange Rate Risk
The majority of our revenue is denominated in U.S. dollars; however, we do earn revenue, pay expenses, own assets and incur liabilities in countries using currencies other than the U.S. dollar, primarily the Euro and Canadian dollar. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenue, income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against other currencies will affect our statements of operations and the value of balance sheet items denominated in foreign currencies. We generally do not mitigate the risks associated with fluctuating exchange rates because we typically incur expenses and generate revenue in these currencies and the cumulative impact of these foreign exchange fluctuations are not deemed material to our financial performance.

BUSINESS
Our Business
We operate an omnichannel customer acquisition platform, delivering high-intent customers to brands, advertisers and publishers.
We provide our omnichannel customer acquisition platform services through our proprietary responsive acquisition marketing platform (“RAMP”). Operating seamlessly across major advertising networks and advertising category verticals to acquire end-users, RAMP allows us to monetize these acquired users through our relationships with third party advertisers and advertising networks (“Advertising Partners”). RAMP also allows third party advertising platforms and publishers (“Network Partners”) to send user traffic to, and monetize user traffic on, our owned and operated websites or through our monetization agreements. RAMP operates across our network of owned and operated websites, allowing us to monetize user traffic that we source from various acquisition marketing channels, including Google, Facebook, Zemanta, Taboola, and TikTok.
Through RAMP, we process approximately 187 million daily advertising campaign optimizations and ingest over 7 billion rows of data daily across approximately 40 advertising vertical categories as of December 31, 2023. We are able to efficiently monetize user intent by linking data on consumer engagement, such as first party search data like traffic sources, device type and search queries, with data on monetization and advertising spend. This context-enriched data, combined with our proprietary and data science driven algorithms, creates a closed-loop system that is not reliant on personally identifiable information or information obtained through third-party cookies, but which allows RAMP to efficiently match consumer demand with the appropriate advertiser or advertising experience across advertising category verticals.
Our business was originally founded in 2013 with a focus on monetizing user traffic acquired by our Network Partners. Since launching, we have expanded to support additional advertising formats across numerous advertising platforms, and have acquired several leading websites, enabling us to control user acquisition and experience, and monetize user traffic on our behalf via our network of owned and operated websites. Today, we own and operate approximately 40 websites, including leading search engines like info.com and Startpage.com, and publishing digital media sites and utilities such as HowStuffWorks, MapQuest, CouponFollow and ActiveBeat.
Our primary operations are in the United States, and we also have operations in Canada and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, data privacy laws, possible limitations on foreign investment and income repatriation, government foreign exchange controls and exposure to currency exchange fluctuations. We do not engage in hedging activities to mitigate our exposure to fluctuations in foreign currency exchange rates.
The Trebia Merger
On June 28, 2021, we entered into a Business Combination Agreement (as amended on November 30, 2021, January 10, 2022 and January 25, 2022), (“Business Combination Agreement”) by and among us, S1 Holdco and Total Security Limited, formerly known as Protected.net Group Limited (“Protected”). On January 26, 2022 (“Closing Date”), we consummated the business combination (“Merger”) pursuant to the Business Combination Agreement. Following the consummation of the Merger, the combined company was organized via an “Up-C” structure, in which substantially all of the assets and business operations of System1 are held by S1 Holdco, and our combined business continues to operate through the domestic and foreign subsidiaries of S1 Holdco. Additionally, following the Merger, Trebia’s ordinary shares and Public Warrants ceased trading on the New York Stock Exchange (“NYSE”), and System1 Inc’s Class A common stock, $0.0001 par value per share (“Class A common stock”) and the Public Warrants began trading on the NYSE on January 28, 2022 under the symbols “SST” and “SST.WS,” respectively.
The consideration paid to the existing equity holders of S1 Holdco and Protected in connection with the Merger was a combination of cash, Class A common stock, Class C common stock, $0.0001 par value per share ("Class C common stock") and, with respect to unvested equity S1 Holdco equity awards of the Closing Date, a combination of restricted stock units in System1 and cash awards. The aggregate consideration under the Business Combination Agreement was $440.2 million of cash and $411.5 million of equity of System1. Additionally, the aggregate Class B units in S1 Holdco retained by S1 Holdco equity holders at the Closing Date resulted in a non-controlling interest with an estimated value of $198.7 million.
Sale of Protected
On September 6, 2023, we announced that we had received a non-binding indication of intent from Just Develop It Limited (“JDI”), one of our significant shareholders, which is principally owned and managed by certain members of the Protected management team, related to the potential acquisition of Protected, which operates our subscription business. Subsequently, on November 30, 2023, we completed the sale of Protected, pursuant to the terms of a share purchase agreement (“Share Purchase Agreement”). Pursuant to the Share Purchase Agreement, the purchasing parties acquired all of the outstanding preference and ordinary shares of Protected (“Protected Disposition”) for total consideration comprised of: (a) $240.0 million in cash, subject to certain adjustments, (b) the return and subsequent cancellation of approximately 29.1 million shares of our Class A common stock, par value $0.0001 per share, owned by JDI and other entities and individuals affiliated with the purchasing parties and (c) confirmation from JDI, Protected and the Protected CEO that the financial performance benchmarks related to certain contingent earnout payments based on the future performance of Protected’s business in an aggregate amount of up to $60.0 million included in the Business Combination Agreement, will, as a result of the Protected Disposition, no longer be achievable.
Refer to Note 3, Merger and Note 19, Discontinued Operations of our consolidated financial statements included in this prospectus for additional information.
Our Industry
Today, brands and advertisers seeking to effectively reach their target consumers or target audience are confronted by significant operational and systemic challenges. Legacy mediums, including print, television and radio, represent a smaller and shrinking portion of total media consumption than they have historically, as digital media formats, in particular those best served by mobile devices, have proliferated. Spending on global digital advertising has grown rapidly, reaching an estimated $555 billion in 2022, and is projected to grow to an estimated $744 billion in 2026. Additionally, spending on global digital advertising accounted for approximately 67% of total global advertising spend in 2022, a percentage that is expected to grow to almost 72% in 2026, continuing a steady trend of supplanting traditional advertising models to support bands and advertisers’ customer acquisition efforts.
Digital marketing has become an increasingly complex ecosystem due to several trends. These trends include the rapid diversification of digital platforms, changing consumption behaviors, ever-evolving and more sophisticated advertising networks and ad exchange platforms, increasing audience fragmentation, shorter attention spans, rapidly changing technology infrastructure and a greater regulatory and audience focus on consumer and data privacy considerations by regulators and consumers. As a result, advertisers continue to struggle to efficiently identify and market to high quality audiences that drive strong and consistent return on advertising spend. Since consumer demand is cyclical, constantly evolving and difficult to identify, marketing strategies are often tied to particular channels or verticals, which in turn makes identifying intent-driven consumer demand at the appropriate decision point a challenge for advertisers. We believe we are well positioned to address these challenges and match consumer demand with the appropriate brand in a given advertising category vertical, regardless of seasonality or economic cycle.
Some of the key industry trends include:
Advertisers Have Significantly Shifted Their Budgets from Traditional Media to a Diverse Array of Digital Channels. Media content and advertising is increasingly consumed via digital channels or on digitally connected devices due to rapid advances in technology, increasing distribution channels and changes in consumer behavior. This shift has facilitated an unprecedented array of options for advertisers to better direct and measure the effectiveness of their advertising campaigns across media channels and device-types in real time. This seismic shift in and across digital advertising has placed a significant premium on advertising decisions that are based on actual consumer behavior combined with temporal data. We believe that the digital advertising market will continue to grow and evolve rapidly, and that advertisers will shift more of their advertising spend to these quickly evolving digital media channels.
Better Execution Against Highly Fragmented Audiences. As digital media channels grow and consumption patterns change, highly fragmented audiences make it challenging to consistently reach a large relevant audience. Media consumption is becoming more individualized and fragmented, as the audience spends more time on an increasing number of personal devices while deciding what media to consume and when they consume it, including what products and services they may be searching information for, rather than having those choices made for them in on large legacy platform (i.e. linear television, radio, print media) to a single large audience. Both trends contribute to the ever-increasing demand from advertisers for programmatic advertising platforms that integrate options to buy advertising and provide data on how to optimize the financial returns of an ad campaign.
Top Digital Advertisers Are Transitioning Budgets to Performance-Based Models Where Data and Analytics Drive Decision Making. The shift to digital performance-based advertising models can be explained by mounting pressure on bands and advertisers (and their agencies) to demonstrate tangible results against their advertising efforts, and the corresponding shift of advertising budgets to distribution channels that facilitate the ability to better monitor results in real time. We have designed and built RAMP to specifically address this constantly evolving landscape. Through our portfolio of owned and operated websites, we have access to valuable first party intent data, which our platform combines with real-time feedback on the intent-driven consumer’s interaction with rendered ads, thereby increasing the value of user traffic sent to advertisers and the publishers on which such advertisements are displayed.
Automation of Ad Buying. The growing complexity and increasing high frequency speed of digital marketing and advertising decisions has significantly increased the need for constant and quicker automation. Technology that enables fast, accurate and cost-effective decision-making through computer algorithms that use extensive (and iterative) data sets has become critical for the long-term success of digital advertising campaigns. By using programmatic inventory buying tools, advertisers automate their campaigns in order to provide them with better price discovery on an impression-by-impression basis. As a result, advertisers are able to efficiently bid on and purchase the advertising inventory they value the most, pay less for the inventory they do not value as much, and abstain from buying advertising inventory that does not fit their campaign parameters or reach their target audience.
Regulatory and Audience Focus on Consumer & Data Privacy. Both digital audiences and consumer focused regulatory bodies and agencies are becoming increasingly focused on consumer and data privacy, including the collection, processing, tracking and/or sharing of users' personal data as advertisers, marketing partners and publishers place a premium on high-quality consumer intent data. Governing bodies throughout the United States (including state and local governments), the European Union and other jurisdictions continue to respond to these growing consumer concerns by proposing and enacting new laws and regulations that are reshaping industry standards regarding consumer privacy, data protection and information security. As advertisers, marketing partners and publishers seek to remain compliant with this evolving regulatory landscape, while avoiding the reputational and financial costs of potential investigations or fines, financial penalties or private actions, first party data regarding intent or trending topics (i.e. consumer intent and related data properly collected and used directly by the party offering the service or media content) becomes increasingly more valuable. Our owned and operated search engines and publishing websites are able to provide valuable anonymized and aggregated proprietary first party data related to search intent data that is properly collected and processed, and then leveraged an optimized through RAMP.
Our Opportunity
Traditional advertising agencies are focused on creative services and allocating large advertising budgets across media platforms, but are often not as sophisticated in deploying the cutting-edge technology necessary to deliver responsive or intent-driven customers. While advertising consultants provide strategic advice, they are limited in their ability to deliver actual customers. Advertising buying platforms are not able to offer our data-science and algorithmic driven optimization which we use to improve real-time bids. Most digital marketing providers are confined to a few forms of monetization, such as lead generation or display advertising services, and are not typically agnostic as to which method of monetization they employ or advertising category vertical reached. We believe we offer a differentiated platform, as we are both channel and monetization-method-agnostic. We offer transparent measurement and real-time monitoring of return on advertising spend at a detailed level, which allows for purchase and sale decisions to be based on predictive modeling in order to drive superior results for our various advertisers.
Our Business Model
We initially began as a monetization platform that connected user traffic acquired by our network partners with advertising demand from our advertisers and advertising networks. We have significantly expanded the scope of our platform through organic growth, strategic acquisitions and the continuous development and integration of RAMP into our service offerings, which enables us to control user acquisition, consumer experience and monetization across all traffic sources of our platform. RAMP is integrated with and deployed across our owned and operated search engine and digital media publishing websites and utilities, while supporting and utilizing multiple advertising formats across monetization channels, which has allowed us to accelerate our growth through the integration of multiple websites over the past several years.
Attracting and Monetizing User Traffic through Our Owned and Operated Websites—We own and operate approximately 40 websites, including search engines, digital publishing websites and web utilities/apps across a variety of categories, including health, mapping, how-to, general interest, finance, business, technology, travel and automotive, and utilize RAMP to efficiently produce and distribute content to these properties that is both data-driven and engaging. We simultaneously work with different acquisition marketing channels to acquire user traffic to our properties, where we deploy RAMP to efficiently match real-time consumer intent with our own services, or direct them to advertisers that seek to bid for the ability to interact with these consumers.
Monetizing User Traffic for Our Network Partners—We also monetize user traffic on behalf of our more than 200 network partners, which include Yahoo!, WebMD and Publisher’s Clearing House. These network partners direct their acquired traffic through RAMP in exchange for a share of advertising revenue generated through the platform. In 2023, we processed over 2.7 billion network partner sessions.
Our Proprietary Assets
At the core of our business is our proprietary Responsive Acquisition Marketing Platform, or RAMP. RAMP’s predictive power is continually informed, optimized and enhanced by the following:
Owned and Operated Websites—We own and operate a diversified portfolio of websites where we are able to effectively acquire user traffic across channels and then present relevant offers or advertisements to the audience. Our platform analyzes various user interactions, develops a comprehensive view of the customer’s intent in real time and enables advertisers to maximize return on their spend. The first party intent data that we are able to capture from our owned and operated search and digital media sites is a differentiated element of our platform enabling more informed and targeted decision-making in the bid parameters that we use for our own traffic acquisition efforts and provide to our network partners.
System1’s Focus on First Party Data—In addition to acquiring extensive amounts of our user traffic via RAMP, upon reaching our websites, RAMP utilizes its proprietary access to our first party data in order to further qualify consumer intent and offer the most appropriate user experience and most effective monetization. We are able to combine this iterative dataset with historical information on ad spend across advertising categories, content and ad-creative automation, which is used to optimize monetization performance in order to provide a closed-loop view of the customer and advertising ecosystem. We have built a robust and valuable asset consisting of proprietary first party data that is continuously enhanced based on more than 570 million distinct search queries that run through RAMP each a month. This valuable first party data is used by RAMP to optimize specific consumer audiences based on millions of precedent interactions, and allows us to provide our clients with deeper insights into consumer habits as they continue to interact with our owned and operated websites.
Marketing Partner Integrations—RAMP is seamlessly integrated with leading acquisition marketing channels, such as Google, Facebook, Zemanta, Taboola, and TikTok. This technical integration allows us to continuously optimize our advertising campaigns and bids on a real-time basis, where RAMP processes over 187 million campaign optimizations per day.

Our Strengths
We believe that we are well positioned to continue to deliver high performance marketing solutions, including in the delivery of optimized bids and higher return on advertising spend, through the following strengths:
Proprietary Technology—The technology powering RAMP is designed to provide a dynamic closed-loop platform that operates efficiently at scale, while optimizing in real-time across several key digital advertising considerations, including dynamic ad pricing, consumer intent and historical user interaction with relevant ad content. The key components of RAMP include our programmatic buying platform, ad media interface, dynamic content and monetization serving, real-time revenue attribution, machine learning and data science algorithms, and back-end reporting systems. As a result of the seamless integration of these proprietary technologies, we are able to continually improve performance as we incorporate additional data and product enhancements.
Omni-Vertical and Monetization Agnostic Service Offering—RAMP is designed to work across vertical consumer categories, efficiently leveraging consumer intent data matched to advertiser demand on a real-time basis. RAMP is also integrated with multiple forms of monetization, facilitating display and search advertising, lead generation, video, e-commerce and subscriptions. We believe that our RAMP platform adds significant value across the entire digital marketing landscape.
Substantial First-Party Data Consumer Information—In 2023, we processed over 6.6 billion total sessions. As a result, we process significant amounts of data (across search queries and decision-making behavior) from consumers, including first party intent-based data, that is combined with data on how consumers respond to different types of ad content, creatives and formats. This aggregated and anonymized data is leveraged within our platform, so that it can be analyzed and iteratively enriched as consumers return to our websites and continue to interact with rendered advertisements. When this data is fed into our data science and machine learning algorithms, it becomes a powerful tool for identifying new monetization opportunities and increasing return on advertising spend.
Proven M&A Experience—We seek out complimentary or ancillary businesses where we can benefit from identified synergies through our industry expertise, significant acquisition experience and in-house strategies to seamlessly integrate targets onto our RAMP platform. We have historically evaluated acquisition opportunities along several key criteria, including building strong brands in a broad group of advertising verticals, diversifying monetization capabilities, developing and augmenting new user acquisition channels, accelerating international growth and opportunities for expansion of our owned and operated properties.
Experienced Management Team—Our management team is founder-led, with a deep bench across product, engineering, business & corporate development and compliance, with significant experience in digital advertising and publishing.
Our Growth Strategies
We believe RAMP can be efficiently deployed across the quickly evolving and rapidly expanding digital advertising market. As the total available market for digital advertising expands, we believe we are well-positioned to deliver superior results and performance to advertisers and our network partners through our extensive relationships with leading advertisers and advertising networks, and to better direct consumers to the products or services that match their intent.
Our goal is to continually improve and extend the scope of RAMP by continuing to evolve and adapt to the ever-changing landscape of new sources of online user traffic, better monetization tools and growing areas of advertising demand. To achieve this goal, we intend to continue to grow our business by pursuing the following growth strategies:
Grow Existing Business Lines. We plan to expand the number of advertising partners that are utilizing or integrated with RAMP by continuing to attract and monetize users with commercial intent through our owned and operated web properties in high value vertical consumer categories. We will also continue to monetize users on behalf of our network partners.

Continue Executing Strategic Acquisitions. We believe that we operate in a target-rich environment for strategic acquisitions that will enhance RAMP and add to our portfolio of owned and operated websites and web-utility offerings. By continuing to execute on our successful track-record of identifying, evaluating, executing and integrating M&A targets, we believe that we will be able to continue integrating new acquisitions into our overall business strategy to enhance RAMP and expand the diversity and scope of our owned and operated properties.
Our websites cover a diverse range of consumer demand and traffic. For example, MapQuest is a web-based navigation service that delivers turn-by-turn direction guidance to users. Info.com is a metasearch engine that consumers can use to search for relevant information. HowStuffWorks is a commercial website focused on helping people solve problems in their daily lives by using various types of digital media to easily breakdown and explain complex concepts, topics, terminology and mechanisms. Startpage is the world’s most private search engine, allowing our users to browse and search the Internet in complete privacy. CouponFollow is one of the largest coupon destinations for online shoppers.
Our Human Capital
We believe that our values of support, teamwork, individuality, ownership, impact and improvement have been an important factor of our overall success. Behind all our innovations are the talented people around the world who bring them to life. To continue to produce such innovations, we believe that it is crucial that we continue to attract and retain top talent. We strive to make System1 a diverse and inclusive workplace, where our people feel they belong, with opportunities for our employees to grow and develop their careers, supported by strong compensation, benefits and health and wellness programs, and by programs that build connections between our employees and their communities. To ensure we live our values, and our culture stays unique and strong, our board of directors (the "Board" or the "Board of Directors") and executive team have put significant focus on our human capital resources.
As of December 31, 2023, we had approximately 300 full-time employees in 3 countries. Regionally, North America and the rest of the world make up approximately 99% and 1% of our workforce, respectively.
Diversity and Inclusion
We are committed to fostering a culture of diversity, inclusion and belonging in which all employees are empowered to bring their whole, authentic selves to work every day. At System1, we believe in the people who work for us, and as part of our investment in our people, we prioritize diversity and inclusion. Our goal is to create a culture where we value, respect, and provide fair treatment and opportunities for all employees. We regularly conduct employee surveys to give employees the opportunity to provide feedback on our culture and direction. This survey is managed by a third-party vendor to encourage candor and solicit feedback on many aspects of engagement, including company leadership, culture, inclusion, and career development. Our leaders review the survey feedback and work with their teams to take action based on survey results.
We demonstrate this commitment through a comprehensive strategy that combines education, celebration, matching donations to the community, diversifying our talent, and creating forums for internal dialogue and listening. Our global leadership team is approximately 67% male and 33% female.
Talent Development
Despite our rapid growth, we still cherish our roots as a startup and our company culture of ownership. We empower employees to develop their skills and abilities by acting on great ideas regardless of their role or function, which translates into personal investment in building our organization. We work to foster an environment where talented individuals and teams can thrive in fulfilling careers.
To set our global team up for success, we define key core competencies for roles that are aligned to our values and extend to all levels of leadership regardless of experience and role. We encourage everyone to create individual development plans leveraging competency frameworks tied into their chosen career path, outlining a specific plan and actions to increase proficiency or learn new skills. We seek to provide a wide range of learning and development opportunities in both individual and group settings with formal, social and experiential learning.
Compensation and Benefits

We provide compensation and benefits programs to help meet the needs of our employees and reward their efforts and contributions. We seek fairness in total compensation with reference to external comparisons, internal comparisons and the relationship between management and non-management compensation.
In addition to salaries, we provide competitive compensation programs commensurate with our industry peers. Such compensation and benefit programs may include short term incentives, equity awards, 401(k) plans with employer matching, healthcare and insurance benefits, flexible spending accounts, paid time off, family leave, family care resources, employee assistance programs and tuition assistance, among many others. Such programs and our overall compensation packages seek to facilitate retention of key personnel.
Health, Safety and Wellness
The success of our business is fundamentally connected to the well-being of our people. Accordingly, we are committed to the health, safety and wellness of our employees. We provide our employees and their families with access to a variety of innovative, flexible and convenient health and wellness programs. In response to the COVID-19 pandemic, we implemented significant changes, such as implementing and facilitating teleworking, that we determined were in the best interests of our employees, as well as the communities in which we operate, and which comply with applicable government regulations. We continue to evolve our programs to meet our employees’ health and wellness needs.
Intellectual Property
The protection of our technology and intellectual property is an important driver of our success. We rely on intellectual property laws, including trade secret, copyright, patent and trademark laws in the U.S. and abroad, and use contracts, confidentiality procedures, non-disclosure agreements, employee disclosure and invention assignment agreements and other contractual rights to protect our intellectual property. Our ability to continually develop new intellectual property and deliver new functionality quickly serves to protect us against competitors. We believe RAMP, along with our proprietary technology assets, is unique in the marketplace, difficult to replicate and would be expensive and time-consuming to build.
Seasonality
In the advertising industry, companies commonly experience seasonal fluctuations in revenue. For example, many advertisers allocate the largest portion of their budgets to the fourth quarter of the calendar year in order to coincide with increased holiday purchasing and spending habits. Historically, the fourth quarter of the year reflects our highest level of advertising activity, while the first quarter reflects the lowest level of such activity. We expect our revenue to continue to fluctuate based on seasonal factors that affect the industry as a whole.
Our Competition
Our industry is highly competitive and fragmented. We compete with other demand-side platform providers, some of which are smaller, privately-held companies and others that are divisions of large, well-established companies such as Google and Microsoft. We believe that we compete primarily based on the performance and capabilities of our RAMP platform and our significant focus on the buy-side market. We believe that we are differentiated from our competitors in the following areas:
•we are an independent technology company focused on serving advertisers on the buy-side of our industry;
•our network partner and advertising relationships are primarily based on the quality of our traffic, where our long-term success is determined by the quality and performance of our users for our advertising partners relative to our competition;
•our platform provides comprehensive access to a wide range of inventory types across multiple advertising verticals; and
•our platform allows clients to build proprietary advantages by integrating custom features and interfaces for their own use through our application programming interfaces, or APIs.

The intense competition we face, in addition to general and economic business conditions, can put pressure on us to change our prices. If our competitors offer deep discounts on certain solutions or provide offerings, we may need to lower margins to compete successfully. Any such changes may reduce revenue and margins and could adversely affect our financial results.
Collection and Use of Data; Privacy and Data Protection Legislation and Regulation
We and our partners currently use pseudonymous data about Internet and mobile app users directed to our platform to manage and execute digital advertising campaigns in a variety of ways, including delivering advertisements to end users based on their geographic locations, the type of device they are using, their interests as inferred from their Internet search queries, web browsing or app usage activity or their previous relationships with our partners. Such data can be passed to us from various third parties, including device type original equipment manufacturers and application providers and publishers. We do not use this data to discover the identity of individuals, and we currently prohibit partners, data providers and inventory suppliers from importing data onto our ad buying platform that directly identifies individuals, though we do allow partners to share some directly identifying information, such as phone number and email addresses, with us for purposes of transforming that information into pseudonymous identifiers to use on our platform.
Our ability, like those of other advertising technology companies, to collect, process, augment, analyze, use and share data relies, in part, upon the ability to identify devices across websites and applications, and to collect and process data about user interactions with those devices for purposes such as serving relevant ads and measuring the effectiveness of ads. In many instances, the technology necessary to identify devices and users interactions with content, ads, applications or utilities on such devices are governed by U.S. and foreign laws and regulations, and our ability to utilize such information is dependent upon their implementation within the digital ad industry ecosystem. Such laws, regulations and industry standards may change from time to time, including those relating to the level of consumer notice, consent and/or choice required when a company employs cookies, pixels or other similar electronic identifiers or tags to collect, process and share data about users online interactions.
In the United States, both federal and state legislation govern activities such as the collection and use of personal data, and privacy matters impacting the advertising technology industry has frequently been subject to review by the Federal Trade Commission (the “FTC”), U.S. Congress, and individual state governments. Much of the federal oversight on digital advertising in the United States currently comes from the FTC, which has primarily relied upon Section 5 of the Federal Trade Commission Act, which prohibits companies from engaging in “unfair” or “deceptive” trade practices, including alleged violations of representations concerning privacy protections and acts that allegedly violate individuals’ privacy interests. However, there is increasing consumer concern over data privacy and the use of personally identifiable information in recent years, which has led to a myriad of new and proposed legislation both at the federal and state levels, some of which has affected and will continue to affect our operations and those of our industry partners. For example, the California Consumer Privacy Act of 2018 (the “CCPA”), which went into effect January 1, 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, applications and protocols (such as IP addresses, mobile application identifiers and unique cookie identifiers) and individuals’ location data, if there is potential that individuals can be identified by such data.
The CCPA created individual data privacy rights for consumers in the State of California (including rights to deletion of and access to, as well as rights to opt-out of the collection of, personal information), special rules on the collection of consumer data from minors, new notice obligations and new limits on, and rules regarding the collection, processing and “sale” of personal information (interpreted by many to include common digital advertising practices). The CCPA also includes a potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. The CCPA also offers the possibility to a consumer to recover statutory damages for certain violations related to data breaches. There also have been many class action lawsuits filed invoking the CCPA outside of the private right of action provided for by the law, and it is unclear at this point whether any of these claims will be accepted by the courts. In addition, the California Privacy Rights Act (the "CPRA") (which amends and further implements the CCPA), as well as similar laws which have recently gone into effect in Virginia, Colorado, Connecticut and Utah, impose additional notice and opt out obligations in the digital advertising ecosystem, including an obligation to provide a prominent opt out for behavioral advertising. Additionally, similar laws have been passed or are being considered in other states, which may impose additional restrictions on us and on our industry partners. It is difficult to predict with certainty the full effect of these recently passed or pending laws and their implementing regulations on the Internet and advertising industries as a whole.
As our business is global, our activities are also subject to foreign legislation and regulation. In the United Kingdom and the European Union (including the European Economic Area (the “EEA”) and the countries of Iceland, Liechtenstein and Norway), or EU, separate laws and regulations (and member states’ implementations thereof) govern the processing of personal data, and these laws and regulations continue to impact us. The General Data Protection Regulation (“GDPR”), which applies to us, came into effect on May 25, 2018. Like the CCPA, the GDPR defines “personal data” broadly, and it enhances data protection obligations for controllers of such data and for service providers processing the data. It also provides certain rights, such as access and deletion, to the individuals about whom the personal data relates. The IAB Europe previously collaborated with the digital advertising industry to create a user-facing framework (the Transparency and Control Framework, or “TCF”) for establishing and managing legal bases under the GDPR and other U.K. and EU privacy laws including the ePrivacy Directive (discussed below). Although the TCF is still partially in use, its viability as a compliance mechanism has come under attack by the Belgian Data Protection Authority and others, and we cannot predict its effectiveness or applicability over the long term. In February 2022, the Belgium Data Protection Authority issued an order against IAB Europe that imposes specific remedies on IAB Europe and its operation of TCF. Further, other European regulators have questioned the framework’s viability and activists have filed complaints with regulators of alleged non-compliance by specific companies that employ the framework. Continuing to maintain compliance with the GDPR’s requirements, including monitoring and adjusting to rulings and interpretations that affect our approach to compliance, requires significant time, resources and expense, and may lead to significant changes in our business operations, as will the effort to monitor whether additional changes to our business and data collection practices and our backend configuration are needed, all of which may increase operating costs, or limit our ability to operate or expand our business.
Additionally, in the EU, EU Directive 2002/58/EC (as amended by Directive 2009/136/EC), commonly referred to as the ePrivacy or Cookie Directive, directs EU member states to ensure that accessing information on an Internet user’s computer or mobile device, such as through a cookie and other similar technologies, is allowed only if the Internet user has been informed about such access, and provided active and informed consent. A recent ruling by the Court of Justice of the European Union clarified that such consent must be reflected by an affirmative act of the user, and European regulators are increasingly agitating for more robust forms of consent and bringing enforcement actions against large platforms, including Amazon, Facebook and Google, concerning their cookie consent mechanisms. These developments may result in decreased reliance on implied consent mechanisms that have historically been used to meet requirements of the ePrivacy Directive in some markets. A replacement for the ePrivacy Directive is currently under discussion by EU member states to complement and bring electronic communication services in line with the GDPR and force a harmonized approach across EU member states. Although it remains under debate, the proposed ePrivacy Regulation may further raise the bar for the use of cookies, and the fines and penalties for breach may be significant. We cannot yet determine the impact such future laws, regulations and standards may have on our business.
For the transfer of personal data from the EU to the United States, like many U.S. and European companies, we have historically relied upon the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks. The Privacy Shield Framework, however, was struck down in July 2020 by the Court of Justice of the European Union as an adequate mechanism by which EU companies may pass personal data to the US. Other EU mechanisms for adequate data transfer, such as the standard contractual clauses, were also questioned by the Court of Justice and, as a result, whether and how standard contractual clauses can be used to transfer personal data to the United States is in question. If there is no interim agreement and standard contractual clauses also cannot be relied upon, we could be left with no reasonable option for the lawful cross-border transfer of personal data. If successful challenges leave us with no reasonable option for the lawful cross-border transfer of personal data, and if we nonetheless continue to transfer personal data from the EU to the United States, that could lead to governmental enforcement actions, litigation, fines and penalties or adverse publicity, any of which could have an adverse effect on our reputation and business or cause us to need to establish various technical systems to maintain certain data in the EU, which may involve substantial expense and cause us to need to divert resources from other aspects of our operations. Other jurisdictions have adopted or are considering cross-border or data residency restrictions, which could reduce the amount of data we can collect or process and, as a result, significantly impact our business.
This growing set of privacy regulations has created intense scrutiny regarding Interest-based advertising, or the use of data to draw inferences about a consumer’s interests and delivering relevant advertising to that consumer, by legislative, regulatory, and self-regulatory bodies, privacy advocates, academics, and commercial interests in the United States and abroad that focus on consumer protections and data privacy. In particular, much of this scrutiny has focused on the use of cookies and other tracking technologies that are used to collect or aggregate information about consumers’ online browsing and mobile app usage activity. For example, as the collection and use of data for digital advertising has increasingly received negative media attention over the past several years, some government regulators, such as the FTC, and privacy advocates have suggested creating a universally accepted “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their browser, not to have their online browsing activities tracked and shared across websites or devices. The CPRA and new Colorado consumer privacy law similarly have been interpreted to require the use of technical opt-outs for the sale and sharing of personal information for advertising purposes, and allow for rulemaking to develop these technical signals. If a universally accepted “Do Not Track,” “Do Not Sell,” or similar control is adopted by many Internet users, or if a “Do Not Track” or similar standard is imposed by additional states or by federal or foreign legislation, or is agreed upon by industry standard setting groups, we may have to change our business practices, our clients may reduce their use of our platform, and our business, financial condition, and results of operations could be adversely affected.
We participate in several industry self-regulatory programs, mainly initiated by the Network Advertising Initiative, or NAI, the Digital Advertising Alliance, or DAA, and their international counterparts. Our efforts to comply with the self-regulatory principles of these programs include offering end users notice and choice when advertising is served to them based, in part, on their interests. We believe that this user-centric approach to addressing consumer privacy empowers consumers to make informed decisions on the use of their data.
Government Regulation
We are subject to a number of foreign and domestic laws and regulations that affect companies conducting business over the Internet and, in some cases, using services of third-party telecommunications and Internet service providers. These include, but are not limited to, laws and regulations addressing data and consumer privacy; data sharing, storage, retention and security; freedom of expression; content dissemination/distribution; taxation; advertising and intellectual property. Our ability, like those of other digital advertising and subscription companies, to collect, enhance, analyze, use and share data relies upon our ability to uniquely identify devices across websites and applications, and to collect data about user interactions with those devices for marketing purposes, including the effectiveness of targeted ads. The processes used to identify devices and similar technologies are governed by U.S. and foreign laws and regulations and dependent upon their implementation. Such laws, regulations, and industry standards may change from time to time, including those relating to the level of consumer notice and consent required before a company can employ cookies or other electronic tools to collect data about interactions with users online.
Legal Proceedings
In July 2021, System1 OpCo, LLC (“System1 OpCo”, f/k/a System1, LLC) received correspondence from counsel for a United Kingdom-based marketing research company and its United States subsidiary (“System1 Group”) alleging trademark infringement based on its use of the “SYSTEM1” trade name and mark in the United States and the United Kingdom. In September 2021, System1 Group filed a lawsuit in the United States District Court for the Southern District of New York (the “Infringement Suit”), alleging (i) trademark infringement, (ii) false designation of origin, (iii) unfair competition and (iv) certain violations of New York business laws. While we believe that System1 Group’s infringement and other allegations and claims set forth in the Infringement Suit would have been subject to a laches defense, among other defenses, the parties entered into a Co-Existence and Settlement Agreement in June 2023 (the “Settlement Agreement”) in which the parties have agreed to co-exist with their current usage of the “System1” mark in their respective business operations with certain requirements and other conditions. The Settlement Agreement contemplates the payment of a fixed amount to System1 Group over the course of seventeen (17) months, and the Infringement Suit was dismissed with prejudice. The amount accrued as of December 31, 2023 for the loss is consistent with the terms of the Settlement Agreement and is considered immaterial.
In March 2023, we received a demand letter from counsel for Alta Partners, LLC (“Alta”), which purported to be a holder of certain Public Warrants of the Company (“Demand Letter”). The Demand Letter alleged, among other claims, that we breached the terms of the Warrant Agreement, and that Alta was entitled to approximately $5.7 million in damages, plus prejudgment interest, as a result, and subsequently sent us a draft complaint (the “Complaint”) alleging substantially the same claims as those set forth in Alta’s Demand Letter. While we denied liability with respect to the claims set forth in the Demand Letter and the Complaint, the parties entered into a Confidential Settlement Agreement ("Settlement Agreement") in October 2023, which contemplated an immaterial settlement payment that was subsequently paid prior to December 31, 2023, consistent with the terms of the Settlement Agreement.
In October 2023, a putative California class action complaint (the “Complaint”) was filed against us and our Protected business regarding alleged violations of California’s Auto Renewal Law requirements related to the marketing and sale of its subscription service offerings for anti-virus and ad-blocking software (the “Protected Software”) to consumers. The Complaint alleges claims under California’s false advertising and unfair competition laws and primarily alleges that the marketing and sales checkout flows for the Protected Software did not clearly and conspicuously disclose that the named plaintiffs set forth in the Complaint were purchasing the Protected Software for a promotional period which would auto-renew after the applicable promotional period. We dispute the claims alleged, and intends to defend itself vigorously in this matter.

MANAGEMENT
The following sets forth certain information, as of the date hereof, concerning the persons who serve as directors and executive officers of System1:

Name	Age	Position(s)
Executive Officers
Michael Blend	56	Chief Executive Officer & Chairman
Brian Coppola	51	Chief Product Officer
Tridivesh Kidambi	42	Chief Financial Officer
Jennifer Robinson	46	Chief Technology Officer
Elizabeth Sestanovich	60	Chief People Officer
Daniel Weinrot	50	General Counsel & Corporate Secretary
Non-Employee Directors
John Civantos	56	Director
Dexter Fowler	37	Director
Caroline Horn	53	Director
Moujan Kazerani	48	Director
Tanmay Kumar	35	Director
Frank R. Martire, Jr.	76	Director
Taryn Naidu	45	Director
Jennifer Prince	51	Director
Executive Officers
Michael Blend is System1’s co-founder and has served as System1’s chief executive officer since February 2021, and chairman of our Board of Directors since September 2013. Prior to System1, Mr. Blend was President/COO of Leaf Group Ltd., which he joined when Leaf Group acquired his data company, Hotkeys, in 2006. Prior to Hotkeys, Mr. Blend was vice president, corporate development for Jawbone from 2001 to 2003 and for Wedding Channel (acquired by The Knot) from 1999 to 2001. Mr. Blend currently serves on the board of directors of Nutrisystem, Inc. and Protected.net, and has previously served on the board of directors of leading digital marketing and technology companies, including Dynata, Data Axle, among others. Mr. Blend was also the chairman of the board of Stuff Media from 2016 until it was acquired by iHeart Media in 2018. Mr. Blend was the EY National Entrepreneur of the Year for Media, Entertainment & Communications in 2018, together with System1’s other co-founder, Charles Ursini. Mr. Blend received his JD from The University of Chicago, and holds a bachelor’s degree in mathematics from Duke University. We believe Mr. Blend is qualified to serve on the System1 Board of Directors because of his extensive business and leadership experience in the digital advertising and technology industries.
Brian Coppola has been System1’s chief product officer since June 2019, and previously served as System1’s vice president and then executive vice president of product since October 2015. Prior to System1, Mr. Coppola was the senior vice president of product at Amobee from 2013 to 2015, which he joined via SingTel’s acquisition of Adconion Direct in 2014. Mr. Coppola holds a bachelor’s degree in finance from Loyola Marymount University.
Tridivesh Kidambi has been System1’s chief financial officer since 2016. Prior to System1, Mr. Kidambi was the executive vice president, finance & analytics of TV Time from October 2015 to 2016, chief financial officer of EZ Texting from 2014 to 2015, and vice president, finance at Leaf Group Ltd. from 2007 to 2014. Mr. Kidambi currently serves on the board of directors of Protected.net. Mr. Kidambi received his MBA from Claremont Graduate University’s Drucker School of Management, and holds a bachelor’s degree in economics and mathematics from Claremont McKenna College.

Jennifer Robinson has been System1’s chief technology officer since May 2021. Prior to System1, Ms. Robinson was executive vice president, product & technology at Zefr, Inc., a contextual advertising company powered by patented machine learning technology from 2019 to 2021, where she led the product and tech organization. Prior to Zefr, Ms. Robinson was the chief technology officer at AwesomenessTV (now a ViacomCBS company) from 2015 to 2018, where she led technology strategy and development. Ms. Robinson received her MBA from NYU’s Stern School of Business, and holds a bachelor’s degree in computer science from The University of Chicago.
Elizabeth Sestanovich has been System1’s chief people officer since June 2021, and previously served as System1’s chief operations officer beginning in August 2016. Prior to System1, Ms. Sestanovich was the founding partner and principal of Summit Advisors, a management consulting and advisory firm, from 2014 to 2016, and the chief executive officer and group publisher of the LA Weekly & OC Weekly from 2002 to 2013. Ms. Sestanovich also held senior management positions at Carsdirect.com and The Los Angeles Times from 1993 to 2002. Ms. Sestanovich received her Master’s in psychology and organizational behavior from Pepperdine University, and holds a bachelor’s degree in psychology with a minor in economics from UCLA.
Daniel Weinrot has been System1’s general counsel since January 2018. Prior to System1, Mr. Weinrot was general counsel and deputy general counsel at Leaf Group Ltd., a diversified digital media and marketplaces company, from 2010 to 2018, and deputy general counsel at Las Vegas Sands Corp, a leading international developer of integrated casino resorts, from 2006 to 2010. Mr. Weinrot started his career as a corporate associate at Latham & Watkins LLP in Los Angeles in 2000. Mr. Weinrot received his J.D. from The UCLA School of Law, and holds a bachelor’s degree in political economy from U.C. Berkeley.
Non-Employee Directors
John Civantos has been a member of our Board of Directors since February 2022. Mr. Civantos has been a Senior Partner at Avance Investment Management since April 2022. From August 2020 to March 2022, Mr. Civantos served as Co-Head of Private Capital Group at MSD Partners, L.P. Prior to MSD Partners, Mr. Civantos served as a Managing Partner and was a member of the Investment Committee at Court Square Capital Partners, a U.S. middle market private equity firm, where he worked from April 2004 to March 2019. At Court Square Capital Partners, Mr. Civantos was primarily involved in the firm’s efforts investing in the Business Services and Technology sectors. Mr. Civantos received his BA from Duke University and his MBA from the Wharton School of the University of Pennsylvania. He also holds an M.A. in International Affairs from the Johns Hopkins School of Advanced International Studies. We believe Mr. Civantos is qualified to serve on the System1 Board of Directors because of his extensive financial experience.
Dexter Fowler has served as a member of our Board of Directors since January 2022. Mr. Fowler was an American professional baseball outfielder who played in 14 Major League Baseball (MLB) seasons, most recently with the Los Angeles Angels, before retiring in 2023. Prior to the Angels, Mr. Fowler played for the St. Louis Cardinals from April 2017 to October 2020, for the Chicago Cubs from April 2015 to October 2016 and before that for the Houston Astros from April 2014 to October 2014. Mr. Fowler began his MLB career with the Colorado Rockies in 2004. Mr. Fowler also represented the United States in the 2008 Summer Olympics, as a member of the United States national baseball team. Mr. Fowler also served on the board of directors of Austerliz Acquisition Corporation I, a publicly traded special purpose acquisition company. We believe Mr. Fowler is qualified to serve on the System1 Board of Directors because of his professional experience and experience in serving public company boards of directors.
Caroline Horn has served as a member of our Board of Directors since January 2022. Ms. Horn has been a Partner of Andreessen Horowitz since April 2012 where she provides strategic advice to portfolio founders and CEOs on how to assess, hire, develop and retain the best executive talent. Additionally, Ms. Horn has served as an advisor at Strava since April 2014 where she provides strategic advice on hiring and people related issues. Previously, Ms. Horn served as an Executive Recruiting Manager and Executive Recruiter for Global Leadership for Google, Inc. (NYSE: GOOGL) from September 2004 to April 2012. Ms. Horn holds a bachelor’s degree in Anthropology from Dartmouth College. We believe Ms. Horn is qualified to serve on the System1 Board of Directors because of her leadership experience and expertise in company scaling and technology sectors.

Moujan Kazerani has been a member of our Board of Directors since January 2022. She has been a Founding Partner of Stibel Investments since co-founding it in December 2010, and Bryant Stibel since co-founding it in November 2013. Previously, Ms. Kazerani served as General Counsel, Chief Compliance Officer & Head of HR and Culture at Dun & Bradstreet Credibility Corporation and later as Leader of Global Corporate Strategy for D&B from September 2010 to July 2017. Prior to D&B, Ms. Kazerani served as General Counsel & Secretary at Zag.com, which launched and merged with TrueCar, Inc., from November 2006 to September 2010 and advised on the company’s compensation and audit committees of the board. Ms. Kazerani started her career as a corporate associate at Gibson, Dunn & Crutcher LLP. Ms. Kazerani currently serves on the board of directors of Revenue.IO. She received her JD from The UCLA School of Law and holds a bachelor’s degree in psychology from U.C. Berkeley. We believe Ms. Kazerani is qualified to serve on the System1 Board because of her substantial operational and executive experience.
Tanmay Kumar has served as a member of our Board of Directors since August 2023 and previously served as the Company’s Chief Financial Officer prior to the Merger from February 2020 to January 2022. Mr. Kumar has served as a Partner of Bridgeport Partners since November 2019. Mr. Kumar was a Principal at Motive from July 2019 to November 2019 and prior to that was a Vice President at Wafra, Inc. in the Alternative Investments Division from August 2014 to April 2019. Mr. Kumar has over 10 years of transaction experience across private and public markets with a particular focus on financial services and technology companies. Mr. Kumar has also served as a director of Newest York Arts Press, Inc. since June 2017. Mr. Kumar obtained a B.A. in economics at New York University. We believe Mr. Kumar is qualified to serve on the System1 Board because of his financial and public company experience.
Frank R. Martire, Jr. has been a member of our Board of Directors since January 2022. Mr. Martire has served as the Executive Chairman of NCR Corporation since May 2018. Previously, Mr. Martire served as Executive Chairman of FIS from January 2017 to May 2018, Executive Chairman of FIS from January 2015 to December 2016, and chairman of the board and Chief Executive Officer of FIS from April 2012 to January 2016. Mr. Martire joined FIS as President and Chief Executive Officer after its acquisition of Metavante in October 2009, where he had served as chairman of the board and Chief Executive Officer since January 2003. Mr. Martire served as President and Chief Operating Officer of Call Solutions, Inc. from 2001 to 2003 and president and Chief Operating Officer, Financial Institution Systems and Services Group of Fiserv from 1991 to 2001. He has also served on the boards of Cannae Holdings, Inc. since November 2017 and Foley Trasimene since May 2020. Mr. Martire received a master’s degree in finance from the University of New Haven and a bachelor’s degree in economics from Sacred Heart University. Mr. Martire was nominated for appointment to the Board as one of Cannae Holdings’ two permitted designees to serve on the Company’s Board pursuant to the Shareholders Agreement. We believe Mr. Martire is qualified to serve on the System1 Board because of his extensive leadership experience at public companies.
Taryn Naidu has served as a member of our Board of Directors since August 2023. Mr. Naidu currently serves as a Partner & Executive Officer at Arrington Capital, a multi-strategy investment firm, which he has served since 2023. Prior to Arrington Capital, Mr. Naidu served as the COO at Rigetti Computing from 2019 to 2022, where he was instrumental in the business operations as well as leading multiple financing rounds for the company, including its public offering through a deSPAC merger. Prior to Rigetti Computing, Mr. Naidu was the CEO and a member of the Board of Directors of Rightside Group Ltd. upon its business separation from Leaf Group Ltd. in 2014, where he led one of the leading domain services companies until its sale to Identity Digital in 2017. Mr. Naidu received a B.Sc. in computer science from the University of Regina. We believe Mr. Naidu is qualified to serve on the System1 Board because of his extensive financial and leadership experience at public companies.
Jennifer Prince has served as a member of our Board of Directors since January 2022. Ms. Prince is the Chief Commercial Officer of the Los Angeles Rams, an American football team in the National Football League, a position that she has held since December 2021. From December 2020 through December 2021 Ms. Prince served as the global VP and head of global content partnerships for Twitter, where she led the social network’s worldwide efforts engaging with media entities and individual creators since 2013. Prior to Twitter, Ms. Prince was head of industry for film and television at Google and head of media and entertainment at YouTube from April 2011 to August 2013. Ms. Prince was also SVP of advertising at Demand Media from June 2007 to April 2011. Ms. Prince currently serves on the board of directors of Versus Systems Inc., Hershey Entertainment & Resorts Company and

Ghostcast Inc. Ms. Prince holds a bachelor’s degree in communications from U.C. Santa Barbara. We believe Ms. Prince is qualified to serve on the System1 Board of Directors because of her substantial leadership experience and media expertise.
Corporate Governance Guidelines and Code of Business Conduct
Our Board adopted written corporate governance guidelines (the “Corporate Governance Guidelines”) to ensure that the Board had the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions independent of our management. The guidelines acknowledge the leadership exercised by the Board’s standing committees and their chairs and are intended to serve as a flexible framework within which the Board may conduct its business. The Corporate Governance Guidelines set forth the practices the Board followed with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluations and succession planning, and board committees and compensation. The Nominating and Corporate Governance Committee assisted our Board in implementing and adhering to the Corporate Governance Guidelines. The Corporate Governance Guidelines had been reviewed at least annually by the Nominating and Corporate Governance Committee, and changes were recommended to our Board as warranted. The Corporate Governance Guidelines are available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Board Composition
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable our Board to satisfy its oversight responsibilities effectively in light of its business and structure, our Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
NYSE listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of System1 or its subsidiaries or any other individual having a relationship with System1 which in the opinion of our Board, could interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board has considered information provided by the directors and management with regard to the business and personal activities, relationships and related party transactions of each director. Our Board has determined that Mmes. Horn, Kazerani and Prince and Messrs. Civantos, Fowler, Naidu and Martire are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Board Leadership Structure
The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. The Board of Directors has determined that having the Company’s current Chief Executive Officer serve as Chairman is the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry and serves to foster greater communication between the Company’s management and the Board of Directors.
The Company does not have a lead independent director. Instead, all of the independent directors play an active role on the Board of Directors. The independent directors make up a majority of the Board of Directors, and a majority of the independent directors are or have been leaders in industry with a history of exercising critical thought and sound judgment. At executive sessions of the independent directors no presiding director is appointed and each of the independent directors is given the opportunity to raise issues, make comments or express views.

Committees of the Board
Our Board directs the management of its business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and standing committees. We have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which operate under a written charter.
In addition, from time to time, special committees may be established under the direction of our Board when it deems it necessary or advisable to address specific issues, including the special committee of the Board that was established in July 2023 to consider, evaluate and negotiate the terms of the sale of Protected, which transaction was completed in November 2023, at which time the special committee was terminated. Current copies of our committee charters have been posted on our website, www.system1.com, as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this prospectus and does not form part of this prospectus.
Audit Committee
Our audit committee consists of Frank R. Martire, Jr., Moujan Kazerani and Taryn Naidu, with Mr. Frank R. Martire, Jr. serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Mr. Martire, Jr., Mrs. Kazerani and Mr. Naidu each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Mr. Martire qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.
Our audit committee is responsible for, among other things:
•selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;
•assisting the board of directors in evaluating the qualifications, performance, and independence of our independent auditors;
•assisting the board of directors in monitoring the quality and integrity of our financial statements and our accounting and financial reporting;
•assisting the board of directors in monitoring our compliance with legal and regulatory requirements;
•assisting the board of directors in monitoring the performance of our internal audit function;
•reviewing with management and our independent auditors our annual and quarterly financial statements;
•establishing procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and
•preparing the audit committee report that the rules and regulations of the SEC require to be included in our annual proxy statement.
Our audit committee also reviews the related party transaction policy described under “Certain Relationships and Related Party Transactions.” Our audit committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Compensation Committee
Our compensation committee consists of Moujan Kazerani, Taryn Naidu and Jennifer Prince, with Ms. Kazerani serving as chair. Our board of directors has determined that each of the compensation committee members is a non-

employee member of our board of directors as defined in Rule 16b-3 under the Exchange Act. The composition of our compensation committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations. Decisions regarding the compensation of our executive officers have historically been made by the compensation committee.
The compensation committee is responsible for, among other things:
•reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by the board of directors), determining and approving our chief executive officer’s compensation level based on such evaluation;
•reviewing and approving, or making recommendations to the board of directors with respect to, the compensation of our other executive officers, including annual base salary, bonus and equity-based incentives, and other benefits;
•reviewing and recommending the compensation of our directors;
•reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure when required by SEC rules;
•preparing the compensation committee report required by the SEC to be included in our annual proxy statement; and
•reviewing and making recommendations with respect to our equity compensation plans.
Our compensation committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
We believe that the composition and functioning of our compensation committee meets the requirements for independence under the current the NYSE listing standards.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Caroline Horn, Dexter Fowler, and John Civantos, with Ms. Horn serving as chair. The composition of our nominating and governance committee meets the requirements for independence under the current NYSE rules and current SEC rules and regulations.
The nominating and corporate governance committee is responsible for, among other things:
•assisting our board of directors in identifying prospective director nominees and recommending nominees to the board of directors;
•overseeing the evaluation of the board of directors and management;
•reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines; and
•recommending members for each committee of our board of directors.
Our nominating and corporate governance committee operates under a written charter which is available on our website at https://ir.system1.com/governance/governance-documents/default.aspx.
Our Board may from time to time establish other committees.

Code of Ethics and Conduct
We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at https://ir.system1.com/governance/governance-documents/default.aspx.
We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.
Related Person Policy of System1
We have adopted a related-party transaction policy setting forth the policies and procedures for the review and approval or ratification of transactions involving us and “related persons.” For the purposes of this policy, “related persons” includes our executive officers and directors or their immediate family members, stockholders owning five percent or more of our outstanding common stock and their immediate family members and entities in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent or greater beneficial ownership interest.
The policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party and the extent of the related person’s interest in the transaction. All related-party transactions may only be consummated if our audit committee has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Any member of the audit committee who is a related person with respect to a transaction under review will not be permitted to participate in the deliberations or vote respecting approval or ratification of the transaction. However, such director may be counted in determining the presence of a quorum at a meeting of the audit committee that considers the transaction.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2023 Summary Compensation Table” below. In 2023, our “named executive officers” and their positions were as follows:
•Michael Blend, Chief Executive Officer
•Tridivesh Kidambi, Chief Financial Officer
•Chris Phillips, Chief Executive Officer of Protected
•Marc Mezzacca, President, CouponFollow
Mr. Phillips was employed as Chief Executive Officer of Protected, which was our subsidiary until we closed our sale of Protected on November 30, 2023.
Mr. Blend did not receive any cash compensation from us during 2023 or 2022.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt in the future may differ materially from the currently planned programs summarized in this discussion.
2023 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the years ended December 31, 2023 and 2022.

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Michael Blend	2023	—		—	—	—	36,507	36,507
Chief Executive Officer	2022	—		—	8,488,436	—	27,167	8,515,603
Tridivesh Kidambi	2023	350,000		417,391	143,000	—	83,192	993,583
Chief Financial Officer	2022	344,423		579,984	3,515,352	—	58,772	4,498,531
Chris Phillips	2023	539,545		20,000,000	457,600	—	64,952	21,062,097
Chief Executive Officer, Protected	2022	100,000	(4)	20,000,000	6,372,500	—	—	26,472,500
Marc Mezzacca President, CouponFollow	2023	35,568		—	2,390,786	—	1,200	2,427,554
__________________
(1)For fiscal year 2023, amounts reflect (i) for Mr. Kidambi, a one-time discretionary cash bonus paid in 2023 in recognition of his efforts in connection with the sale of Protected, as well as four spot bonuses paid to Mr. Kidambi in recognition of his performance throughout the year, and (ii) for Mr. Phillips, cash bonuses (paid through JDI, a company controlled by Mr. Phillips) related to the restructuring of the earn-out payable in connection with the Company’s acquisition of Protected in 2022. For additional information on the amounts described in this Note 1, see “2022 Cash Incentive Compensation—One-Time Bonuses” below.
(2)For fiscal year 2023, amounts reflect (i) for Messrs. Kidambi and Phillips, the grant-date fair market value of restricted stock units granted in 2023 and (ii) for Mr. Mezzacca the grant-date fair market value of shares awarded as payment of an earnout in connection with the Company’s acquisition of CouponFollow in 2022, in each case, computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all stock awards made to our named executive officers in Note 18 Stock-Based Compensation to our consolidated financial statements included in this prospectus. For additional information, see “Equity Compensation” below.
(3)For fiscal year 2023, all other compensation consisted of:
(a)For Mr. Blend, Company payment of his health and welfare benefit plan premiums in the amount of $36,507.
(b)For Mr. Kidambi, an employer-match contribution to our 401(k) plan in the amount of $10,600; a fitness/technology stipend in the amount of $360; and cash distributions in respect of Openmail Value Creation Units and Series F Units in the amount of $9,949 and $62,284, respectively

(c)For Mr. Phillips, Company payment of his health and welfare benefit plan premiums in the amount of $64,952. Mr. Phillips received his health and welfare benefit in GBP, which was converted into USD for purposes of this 2023 Summary Compensation Table based on the exchange rate on December 31, 2023, which was 1.2695.
(d)For Mr. Mezzacca, a tech stipend of $1,200.
(4)In 2023, Mr. Phillips received his base salary in GBP, which was converted into USD for purposes of this 2023 Summary Compensation Table based on the exchange rate on December 31, 2023, which was 1.2695.

2023 Salaries
Each of our named executive officers (other than Mr. Blend) receives a base salary to compensate for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting and accounting for the executive’s skill set, experience, role and responsibilities. Effective February 20, 2024, in consideration of the fact that Mr. Kidambi had not received an increase in base compensation since January 2022, the base salary for Mr. Kidambi was increased from $350,000 to $450,000. Effective April 1, 2023, Mr. Phillips’ base salary was increased from $100,000 to $761,711. Mr. Phillips revised salary was denominated in GBP, which was converted into USD for purposes of this disclosure based on the exchange rate on December 31, 2023, which was 1.2695. Mr. Mezzacca’s base salary during fiscal year 2023 was $35,568. The aggregate base salary amounts earned by our named executive officers for 2023 are set forth above in the Summary Compensation Table in the column entitled “Salary”.

2023 Cash Incentive Compensation
2023 Annual Cash Incentive Compensation
Mr. Kidambi is eligible to earn an annual cash incentive under our annual incentive program targeted at $300,000 based on our operating and financial performance, including our annual pro-forma billings-based adjusted EBITDA performance, as well as individual performance. Messrs. Blend, Mezzacca and Phillips do not currently (and did not in 2023) participate in our annual cash incentive program. Based on the Company’s and Mr. Kidambi’s performance against these metrics during fiscal year 2023, Mr. Kidambi’s received an annual bonus of $150,000 for fiscal year 2023 under our annual incentive program, which amount was paid to Mr. Kidambi in the first quarter of 2024.
One-Time Bonuses
On December 8, 2023, we paid a one-time bonus to Mr. Kidambi in the amount of $200,000 in recognition of his efforts in connection with the closing of the sale of Protected.
Additionally, during fiscal year 2023, Mr. Kidambi received a discretionary cash bonus in the amount of $170,000, which was paid in three substantially equal installments over the course of the year in recognition of his substantial efforts and contributions to the Company’s strategy and operations during 2023, a year in which the Company and its businesses faced significant challenges. In addition, in December 2023, Mr. Kidambi was paid a discretionary cash bonus of $47,000 in order to reward Mr. Kidambi’s extraordinary efforts during 2023 and provide additional incentive in light of the decline in value of certain other incentives previously awarded to Mr. Kidambi.
Further, we paid Mr. Phillips (through JDI) a bonus in amount equal to $20,000,000 related to the earnout from the Company’s acquisition of Protected in January 2022, which was originally contemplated to be paid in our Class A Common Stock pursuant to the terms of the BCA, but was converted into a cash bonus. This bonus was paid over three payments, with $10,000,000 paid on January 20, 2023, and then two equal installments of $5,000,000 on each of May 30, 2023 and July 3, 2023.
Equity Compensation
On July 31, 2023, Messrs. Phillips and Kidambi were granted awards of 160,000 and 50,000 restricted stock units, respectively. Each award was scheduled to vest in full on January 27, 2024, subject to the applicable executive’s continued service through the applicable vesting date. Mr. Phillips forfeited this award on November 30,

2023 upon his termination of service with us as a result of the sale of Protected. Mr. Kidambi’s award vested in full on January 27, 2024.
Additionally, on March 1, 2023, Mr. Mezzacca was issued a one-time award of 680,272 shares of our Class A Common Stock as payment in respect of a portion of the earnout due in connection with the Company’s acquisition of CouponFollow in March 2022, which award was issued pursuant to the System1, Inc. Earn-out Inducement Equity Incentive Plan approved in connection with the CouponFollow acquisition. Please see Note 18 – Stock-Based Compensation to our consolidated financial statements included in this prospectus for additional information.
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will continue to be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan, and making fully vested matching contributions without any minimum prior service period, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, which also cover their respective eligible dependents, including:
•medical, dental and vision benefits;
•medical and dependent care flexible spending accounts;
•short-term and long-term disability insurance; and
•life insurance.
We believe the benefits and perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up or similar payments to cover any of our named executive officers’ personal income taxes that may pertain to compensation or perquisites paid or provided by our company, including with respect to any taxes that may arise under or by operation of Internal Revenue Code Sections 280G or 409A.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards held by Mr. Kidambi as of December 31, 2023. Messrs. Blend, Phillips and Mezzacca did not hold any outstanding equity awards as of December 31, 2023.

			Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Tridivesh Kidambi	5/10/2022	1/28/2022	61,250	(2)	135,975
	7/31/2023	1/28/2024	50,000	(3)	111,000
_________________
(1)Amounts shown were determined by multiplying the number of shares or units shown in the table by the closing price of our common stock on December 29, 2023 (the last trading day of our last completed fiscal year) of $2.22 per share.
(2)Represents restricted stock units that are scheduled to vest (or did vest, as applicable) as to (i) five percent (5%) on the first anniversary of the vesting commencement date, (ii) eleven and one-quarter percent (11.25%) on the next four (4) quarterly anniversaries of the vesting commencement date, and (iii) six and one-quarter percent (6.25%) on the next eight (8) quarterly anniversaries of the vesting commencement date thereafter, in each case, subject to the executive’s continued service through the applicable vesting date.
(3)Represents restricted stock units that vested in full on January 28, 2024, based on the executive’s continued service through such date.

Executive Compensation Arrangements
During 2023, we were parties to employment agreements with Messrs. Kidambi, Philips and Mezzacca, the terms of which are summarized below. Mr. Blend was not a party to an employment agreement with us during 2023.
Tridivesh Kidambi Employment Agreement
We are (and were during 2023) party to an employment agreement with Mr. Kidambi, pursuant to which Mr. Kidambi serves as our Chief Financial Officer. Mr. Kidambi’s employment agreement sets forth the initial terms and conditions of his employment, including his initial base salary and signing bonus. Under his employment agreement, if Mr. Kidambi’s employment with us is terminated without “cause” (as defined therein) or by Mr. Kidambi for “good reason” (as defined therein), he will be eligible for the following severance benefits: (i) continued payment of his then-current base salary for 3 months and (ii) company-subsidized COBRA premiums for up to 6 months.
Christopher Phillips Employment Agreement

    In April 2023, we entered into an employment agreement with Mr. Phillips in connection with entering into the First Amendment to the Conditional Consent, Waiver and Acknowledgement to the Business Combination Agreement, pursuant to which Mr. Phillips would serve as the CEO of Protected. Mr. Phillips’ employment agreement sets forth the terms and conditions of his employment, including his updated base salary and responsibilities. Under his employment agreement, if Mr. Phillips’ employment was terminated by Protected without cause (or for convenience), he would have been eligible for severance pay equal to one week of his then-current base salary for each year of service through the date of termination. Mr. Phillips employment arrangement was assumed by the buyers of Protected in connection with the sale of such business in November 2023.
Marc Mezzacca Employment Agreement

    We are (and were during 2023) party to an employment agreement with Mr. Mezzacca, pursuant to which Mr. Mezzacca serves as our President, CouponFollow. Mr. Mezzacca’s employment agreement sets forth the initial terms and conditions of his employment, including his initial base salary. Under his employment agreement, if Mr. Mezzacca’s employment with us is terminated without “cause” (as defined therein) or by Mr. Mezzacca for “good reason” (as defined therein), he will be eligible for the following severance benefits: (i) a severance payment of $125,000 payable over 6 months, and (ii) company-subsidized COBRA premiums for up to 6 months. Mr. Mezzacca’s employment plan also references the earnout in connection with the Company’s acquisition of

CouponFollow. On September 6, 2023, in connection with the modification of a holdback payment due to the sellers of CouponFollow, the Company modified Mr. Mezzacca’s employment plan with respect to certain conditions to the earnout. Please see Note 18 – Stock-Based Compensation to our consolidated financial statements included in this prospectus for more information on the earnout.
Director Compensation
The following individuals served as our non-employee directors in 2023: John Civantos, Ryan Caswell (resigned in August 2023), William P. Foley II (resigned in March 2023), Dexter Fowler, Caroline Horn, Moujan Kazerani, Tanmay Kumar, Frank Martire, Taryn Naidu, and Jennifer Prince. We maintain a Non-Employee Director Compensation Program, the terms of which are further discussed below under “—Director Compensation Program”.
Pursuant to the Non-Employee Director Compensation Program, we awarded restricted stock units covering shares of our Class A Common Stock to our non-employee directors during fiscal year 2023 upon their (i) initial appointment to the Board (in the case of Messrs. Kumar and Naidu), (ii) upon their re-election to the Board (in the case of our Class I Directors, including Mr. Fowler and Mses. Horn and Prince) at the Company’s annual meeting of shareholders in June 2023 and (iii) in connection with their continued service on the Board (in the case of our non-employee Class II and Class III Directors, including Ms. Kazerani and Messrs. Civantos and Martire). Twenty percent of the restricted stock units subject to each such award vested commencing on September 15, 2023 (or, with respect to Messrs. Naidu and Kumar, who were appointed to the Company’s Board of Directors in August 2023, a pro-rated portion vested on September 15, 2023) and each quarterly anniversary thereafter through June 15, 2024, subject to the applicable non-employee director’s continued service through the applicable vesting date.
The table below summarizes the value of the compensation we paid to our non-employee directors during the year ended December 31, 2023, all of which was paid in the form restricted stock units awarded under the Company’s Non-Employee Director Compensation Program:

Name	Stock Awards ($)(1)	Total ($)
John Civantos	189,998	189,998
Dexter Fowler	189,998	189,998
Caroline Horn	194,998	194,998
Moujan Kazerani	220,000	220,000
Tanmay Kumar	150,000	150,000
Frank Martire	229,998	229,998
Taryn Naidu	150,000	150,000
Jennifer Prince	189,997	189,997
__________________

(1)Amounts reflect the full grant-date fair value of restricted stock units granted during 2023 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all stock awards made to our directors in Note 18 - Stock-Based Compensation to our consolidated financial statements included in this prospectus.
The aggregate unvested restricted stock units held as of December 31, 2023 by each non-employee director who was serving as of December 31, 2023 were as follows: John Civantos – 33,217; Dexter Fowler – 33,217; Caroline Horn – 34,091; Moujan Kazerani – 38,463; Tanmay Kumar – 49,181; Frank Martire – 40,210; Taryn Naidu – 57,379; and Jennifer Prince – 33,217.
Additionally, we reimbursed our non-employee directors for their reasonable expenses incurred in attending meetings of the Board and its committees, as well as for certain expenses incurred in connection with attending corporate governance programs. In fiscal year 2024, we also paid cash compensation to the members of the Board of Directors who served on the Special Committee of the Board from July 2023 to November 2023, which Special Committee was established to consider, evaluate and negotiate the sale of Protected, which sale was consummated on November 30, 2023. In January 2024, we paid cash compensation of $117,500 to Ms. Kazerani, who served as the chairperson of the Special Committee, and $94,000 and $74,000 to Mr. Martire and Mr. Kumar, respectively, in connection with their respective service on such Special Committee. The amounts paid to the members of the Special Committee were based on (i) the role in which they served on such Special Committee and (ii) the number of meetings of the Special Committee which each such member attended.

Director Compensation Program
Commencing with the Company’s annual stockholders meeting in 2023, eligible directors are entitled to receive equity compensation for their service on the Board under the Non-Employee Director Compensation Program as follows:

1.Annual Awards. The Company will grant an award of restricted stock units with a grant date fair value of $180,000 to each eligible director who is serving on the Board as of the date of the Company’s annual stockholders meeting or who is initially elected or appointed to serve on the Board at such annual meeting and, in either case, who will continue to serve on the Board immediately following such annual meeting.
2.Initial Awards. For eligible directors initially elected or appointed to serve on the Board after the Company’s annual stockholders meeting (and other than on the date of an annual meeting), the Company will grant an award of restricted stock units with a grant date fair value of $180,000, multiplied by a fraction, (a) the numerator of which is the difference between 365 and the number of days from the immediately preceding annual stockholders meeting date through the appointment or election date and (b) the denominator of which is 365.
3.Committee Awards. The Company will grant to eligible directors serving on a committee of the Board awards of restricted stock units as follows (prorated for any partial year of service):
a.Audit Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $50,000 to the eligible director who serves as Chairperson of the Audit Committee and an award of restricted stock units with a grant date fair value of $20,000 to each eligible director who serves as a member of the Audit Committee (other than the Chairperson of the Audit Committee).
b.Compensation Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $20,000 to the eligible director who serves as Chairperson of the Compensation Committee and an award of restricted stock units with a grant date fair value of $10,000 to each eligible director who serves as a member of the Compensation Committee (other than the Chairperson of the Compensation Committee).
c.Nominating and Corporate Governance Committee Awards. The Company will grant an award of restricted stock units with a grant date fair value of $15,000 to the eligible director who serves as Chairperson of the Nominating and Corporate Governance Committee and an award of restricted stock units with a grant date fair value of $10,000 to each eligible director who serves as a member of the Nominating and Corporate Governance Committee (other than the Chairperson of the Nominating and Corporate Governance Committee).
The number of shares subject to any award is determined by dividing the value of such award (subject to proration as provided in the terms of the Non-Employee Director Compensation Program) by the closing price for the Company’s Class A Common Stock on the NYSE (or any applicable securities exchange on which the Company’s Class A Common Stock is then-listed) on the applicable grant date (or on the immediately preceding trading day if the applicable grant date is not a trading day). Each award vests as to twenty-five percent (25%) of the award on each of the first three (3) quarterly anniversaries of the applicable grant date, and as to the remaining twenty-five percent (25%) of the award on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) the date of the next annual meeting of stockholders following the grant date, subject to the applicable eligible director’s continued service on the Board (or a committee of the Board, as applicable).

Equity Compensation Plan Information
The following table provides information as of as of December 31, 2023, with respect to the shares of the Company’s Common Stock that may be issued under the Company’s existing compensation plans.1

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	—	—	3,186,531
Equity compensation plans not approved by security holders	—	—	4,260,118
Totals	—	—	7,446,649
__________________
(1)Consists of shares available for future issuance under our 2022 Incentive Award Plan and our Earn-out Inducement Incentive Award Plan approved in connection with our acquisition of CouponFollow in March 2022. The number of shares available for issuance under the 2022 Award Plan will be annually increased on January 1 of each calendar year (beginning in 2023 and ending in 2032) by an amount equal to the lesser of (i) 2.5% of the total number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by our Compensation Committee of the Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
2023 Revolving Note
On April 10, 2023, we entered into a $20.0 million Revolving Note (“2023 Revolving Note”) with trusts established for the benefit of our co-founders ("Lenders"). Each of the Lenders provided a $10.0 million commitment for an aggregate principal of $20.0 million under the 2023 Revolving Note.
Any borrowed loan amounts outstanding under the 2023 Revolving Note accrue interest at the rate per annum equal to the SOFR plus 3.15%. The Maturity Date under the 2023 Revolving Note is July 10, 2024 ("Maturity Date") with automatic three-month extensions, unless we or any Lenders provide written notice, or unless there is an event of default. The Lenders are also entitled to (i) an unused commitment fee equal to 1.0% per annum of the actual daily amount of total unfunded commitments under the 2023 Revolving Note during the period from the closing date to the maturity date, payable quarterly in arrears and (ii) a loan fee equal to 12.0% of each Lenders' commitment under the 2023 Revolving Note, or $2.4 million in total, was originally payable within 180 days of April 10, 2023, and subsequently extended to November 30, 2023. Upon completion of the Protected disposal, the 2023 Revolving Note and the related loan fee were settled. The previously unamortized portion of the loan fee of $1.2 million was included in loss on extinguishment of related-party debt on our consolidated statements of operations. The 2023 Revolving Note was subsequently terminated in December 2023.
Promissory Note
On September 6, 2023, we entered into a $5.2 million Promissory Note with the Lender, in order to convert the amount owed to him as a result of the acquisition of CouponFollow into a loan to us (the “Loan”). The amount of the Loan was equal to the amount of the Holdback liability of $5.2 million owed to the Lender.
The Promissory Note accrues interest at SOFR plus 3.15%. Under the terms of the agreement, the Promissory Note became due and payable immediately upon sale of Protected. Per the terms of the note we (i) must prepay the Loan under certain circumstances, which include consummation of a strategic transaction, the refinancing of the existing credit agreement, the incurrence by us of any indebtedness exceeding $2.5 million, or the sale of any of our assets in excess of $2.5 million; (ii) may prepay the Loan at any time without penalty or interest; and (iii) must make four substantially equal amortization payments on April 1, 2024, May 1, 2024, June 1, 2024, and July 1, 2024, unless there is an event of default, including a continuing event of default on the Credit Agreement, at which point the holder may declare all amounts due immediately. The Lender under the Promissory Note is also entitled to a closing fee equal to 12% of the initial principal amount outstanding under the Promissory Note with 50% paid on October 15, 2023 and the remaining 50% due on December 15, 2023. We recorded expense of approximately $0.6 million within loss on extinguishment of related-party debt on our consolidated statements of operations, which related to the 12% closing fee payable to the Lender. Upon completion of the Protected disposal, the Promissory Note, accrued interest and the remaining 50% of the closing fee was settled.
Term Note
On October 6, 2023, we entered into a $2.5 million Term Loan Note (“Term Note”) with Openmail2, LLC (“Term Lender”), which is principally owned and managed by trusts established for the benefit of our co-founders.
The amounts outstanding under the Term Note accrue interest at the rate per annum equal to the SOFR plus 5.75%. The maturity date under the Term Note is December 31, 2024, unless there is an event of default, including a continuing event of default on the credit agreement, at which point the holder may declare all amounts due immediately. We must prepay the Term Note under certain circumstances, which include (i) the consummation of a strategic transaction or (ii) upon the full refinancing and termination of the existing credit agreement. The Term Lender was also entitled to a closing fee equal to 10.0% of the principal amount of the Term Note, payable within 180 days of October 6, 2023. Upon completion of the Protected disposal, the Term Note, accrued interest and closing fee was settled. The previously unamortized portion of the loan fee of $0.2 million was included in loss on extinguishment of related-party debt on our consolidated statements of operations.
Secured Facility

On October 6, 2023, Protected, our indirect wholly-owned subsidiary at the time, entered into a Secured Facility Agreement providing for a $10.0 million term loan (“Secured Facility”) with a subsidiary of JDI ("Secured Lender"), one of our significant shareholders, which is principally owned and managed by certain members of the Protected management team. Pursuant to the Secured Facility, the Secured Lender provided a $10.0 million commitment to Protected, which amount was (i) drawn down in full on the closing date and (ii) secured by the assets of Protected pursuant to a deed granted in favor of the Secured Lender pursuant to a Debenture between Protected and the Secured Lender, dated October 6, 2023.
The amounts outstanding under the Secured Facility accrue interest at the rate of 8.5% per annum. The amounts outstanding under the Secured Facility are due upon the earlier of (i) October 6, 2024 or (ii) the date on which Protected undergoes a Change of Control (as such term is defined in the Secured Facility). The Secured Lender was also entitled to a closing fee equal to 12.0% the principal amount of the borrowings under the Secured Facility, which was paid in full on the closing date. In addition, Protected agreed to reimburse the Secured Lender for their reasonable and documented costs incurred in connection with the negotiation, documentation and execution of the Secured Facility. Upon completion of the Protected disposal, the Secured Facility, the related loan fee and an early settlement fee were settled by the sale. The previously unamortized portion of the loan fee and the early settlement fee for an aggregate amount of $1.4 million was included in net loss from discontinued operations, net of tax on our consolidated statements of operations.
Cannae Services Agreement
On June 20, 2023, we engaged with one of our significant shareholders, for management and consulting services. The agreement was terminated in August 2023. During the year ended December 31, 2023 (Successor), we paid all amounts owed and outstanding under this consulting arrangement, totaling $0.1 million.
Indemnification agreements
We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements, our Charter and our Bylaws require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers.
There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Discontinued Operations Related-Party Transactions
Sale of Protected
On November 30, 2023 we completed the sale of Total Security Limited, formerly known as Protected.net Group Limited (“Protected”), to Just Develop It Limited (“JDI”), one of our significant shareholders, which is principally owned and managed by certain members of the Protected management team ("Purchasing Parties"), related to the potential acquisition of Protected. Pursuant to the Share Purchase Agreement, the Purchasing Parties acquired all of the outstanding preference and ordinary shares (“Protected Disposition”) of Protected for total consideration comprised: (a) $240.0 million in cash, subject to certain adjustments, (b) the return and subsequent cancellation of approximately 29.1 million shares of our Class A common stock, par value $0.0001 per share, owned by the Purchasing Parties and (c) confirmation from JDI, Protected and the CEO of the Total Security business that the financial performance benchmarks related to certain contingent earnout payments (the "Protected Incentive Plan") based on the future performance of Protected’s business in an aggregate amount of up to $60.0 million contemplated by the Business Combination Agreement related to the Merger, will as a result of the Protected Disposition, no longer be achievable.

Payment Processing Agreement

Protected utilizes multiple credit card payment processors, including Paysafe Financial Services Limited (“Paysafe”). In March 2021, Paysafe completed a merger with Foley Trasimene Acquisition Corp. II (“Foley Trasimene”), a special purpose acquisition company sponsored by entities affiliated with a sponsor of Trebia who was also a member of our Board of Directors. Protected's payment processing agreement with Paysafe was negotiated before the announcements of both (i) the Merger as well as (ii) the business combination between Paysafe and Foley Trasimene. We incurred credit card processing fees related to Paysafe for the year ended December 31, 2023 (Successor), and the period from January 27, 2022 through December 31, 2022 (Successor) of $14.9 million and $2.8 million, respectively. The amount receivable from Paysafe was $2.4 million as of December 31, 2022 (Successor).
Office Facilities
We have an agreement with JDI Property Holdings Limited (“JDIP”), an entity controlled by one of our directors, which allows us to use space at their property in exchange for GBP 0.1 million per year. The agreement with JDIP expires on October 31, 2026. The amount owed to JDIP was immaterial as of December 31, 2023 (Successor).
Protected Incentive Plan Installment Payments
In connection with the Merger, we effected an incentive plan for eligible recipients as defined in the Business Combination Agreement, providing up to $100 million payable in fully-vested shares of our Class A common stock based contingent upon the achievement of the future performance of Protected’s business. The incentive plan originally was to be paid out in two tranches based on performance of the business for 2023 and 2024. The first award (2023), consisting of $50.0 million of Class A common stock payable in January 2024, was modified to a cash award resulting in $20 million of payments in 2022 and 2023 with an additional final $10.0 million, payable upon the achievement of certain performance thresholds around marketing spend and operating contribution of Protected are achieved on or before December 31, 2024 (Successor). On November 30, 2023, none of the performance thresholds have been met, and therefore, none of the additional cash bonus payments have been paid.
At the closing of the Protected Disposition, JDI, Protected and the Protected CEO confirmed that the financial performance benchmarks related to certain contingent earnout payments based on the future performance of Protected’s Business will no longer be achievable. As such, we reversed $40.8 million of expense during the year ended December 31, 2023 (Successor) for the Protected Incentive Plan within loss on sale of business segment of discontinued operations on the consolidated statements of operations.

PRINCIPAL STOCKHOLDERS
The following table sets forth information known to us with respect to beneficial ownership of our common stock as of December 31, 2023 for (i) each member of our Board, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers and executive officers, and (iv) all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options, restricted stock units or other equity awards that are exercisable or vest within 60 days following December 31, 2023 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that stockholder, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 65,873,314 shares of Class A Common Stock and 21,512,757 shares of Class C Common Stock outstanding as of December 31, 2023. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Class A Common Stock+	Class A Common Stock Beneficial Ownership Percentage	Voting Power Percentage++
Directors and Executive Officers
Michael Blend(1)	760,000	1.2%	*
Tridivesh Kidambi(2)	1,387,301	2.1%	1.6%
Brian Coppola(3)	552,535	*	*
Jen Robinson(4)	130,226	*	*
Beth Sestanovich(5)	380,345	*	*
Daniel Weinrot(6)	219,339	*	*
John Civantos(7)	321,862	*	*
Dexter Fowler(8)	58,550	*	*
Caroline Horn(9)	60,090	*	*
Moujan Kazerani(10)	120,495	*	*
Tanmay Kumar(11)	16,395	*	*
Frank R. Martire, Jr.(12)	4,523,089	6.9%	5.2%
Taryn Naidu(13)	19,125	*	*
Jennifer Prince(14)	62,550	*	*
All Directors and Executive Officers (13 Individuals)	8,611,902	13.0%	9.9%

Greater than 5% Holders
Cannae Holdings, LLC(15)	27,012,794	41.0%	30.9%
Stanley Blend(16)	16,321,493	24.8%	18.7%
CEE Holdings Trust (Charles Ursini)(17)	7,599,927	11.3%	8.6%
William P. Foley II(18)	3,904,734	5.9%	4.5%
__________________
*Represents beneficial ownership of less than 1%.
+Represents shares of Class A Common Stock that the stockholders shown (i) beneficially own as of December 31, 2023 or (ii) have the right to acquire within 60 days upon exercise of (a) warrants, stock options, RSUs and other equity awards held by the stockholder or (b) the stockholder’s redemption right of any Class B Units in S1 Holdco held by such stockholder as described in the immediately subsequent footnote below. The shares included in this column are deemed to be outstanding in calculating the percentage ownership of Class A Common Stock of such stockholder, but are not deemed to be outstanding as to any other stockholder.
++Includes shares that the stockholders shown have the right to acquire as of December 31, 2023 or within 60 days thereafter as described in immediately preceding footnote above. Assumes redemption of all Class B Units by all members of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) for shares of Class A Common Stock, which would have resulted in an additional 21,512,757 shares of Class A Common Stock outstanding as of December 31, 2023. Holders of Class B Units of S1 Holdco are entitled to have their Class B Units of S1 Holdco exchanged or redeemed for Class A Common Stock on a one-for-one basis or, at the election of the Company, a cash payment in an amount per Class B Unit of S1 Holdco redeemed and calculated based on the volume weighted average market price of a share of Class A Common Stock at the time of redemption. The Class B Units of S1 Holdco do not have voting rights, but holders of Class B Units of S1 Holdco own a corresponding number of shares of Class C Common Stock of the Company, which have voting rights and vote together with the shares of Class A Common Stock.
(1)Consists of 35,000 Public Warrants exercisable for 35,000 shares of Class A Common Stock at an exercise price of $11.50 per share and 725,000 shares of Class A Common Stock, in each case, held directly by Mr. Blend. Excludes (i) 8.933 shares of Class A Common Stock and 49,733 shares of Class A Common Stock issuable upon the exchange or redemption of 49,733 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2 and (ii) 1,045,077 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof, and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K.
(2)Consists of (i) 15,000 Public Warrants exercisable for 15,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Kidambi, (ii) 605,687 shares of Class A Common Stock and 687,830 shares of Class A Common Stock issuable upon the exchange or redemption of 687,830 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held directly by Mr. Kidambi, (iii) 26,662 shares of Class A Common Stock held by Mr. Kidambi’s spouse (who is also an employee of the Company) and (iv) an aggregate of 78,784 shares of Class A Common Stock issuable within 60 days from vested RSUs and other equity awards collectively granted to Mr. Kidambi and Mr. Kidambi’s spouse. Excludes (i) 8,933 shares of Class A Common Stock and 49,733 shares of Class A Common Stock issuable upon the exchange or redemption of 49,733 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2.
(3)Consists of (i) 141,076 shares of Class A Common Stock and 320,178 shares of Class A Common Stock issuable upon the exchange or redemption of 320,178 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Coppola and (ii) 91,281 shares of Class A Common Stock issuable from vested RSUs and other equity awards granted to the stockholder.
(4)Consists of (i) 79,076 shares of Class A Common Stock held directly by Ms. Robinson and (ii) 51,150 shares of Class A Common Stock issuable within 60 days from vested RSUs granted to the stockholder.
(5)Consists of (i) 91,078 shares of Class A Common Stock and 250,357 shares of Class A Common Stock issuable upon the exchange or redemption of 250,357 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Ms. Sestanovich and (ii) 38,910 shares of Class A Common Stock issuable within 60 days from vested RSUs and other equity awards granted to the stockholder.
(6)Consists of (i) 75,834 shares of Class A Common Stock and 103,539 shares of Class A Common Stock issuable upon the exchange or redemption of 103,539 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held by Mr. Weinrot and (ii) 39,966 shares of Class A Common Stock issuable within 60 days from vested RSUs and other equity awards granted to the stockholder.
(7)Consists of (i) 146,250 shares of Class A Common Stock held directly by Mr. Civantos, (ii) 100,000 Public Warrants exercisable for 100,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Civantos and (iii) 75,612 shares of Class A Common Stock securities held by the John Civantos 2011 Family Trust, which shares held by such trust Mr. Civantos disclaims beneficial interest in such securities except to any pecuniary interest therein.
(8)Consists of 58,550 shares of Class A Common Stock held directly by Mr. Fowler.
(9)Consists of 60,090 shares of Class A Common Stock held directly by Ms. Horn.
(10)Consists of (i) 47,295 shares of Class A Common Stock held directly Ms. Kazerani, (ii) 20,500 shares of Class A Common Stock and 40,700 shares of Class A Common Stock issuable upon exercise of 40,700 Public Warrants, in each case, held directly by Mr. Kazerani, the spouse of Ms. Kazerani and (iii) 12,000 shares of Class A Common Stock held by Ms. Kazerani’s in-laws, over which shares Ms. Kazerani’s spouse has voting and dispositive power pursuant to a power of attorney granted to him.
(11)Consists of 16,395 shares of Class A Common Stock held directly by Mr. Kumar.
(12)Consists of (i) 72,210 shares of Class A Common Stock held directly by Mr. Martire and (ii) 4,450,879 shares of Class A Common Stock directly held by the BGPT Sponsor. The sole general partner of BGPT Sponsor is Bridgeport Partners GP LLC and the sole limited partner of BGPT Sponsor is Bridgeport Partners LP. Each of Frank R. Martire, Jr. and Frank Martire, III serve as a managing member of Bridgeport Partners GP LLC and therefore may be deemed to beneficially own the 4,450,879 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by BGPT Sponsor. Each of Frank R. Martire, Jr. and Frank Martire, III disclaims beneficial ownership of these shares and warrants except to the extent of any pecuniary interest therein.
(13)Consists of 19,125 shares of Class A Common Stock held directly by Mr. Naidu.
(14)Consists of 62,550 shares of Class A Common Stock held directly by Ms. Prince.
(15)Consists of shares of Class A Common Stock held directly by Cannae Holdings, LLC, a wholly-owned subsidiary of Cannae Holdings, Inc. The address of the principal business office of Cannae Holdings is 1701 Village Center Circle, Las Vegas, Nevada 89134. Class A Common Stock ownership is based on information known as of March 21, 2024, the date of the reporting person’s most recent Schedule 13D/A filing as of the date of this prospectus.
(16)Consists of (i) 6,613,237 shares of Class A Common Stock and 6,975,103 shares of Class A Common Stock issuable upon exchange or redemption of 6,975,103 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, directly held by Lone Star Friends Trust, over which Mr. Blend is the trustee with sole voting and dispositive power, (ii) 592,514 shares of Class A Common Stock and 751,379 shares of Class A Common Stock issuable upon exchange or redemption of 751,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Dante Jacob Blend Trust, for which Mr. Blend is the trustee, (iii) 592,514 shares of Class A Common Stock and 751,379 shares of Class A Common Stock issuable upon exchange or redemption of 751,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Nola Delfina Blend Trust, for which Mr. Blend is the trustee, and (iv) 45,367 shares of Class A Common Stock directly held by Mr. Blend in his individual capacity.

(17)Consists of (i) 2,072,760 shares of Class A Common Stock and 3,415,262 shares of Class A Common Stock issuable upon exchange or redemption of 3,415,262 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by CEE Holdings Trust, (ii) 1,409,345 Public Warrants exercisable for 1,409,345 shares of Class A Common Stock at an exercise price of $11.50 per share held by CEE Holdings Trust, (iii) 107,794 shares of Class A Common Stock and 294,766 shares of Class A Common Stock issuable upon exchange or redemption of 294,766 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer), in each case, held by FGL Labs, of which Mr. Ursini is the managing member and (iv) 300,000 shares of Class A Common Stock issuable within 60 days from vested RSUs granted awarded to Mr. Ursini, the beneficiary of the CEE Holdings Trust. With respect to shares of Class A Common Stock securities held (or have the right to be acquired) by CEE Holdings Trust, Mr. Ursini disclaims beneficial interest in such securities except to any pecuniary interest therein. Excludes (i) 8,933 shares of Class A Common Stock and 49,733 shares of Class A Common Stock issuable upon the exchange or redemption of 49,733 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2 and (ii) 86,773 shares of Class A Common Stock and 368,458 shares of Class A Common Stock issuable upon exchange or redemption of 368,458 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by the Ursini Childrens Trust, a trust established for the benefit of Mr. Ursini’s children.
(18)Consists of (i) 3,851,374 shares of Class A Common Stock held directly by Mr. Foley and (ii) 53,360 shares of Class A Common Stock held directly by Trasimene Trebia, LLC. Mr. Foley is the managing member of Trasimene Trebia, LLC, and therefore may be deemed to beneficially own the 53,360 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by Trasimene Trebia, LLC. The address of Trasimene Sponsor, Trasimene Capital Management, LLC and Trasimene Trebia, LLC is 1701 Village Center Circle, Las Vegas, NV 89134.

SELLING SECURITYHOLDERS
The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock after the date of this prospectus.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A Common Stock that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in additional prospectus supplements or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section entitled “Plan of Distribution.”

	Before the Offering		Number of Securities Being Offered		After the Offering**
Name of Selling Securityholder+	Number of Shares of Class A Common Stock	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock	Percentage of Outstanding Shares of Class A Common Stock++	Number of Warrants	Percentage of Outstanding Warrants
Directors and Executive Officers
Michael Blend(1)	760,000	35,000	760,000	35,000	—	—	—	—
Brian Coppola(2)	552,535	—	414,155	—	—	—	—	—
Tridivesh Kidambi(3)	1,387,301	15,000	1,226,715	15,000	—	—	—	—
Jennifer Robinson(4)	130,226	—	4,074	—	—	—	—	—
Elizabeth Sestanovich(5)	380,345	—	316,688	—	—	—	—	—
Daniel Weinrot(6)	219,339	—	149,877	—	—	—	—	—
John Civantos(7)	321,862	100,000	266,146	100,000	—	—	—	—
Moujan Kazerani(8)	120,495	40,700	73,200	40,700	—	—	—	—
5% or More Securityholders and Registration Rights Holders
Cannae Holdings, LLC(9)	27,012,794	—	27,012,794	—	—	—	—	—
Lone Star Friends Trust(10)	13,588,340	—	12,589,526	—	—	—	—	—
BGPT Trebia, LP(11)	4,450,879	—	4,450,879	—	—	—	—	—
CEE Holdings Trust(12)	5,448,022	1,409,345	6,017,086	1,409,345	—	—	—	—
William P. Foley II(13)	3,094,734		3,904,734
Stanley Blend(14)	2,733,153	—	2,733,153	—	—	—	—	—
The Blend Family Foundation(15)	1,296,456	—	1,296,456	—	—	—	—	—
Charles Ursini(16)	1,200,389	—	900,389	—	—	—	—	—
Securityholders with up to 600,000 Shares of Class A Common Stock
Securityholders with beneficial ownership of more than 50,000 shares up to 200,000 shares	134,278	—	134,278	—	—	—	—	—
__________________
*Represents less than 1%.
**Assumes all registered securities beneficially owned by the securityholder are sold.
+Unless otherwise noted, the business address of each securityholder is c/o System1, Inc., 4235 Redwood Avenue, Marina Del Rey, CA 90066.
++The percentage of beneficial ownership is based on 87,386,071 shares of Class A Common Stock outstanding, which includes 65,873,314 shares of Class A Common Stock outstanding as of December 31, 2023 and the redemption of all Class B Units by all members of S1 Holdco for shares of Class A Common Stock, which would result in an additional 21,512,757 shares of Class A Common Stock outstanding as of December 31, 2023. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.
(1)The disclosed beneficial ownership of the selling securityholder consists of (i) 35,000 Public Warrants exercisable for 35,000 shares of Class A Common Stock at an exercise price of $11.50 per share and (ii) 725,000 shares of Class A Common Stock, in each case, held directly by Mr. Blend. The securities offered by the selling securityholder consist of the securities described in clauses (i) and (ii) in the immediately preceding sentence. Excludes (i) 8,933 shares of Class A Common Stock and 49,733 shares of Class A Common Stock issuable upon the exchange or redemption of 49,733 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held by OpenMail2 and (ii) 1,045,077 shares of Class A Common Stock and 251,379 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. OpenMail2 is jointly controlled by Michael Blend, Charles Ursini and Tridivesh Kidambi as members of the board of managers thereof and they may be deemed to jointly control the voting and dispositive power over the shares held by OpenMail2. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend. The terms of the Public Warrants are set forth in the Warrant Agreement filed with the SEC on June 22, 2020 as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K.
(2)The disclosed beneficial ownership of the selling securityholder consists of (i) 141,076 shares of Class A Common Stock and 320,178 shares of Class A Common Stock issuable upon the exchange or redemption of 320,178 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Coppola and (ii) 91,281 shares of Class A Common Stock issuable within 60 days of December 31, 2023 from vested RSUs and other equity awards granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clause (i) in the immediately preceding sentence.
(3)The disclosed beneficial ownership of the selling securityholder consists of (i) 15,000 Public Warrants exercisable for 15,000 shares of Class A Common Stock at an exercise price of $11.50 per share held directly by Mr. Kidambi, (ii) 605,687 shares of Class A Common Stock and 687,830 shares of Class A Common Stock issuable upon the exchange or redemption of 687,830 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held directly by Mr. Kidambi, (iii) 26,662 shares of Class A Common Stock held by Mr. Kidambi’s spouse (who is also an employee of the Company) and (iv) 78,784 shares of Class A Common Stock issuable within 60 days of December 31, 2023 from vested RSUs and other equity awards collectively granted to Mr. Kidambi and Mr. Kidambi’s spouse. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clauses (i) through (ii) in the immediately preceding sentence..
(4)The disclosed beneficial ownership of the selling securityholder consists of (i) 79,076 shares of Class A Common Stock held directly by Ms. Robinson and (ii) 51,150 shares of Class A Common Stock issuable within 60 days of December 31, 2023 from vested RSUs granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clause (i) in the immediately preceding sentence.
(5)The disclosed beneficial ownership of the selling securityholder consists of (i) 91,078 shares of Class A Common Stock and 250,357 shares of Class A Common Stock issuable upon the exchange or redemption of 250,357 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Ms. Sestanovich and (ii) 38,910 shares of Class A Common Stock issuable within 60 days of December 31, 2023 from vested RSUs and other equity awards granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clause (i) in the immediately preceding sentence.
(6)The disclosed beneficial ownership of the selling securityholder consists of (i) 75,834 shares of Class A Common Stock and 103,359 shares of Class A Common Stock issuable upon the exchange or redemption of 103,359 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company) held directly by Mr. Weinrot and (ii) 39,966 shares of Class A Common Stock issuable within 60 days of December 31, 2023 from vested RSUs and other equity awards granted to the selling securityholder. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clause (i) in the immediately preceding sentence.
(7)The disclosed beneficial ownership of the selling securityholder consists of (i) 146,250 shares of Class A Common Stock held directly by Mr. Civantos, (ii) 100,000 shares of Class A common stock issuable upon the exercise of 100,000 Public Warrants and (iii) 75,612 shares of Class A Common Stock securities held by the John Civantos 2011 Family Trust, which shares held by the trust Mr. Civantos disclaims beneficial interest in such securities except to any pecuniary interest therein. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clauses (i) through (iii) in the immediately preceding sentence.
(8)The disclosed beneficial ownership of the selling securityholder consists of (i) 47,295 shares of Class A Common Stock held directly by Ms. Kazerani, (ii) 20,500 shares of Class A Common Stock and 40,700 shares of Class A Common Stock issuable upon exercise of 40,700 Public Warrants, in each case, held directly by Mr. Kazerani, the spouse of Ms. Kazerani and (iii) 12,000 shares of Class A Common Stock held by Ms. Kazerani’s in-laws, over which shares Ms. Kazerani’s spouse has voting and dispositive power pursuant to a power of attorney granted to him. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in clauses (i) and (iii) in the immediately preceding sentence.
(9)The disclosed beneficial ownership of the selling securityholder consists of shares of Class A Common Stock held directly by Cannae Holdings, LLC, a wholly-owned subsidiary of Cannae Holdings, Inc., and were issued to Cannae Holdings pursuant to the Business Combination Agreement, the Backstop Agreement and the A&R Sponsor Agreement. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in the immediately preceding sentence. The address of the principal business office of Cannae Holdings is 1701 Village Center Circle, Las Vegas, Nevada 89134. Class A Common Stock ownership is based on information known as of March 21, 2024, the date of the reporting person’s most recent Schedule 13D/A filing as of the date of this prospectus.
(10)The disclosed beneficial ownership of the selling securityholder consists of 6,613,237 shares of Class A Common Stock and 6,975,103 shares of Class A Common Stock issuable upon exchange or redemption of 6,975,103 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer), in each case, directly held by Lone Star Friends Trust, over which Mr. Stanley Blend is the trustee with sole voting and dispositive power. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in clauses (i) through (iii) in the immediately preceding sentence.
(11)The disclosed beneficial ownership of the selling securityholder consists of 4,450,879 shares of Class A Common Stock directly held by the BGPT Sponsor. The sole general partner of BGPT Sponsor is Bridgeport Partners GP LLC and the sole limited partner of BGPT Sponsor is Bridgeport Partners LP. Each of Frank R. Martire, Jr. and Frank Martire, III serve as a managing member of Bridgeport Partners GP LLC and therefore may be deemed to beneficially own the 4,450,879 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by BGPT Sponsor. Each of Frank R. Martire, Jr. and Frank Martire, III disclaims beneficial ownership of these shares and warrants except to the extent of any pecuniary interest therein. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in the first sentence of this note.
(12)The disclosed beneficial ownership of the selling securityholder consists of 2,072,760 shares of Class A Common Stock and 3,415,262 shares of Class A Common Stock issuable upon exchange or redemption of 3,415,262 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Issuer), in each case, directly held by CEE Holdings Trust. Jackson Hole Trust Co. is the trustee of the CEE Holdings Trust and has sole voting and dispositive power over the shares held by the CEE Holdings Trust but disclaims beneficial interest in such shares. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of a portion of the securities described in the first sentence of this note.
(13)The disclosed beneficial ownership of the selling securityholder consists of (i) 3,851,374 shares of Class A Common Stock held directly by Mr. Foley and (ii) 53,360 shares of Class A Common Stock held directly by Trasimene Trebia, LLC. Mr. Foley is the managing member of Trasimene Trebia, LLC, and therefore may be deemed to beneficially own the 53,360 shares of Class A Common Stock, and ultimately exercises voting and dispositive power over such shares held by Trasimene Trebia, LLC. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in clauses (i) through (iii) in the immediately preceding sentence. The address of Trasimene Sponsor, Trasimene Capital Management, LLC and Trasimene Trebia, LLC is 1701 Village Center Circle, Las Vegas, NV 89134.
(14)The disclosed beneficial ownership of the selling securityholder consists of (i) 592,514 shares of Class A Common Stock and 751,379 shares of Class A Common Stock issuable upon exchange or redemption of 751,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Dante Jacob Blend Trust, for which Mr. Blend is the trustee, (ii) 592,514 shares of Class A Common Stock and 751,379 shares of Class A Common Stock issuable upon exchange or redemption of 751,379 Class B Units of S1 Holdco (and the corresponding shares of Class C Common Stock of the Issuer) directly held by the Nola Delfina Blend Trust, for which Mr. Blend is the trustee, and (iii) 45,367 shares of Class A Common Stock directly held by Mr. Blend in his individual capacity. Mr. Blend is the trustee of the Dante Jacob Blend Trust and the Nole Delfina Blend Trust, and has sole voting and dispositive power over the shares held by such trusts, but disclaims beneficial interest in such shares. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in clauses (i) through (iii) in the first sentence of this note.
(15)The disclosed beneficial ownership of the selling securityholder consists of 1,045,077 shares of Class A Common Stock and 251,379 shares of Class A Common Stock issuable upon the exchange or redemption of 251,379 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, directly held by the Blend Family Foundation. The directors of the Blend Family Foundation are Michael Blend, Sandra Blend and Stanley Blend. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in the first sentence of this note.
(16)The disclosed beneficial ownership of the selling securityholder consists of (i) 107,794 shares of Class A Common Stock and 294,766 shares of Class A Common Stock issuable upon the exchange or redemption of 294,766 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Company), in each case, held directly by FGL Labs, of which Mr. Ursini is the managing member, (ii) 86,773 shares of Class A Common Stock and 368,458 shares of Class A Common Stock issuable upon the exchange or redemption of 368,458 Class B Units of S1 Holdco (and cancellation of the corresponding shares of Class C Common Stock of the Issuer), in each case, held directly by the Ursini Children’s Trust, of which Mr. Ursini is the trustee, and has sole voting and dispositive power over the shares held by such trust, but disclaims beneficial interest in such shares and (iii) 300,000 shares of Class A Common Stock issuable within 60 days of December 31, 2023 from vested RSUs granted to Mr. Ursini. The securities offered by the selling securityholder pursuant to the registration statement of which this prospectus forms a part consist of the securities described in clauses (i) through (ii) in the immediately preceding sentence.
(17)Consists of shares of Class A Common Stock held directly by the reporting person, received in connection with the acquisition of NextGen Shopping, Inc.

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of the securities of System1, Inc. registered pursuant to Section 12 of the Exchange Act. This description of the terms of our stock does not purport to be a complete summary of the rights and preferences of such securities and is subject to and qualified by reference to the full text of the Charter and Bylaws, copies of which have been filed as exhibits to this prospectus filed with the SEC. We urge you to read our Charter and our Bylaws in their entirety for a complete description of the rights and preferences of our securities. As used in this “Description of Capital Stock,” references to the “Company,” “System1,” “we,” “our” or “us” refer solely to System1, Inc. and not to any of its subsidiaries, unless otherwise expressly stated or the context otherwise requires, and references to “Trebia” refer to the Company, formerly known as Trebia Acquisition Corp., a Cayman Islands exempted company, prior to the business combination (the “Merger”) pursuant to that certain business combination agreement, dated as of June 28, 2021, as amended on November 30, 2021, January 10, 2022 and January 25, 2022, by and among S1 Holdco, LLC , System1 SS Protect Holdings, Inc. and the other parties signatory thereto.
Authorized and Outstanding Stock
Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Our authorized capital stock consists of 100,000 shares of Preferred Stock and 527,000,000 shares of Common Stock, which consists of 500,000,000 shares of Class A Common Stock, 25,000,000 shares of Class C Common Stock, and 2,000,000 shares of Class D Common Stock. Unless our Board determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Class A Common Stock
Voting rights. Except as provided in our Charter or as required by applicable law, holders of Class A Common Stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At annual and special meetings of our Stockholders, the holders of Class A Common Stock and Class C Common Stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock or Class C Common Stock, as a single class with the holders of Preferred Stock.
Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).
Reservation of Shares. Under our Charter, we will have at all times, authorized and unissued shares of Class A Common Stock for the purposes of effecting any redemptions or exchanges under the New S1 Holdco Agreement.
Class C Common Stock
Voting rights. Except as provided in our Charter or as required by applicable law, holders of Class C Common Stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At any annual and special meeting of our Stockholders, the holders of Class A Common Stock and Class C Common Stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, if any holders of Preferred Stock are entitled to vote together with the holders of Class A Common Stock or Class C Common Stock, as a single class with the holders of Preferred Stock.
Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).

Future Issuances. Under our Charter, System1 is not permitted to issue additional shares of Class C Common Stock, other than in connection with the valid issuance of the S1 Holdco Common Units under the New S1 Holdco Agreement.
Restriction on Transfer. Under our Charter, holders of Class C Common Stock may only transfer their Class C Common Stock to certain permitted transferees, while also simultaneously transferring an equal number of such holder’s S1 Holdco Common Units.
Class D Common Stock
Voting Rights. Except as provided in our Charter or as required by applicable law, holders of Class D Common Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote that changes the terms of the Class D Common Stock requires the separate approval of a majority of the holders of Class D Common Stock.
Restriction on Transfer. Under our Charter, holders of Class D Common Stock may only transfer their Class D Common Stock to certain permitted transfers.
Conversion All outstanding shares of our Class D common stock automatically converted into Class A common stock on a one-for-one basis, following the consummation of the Merger, once the volume-weighted average price ("VWAP") of the Post-Closing Company exceeded $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the consummation of the Merger, which condition was satisfied in the period ended March 31, 2022.

Preferred Stock
Voting Rights. Except as provided in our Charter (including in connection with the establishment of any new series of preferred stock) or as required by applicable law, holders of Preferred Stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote on an amendment to our Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock will entitle the holders of Preferred Stock will be entitled to vote as a separate class thereon.
Our Charter authorizes our Board to establish additional series of preferred stock. Unless required by law or any stock exchange, the authorized preferred stock will be available for issuance without further action by the holders of Common Stock. Our Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of System1 without further action by our Stockholders. Additionally, the issuance of preferred stock may adversely affect the holders of Common Stock by restricting dividends, diluting the voting power of Common Stock or subordinating the liquidation rights of Common Stock. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of Class A Common Stock.
Dividend Rights
Subject to applicable law and the rights of any outstanding Preferred Stock, the holders of Class A Common Stock and Class D Common Stock will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by our Board out of funds legally available therefor. The holders of Class C Common Stock are not entitled to any dividends declared by our Board, except in the case of a stock dividend, pursuant to our Charter. Holders of Class D Common Stock will only receive dividends declared in respect thereof upon the conversion of Class D Common Stock to Class A Common Stock, as described above.

Winding-Up
If System1 is wound up, the holders of Class A Common Stock, after paying off any liabilities, and the amounts owed to the holders of Preferred Stock, if any, may divide amongst the themselves the assets of System1. The holders of Class C Common Stock and Class D Common Stock are not entitled to any assets of System1 upon being wound up and liquidated, except for the par value of the shares thereof.
Preemptive Rights; Sinking Fund Provisions
The holders of Common Stock have no preemptive rights or other subscription rights. There are no sinking fund provisions applicable to Common Stock.
System1 Warrants
In connection with the Merger, the Trebia Public Warrants that were outstanding immediately prior to the effective time of the Merger, pursuant to and in accordance with the warrant agreement covering such warrants, were automatically and irrevocably modified to provide that such warrant will no longer entitle the holder thereof to purchase the amount of Trebia Class A Ordinary Shares set forth therein, and in substitution thereof such warrant entitles the holder thereof to acquire the same number of shares of Class A Common Stock per warrant on the same terms (each a “Warrant”).
Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to the satisfaction of any applicable conditions. Only a whole Warrant may be exercised at a given time by a warrant holder. A holder of Warrants will not be able to exercise any fraction of a Warrant.
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to System1 satisfying its obligations described below with respect to registration, or a valid exemption from registration being available. No warrant will be exercisable and we will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the Class A Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $18.00
All but not less than all of the outstanding Warrants may be redeemed, at our option, once the Warrants become exercisable, upon notice to the registered holders of the Warrants, at a redemption price of $0.01 per Warrant, provided that (a) the Reference Value equals or exceeds $18.00 per share (subject to adjustment) and (b) there is an effective registration statement covering the issuance of the Class A Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption period.
Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $10.00
All but not less than all of the outstanding Warrants may be redeemed, at our option, once the Warrants become exercisable, upon notice to the registered holders of the Warrants, at a redemption price of $0.10 per Warrant, provided that the Reference Value equals or exceeds $10.00 per share (subject to adjustment). During the 30-day redemption period, registered holders of the Warrants may elect to exercise their Warrants on a “cashless basis” and receive a number of Class A Common Stock determined by reference to the table below, based on the redemption date (calculated for purposes of the table as the period to expiration of the Warrants) and the Redemption Fair Market Value (a “Make-Whole Exercise”).

	Redemption Fair Market Value of System1 Class A Share
Redemption Date (period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact Redemption Fair Market Value and redemption date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a System1 Warrant is adjusted.
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of the Class A Common Stock is below the exercise price of the warrants. System1 has established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “ —Redemption of Warrants When the Price per share of Class A Common Stock Equals or Exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of Trebia’s IPO prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we chooses to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in its best interest to do so. As such, we would redeem the warrants in this manner when it believes it is in its best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such Class A Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security.
Anti-dilution Adjustments.
The Warrants are subject to anti-dilution adjustments, as summarized in the paragraphs below.
Sub-Divisions. If the number of issued and outstanding shares of Class A Common Stock is increased by a capitalization or share dividend of Class A Common Stock, or by a sub-division of Class A Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Class A Common Stock issuable on exercise of each System1 Warrant shall be increased in proportion to such increase in the issued and outstanding Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase Class A Common Stock at a price less than the “Historical Fair Market Value” will be deemed a capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. If the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion.
Dividends. In addition, if at any time while the Warrants are outstanding and unexpired, we pay a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such Class A Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Merger and (c) certain other dividends or distributions in connection with redemption rights of the holders of Class A Common Stock existing prior to the completion of the Merger.
Aggregation of Shares. If the number of issued and outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding shares of Class A Common Stock.
Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Common Stock, or in the case of any merger or consolidation of System1 with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of its outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their warrants immediately prior to such event, provided however, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the Warrant within thirty (30) days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value.
Notices of Changes in Warrant. Upon every adjustment of the Warrant price or the number of shares issuable upon exercise of a Warrant, we shall give written notice thereof to the Warrant Agent, which notice shall state the price of a Warrant resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in the section titled “—Anti-Dilution Adjustments”, we will give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.
No Fractional Shares. We will not issue fractional shares upon the exercise of Warrants. If, by reason of any adjustment, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to such holder.
Form of Warrant. The form of Warrant need not be changed because of any adjustment, and Warrants issued after such adjustment may state the same warrant price and the same number of shares as is stated in the Warrants initially issued pursuant to the Warrant Agreement; provided, however, that System1 may at any time in its sole discretion make any change in the form of Warrant that we may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.
Other Events. In case any event shall occur affecting System1 as to which none of the provisions of the preceding subsections are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of the Warrant Agreement, then, in each such case, we will appoint a firm of independent registered public accountants, investment banking or other appraisal firm of recognized national standing, which will give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of the Warrant Agreement and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be so adjusted pursuant as a result of any issuance of securities in connection with a business combination. We will adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.
No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Trebia Class B Ordinary Shares into Trebia Class A Ordinary Shares.
System1’s Transfer Agent and Warrant Agent
The transfer agent for Common Stock and Warrant Agent for Warrants is Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Charter, Bylaws and Certain Provisions of Delaware Law
Our Charter, Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of our Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of our Board to maximize stockholder value. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Class A Common Stock.
Action by Written Consent
Our Charter provides that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such stockholders, and may not be taken by written consent.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NYSE, which would apply if and so long as Class A Common Stock remains listed on NYSE, require stockholder approval of certain issuances of Common Stock (or securities convertible into or exercisable for Common Stock) equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock. As a result, we may issue additional shares in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions, without approval of our stockholders.
In addition, our Board is generally authorized to issue shares additional series of preferred stock having such terms, powers, rights and preferences as our Board determines in its discretion, including terms that may be designed to discourage, delay or prevent a change of control of System1 or the removal of System1 management.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of System1 by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.
Business Combinations
We have elected not to be governed by Section 203 of the DGCL. Section 203 is a default provision of the DGCL that restricts certain “business combinations” with “interested stockholders” for three years following the date that a person becomes an “interested stockholder,” with certain permitted exceptions.
Election and Removal of Directors and Vacancies
Our Charter provides that our Board will determine the number of directors who will serve on our Board, subject to the rights set forth in the Stockholders Agreement. Our Board is divided into three classes designated as Class I, Class II and Class III. Our Class I directors initially served for a term expiring at the first annual meeting of stockholders, which was held in June 2023, and all such Class I directors were re-elected for a three year term at the 2023 annual meeting of stockholders. Our Class II and Class III directors are initially serving for terms expiring at the 2024 and 2025 annual meeting of stockholders, respectively. At each succeeding annual meeting of stockholders, directors will be elected to the class whose term is expiring at such annual meeting for a full term of three years.
In addition, our Charter provides that any vacancy on our Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with or without cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Stockholders Agreement (as defined in our Bylaws) and any rights of the holders of Preferred Stock.

No Cumulative Voting
Under Delaware law, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. Our Charter does not authorize cumulative voting.
Special Stockholder Meetings
Our Charter provides that a special meeting of stockholders may be called only by or at the direction of our Board, the Chairman of our Board or by the Secretary of the Company at the request of any holder of greater-than fifty (50%) of the total voting power of the outstanding shares. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.
Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of our Board or pursuant to the Stockholders Agreement. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide us with certain information. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty days before or sixty days after the anniversary date of the immediately preceding annual meeting, notice by the stockholder in order to be timely must be so delivered, or mailed and received, not more than the hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on (i) the ninetieth (90th) day prior to such annual meeting or, (ii) if later, the tenth day following the day on which public disclosure of the date of the annual meeting was first made by us. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.
Our Bylaws allow the chairman of a stockholder meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer or investor from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to influence or obtain control of System1.
Voting Requirements
Our Charter provides that the Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, our Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our Charter. The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.
Exclusive Forum
Our Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or our stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Charter (as it may be amended or restated) or the Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against System1 or any current or former director, officer, other employee, agent or stockholder of System1 governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Delaware Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Delaware Court of Chancery).
Our Charter also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.
Any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provisions in our Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with System1 or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.
We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter will include a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of System1 and its stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
Our Bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, indemnification and advancement provisions in our Organizational Documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit System1 and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Listing
Our Class A Common Stock and Warrants are listed on the NYSE under the symbols “SST” and “SST.WS,” respectively.

PLAN OF DISTRIBUTION
We are registering 61,459,972 shares of Class A Common Stock for possible sale by the Selling Securityholders from time to time, and up to 16,812,767 shares of Class A Common Stock that are issuable upon the exercise of the Public Warrants. The Selling Securityholders will pay all incremental selling expenses relating to the sale of their shares of Class A Common Stock, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Securityholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Securityholders, in the event of an underwritten offering of their shares of Class A Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Class A Common Stock covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.
The shares of Class A Common Stock beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Class A Common Stock by one or more of, or a combination of, the following methods:

•purchases by a broker dealer as principal and resale by such broker dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over the counter distribution in accordance with the rules of the NYSE;
•through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
•to or through underwriters or broker dealers;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•in privately negotiated transactions;
•in options transactions;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, any shares that qualify for sale pursuant to Rule 144 or another exemption from registration under the securities act. may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of Class A Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Class A Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Class A Common Stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Class A Common Stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares or grant a security interest in shares to a broker-dealer or other financial institution, and, upon a default under the secured obligation, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions may be an underwriter and, if applicable, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. The compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, if applicable. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the Warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.
Under the Registration Rights Agreement, we have agreed to indemnify the Registration Rights Holders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Registration Rights Holders may be required to make with respect thereto. In addition, we and the Registration Rights Holders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.

LEGAL MATTERS
The validity of the shares of Class A Common Stock offered hereby have been passed upon for us by Latham & Watkins LLP.
EXPERTS
The financial statements of System1, Inc. (Successor) as of December 31, 2023 and for the year then ended and as of December 31, 2022 and for the period from January 27, 2022 through December 31, 2022 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The financial statements of S1 Holdco, LLC (Predecessor) for the period from January 1, 2022 through January 26, 2022 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Class A Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

Item 8. Financial Statements and Supplementary Data

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of System1, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of operations, comprehensive income (loss), changes in members’ deficit, and cash flows of S1 Holdco, LLC and its subsidiaries (Predecessor) (the “Company”) for the period from January 1, 2022 through January 26, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of the Company for the period from January 1, 2022 through January 26, 2022 in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has violated a covenant which resulted in the outstanding principal balances under the Company’s Term Loan and Revolving Facility with Bank of America being callable at the request of, or with the consent of, the required majority lenders and has insufficient liquidity to settle the outstanding principal balances of the Term Loan and Revolving Facility that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
June 5, 2023
We have served as the Company’s auditor since 2020.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of System1, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of System1, Inc. and its subsidiaries (Successor) (the “Company”) as of December 31, 2023 and December 31, 2022, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for the year ended December 31, 2023 and for the period from January 27, 2022 through December 31, 2022, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2023 and for the period from January 27, 2022 through December 31, 2022 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
March 15, 2024
We have served as the Company’s auditor since 2020.

System1, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share data)

	Successor
	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$135,343	$8,905
Restricted cash, current	3,813	5,717
Accounts receivable, net	56,093	80,428
Prepaid expenses and other current assets	6,754	11,166
Current assets held for sale from discontinued operations	—	20,292
Total current assets	202,003	126,508
Restricted cash, non-current	4,294	5,395
Property and equipment, net	3,084	3,162
Internal-use software development costs, net	11,425	6,948
Intangible assets, net	297,001	371,661
Goodwill	82,407	82,407
Operating lease right-of-use assets	4,732	6,484
Other non-current assets	524	2,822
Assets held for sale from discontinued operations	—	555,069
Total assets	$605,470	$1,160,456

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$9,499	$6,707
Accrued expenses and other current liabilities	59,314	85,780
Operating lease liabilities, current	2,333	2,149
Debt, net	15,271	15,021
Current liabilities held for sale from discontinued operations	—	101,418
Total current liabilities	86,417	211,075
Operating lease liabilities, non-current	3,582	5,875
Long-term debt, net	334,232	399,504
Warrant liability	2,688	7,798
Deferred tax liability	8,307	29,396
Other liabilities	929	1,661
Liabilities held for sale from discontinued operations	—	34,476
Total liabilities	436,155	689,785
Commitments and contingencies (Note 10)
STOCKHOLDERS’ EQUITY
Class A common stock - $0.0001 par value; 500,000 shares authorized, 65,855 and 91,674 Class A shares issued and outstanding as of December 31, 2023 and 2022, respectively	7	9
Class C common stock - $0.0001 par value; 25,000 shares authorized, 21,513 and 21,747 Class C shares issued and outstanding as of December 31, 2023 and 2022, respectively	2	2
Additional paid-in capital	843,112	831,566
Accumulated deficit	(707,662)	(439,296)
Accumulated other comprehensive loss	(181)	(260)
Total stockholders' equity attributable to System1, Inc.	135,278	392,021
Non-controlling interest	34,037	78,650
Total stockholders' equity	169,315	470,671
Total liabilities and stockholders' equity	$605,470	$1,160,456
See notes to consolidated financial statements.

System1, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except for per share and per unit data)

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Revenue	$401,971	$612,229	$52,712
Operating expenses:
Cost of revenue (excluding depreciation and amortization)	248,745	438,839	41,507
Salaries and benefits	106,505	138,045	31,181
Selling, general, and administrative	54,307	50,831	15,665
Depreciation and amortization	78,403	69,469	1,000
Impairment of goodwill	—	372,728	—
Total operating expenses	487,960	1,069,912	89,353
Operating loss	(85,989)	(457,683)	(36,641)
Interest expense, net	48,745	31,609	1,049
Loss on extinguishment of related-party debt	2,004	—	—
Change in fair value of Warrant liabilities	(5,109)	3,751	—
Total other expense	45,640	35,360	1,049
Loss before income tax	(131,629)	(493,043)	(37,690)
Income tax benefit	(20,371)	(108,680)	(629)
Net loss from continuing operations	(111,258)	(384,363)	(37,061)
Net loss from discontinued operations, net of tax	(174,327)	(56,959)	—
Net loss	(285,585)	(441,322)	(37,061)
Less: Net loss from continuing operations attributable to non-controlling interest	(25,531)	(99,841)	—
Less: Net loss from discontinued operations attributable to non-controlling interest	(32,833)	(11,089)	—
Net loss attributable to System1, Inc.	$(227,221)	$(330,392)	$(37,061)

Amounts attributable to System1, Inc.:
Net loss from continuing operations	$(85,727)	$(284,522)	$(37,061)
Net loss from discontinued operations	(141,494)	(45,870)	—
Net loss attributable to System1, Inc.	$(227,221)	$(330,392)	$(37,061)

Basic and diluted net loss per share:
Continuing operations	$(0.94)	$(3.19)	n/a
Discontinued operations	(1.54)	(0.51)	n/a
Basic and diluted net loss per share	$(2.48)	$(3.70)	n/a

Weighted average number of shares outstanding - basic and diluted	91,454	89,310	n/a
Basic and diluted net loss per unit	n/a	n/a	$(1.81)
Weighted average units outstanding - basic and diluted	n/a	n/a	20,488
See notes to consolidated financial statements.

System1, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)
(In thousands)

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Net loss	$(285,585)	$(441,322)	$(37,061)
Other comprehensive income (loss)
Foreign currency translation income (loss)	35	(394)	87
Comprehensive loss	(285,550)	(441,716)	(36,974)
Comprehensive loss attributable to non-controlling interest	(58,364)	(110,930)	—
Comprehensive loss attributable to System1, Inc.	$(227,186)	$(330,786)	$(36,974)
See notes to consolidated financial statements.

System1, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
(In thousands)

	Class A common stock		Class C common stock		Class D common stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Non-Controlling Interest	Total Stockholders’ Equity
Balance at January 26, 2022 (Predecessor)	51,750	$5	—	$—	—	$—	$574,003	$(107,797)	$—	$—	$466,211
Effect of the Merger	29,017	3	22,077	2	1,450	—	148,359	—	—	198,691	347,055
Balance at January 27, 2022 (Successor)	80,767	8	22,077	2	1,450	—	722,362	(107,797)	—	198,691	813,266
Net loss	—	—	—	—	—	—	—	(330,392)		(110,930)	(441,322)
Exercise of warrants	3,969	—	—	—	—	—	34,348	—	—	(6,359)	27,989
Issuance of restricted stock, net of forfeitures and shares withheld for taxes	968	—	—	—	—	—	(2,687)	—	—	598	(2,089)
Issuance of common stock in connection with the Merger, net of offering costs, underwriting discounts and commissions	930	—	—	—	—	—	2,397	—	—	(1,736)	661
Issuance of common stock in connection with the acquisition of business	2,000	—	—	—	—	—	29,234	—	—	(3,734)	25,500
Issuance of market-based restricted stock units	—	—	—	—	1,450	—	—	—	—	—	—
Conversion of Class D shares to Class A shares	2,900	1	—	—	(2,900)	—	5,414	—	—	(5,414)	1
Conversion of Class C shares to Class A shares	330	—	(330)	—	—	—	2,734	—	—	(2,734)	—
Establishment of liabilities under tax receivable agreement and related changes to deferred tax assets associated with increases in tax basis	—	—	—	—	—	—	(41)	—	—	—	(41)
Net deferred tax liability resulting from changes in outside basis difference on investment in S1 Holdco, LLC	—	—	—	—	—	—	(7,910)	—	157	—	(7,753)
Other comprehensive income	—	—	—	—	—	—	—	—	(417)	23	(394)
Stock-based compensation	—	—	—	—	—	—	45,451	—	—	12,020	57,471
Distribution to members	—	—	—	—	—	—	—	—	—	(1,511)	(1,511)
Class A common stock repurchases	(190)	—	—	—	—	—	264	(1,107)	—	(264)	(1,107)
Balance at December 31, 2022 (Successor)	91,674	$9	21,747	$2	—	$—	$831,566	$(439,296)	$(260)	$78,650	$470,671
Net loss	—	—	—	—	—	—	—	(227,221)	—	(58,364)	(285,585)
Cumulative-effect of adoption of ASU 2016-13	—	—	—	—	—	—	—	(327)	—	—	(327)
Issuance of common stock in connection with settlement of incentive plan	407	—	—	—	—	—	1,818	—	—	(160)	1,658
Conversion of Class C shares to Class A shares	234	—	(234)	—	—	—	1,048	—	—	(1,048)	—
Tax receivable agreement liability and deferred taxes arising from LLC interest ownership exchanges and the issuance of common stock from equity incentive plans	—	—	—	—	—	—	286	—	—	—	286
Issuance of restricted stock, net of forfeitures and shares withheld for taxes	2,615	1	—	—	—	—	(1,108)	—	—	(1,011)	(2,118)
Common stock cancelled in connection with disposition of business	(29,075)	(3)	—	—	—	—	(13,570)	(40,818)	—	13,571	(40,820)
Other comprehensive income	—	—	—	—	—	—	—	—	79	(44)	35
Stock-based compensation	—	—	—	—	—	—	23,072	—	—	2,540	25,612
Distribution to members	—	—	—	—	—	—	—	—	—	(97)	(97)
Balance at December 31, 2023 (Successor)	65,855	$7	21,513	$2	—	$—	$843,112	$(707,662)	$(181)	$34,037	$169,315
See notes to consolidated financial statements.

System1, Inc. and Subsidiaries
Consolidated Statements of Changes in Members’ Deficit
(In thousands)

	Members’ Deficit	Accumulated Other Comprehensive Income	Total Members’ Deficit
For the period January 1, 2022 to January 26, 2022 (Predecessor)
Balance at January 1, 2022 (Predecessor)	$(28,829)	$428	$(28,401)
Net loss	(37,061)	—	(37,061)
Accumulated other comprehensive income	—	87	87
Stock-based compensation	23,705	—	23,705
Balance at January 26, 2022 (Predecessor)	$(42,185)	$515	$(41,670)
See notes to consolidated financial statements.

System1, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Successor		Predecessor
	December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Cash Flows from Operating Activities
Net loss	$(285,585)	$(441,322)	$(37,061)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	105,208	118,652	1,000
Stock-based compensation	53,085	108,323	23,705
Impairment of goodwill	115,483	372,728	—
Impairment of assets held for sale	3,276	—	—
Loss on sale of business	4,247	—	—
Amortization of debt issuance costs	6,418	4,836	—
Noncash lease expense	1,680	1,532	115
Change in fair value of Warrant liabilities	(5,109)	3,751	—
Deferred tax benefits	(22,330)	(118,048)	(816)
Loss on extinguishment of related-party debt	2,004	—	—
Other	2,042	661	(9)
Changes in operating assets and liabilities
Accounts receivable	20,857	4,602	11,118
Prepaids and other assets	5,207	(3,348)	1,069
Accounts payable	(6,796)	2,121	(67,600)
Accrued expenses and other liabilities	(19,438)	(22,034)	57,488
Deferred revenue	15,273	9,008	311
Long-term earnout liabilities	(20,000)	(20,000)	—
Other long-term liabilities	(264)	(18,145)	77
Net cash provided by (used in) operating activities	(24,742)	3,317	(10,603)
Cash Flows from Investing Activities
Purchases of property and equipment	(2,353)	(3,546)	—
Capitalized software development costs	(5,607)	(6,389)	(441)
Proceeds from sale of business, net of cash sold	211,139	—	—
Acquisition of businesses, net of cash acquired	—	(444,074)	—
Net cash provided by (used in) investing activities	203,179	(454,009)	(441)
Cash Flows from Financing Activities
Proceeds from Term Loan and 2022 Revolving Note	—	450,000	—
Proceeds from related-party loan, net of lender fees	11,278	—	—
Repayments of related party loan, inclusive of lender fees	(2,699)	—	—
Proceeds from 2023 Revolving Note	64,000	—	—
Repayment of 2023 Revolving Note, inclusive of lender fees	(66,400)	—	—
Repayment of Term Loan	(20,000)	(187,488)	—
Repayment of 2022 Revolving Note	(50,000)	—	—
Payments for financing costs	—	(24,845)	—
Payment of acquisition holdback	(1,935)	(1,715)	—
Payment of promissory note	(5,156)	—	—
Taxes paid related to net settlement of stock awards	(3,063)	(2,090)	—
Redemptions of Class A common stock	—	(510,469)	—
Proceeds from Warrant exercises	—	5,027	—
Purchases of treasury stock	—	(1,122)	—

Cash received from the Backstop	—	246,484	—
Distributions to members	(97)	(1,511)	—
Net cash used in financing activities	(74,072)	(27,729)	—
Effect of exchange rate changes in cash, cash equivalent and restricted cash	10	(57)	(19)
Net increase (decrease) in cash, cash equivalents and restricted cash	104,375	(478,478)	(11,063)
Cash and cash equivalents and restricted cash, beginning of the period	39,075	517,553	48,639
Cash and cash equivalents and restricted cash, end of the period	$143,450	$39,075	$37,576
Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$135,343	$8,905	$36,833
Restricted cash	8,107	11,112	743
Cash and restricted cash included in assets held for sale from discontinued operations	—	19,058	—
Total cash, cash equivalents and restricted cash	$143,450	$39,075	$37,576

Supplemental cash flow information:
Cash paid for income taxes	$7,102	$8,298	$241
Cash paid for interest	$42,875	$25,993	$932
Cash paid for operating lease liabilities	$2,141	$2,199	$175
Operating lease assets obtained in exchange for operating lease liabilities	$—	$2,064	$7,987
Tenant improvements paid by lessor	$—	$636	$—
Stock-based compensation included in capitalized software development costs	$2,008	$817	$—
Equity issuance to settle intercompany loan	$—	$—	$941
Settlement of incentive plan through issuance of common stock	$1,658	$—	$—
Restructuring of holdback liability to promissory note	$5,156	$—	$—
Deferred consideration for acquisition	$—	$6,850	$—
See notes to consolidated financial statements.

System1, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
1.Organization and Description of Business
System1, Inc. and subsidiaries (the “Company”, “we”, “our” or “us”) operates an omnichannel customer acquisition platform, delivering high-intent customers to brands, advertisers and publishers.
We provide our omnichannel customer acquisition platform services through our proprietary responsive acquisition marketing platform (“RAMP”). Operating seamlessly across major advertising networks and advertising category verticals to acquire end-users, RAMP allows us to monetize such end users through our relationships with third party advertisers and advertising networks (“Advertising Partners”). RAMP also allows third party advertising platforms and publishers (“Network Partners”), to send user traffic to, and monetize end user traffic on, our owned and operated websites or through our monetization agreements. RAMP operates across our network of owned and operated websites and related products, allowing us to monetize user traffic that we source from various acquisition marketing channels, including Google, Facebook, Zemanta, Taboola, and TikTok.
Our primary operations are in the United States, and we also have operations in Canada and the Netherlands. Operations outside the United States are subject to risks inherent in operating under different legal systems, as well as various political and economic environments. Among these risks are changes in existing tax laws changes in the regulatory framework in foreign jurisdictions, data privacy laws, possible limitations on foreign investment and income repatriation, government foreign exchange controls, exposure to currency exchange fluctuations and employment laws impacting foreign employees. We do not engage in hedging activities to mitigate our exposure to fluctuations in foreign currency exchange rates.
We, through Total Security Limited, formerly known as Protected.net Group Limited (“Protected”), also provided antivirus software solutions, offering customers a single packaged solution that provides protection and reporting to the end user. On September 6, 2023, we announced that we had received a non-binding indication of intent from Just Develop It Limited (“JDI”), one of our significant shareholders, which is principally owned and managed by certain members of the Protected management team ("Purchasing Parties"), related to the potential acquisition of Protected. Subsequently, on November 30, 2023, we completed the sale of Protected, including our antivirus and consumer privacy software solutions, pursuant to the terms of a share purchase agreement (“Share Purchase Agreement”). Pursuant to the Share Purchase Agreement, the Purchasing Parties acquired all of the outstanding preference and ordinary shares (“Protected Disposition”) of Protected for total consideration comprised: (a) $240.0 million in cash, subject to certain adjustments, (b) the return and subsequent cancellation of approximately 29.1 million shares of our Class A common stock, par value $0.0001 per share, owned by the Purchasing Parties and (c) confirmation from JDI, Protected and the CEO of the Total Security business that the financial performance benchmarks related to certain contingent earnout payments (the "Protected Incentive Plan") based on the future performance of Protected’s business in an aggregate amount of up to $60.0 million contemplated by the Business Combination Agreement related to the Merger (see Note 3, Merger), will, as a result of the Protected Disposition, no longer be achievable.
The results of operations of our Protected business prior to its sale are presented as net loss from discontinued operations in our consolidated statements of operations for all periods presented, and the assets and liabilities for our Protected business prior to its sale have been classified as held for sale from discontinued operations and segregated for all periods presented in the consolidated balance sheets (see Note 19, Discontinued Operations).
We have two reportable segments: Owned and Operated Advertising and Partner Network (see Note 16, Segment Reporting).

System1, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
Going Concern Considerations
The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern. The going concern basis of presentation assumes that we will continue in operation one year after the date these consolidated financial statements are issued and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business.
As of June 1, 2023, we had not delivered audited financial statements for the fiscal year ended December 31, 2022 to Bank of America as required by the covenants of the Term Loan. The failure to timely deliver the audited financial statements resulted in an event of default under the Term Loan and provided Bank of America the ability to immediately call the outstanding principal balances of the Term Loan and Revolving Facility of $430.0 million, at the request of, or with the consent of, the required majority of lenders until the time that the 2022 audited financial statements were delivered to Bank of America. We did not have sufficient liquidity to settle the outstanding principal balances should they be called, nor had we identified sufficient alternative sources of capital. As a result, this matter raised substantial doubt about our ability to continue as a going concern. We delivered the 2022 audited financial statements to Bank of America on June 6, 2023, resulting in the remediation of the event of default. Accordingly, Bank of America no longer had the ability to call the outstanding principal balances on the Term Loan and Revolving Facility.
Starting in the third quarter of 2022 and continuing into 2023, we experienced declining cash flows and financial performance as a result of deteriorating macroeconomic conditions, resulting in reductions in both advertiser and overall consumer demand for our marketing services. In response to these conditions, we obtained additional financing in the second quarter of 2023 which was expected to provide us with sufficient liquidity to manage through the current business environment. However, subsequent to the quarter ended June 30, 2023, we experienced increased customer acquisition costs in addition to the loss of a significant Network Partner, both of which further negatively impacted our future cash forecasts and negatively impacted our forecasted compliance with the maximum leverage ratio covenant of the Term Loan (see Note 11, Debt, Net). Accordingly, we determined that there was substantial doubt about our ability to continue as a going concern as of June 30, 2023 and September 30, 2023. We had an accumulated deficit of $707.7 million as of December 31, 2023, a net loss of $285.6 million for the year ended December 31, 2023, and had cash outflows from operations of $24.7 million for the year ended December 31, 2023.
On November 30, 2023, we completed the sale of Protected, which resulted in a net inflow of cash of $180.3 million, net of transaction expenses and after mandatory and voluntary debt payoffs (see Note 19, Discontinued Operations). As of December 31, 2023, we have paid off or paid down all of our outstanding notes, revolvers and loans (see Note 11, Debt, Net and Note 12, Related-Party Transactions), with the exception of the Term Loan and had unrestricted cash on hand of $135.3 million.
On January 17, 2024, we completed the repurchase of $63.7 million in principal amount of our Term Loan for an aggregate purchase price of $40.9 million pursuant to a Dutch auction tender offer (see Note 11, Debt, Net). Following the repurchase, the outstanding principal amount of the Term Loan was $301.3 million. We have principal and interest payments due of approximately $5.0 million and $6.6 million, respectively, per quarter on our Term Loan, and as of the date of this filing, we have available capacity of $50.0 million under the 2022 Revolving Note, subject to maximum leverage ratio covenant (see Note 11, Debt, Net). In addition, we have implemented a significant reduction in headcount in both the second quarter of 2023 and in early September 2023, resulting in approximately $14.5 million of annualized prospective cash savings.
As a result of the net cash inflow from the sale of Protected and an evaluation of our forecasted future cash flows from operating activities (including the impact of the headcount reductions taken in the second and third quarters of 2023), we believe that we have sufficient resources to continue as a going concern for the twelve-month period following the date these financial statements are issued. Accordingly, we have alleviated the substantial doubt regarding our ability to continue as a going concern that previously existed as of September 30, 2023, and we will have sufficient liquidity to meet our obligations as they become due over the next twelve months.

2.Summary of Significant Accounting Policies
Basis of Presentation and Principles of Consolidation
We were a special purpose acquisition company originally incorporated as a Cayman Islands exempted company on February 11, 2020 under the name Trebia Acquisition Corp. (“Trebia”). We were formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. On January 27, 2022, we consummated a business combination ("Merger"), which resulted in the acquisition of S1 Holdco, LLC ("S1 Holdco") and Protected.
We were deemed the accounting acquirer in the Merger, and S1 Holdco was deemed to be the predecessor entity. Accordingly, the historical financial statements of S1 Holdco became the historical financial statements of ours, upon the consummation of the Merger. As a result, the financial statements reflect (i) the historical operating results of S1 Holdco prior to the Merger ("Predecessor") and (ii) the combined results of our, including S1 Holdco and Protected following the closing of the Merger ("Successor"). The accompanying financial statements include a Predecessor period, which was the period January 1, 2022 through January 26, 2022, concurrent with completion of the Merger and Successor periods from January 27, 2022 through December 31, 2022, and thereafter. As a result of the Merger, the results of operations, financial position and cash flows of the Predecessor and Successor may not be directly comparable. A black-line between the Successor and Predecessor periods has been placed in the consolidated financial statements and in the tables to the notes to the consolidated financial statements to highlight the lack of comparability between these two periods as the Merger resulted in a new basis of accounting for S1 Holdco.
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The accompanying consolidated financial statements include the accounts of System1, Inc. and its subsidiaries for the Successor periods, and S1 Holdco for the Predecessor period. All intercompany accounts and transactions have been eliminated in the consolidation of the financial statements.
Revision of Previously Issued Consolidated Financial Statements
During the fourth quarter of 2023, we identified errors related to our previously issued financial statements as of and for the year ended December 31, 2022 as follows:
a.Goodwill and deferred tax liabilities were understated by $6.4 million on the opening balance sheet as of the Merger in the first quarter of 2022 due to an error in the determining the outside basis difference in S1 Holdco. The goodwill recorded was subsequently impaired in the third and fourth quarters of 2022. The error impacted the consolidated balance sheets, consolidated statements of operations, and consolidated statement of cash flows.
b.Accrued expenses and other current liabilities were understated by $0.8 million, additional paid-in capital was understated by $2.3 million and salaries and benefits expense was understated by $3.1 million as a result of our not accelerating expenses upon forfeiture of certain cash and equity Replacement Awards granted during the Merger that impacted the consolidated balance sheet, consolidated statements of operations, the consolidated statements of changes in stockholders' equity, and consolidated statement of cash flows.
c.We did not appropriately account for changes in equity and earnings per share, specifically:
(i)the carrying amount of non-controlling interest was not updated as changes in ownership events occurred during each reporting period,
(ii)certain equity replacement awards granted during the Merger were not properly considered in the allocation of net income (loss) to controlling and non-controlling interest and earnings per share. These errors impact the consolidated balance sheets, consolidated statement of operations, consolidated statements of changes in stockholders' equity, and consolidated statement of cash flows.

d.We made additional corrections for other immaterial errors.
e.We adjusted for the tax impacts of the errors described above.
We concluded that the errors were not material, either individually or in the aggregate, to our previously issued consolidated financial statements for each of the impacted periods. To correct the immaterial errors, we have revised our previously issued Consolidated Financial Statements as of and for the period ended December 31, 2022.
We have revised the consolidated balance sheet, consolidated statement of operations, consolidated statement of comprehensive income (loss), consolidated statement of changes in stockholders' equity, and consolidated statement of cash flows for the period ended December 31, 2022, as well as the associated Notes to the consolidated financial statements to reflect the correction of these immaterial errors in these consolidated financial statements.
With respect to the impact of the errors on the previously issued unaudited quarterly financial information for fiscal year 2022 and 2023, we concluded that the errors identified in each interim period were immaterial to the respective unaudited interim condensed consolidated financial statements and were consistent in nature to the revisions discussed above, with the addition of a $6.8 million misclassification as of June 30, 2023, between cash and cash equivalents and restricted cash – current, which understated cash and cash equivalents and overstated restricted cash. The restricted cash related to Protected and will be presented as Cash and restricted cash included in assets held for sale from discontinued operations in the June 30, 2024 Form 10-Q. As such, we have not included disclosure of the impact of the revisions and the impact of reporting Discontinued Operations related to the sale of Protected, for the 2022 or 2023 unaudited interim condensed consolidated financial statements within these consolidated financial statements. We will present the revisions of our previously issued 2023 unaudited interim condensed consolidated financial statements and associated Notes to the condensed consolidated financial statements in connection with the future filings of our 2024 interim reporting on Form 10-Q for the periods ended March 31, 2024, June 30, 2024 and September 30, 2024.
The following table reflects the revisions and the impact of reporting Discontinued Operations related to the sale of Protected to the previously issued consolidated balance sheet as of December 31, 2022:

	Successor
	December 31, 2022
	As Previously Reported	Revision Adjustments		As Revised	Impact of Reclassification of Discontinued Operations	As Currently Reported
Accrued expenses and other current liabilities	95,447	790	(b)	96,237	(10,457)	85,780
Total current liabilities	210,285	790		211,075	—	211,075
Deferred tax liability	43,355	1,327	(a) (e)	44,682	(15,286)	29,396
Total liabilities	687,668	2,117		689,785	—	689,785
Additional paid-in capital	829,687	1,879	(b) (c)	831,566	—	831,566
Accumulated deficit	(445,301)	6,005	(b) (c)	(439,296)		(439,296)
Accumulated other comprehensive loss	(417)	157	(e)	(260)	—	(260)
Total stockholders' equity attributable to System1, Inc.	383,980	8,041		392,021	—	392,021
Non-controlling interest	88,808	(10,158)	(c)	78,650	—	78,650
Total stockholders' equity	472,788	(2,117)		470,671	—	470,671
Total liabilities and stockholders' equity	$1,160,456	$—		$1,160,456	$—	$1,160,456

The following table reflects the revisions and the impact of reporting Discontinued Operations related to the sale of Protected to the previously issued consolidated statement of operations, for the period from January 27, 2022 through December 31, 2022:

	Successor
	Period from January 27, 2022 through December 31, 2022
	As Previously Reported	Revision Adjustments		As Revised	Impact of Reclassification of Discontinued Operations	As Currently Reported
Salaries and benefits	194,976	3,074	(b)	198,050	(60,005)	138,045
Impairment of goodwill	366,309	6,419	(a)	372,728	—	372,728
Total operating expenses	1,282,194	9,493		1,291,687	(221,775)	1,069,912
Operating loss	(508,254)	(9,493)		(517,747)	60,064	(457,683)
Total other expense	35,801	—		35,801	(441)	35,360
Loss before income tax	(544,055)	(9,493)		(553,548)	60,505	(493,043)
Income tax benefit	(101,976)	(10,250)	(a) (e)	(112,226)	3,546	(108,680)
Net loss from continuing operations	(442,079)	757		(441,322)	56,959	(384,363)
Net loss from discontinued operations, net of tax	—	—		—	(56,959)	(56,959)
Net loss	(442,079)	757		(441,322)	—	(441,322)
Less: Net loss from continuing operations attributable to non-controlling interest	(105,682)	(5,248)	(c)	(110,930)	11,089	(99,841)
Less: Net loss from discontinued operations attributable to non-controlling interest	—	—		—	(11,089)	(11,089)
Net loss attributable to System1, Inc.	$(336,397)	$6,005		$(330,392)	$—	$(330,392)

Amounts attributable to System1, Inc.:
Net loss from continuing operations	$(336,397)	$6,005	(c)	$(330,392)	$45,870	$(284,522)
Net loss from discontinued operations	—			—	(45,870)	(45,870)
Net loss attributable to System1, Inc.	$(336,397)	$6,005		$(330,392)	$—	$(330,392)

Basic and diluted net loss per share:
Continuing operations	$(3.77)	$0.07	(c)	$(3.70)	$(0.51)	$(3.19)
Discontinued operations	—	—		—	(0.51)	(0.51)
Basic and diluted net loss per share	$(3.77)	$0.07		$(3.70)	$—	$(3.70)

Weighted average number of shares outstanding - basic and diluted	89,251	59	(c)	89,310		89,310

The following table reflects the revisions related to the sale of Protected to the previously issued consolidated statement of comprehensive loss for the period from January 27, 2022 through December 31, 2022:

	Successor
	Period from January 27, 2022 through December 31, 2022
	As Previously Reported	Revision Adjustments		As Revised and Currently Reported
Net loss	$(442,079)	$757	(a) (b) (e)	$(441,322)
Other comprehensive income (loss)
Foreign currency translation income (loss)	(394)	—		(394)
Comprehensive loss	(442,473)	757		(441,716)
Comprehensive loss attributable to non-controlling interest	(105,682)	(5,248)	(c)	(110,930)
Comprehensive loss attributable to System1, Inc.	$(336,791)	$6,005		$(330,786)
The following tables reflects the revisions to the previously issued consolidated statement of changes in stockholders' equity for the period from January 27, 2022 through December 31, 2022. Although the impact is pervasive throughout the consolidated statement of changes in stockholders' equity as a result of the errors described above, the most significant impact is an additional net loss of $0.8 million, a reduction of non-controlling interest of $10.2 million, an increase in accumulated deficit of $6.0 million and an increase in additional paid-in-capital of $1.9 million

	Successor
	Class A Common Stock		Class C Common Stock		Class D Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In-Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Non-Controlling Interest	Total Stockholders’ Equity
As Previously Reported
Balance at January 27, 2022	80,767	$8	22,077	$2	1,450	$—	$722,362	$(107,797)	$—	$198,691	$813,266
Net loss	—	—	—	—	—	—	—	(336,397)	—	(105,682)	(442,079)
Exercise of warrants	3,969	—	—	—	—	—	27,989	—	—	—	27,989
Issuance of restricted stock, net of forfeitures and shares withheld for taxes	968	—	—	—	—	—	(2,089)	—	—	—	(2,089)
Issuance of common stock in connection with the Merger, net of offering costs, underwriting discounts and commissions	930	—	—	—	—	—	661	—	—	—	661
Issuance of common stock in connection with the acquisition of business	2,000	—	—	—	—	—	25,500	—	—	—	25,500
Issuance of market-based restricted stock units	—	—	—	—	1,450	—	—	—	—	—	—
Conversion of Class D shares to Class A shares	2,900	1	—	—	(2,900)	—	—	—	—	—	1
Conversion of Class C shares to Class A shares	330	—	(330)	—	—	—	2,714	—	—	(2,714)	—
Establishment of liabilities under tax receivable agreement and related changes to deferred tax assets associated with increases in tax basis	—	—	—	—	—	—	(41)	—	—	—	(41)
Net deferred tax liability resulting from changes in outside basis difference on investment in S1 Holdco, LLC	—	—	—	—	—	—	(2,596)	—	—	—	(2,596)
Other comprehensive income	—	—	—	—	—	—	—	—	(417)	24	(393)
Stock-based compensation	—	—	—	—	—	—	55,187	—	—	—	55,187
Distribution to members	—	—	—	—	—	—	—	—	—	(1,511)	(1,511)
Class A common stock repurchases	(190)	—	—	—	—	—	—	(1,107)	—	—	(1,107)
Balance at December 31, 2022	91,674	$9	21,747	$2	—	$—	$829,687	$(445,301)	$(417)	$88,808	$472,788

Revision Adjustments
Net loss	—	—	—	—	—	—	—	6,005	—	(5,248)	757	(a) (b) (c) (e)
Exercise of warrants	—	—	—	—	—	—	6,359	—	—	(6,359)	—	(c)
Issuance of restricted stock, net of forfeitures and shares withheld for taxes	—	—	—	—	—	—	(598)	—	—	598	—	(b) (c)
Issuance of common stock in connection with the Merger, net of offering costs, underwriting discounts and commissions	—	—	—	—	—	—	1,736	—	—	(1,736)	—	(c)
Issuance of common stock in connection with the acquisition of business	—	—	—	—	—	—	3,734	—	—	(3,734)	—	(c)
Conversion of Class D shares to Class A shares	—	—	—	—	—	—	5,414	—	—	(5,414)	—	(c)

Conversion of Class C shares to Class A shares	—	—	—	—	—	—	20	—	—	(20)	—	(c)
Net deferred tax liability resulting from changes in outside basis difference on investment in S1 Holdco, LLC	—	—	—	—	—	—	(5,314)	—	157	—	(5,157)	(e)
Other comprehensive income	—	—	—	—	—	—	—	—		(1)	(1)	(e)
Stock-based compensation	—	—	—	—	—	—	(9,736)	—	—	12,020	2,284	(b) (c)
Class A common stock repurchases	—	—	—	—	—	—	264	—	—	(264)	—	(c)
Balance at December 31, 2022	—	$—	—	$—	—	$—	$1,879	$6,005	$157	$(10,158)	$(2,117)

As Revised
Net loss	—	—	—	—	—	—	—	(330,392)	—	(110,930)	(441,322)
Exercise of warrants	3,969	—	—	—	—	—	34,348	—	—	(6,359)	27,989
Issuance of restricted stock, net of forfeitures and shares withheld for taxes	968	—	—	—	—	—	(2,687)	—	—	598	(2,089)
Issuance of common stock in connection with the Merger, net of offering costs, underwriting discounts and commissions	930	—	—	—	—	—	2,397	—	—	(1,736)	661
Issuance of common stock in connection with the acquisition of business	2,000	—	—	—	—	—	29,234	—	—	(3,734)	25,500
Issuance of market-based restricted stock units	—	—	—	—	1,450	—	—	—	—	—	—
Conversion of Class D shares to Class A shares	2,900	1	—	—	(2,900)	—	5,414	—	—	(5,414)	1
Conversion of Class C shares to Class A shares	330	—	(330)	—	—	—	2,734	—	—	(2,734)	—
Establishment of liabilities under tax receivable agreement and related changes to deferred tax assets associated with increases in tax basis	—	—	—	—	—	—	(41)	—	—	—	(41)
Net deferred tax liability resulting from changes in outside basis difference on investment in S1 Holdco, LLC	—	—	—	—	—	—	(7,910)	—	157	—	(7,753)
Other comprehensive income	—	—	—	—	—	—	—	—	(417)	23	(394)
Stock-based compensation	—	—	—	—	—	—	45,451	—	—	12,020	57,471
Distribution to members	—	—	—	—	—	—	—	—	—	(1,511)	(1,511)
Class A common stock repurchases	(190)	—	—	—	—	—	264	(1,107)	—	(264)	(1,107)
Balance at December 31, 2022	91,674	$9	21,747	$2	—	$—	$831,566	$(439,296)	$(260)	$78,650	$470,671
The following table reflects the revisions to the previously issued consolidated statement of cash flows for the period from January 27, 2022 through December 31, 2022:

	Successor
	Period from January 27, 2022 through December 31, 2022
	As Previously Reported	Revision Adjustments		As Currently Reported
Cash Flows from Operating Activities
Net loss	$(442,079)	$757	(a) (b) (e)	$(441,322)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	106,943	1,380	(b) (d)	108,323
Impairment of goodwill	366,309	6,419	(a)	372,728
Deferred tax benefits	(107,798)	(10,250)	(a) (e)	(118,048)
Changes in operating assets and liabilities
Accrued expenses and other liabilities	(13,478)	(8,556)	(b) (d)	(22,034)
Other long-term liabilities	(28,395)	10,250	(a) (e)	(18,145)
Net cash provided by (used in) operating activities	$3,317	$—		$3,317
Risks and Concentrations
We are subject to certain business and operational risks, including competition from alternative technologies, as well as dependence on key Advertising Partners, key employees, key contracts, and growth to achieve our business and operational objectives.

Concentrations
The following table illustrates the concentration as a percentage of total revenue for our key Advertising Partners:

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Google	85%	86%	88%
As of December 31, 2023 (Successor), we had (i) two paid search advertising partnership agreements with Google, and (ii) one paid search advertising partnership agreement with Microsoft. The Google agreements are in effect through February 28, 2025, and March 31, 2024, respectively. The agreement with Microsoft (our next largest Advertising Partner by revenue) is in effect through June 30, 2025. Under certain circumstances, each of these agreements may be terminated by either us or the respective Advertising Partner immediately, or with minimal notice.
Accounts receivable are primarily derived from Advertising Partners located within the United States. As of December 31, 2023 (Successor), Google and Yahoo, represented 69% and 6%, respectively, of our accounts receivables balance. As of December 31, 2022 (Successor), these two Advertising Partners represented 68% and 11%, respectively, of our accounts receivables balance.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Management’s estimates are based on historical information available as of the date of the consolidated financial statements and various other assumptions that we believe are reasonable under the circumstances. Actual results could differ from those estimates.
Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, valuation of goodwill, acquired intangible assets, assets held for sale and long-lived assets, valuation and recognition of stock-based compensation awards, income taxes, contingent consideration and determination of the fair value of the warrant liabilities. On an ongoing basis, management evaluates our estimates compared to historical experience and trends, which form the basis for making judgments about the carrying value of assets and liabilities.
Cash and Cash Equivalents
Cash and cash equivalents consist of amounts held as bank deposits. Cash is deposited with high-credit-quality financial institutions and, at times, such balances with any one financial institution may exceed the insurance limits of the prevailing regulatory body. Historically, we have not experienced any losses related to these cash balances and we believe that there is minimal risk of expected future losses. However, there can be no assurance that there will not be losses on these deposits.
Accounts Receivable, Net
We maintain an allowance for doubtful accounts receivable for expected credit losses. In estimating the required allowance, we take into consideration the overall quality and aging of the receivable portfolio, creditworthiness of customers based on ongoing credit evaluation, the number of customers, specifically identified customer risks, historical write-off experience and the current economic environment, reasonable and supportable forecasts of future economic conditions, and other factors that may affect our ability to collect from customers. The payment term for our accounts receivable is typically 30 days.

Foreign Currency
The functional currency of our wholly-owned subsidiaries is the currency of the primary economic environment in which they operate. Assets and liabilities are translated into U.S. dollars using exchange rates prevailing at the balance sheet date, while revenue and expenses are translated at average exchange rates during the year. Gains and losses resulting from the translation of our consolidated balance sheets are recorded as a component of accumulated other comprehensive (loss) income. Foreign currency transaction gains and losses are recorded in other income (expense), net on our consolidated statement of operations.
Warrant Liability
We account for the Public Warrants and Private Placement Warrants (collectively “Warrants”), as liabilities measured at fair value each balance sheet date, with changes in fair value recorded in Change in fair value of warrant liabilities in the consolidated statements of operations. Refer to Note 13, Warrants and Note 14, Fair Value Measurement.
Fair Value of Financial Instruments
Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We measure fair value based on a three-level hierarchy of inputs, maximizing the use of observable inputs, where available, and minimizing the use of unobservable inputs when measuring fair value. A financial instrument’s level within the three-level hierarchy is based on the lowest level of input that is significant to the fair value measurement.
The three-level hierarchy of inputs is as follows:
Level 1:Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;
Level 2:Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3:Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. These inputs are based on our own assumptions about current market conditions and require significant management judgment or estimation.
Financial instruments consist of cash, cash equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities, and warrant liabilities. Cash equivalents and restricted cash are stated at fair value on a recurring basis. Accounts receivable, accounts payable and accrued liabilities are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date. As of December 31, 2023 and 2022 (Successor), our outstanding debt included a Term Loan, for which fair value was estimated using an observable market quotation (Level 2).
Our liabilities measured at fair value relate to the Public Warrant liabilities (Level 1), Private Placement Warrant liabilities (Level 2), the former CEO of S1 Holdco's equity profits interest liability (Level 3) and contingent consideration (Level 3).
Certain assets, including goodwill, intangible assets, assets held for sale and other long-lived assets, are also subject to measurement at fair value on a nonrecurring basis if they are deemed to be impaired as a result of an impairment review. We determine the fair value by applying Level 3 unobservable inputs.
Restricted Cash
Our restricted cash as of December 31, 2023 (Successor) and December 31, 2022 (Successor) primarily related to; (i) cash collateralized letter of credit we maintain in connection with our corporate office lease, (ii) escrow account related to unvested equity awards as of the closing of the Merger that will be cash settled, (iii) escrow account related to the indemnification of obligations related to the RoadWarrior acquisition and (iv) escrow account related to the postcombination compensation arrangement related to the CouponFollow acquisition.
Property and Equipment, Net
Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Repairs and maintenance are charged to expense as incurred, while improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation, and any resulting gain or loss is included in selling, general, and administrative expense on the consolidated statements of operations.
The estimated useful lives of our property and equipment for purposes of computing depreciation are as follows (in years):

Computer equipment	3
Office equipment	3
Furniture, fixtures and equipment	3 - 7
Leasehold improvements	Shorter of the remaining lease term or estimated useful life for leasehold improvements.
Internal-Use Software Development Costs, Net
Internal-use software development costs are stated at cost, less accumulated amortization. We capitalize certain internal-use software development costs associated with creating and enhancing internally developed software related to our technology infrastructure, including continuing to develop and deploy our RAMP platform. Deployment activities focus on enhancement of our customer acquisition capabilities, including website enhancements and tools for marketing support, and upgrades of dashboards and reporting tools. These costs are comprised of personnel costs, which include salaries, bonuses, stock-based compensation and employee benefits’ expenses for employees who are directly associated with, and who devote significant time to, software projects, as well as external direct costs of materials and services consumed in developing or obtaining the software. Internal-use software development costs that do not meet the qualification for capitalization are expensed as incurred, and are recorded in salaries and benefits expense on the consolidated statement of operations.
Internal-use software development activities generally consist of three stages: (i) the planning stage, (ii) the application and infrastructure development stage, and (iii) the post-implementation stage. Costs incurred in the planning and post-implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. Costs incurred in the application and infrastructure development stage, including significant enhancements and upgrades, are capitalized once the preliminary project stage is completed, management has authorized further funding for the completion of the project, and it is probable that the project will be completed and the software will perform as intended. Capitalization ends once a project is substantially complete, and the software and technologies are ready for their intended purpose(s).
Internal-use software development costs are amortized using a straight-line method over an estimated useful life of three years, commencing when the software is ready for our intended use, which approximates the period over which the expected benefits will be derived. We do not transfer ownership of or software or lease our software to third parties.
Intangible Assets
Intangible assets primarily consist of acquired technology, customer relationships and trade names/trademarks. We determine the appropriate useful life based on management’s estimate of the applicable intangible asset’s remaining economic useful life at the time of acquisition. Intangible assets are generally amortized over their estimated economic useful lives using a straight-line method, which approximates the pattern in which the economic benefits are consumed. The fair value of the intangible assets acquired in a business combination are determined as follows; (i) trademarks using the relief from royalty method under the income-based approach. Key assumptions include forecasted revenue, an estimated royalty rate applicable to the trademarks, and a discount rate; (ii) customer relationships using an excess-earnings method utilizing distributor inputs. Key assumptions include customer attrition rate, revenue growth rate, existing customer revenue, deferred revenue, and a discount rate; and (iii) technology using the excess-earnings method. Key assumptions include forecasted revenue, technology migration rate and a discount rate.
The estimated useful lives of our intangible assets are as follows (in years):

Useful Life
Developed technology	4
Customer relationships	3 - 5
Trademarks and trade names	10
Other intangibles	4
Impairment of Long-Lived Assets
We assess the recoverability of our long-lived assets when events or changes in circumstances indicate that their carrying value may not be recoverable. Such events or changes in circumstances may include a significant adverse change in the extent or manner in which a long-lived asset is being used; significant adverse changes in legal factors or in the business climate that could affect the value of a long-lived asset; an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development of a long-lived asset; current or future operating or cash flow losses that demonstrate continuing losses associated with the use of a long-lived asset; or a current expectation that, more likely than not, a long-lived asset will be sold or otherwise disposed of significantly before the end of our previously estimated useful life. We perform impairment testing at the asset group level that represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. We assess recoverability of our long-lived assets by determining whether the carrying value of the asset group can be recovered through projected undiscounted cash flows over their remaining useful lives inclusive of an estimated residual value. If the carrying value of the asset group exceeds the forecasted undiscounted cash flows, an impairment loss is recognized and measured as the amount by which the carrying amount exceeds the estimated fair value. An impairment loss is charged to operations in the period in which management determines such impairment has occurred. Refer to Note 6, Goodwill, Internal-Use Software Development Costs, Net, and Intangible Assets, Net.
Assets and Liabilities Held for Sale
We report a business as held for sale when management has received approval to sell the business and is committed to a formal plan, the business is available for immediate sale, the business is being actively marketed, the sale is anticipated to occur during the ensuing year and certain other specified criteria are met. A business classified as held for sale is recorded at the lower of its carrying amount or estimated fair value less costs to sell, which is required to be remeasured each reporting period. If the carrying amount of the business exceeds its estimated fair value, which is based on the estimated sales price of the transaction, less costs to sell, a loss is recognized. Depreciation and amortization is not recorded on assets of a business classified as held for sale. Refer to Note 19, Discontinued Operations.
Discontinued Operations
We present discontinued operations when there is a disposal of a component or a group of components that represents a strategic shift that will have a major effect on operations and financial results. The results of discontinued operations are reported in net income from discontinued operations in the consolidated statements of operations for all periods presented, commencing in the period in which the business is either disposed of or is classified as held for sale, including any gain or loss recognized on closing or adjustment of the carrying amount to fair value less costs to sell. Assets and liabilities related to a business classified as held for sale which also meets the criteria for discontinued operations are segregated in the consolidated balance sheets for the current and prior periods presented. Refer to Note 19, Discontinued Operations.
Business Combinations
We allocate the consideration transferred to the fair value of assets acquired and liabilities assumed based on their estimated fair values. The excess of the consideration transferred over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuations require management to make significant estimates and assumptions, including estimating average industry multiples, customer and service attrition rate, forecasted revenue and revenue growth rates, existing customer revenue, deferred revenue, discount rates, technology migration rates, royalty rates and estimating future cash flows. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. During the measurement period, which is one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Transaction costs associated with business combinations are expensed as incurred and are included in selling, general and administrative expenses on our consolidated statements of operations. When the purchase consideration includes contingent consideration, we record the fair value of the contingent consideration as of the date of acquisition, and subsequently remeasure the contingent consideration at fair value as of each reporting date through our consolidated statements of operations.
Goodwill
We perform annual impairment testing on goodwill in the fourth quarter of each fiscal year or when events occur or circumstances change that would, more likely than not, reduce the fair value of a reporting unit below our carrying value. We have the option (i) to assess goodwill for possible impairment by performing a qualitative analysis to determine if it is more likely than not that the fair value of a reporting unit is less than our carrying amount or (ii) to perform the quantitative impairment test. The quantitative impairment test involves comparing the estimated fair value of a reporting unit with our respective carrying amount, including goodwill. If the estimated fair value exceeds carrying amount, goodwill is considered not to be impaired. If, however, the fair value of the reporting unit is less than carrying amount, an impairment loss is recognized in an amount equal to the excess, not to exceed the carrying amount of goodwill.
The fair values of our reporting units are computed by weighting a discounted cash flow model and a reference transaction model which included inputs developed using both internal and market-based data, or in a disposal transaction based on the best indicator of fair value which might include the proceeds to be received upon sale. Our key assumptions in the discounted cash flow model included, but were not limited to, the weighted average cost of capital, revenue growth rates (including long-term growth rates), and operating margins. The weighted average cost of capital reflected the increases in market interest rates. Our reference transaction model derives indications of value based on mergers and acquisition transactions in the digital advertising industry. Key assumptions in this model include, but were not limited to, the selection of comparable transactions, and the revenue and EBITDA multiples and EBITDA margins from those transactions. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.
We completed a qualitative assessment of our Partner Network reporting unit, the only reporting unit with goodwill, and determined it is not more likely than not that the fair value of the reporting unit is less than the carrying amount for fiscal 2023. Refer to Note 6, Goodwill, Internal-Use Software Development Costs, Net, and Intangible Assets, Net, regarding impairment of goodwill in fiscal 2022 and Note 19, Discontinued Operations regarding discontinued operation impairments in fiscal 2023.
Leases
We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets.

Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.
ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.
Revenue Recognition
We recognize revenue when control of the promised services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those services. We determine revenue recognition through the following steps; (i) Identification of a contract with a customer, (ii) Identification of the performance obligations in the contract, (iii) Determination of the transaction price, (iv) Allocation of the transaction price to the performance obligations in the contract, and (v) Recognition of revenue when or as the performance obligations are satisfied.
Advertising
We earn revenue by directly acquiring traffic to our owned and operated websites and utilizing our RAMP platform and additional services to generate end-users for our Advertising Partners. For this revenue stream, we are the principal in the transaction and report revenue on a gross basis for the amounts received from Advertising Partners. For this revenue, we have determined that we are the principal since we have a risk of loss on the user-traffic that we are acquiring for monetization with our Advertising Partners, and, in the case of our owned and operated websites, we maintain the website, provide the content and bear the cost and risk of loss associated with the digital online inventory available on our website.
Revenue is also earned from revenue-sharing arrangements with our Network Partners related to the use of our RAMP platform and additional services provided to them in order to direct advertising by our Advertising Partners to their digital online inventory. We have determined that we are the agent in these transactions and therefore report revenue on a net basis, because (a) we do not control the underlying digital online inventory, (b) we do not acquire the corresponding user-traffic and do not have risk of loss in connection therewith, and (c) the pricing is in the form of a substantively fixed-percentage revenue-sharing arrangement. We report the revenue generated under our revenue-sharing arrangements on a net basis, based on the difference between amounts received by us from our Advertising Partners, less amounts remitted to the Network Partners based on the underlying revenue-sharing agreements.
We recognize revenue upon delivering user-traffic to our Advertising Partners based on a cost-per-click or cost-per-thousand impression basis.
Cost of Revenue
Cost of revenue primarily consists of traffic acquisition costs, which are the costs to place advertisements to acquire customers to our websites, as well as domain name registration costs and licensing costs to provide mapping services to Mapquest.com. We do not pre-pay any traffic acquisition costs, and therefore, we expense such costs as incurred.
Salaries and Benefits
Salaries and benefits expenses include salaries, bonuses, stock-based compensation and employee benefits costs.

Stock-Based Compensation
Compensation cost related to stock-based payments is measured based on the fair value of the units issued and recognized in salaries and benefits expenses on our consolidated statement of operations. We have elected to treat stock-based payment awards with time-based service condition(s) only as a single award, with the related compensation expense recognized on a straight-line basis.
Predecessor Period
The assumptions used in the Black-Scholes model to value equity in the Predecessor period are based upon the following; (i) the fair value of S1 Holdco’s equity was determined by S1 Holdco’s Board of Directors, with input from management and contemporaneous valuation reports prepared by a third-party valuation specialist, as the equity was not publicly traded, (ii) the expected term of the award was estimated by considering the contractual term and vesting period of the award, the employees’ expected exercise behavior and the post-vesting employee turnover rate. For non-employees, the expected life equals the contractual term of the award, (iii) the risk-free interest rate was based on published U.S. Treasury Department interest rates for the expected term of the underlying award and (iv) the volatility was based on the expected unit price volatility of the underlying units over the expected term of the award which was based upon historical share price data of an index of comparable publicly traded companies.
Replacement Awards
Pursuant to the Merger, we were required to replace certain profits interests awards, the value creation units ("VCU") and Class F Units ("F Units"), with a combination of a restricted stock unit (“RSU”) in our shares and a cash award (collectively, "Replacement Awards”). The fair value of the Replacement Awards was derived utilizing the transaction closing price of $10.00. The Merger triggered a liquidating event, therefore, the portion of the Replacement Awards issued in connection with the Merger that was associated with services rendered through the date of the Merger are included in the total consideration transferred, with the exception of the unvested awards subject to service vesting conditions where the service condition has not been completed. With regards to the remaining unvested portion of the Replacement Awards, we continue to recognize compensation expense on a straight-line basis over the original requisite service period and recognize forfeitures as they occur. For Replacement Awards forfeited prior to vesting, we recognize accelerated compensation expense for the remaining unvested shares, as a share of our common stock becomes issuable to the previous investors immediately upon forfeiture. For the cash portion of the Replacement Awards forfeited prior to vesting, we recognize accelerated compensation expense for the unpaid amount, as that cash amount becomes payable to the previous investors immediately upon forfeiture.
Post-Combination Awards
For awards granted subsequent to the Merger, our fair value of the related restricted stock units was derived from the market price of our Class A common stock, which is traded on the NYSE. As these awards are subject only to time-based service conditions, we recognize compensation expense for these awards on a straight-line basis over the requisite service period for each award, generally three years, and recognize forfeitures as they occur.
Liability Awards
In connection with the Merger and acquisition of Protected (see Note 3, Merger), we effected an incentive plan for eligible recipients, the Protected Incentive Plan, which is payable in a fixed value of fully-vested shares of our Class A common stock upon the satisfaction of certain performance and service conditions. The Protected Incentive Plan targets were deemed to no longer be achievable due to the sale of Protected (see Note 19, Discontinued Operations).
In connection with the acquisition of CouponFollow (see Note 4, Acquisitions) we effected an incentive plan for eligible recipients. Refer to Note 18, Stock-Based Compensation.
We recognize compensation cost for these liability awards with performance and service conditions if and when it is deemed probable that the performance condition will be achieved. The probability of vesting is evaluated at each reporting period taking into consideration actual results to-date and forecasts and compensation cost adjusted to reflect the completed portion of the service period with a graded vesting attribution.
Repurchased Shares
Repurchased shares of our common stock are retired, and the cost of the retired shares in excess of par value, including any direct and incremental costs associated with the repurchase, is recorded as a decrease in retained earnings.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses consist of fees for professional services, occupancy costs, travel and entertainment. These costs are expensed as incurred.
Depreciation and Amortization
Depreciation and amortization expenses are primarily attributable to our capital investments and consist of property and equipment depreciation and amortization of intangible assets with finite lives.
Income Taxes
We are the sole managing member of S1 Holdco and, as a result, consolidate the financial results of S1 Holdco. S1 Holdco is treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, S1 Holdco is not subject to U.S. federal and certain state and local income taxes. Any taxable income or loss generated by S1 Holdco is passed through to and included in the taxable income or loss of its members, including us, on a pro rata basis. We are subject to U.S. federal income taxes, in addition to state and local income taxes with respect to its allocable share of any taxable income or loss of S1 Holdco, as well as any stand-alone income or loss generated by us.
We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities (“DTAs” and “DTLs”, as applicable) for the expected future tax consequences of events that have been included in the financial statements. Under this method, we determine DTAs and DTLs on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on DTAs and DTLs is recognized in income in the period that includes the enactment date.
We recognize DTAs to the extent that we believe that these assets are more likely than not to be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, carryback potential if permitted under the tax law, and results of operations. If we determine that we would not be able to realize our DTAs in the future in excess of their net recorded amount, we would make an adjustment to the DTA valuation allowance, which would increase the provision for income taxes.
We record uncertain tax positions on the basis of a two-step process in which (1) we determine whether it is more likely than not that the tax positions will be sustained on the basis of our technical merits and (2) for those tax positions that meet the more-likely-than-not recognition threshold, we recognize the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. We recognize both accrued interest and penalties, when appropriate, in the provision for income taxes on the consolidated statements of operations.
Non-Controlling Interest
We report a non-controlling interest representing the economic interest in S1 Holdco held by certain individuals and entities other than us. The non-controlling interest is comprised of certain selling equity holders of S1 Holdco that retained an economic interest through their ownership of Class B units in S1 Holdco as of the closing of the Merger, along with the same number of corresponding shares of Class C common stock in us. The non-controlling interest holders may, from time to time, require us to convert all or a portion of their economic interest via a redemption of their Class B units in S1 Holdco together with surrendering their corresponding shares of Class C common stock in us in exchange for shares of Class A common stock on a one-for-one basis. Upon the redemption of Class B Units, our Board of Directors may also elect to settle the non-controlling interest holder's Class B units in cash. We are required to maintain a one-to-one ratio of Class A common stock outstanding to our Class A units in S1 Holdco and Class C common stock to the non-controlling interest’s Class B units. As redemptions occur or other transactions result in the issuance or retirement of a share of Class A common stock, S1 Holdco is required to issue or retire a Class A unit in S1 Holdco to maintain in parity with the corresponding number of outstanding shares of Class A common stock. These transactions may result in a change in the total number of units outstanding in S1 Holdco and/or a change in the percentage that we own of S1 Holdco. As a result, any change in ownership that does not result in a change of control is accounted for as an equity transaction and we adjust for the re-allocation of equity between us and our non-controlling interest.
The following table summarizes the ownership interest in S1 Holdco as of December 31, 2023 (Successor), based on shares issued and outstanding.

	Units (in thousands)	Ownership %
Class A units of S1 Holdco	65,855	75%
Class B units of S1 Holdco	21,513	25%
Recent Accounting Pronouncements
On January 1, 2023, we adopted ASU No. 2016-13, "Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Loss on Financial Instruments". Accordingly, upon adoption of this new standard, we recorded an allowance for credit losses of $0.3 million, with a corresponding cumulative adjustment to the beginning balance of accumulated deficit in the first quarter of fiscal 2023.
Accounting Pronouncements Not Yet Adopted
In November 2023, the Financial Accounting Standards Board issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (ASU 2023-07), which requires an enhanced disclosure of significant segment expenses on an annual and interim basis. This guidance will be effective for the annual periods beginning the year ended December 31, 2024, and for interim periods beginning January 1, 2025. Early adoption is permitted. Upon adoption, the guidance should be applied retrospectively to all prior periods presented in the financial statements. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning the year ended December 31, 2025. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. We do not expect the adoption of this guidance to have a material impact on our consolidated financial statements.
3.Merger
On June 28, 2021, we entered into a Business Combination Agreement (as amended on November 30, 2021, January 10, 2022 and January 25, 2022) (“Business Combination Agreement”), by and among S1 Holdco, Trebia, and Protected (collectively, “Companies”). On January 26, 2022 (“Closing Date”), we consummated the business combination ("Merger") pursuant to the Business Combination Agreement. Following the consummation of the Merger, the combined company is organized via an “Up-C” structure, in which substantially all of the assets and business operations of System1 are held by S1 Holdco. Until the disposition of Protected in November 2023, the combined Companies’ business continued to operate through the subsidiaries of S1 Holdco and Protected. Additionally, Trebia’s ordinary shares and public Warrants ceased trading on the NYSE, and System1 Inc.'s Class A common stock and the Public Warrants began trading on the NYSE on January 28, 2022 under the symbols “SST” and “SST.WS,” respectively.
The consideration paid to the existing equity holders of S1 Holdco and Protected in connection with the Merger consisted of the following:
•Cash;
•Class A common stock;
•Class C common stock;
•Replacement Awards.
The aggregate cash consideration was $440.2 million.
The aggregate equity consideration paid and/or retained for S1 Holdco Class B Units was $610.1 million, consisting of (a) the aggregate equity consideration payable under the Business Combination Agreement, consisting of shares of Class A common stock and Replacement Awards, and (b) the aggregate Class B Units in S1 Holdco retained by S1 Holdco equity holders at the Closing.
The fair value of the Class A common stock was determined by utilizing the transaction closing price per share per the Business Combination Agreement of $10.00 and a discount of 10%, as the shares were not immediately available for sale upon issuance and this restriction is viewed to be a function of the security characteristics.
Additionally, the aggregate Class B units in S1 Holdco retained by S1 Holdco equity holders at the Closing Date resulted in a non-controlling interest. The 22.1 million Class B units in S1 Holdco and the corresponding Class C common stock in us were determined to have an estimated value of $198.7 million. As the Class B units in S1 Holdco together with the corresponding shares of our Class C common stock are exchangeable for shares of Class A common stock on a one-for-one basis, the fair value was determined using the same method as for the shares of Class A common stock, utilizing the transaction closing price of $10.00 and a discount of 10% (as the units and the corresponding shares of Class C common stock were not immediately available for sale upon issuance and this restriction is viewed to be a function of the security characteristics). The fair value of $198.7 million was included in non-controlling interest on the consolidated balance sheets and consolidated statements of changes in stockholders' equity.
In connection with the Merger, System1 and Cannae Holdings, Inc. (“Cannae”), an investor in the Sponsor of Trebia, entered into a backstop agreement (“Backstop Agreement”) on June 28, 2021, as amended on January 10, 2022, whereby Cannae agreed, to subscribe for up to 25.0 million shares of Trebia Class A common stock in order to fund up to $250.0 million of redemptions by shareholders of Trebia. See discussion below regarding the Amended and Restated Sponsor Agreement, which was amended in conjunction with the Backstop Agreement. As a result of shareholder redemptions, Cannae provided $246.5 million of the cash used to fund the Closing Cash Consideration pursuant to its obligations under the Backstop Agreement and in exchange received 24.6 million shares of Class A common stock ("Backstop shares").
Additionally, pursuant to the Backstop Agreement, the Selling Shareholders (i.e., certain shareholders of S1 Holdco and Protected prior to the Merger) agreed that, in the event shareholders of Trebia requested redemption of Trebia outstanding equity immediately prior to the Merger in excess of a certain dollar value threshold, certain equity holders of S1 Holdco and Protected would reduce their cash consideration and proportionally increase their equity consideration for the Merger, which is referred to as the “Seller Backstop Election”. In the event that the Seller Backstop Election was made, the Sponsors would forfeit their shares to allow us to then issue shares to the Selling Shareholders. The Seller Backstop Election was triggered and, as a result, the Sponsors forfeited 0.9 million shares of Trebia Class B ordinary shares which were converted at time of Merger, at a one-to-one ratio, into shares of Class A common stock of System1 and delivered to the various selling shareholders of S1 Holdco (“Sponsor Promote Shares”). The total consideration amount, in a combination of cash and equity consideration, did not change from the amount agreed in the Business Combination Agreement due to this Seller Backstop Election. We recorded $7.7 million in Salaries and benefits expense and $0.7 million in Selling, general and administrative expense for Sponsor Promote Shares during the period January 27, 2022 through March 31, 2022 (Successor).
In connection with the execution of the Business Combination Agreement and the Backstop Agreement, on June 28, 2021, as amended on January 10, 2022, the sponsors of Trebia entered into the Amended and Restated Sponsor Agreement whereby the sponsors agreed to forfeit up to 2.6 million shares of Trebia Class B common stock in order for us to then issue the shares to Cannae (“Backstop forfeiture shares”), in exchange for Cannae entering into the Backstop Agreement. On January 27, 2022, based upon the final backstop funding provided by Cannae, the sponsors forfeited 2.5 million shares of Trebia Class B shares, after which we then issued 2.5 million shares of Class A common stock to Cannae. Trebia recorded a forward purchase liability of $25.3 million immediately prior to the Merger, representing the fair value of the Backstop shares and the Backstop forfeiture shares.
In accordance with the Amended and Restated Sponsor Agreement entered into concurrently with the Business Combination Agreement, we issued 1.5 million Class D shares to the Trebia sponsors in exchange for 1.5 million Trebia Class B shares ("Sponsor RSA"). The difference in the fair value of the two was treated as a capital contribution. The founders of S1 Holdco and Protected were also issued 1.5 million Class D shares ("Seller RSU"). Further, in connection with the Merger, we also effected an incentive plan for the Protected business.
Concurrently with the consummation of the Merger, System1 entered into a tax receivable agreement with the minority holders of S1 Holdco, (“Tax Receivable Agreement” or "TRA"), pursuant to which, among other things, the parties to the Tax Receivable Agreement have agreed to the allocation and payment of 85% of the actual savings, if any, in U.S. federal, state and local income tax that System1 may realize as a result of certain tax benefits (if any) related to the transactions contemplated by the Business Combination Agreement and future exchanges of Class B Units in S1 Holdco (together with the corresponding shares of our shares of Class C common stock) in exchange for shares of our Class A common stock. As of the Closing Date, the fair value of obligations under the TRA were determined to be zero as any tax savings were uncertain. The TRA is contingent consideration and subsequent changes in fair value of the contingent liability are recognized in earnings. Refer to TRA discussion in Note 9, Income Taxes.
The Merger has been accounted for as a business combination using the acquisition method of accounting. The total purchase price was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their respective fair values on the acquisition date.

The purchase consideration, inclusive of the Protected assets and liabilities, was allocated to the following assets and liabilities (in thousands):

Tangible assets acquired and liabilities assumed:
Cash and marketable securities	$68,748
Accounts receivable	79,086
Prepaid expenses	7,807
Income tax receivable	4,566
Property, plant & equipment, net	1,551
Other assets	6,950
Accounts payable	(9,798)
Deferred revenue	(60,768)
Accrued expenses and other current liabilities	(110,004)
Income tax payable	(2,091)
Notes payable	(172,038)
Deferred tax liabilities	(145,032)
Other liabilities	(8,474)
Total tangible assets acquired and liabilities assumed	(339,497)
Trademarks - 10 years estimated useful life	246,400
Customer relationships - 4 years estimated useful life	119,700
Technology - 4 years estimated useful life	196,000
Goodwill	827,696
Net assets acquired	$1,050,299

Consideration:
Cash	$440,155
Equity	411,453
Total consideration attributable to System1	851,608
Total consideration attributable to non-controlling interest	198,691
Total consideration	$1,050,299
Goodwill is not deductible for tax purposes.
4.Acquisitions
Answers Holdings, Inc.
On May 4, 2022, we acquired the assets of Answers Holdings, Inc. and its subsidiaries ("Answers") for total cash consideration of $4.6 million. The results of Answers' operations from the date of acquisition have been included in our consolidated financial statements within the Owned and Operated Advertising segment.
The allocation of the total purchase consideration for this acquisition was as follows (in thousands):

Working capital	$32
Trademark - 10 years estimated useful life	1,100
Goodwill	3,500
Net assets acquired	$4,632

The goodwill arising from the acquisition consists largely of the expected synergies from combining operations, and is deductible for tax purposes over 15 years. We incurred $0.1 million in transaction costs related to the acquisition.
NextGen Shopping, Inc.
On March 4, 2022, we acquired NextGen Shopping, Inc. (“CouponFollow”) for total cash consideration of $75.1 million, of which $16.4 million was deferred, $5.6 million was held-back, and $25.5 million related to the fair value of 2.0 million shares of Class A common stock issued. The fair value of the shares of Class A common stock was determined by utilizing the closing price per share on March 3, 2022, and a discount rate of 7.5%, as the shares were not immediately available for sale upon issuance, and this restriction was deemed to be a function of the security characteristics. The deferred consideration of $16.4 million was paid subsequent to the acquisition. The held-back consideration amount became payable eighteen months subsequent to the acquisition date, subject to our satisfaction of any potential post-closing purchase price adjustments and indemnification claims. The cash payment included the transaction costs of $3.1 million that we paid on behalf of CouponFollow in connection with the closing of the transaction. The results of CouponFollow’s operations from the date of acquisition have been included in our consolidated financial statements within the Owned and Operated Advertising segment.
In conjunction with this acquisition, we also committed to pay postcombination compensation of $8.5 million which is payable in cash and subject to continued services from certain individuals of CouponFollow. Separately, in conjunction with the acquisition, we entered into the CouponFollow Incentive Plan. On September 6, 2023, in connection with entering into the Senior Unsecured Promissory Note (the “Promissory Note”) with the seller and current employee of ours ("Lender") (see Note 12, Related-Party Transactions), the parties made certain modifications to the CouponFollow Incentive Plan (see Note 18, Stock-Based Compensation).
The allocation of the total purchase consideration for this acquisition was as follows (in thousands):

Assets acquired and liabilities assumed:
Cash and cash equivalents	$21,232
Accounts receivable	5,860
Other current assets	446
Accounts payable	(116)
Accrued expenses and other current liabilities	(118)
Income tax payable	(197)
Deferred tax liabilities	(10,895)
Trademark - 10 years estimated useful life	38,100
Software - 4 years estimated useful life	4,100
Goodwill	42,175
Net assets acquired	$100,587
The goodwill is not deductible for tax purposes. We incurred $0.8 million in transaction costs related to the acquisition.
RoadWarrior, LLC
On February 9, 2022, we acquired the assets of RoadWarrior, LLC (“RoadWarrior”) for total cash consideration of $19.6 million. The results of RoadWarrior's operations from the date of acquisition have been included in our consolidated financial statements within the Owned and Operated Advertising segment.

The allocation of the total purchase consideration for this acquisition was as follows (in thousands):

Assets acquired and liabilities assumed:
Working capital	$155
Trademark - 10 years estimated useful life	2,200
Software - 4 years estimated useful life	1,000
Customer relationships - 3 years estimated useful life	1,300
Goodwill	14,981
Net assets acquired	$19,636
The goodwill arising from the acquisition consists largely of the expected synergies from combining operations as well as the value of the workforce. The goodwill is deductible for tax purposes over 15 years. We incurred $0.3 million in transaction costs related to the acquisition.
Unaudited Pro Forma Information
The unaudited pro forma information reflects adjustments for additional amortization resulting from the fair value adjustments to assets acquired and liabilities assumed, adjustments for alignment of accounting policies, adjustments for transaction expenses, adjustments for certain stock-based compensation and equity related expenses incurred as a result of the transaction and the resulting tax effects, as if the Merger and acquisitions of Answers, CouponFollow and RoadWarrior occurred January 1, 2021. The pro forma results do not include any anticipated cost synergies or other effects of the merged companies. Accordingly, pro forma amounts are not necessarily indicative of the results that actually would have occurred had the acquisitions been completed on the dates indicated, nor is it indicative of the future operating results of the combined company. The following table provides unaudited pro forma information as if the 2022 acquisitions occurred as of January 1, 2021 (in thousands).

Year Ended December 31, 2022 (Successor)
Pro forma revenue	$682,161
Pro forma net loss	$(366,278)
5.Property and Equipment, Net
Property and equipment, net consisted of the following (in thousands):

	Successor
	December 31,
	2023	2022
Computer equipment	$812	$559
Furniture and equipment	928	560
Leasehold improvements	2,511	2,468
Total	4,251	3,587
Less accumulated depreciation	(1,167)	(425)
Property and equipment, net	$3,084	$3,162
The aggregate depreciation expense related to property and equipment was $0.8 million and $0.5 million for the year ended December 31, 2023 (Successor) and for the period from January 27, 2022 through December 31, 2022 (Successor), respectively. The aggregate depreciation expense related to property and equipment was not material for the period from January 1, 2022 through January 26, 2022 (Predecessor).

6.Goodwill, Internal-Use Software Development Costs, Net, and Intangible Assets, Net
Goodwill
The changes to goodwill by reportable segments were as follows (in thousands):

	Owned and Operated Advertising	Partner Network	Total
Goodwill at January 27, 2022 (Successor)	$—	$—	$—
Additions	360,194	94,941	455,135
Impairment	(360,194)	(12,534)	(372,728)
Goodwill at December 31, 2022 (Successor) and December 31, 2023 (Successor)	$—	$82,407	$82,407
Additions to goodwill during the period from January 27, 2022 through December 31, 2022 (Successor), were from the acquisitions of S1 Holdco, CouponFollow, RoadWarrior and Answers (see Note 4, Acquisitions).
There was no goodwill activity for the period from January 1, 2022 through January 26, 2022 (Predecessor).
Goodwill Impairment
During 2022 we experienced adverse macroeconomic impacts as a result of changes in market conditions and increases in interest rates, which contributed to reduced forecasted revenue and reduced expectations for future cash flows. As a result, we recorded an impairment of goodwill of $346.1 million in the third quarter of 2022. In the fourth quarter of 2022 as part of our annual impairment analysis, we recorded an impairment charges related to a write-down of goodwill by $26.6 million.
Upon classifying Protected as held for sale as of September 30, 2023, we performed a goodwill impairment test on the Subscription reporting unit resulting in a goodwill impairment charge. Additionally, we recorded an impairment upon the classification of the disposal group as held for sale, see Note 19, Discontinued Operations.
Internal-use software development costs, net and intangible assets, net
Internal-use software development costs and intangible assets consisted of the following (in thousands):

	December 31, 2023 (Successor)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Internal-use software development costs	$13,788	$(2,363)	$11,425
Intangible assets:
Developed technology	$196,128	$(94,354)	$101,774
Trademarks and trade names	236,053	(45,050)	191,003
Software	5,100	(2,341)	2,759
Customer relationships	2,900	(1,435)	1,465
Total	$440,181	$(143,180)	$297,001

	December 31, 2022 (Successor)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Internal-use software development costs	$7,206	$(258)	$6,948
Intangible assets:
Developed technology	$196,128	$(45,322)	$150,806
Trademarks and trade names	236,053	(21,450)	214,603
Software	5,100	(1,066)	4,034
Customer relationships	2,900	(682)	2,218
Total	$440,181	$(68,520)	$371,661
The internal-use software development costs includes construction in progress which is not being amortized of $3.5 million and $5.0 million as of December 31, 2023 (Successor) and 2022 (Successor), respectively.
Amortization expense for internal-use software development costs and intangible assets were as follows (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Amortization expense for internal-use software development	$2,981	$467	$355
Amortization expense for intangible assets	$74,660	$68,520	$629
During the fourth quarter of 2023 due to adverse macroeconomic impacts, we performed an impairment assessment on our Owned and Operated Advertising long-lived asset group. Additionally, during 2022, in conjunction with our testing for impairment of goodwill, we performed an impairment assessment of our long-lived asset groups. For the respective analysis, we compared the undiscounted cash flows of the asset groups with their carrying values. The undiscounted cash flows exceeded the carrying value, and accordingly, we did not record any impairments of long-lived assets in either 2023 or 2022. No impairment of internal-use software development cost or intangible assets was identified for any of the periods presented.
As of December 31, 2023 (Successor), the expected amortization expense associated with our intangible assets and internal-use software development costs was as follows (in thousands):

2024	$78,968
2025	78,359
2026	30,007
2027	24,488
2028	23,600
Thereafter	73,004
Total amortization expense	$308,426
As of December 31, 2023 (Successor), the weighted average amortization period for all intangible assets was 7 years.
7.Leases
We lease office facilities under noncancelable operating lease agreements. During the periods from January 1, 2022 through January 26, 2022 (Predecessor), from January 27, 2022 through December 31, 2022 (Successor), and the year ended December 31, 2023 (Successor), we had leases for office facilities in Marina del Rey, California; Bellevue, Washington; and Guelph, Canada.
The components of lease expense were as follows (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Operating lease expense	$2,141	$1,923	$142
Short-term lease expense	122	130	12
Variable lease expense	311	310	—
Total lease expense	$2,574	$2,363	$154
Variable lease expense is primarily attributable to amounts paid to lessors for common area maintenance and utility charges under our real estate leases.
Supplemental information related to leases was as follows:

Successor
As of December 31, 2023
Weighted average remaining lease terms (in years)	6.4
Weighted average discount rate	5.2%
Maturities of lease liabilities by fiscal year for our operating leases are as follows:

Successor
As of December 31, 2023
2024	$2,589
2025	2,244
2026	278
2027	282
2028	282
Thereafter	980
Total lease payments	6,655
Less: Imputed interest	(740)
Present value of operating lease liabilities	$5,915

8.Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following items as of the periods presented (in thousands):

	Successor
	December 31, 2023	December 31, 2022
Accrued revenue share	$16,365	$16,921
Accrued marketing expenses	19,737	35,311
Accrued payroll and related benefits	13,751	13,653
Accrued professional fees	1,455	2,706
Deferred revenue	1,757	1,553
Accrued tax liability	1,233	1,092
Holdback liabilities	—	6,885
Other liabilities	5,016	7,659
Accrued expenses and other current liabilities	$59,314	$85,780
9.Income Taxes
Domestic and foreign components of our loss before income taxes from continuing operations were as follows (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Domestic	$(126,830)	$(489,913)	$(38,068)
Foreign	(4,799)	(3,130)	378
Loss before income tax	$(131,629)	$(493,043)	$(37,690)
The components of the income tax provision (benefit) were as follows (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Current:
Federal	$(64)	$79	$—
State	(662)	427	17
Foreign	1,431	1,866	170
Total current provision	$705	$2,372	$187
Deferred:
Federal	$(17,103)	$(99,328)	$—
State	(1,829)	(9,689)	—
Foreign	(2,144)	(2,035)	(816)
Total deferred benefit	(21,076)	(111,052)	(816)
Income tax benefit	$(20,371)	$(108,680)	$(629)

A reconciliation of the statutory tax rate to the effective income tax rate for the periods presented was as follows (in thousands):

	Successor				Predecessor
	Year Ended December 31, 2023		Period from January 27, 2022 through December 31, 2022		Period from January 1, 2022 through January 26, 2022
	Amount	%	Amount	%	Amount	%
Income tax (benefit) provision at statutory tax rate	$(27,642)	21.0%	$(103,539)	21.0%	$(7,915)	21.0%
State tax, net of federal	(1,718)	1.3%	(5,470)	1.1%	15	—
Non-Controlling interests	5,865	(4.5)%	19,626	(4.0)%	—	—
Effect of flow-through entity	—	—	—	—	7,994	(21.2)%
Changes in unrecognized tax benefits	2,320	(1.8)%	(1,749)	0.4%	—	—
Foreign income taxes at different statutory rate	(93)	0.1%	(49)	—	18	—
Investment in partnership basis adjustments	(17,627)	13.4%	(22,677)	4.6%	—	—
Stock-based compensation	3,408	(2.6)%	2,858	(0.6)%	—	—
Change in valuation allowance	19,521	(14.8)%	917	(0.2)%	—	—
Other	(4,405)	3.4%	1,403	(0.3)%	(741)	1.9%
Effective income tax rate	$(20,371)	15.5%	$(108,680)	22.0%	$(629)	1.7%
The aggregate amount of gross unrecognized tax benefits related to uncertain tax positions were as follows (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Balance at the beginning of the period	$593	$—	$—
Increases (decreases) based on tax positions related to prior periods	(46)	221	—
Increases based on tax positions related to current periods	1,303	372	—
Balance at the end of the period	$1,850	$593	$—
Interest and penalties related to our unrecognized tax benefits are recorded as components of the provision for income taxes. Interest or penalties accrued for the years ended December 31, 2023 (Successor) and 2022 (Successor) were not material.
Due to our full valuation allowance, the total amount of unrecognized benefits that, if recognized, would favorably affect the effective tax by $0.2 million (net of Federal benefit) at December 31, 2023 (Successor).
We are not currently under examination in any jurisdiction. It is reasonably possible that, within the next twelve months, statutes of limitation will expire which could have the effect of reducing the balance of unrecognized tax benefits by an immaterial amount.

The earliest tax years that remain subject to examination in the major tax jurisdictions in which we operate were as follows:

Tax year
United States	2020
California	2019
Netherlands	2017
The components of the deferred income taxes were as follows (in thousands):

	Successor
	December 31, 2023	December 31, 2022
Deferred tax assets:
Net Operating Loss and Capital Loss Carryforwards	$6,362	$2,184
Tax credits	4,289	1,110
Interest expense	3,234	1,196
Investment in partnerships	8,950	—
Other	231	303
Total deferred tax assets	23,066	4,793
Valuation allowance	(22,658)	(1,087)
Total net deferred tax assets	$408	$3,706

Deferred tax liabilities:
Investment in partnerships	$—	$(22,471)
Intangibles	(8,243)	(10,450)
Other	(472)	(171)
Total deferred tax liabilities	$(8,715)	$(33,092)

Net deferred tax liabilities	$(8,307)	$(29,386)
As of December 31, 2023 (Successor), we had a full valuation allowance on our U.S. federal and state net deferred tax assets as it was more likely than not that those deferred tax assets would not be realized.
As of December 31, 2023 (Successor), we had U.S. federal net operating loss carryovers (“NOLs”) of $22.7 million that may be used indefinitely and various state NOLs that will expire at different times. Uncertainties that may affect the utilization of our tax attributes include future operating results, tax law changes, rulings by taxing authorities regarding whether certain transactions are taxable or deductible and expiration of carryforward periods.
We had an ownership change and as a result certain federal and state NOLs were limited pursuant to Section 382 of the Internal Revenue Code (the “Code”). This limitation has been accounted for in calculating our available NOL carryforwards.

The change in the valuation allowance was comprised of the following (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Balance at the beginning of the period	$1,087	$170	$170
Increases in valuation allowance recorded through earnings	19,521	917	—
Increases in valuation allowance not recorded through earnings	2,050	—	—
Balance at the end of the period	$22,658	$1,087	$170
Tax Receivable Agreement
Pursuant to our election under Section 754 of the Code, we expect to obtain an increase in our share of the tax basis in the net assets of S1 Holdco when LLC Interests are redeemed or exchanged by the other members of S1 Holdco. We intend to treat any redemptions and exchanges of LLC Interests as direct purchases of LLC Interests for U.S. federal income tax purposes. These increases in tax basis may reduce the amounts that would otherwise be paid in the future to various tax authorities.
On January 27, 2022, we entered into a Tax Receivable Agreement with certain of the then-existing members of S1 Holdco that provides for the payment by us of 85% of the amount of any tax benefits that are actually realized, or in some cases are deemed to realize, as a result of (i) increases in our share of the tax basis in the net assets of S1 Holdco resulting from any redemptions or exchanges of LLC Interests, (ii) tax basis increases attributable to payments made under the Tax Receivable Agreement, and (iii) deductions attributable to imputed interest pursuant to the Tax Receivable Agreement (“TRA Payments”). We expect to benefit from the remaining 15% of any tax benefits that we may actually realize.
We acquired an aggregate of 0.2 million and 0.3 million LLC Interests in connection with the redemption of LLC Interests in the year ended December 31, 2023 (Successor) and the period ended December 31, 2022 (Successor), respectively, which resulted in an increase in the tax basis of our investment in S1 Holdco subject to the provisions of the Tax Receivable Agreement. We have recognized a total liability in the amount of $0.8 million for the TRA Payments due to the redeeming members, representing 85% of the aggregate tax benefits we expect to realize from the tax basis increases related to the redemption of LLC Interests, after concluding it was probable that such TRA Payments would be paid based on estimates of future taxable income. During the year ended December 31, 2023 (Successor), inclusive of interest, no payments were made to the parties to the Tax Receivable Agreement. The total amount of TRA Payments due under the Tax Receivable Agreement, was $0.8 million and $1.0 million as of December 31, 2023 (Successor) and December 31, 2022 (Successor), respectively. The TRA Liability is classified within other long term liabilities on the consolidated balance sheet.
10.Commitments and Contingencies
In June 2023, we entered into a multi-year agreement with a service provider whereby we are contractually obligated to spend $5.0 million in each annual period between July 2023 and June 2026. As of December 31, 2023 (Successor), we remain contractually obligated to spend $11.1 million towards this commitment.
As of December 31, 2023 (Successor), we had various non-cancelable operating lease commitments for office space which have been recorded as Operating lease liabilities. Refer to Note 7, Leases for additional information regarding lease commitments.
Litigation
We are subject to various legal proceedings and claims that arise in the ordinary course of business. We believe the ultimate liability, if any, with respect to these actions will not materially affect the consolidated financial position, results of operations, or cash flows reflected in the consolidated financial statements. There can be no assurance, however, that the ultimate resolution of such actions will not materially or adversely affect our consolidated financial position, results of operations, or cash flows. We accrued for losses when the loss is deemed probable and the liability can reasonably be estimated.
In July 2021, System1 OpCo, LLC (“System1 OpCo”, f/k/a System1, LLC) received correspondence from counsel for a United Kingdom-based marketing research company and its United States subsidiary (“System1 Group”) alleging trademark infringement based on its use of the “SYSTEM1” trade name and mark in the United States and the United Kingdom. In September 2021, System1 Group filed a lawsuit in the United States District Court for the Southern District of New York (the “Infringement Suit”), alleging (i) trademark infringement, (ii) false designation of origin, (iii) unfair competition and (iv) certain violations of New York business laws. While we believe that System1 Group’s infringement and other allegations and claims set forth in the Infringement Suit would have been subject to a laches defense, among other defenses, the parties entered into a Co-Existence and Settlement Agreement in June 2023 (the “Settlement Agreement”) in which the parties have agreed to co-exist with their current usage of the “System1” mark in their respective business operations with certain requirements and other conditions. The Settlement Agreement contemplates the payment of a fixed amount to System1 Group over the course of seventeen (17) months, and the Infringement Suit was dismissed with prejudice. The amount accrued as of December 31, 2023 for the loss is consistent with the terms of the Settlement Agreement and is considered immaterial.
In March 2023, we received a demand letter from counsel for Alta Partners, LLC (“Alta”), which purports to be a holder of certain Public Warrants of the Company (“Demand Letter”). The Demand Letter alleged, among other claims, that we breached the terms of the Warrant Agreement, and that Alta was entitled to approximately $5.7 million in damages, plus prejudgment interest, as a result, and subsequently sent us a draft complaint (the “Complaint”) alleging substantially the same claims as those set forth in Alta’s Demand Letter. While we denied liability with respect to the claims set forth in the Demand Letter and the Complaint, the parties entered into a Confidential Settlement Agreement ("Settlement Agreement") in October 2023, which contemplated an immaterial settlement payment that was subsequently paid prior to December 31, 2023 consistent with the terms of the Settlement Agreement.
In October 2023, a putative California class action complaint (the “Complaint”) was filed against us and our Protected business regarding alleged violations of California’s Auto Renewal Law requirements related to the marketing and sale of its subscription service offerings for anti-virus and ad-blocking software (the “Protected Software”) to consumers. The Complaint alleges claims under California’s false advertising and unfair competition laws and primarily alleges that the marketing and sales checkout flows for the Protected Software did not clearly and conspicuously disclose that the named plaintiffs set forth in the Complaint were purchasing the Protected Software for a promotional period which would auto-renew after the applicable promotional period. We dispute the claims alleged, and intends to defend itself vigorously in this matter.
Indemnifications
In the ordinary course of business, we may provide indemnifications of varying scope and terms to customers, vendors, lessors, investors, directors, officers, employees, and other parties with respect to certain matters, including, but not limited to, losses arising out of our breach of such agreements, services to be provided by us, or from intellectual property infringement claims made by third parties. These indemnifications may survive termination of the underlying agreement and the maximum potential amount of future payments we could be required to make under these indemnification provisions may not be subject to claims related to these indemnifications. As a result, we believe the estimated fair value of these agreements was immaterial. Accordingly, we have no liabilities recorded for these agreements as of December 31, 2023 or December 31, 2022 (Successor), respectively.
11.Debt, Net
In connection with the Merger, we entered into a new loan (“Term Loan”) and revolving facility (“2022 Revolving Note”) with Bank of America, N.A., on January 27, 2022, providing for a 5.5 year term loan with a principal balance of $400.0 million and with the net proceeds of $376.0 million, of which a portion of the proceeds were used by us, to settle the outstanding debt of $172.0 million with Cerberus Business Finance, LLC. The 2022

Revolving Note provided for borrowing availability of up to $50.0 million. As of December 31, 2023 (Successor), there was no balance outstanding on the 2022 Revolving Note and principal of $365.0 million was outstanding on the Term Loan. Through December 31, 2025, $5.0 million of the Term Loan is payable quarterly. From March 31, 2026, $7.5 million of the Term Loan is payable quarterly. The Term Loan matures in 2027.
For every interest period, the interest rate on the Term Loan is the adjusted Secured Overnight Financing Rate (“SOFR”) plus 4.75%. The Term Loan is amortized in quarterly installments on each scheduled payment date. The Term Loan comes with a leverage covenant, which goes into effect only if the utilization on the 2022 Revolving Note exceeds 35% of the $50.0 million 2022 Revolving Note at each quarter-end starting from the first full quarter after the effective date of the Merger, such that the first lien leverage ratio (as defined in the credit agreement) should not exceed 5.40. The facility has certain financial and nonfinancial covenants, including a leverage ratio. The facility also requires that we deliver our audited consolidated financial statements to our lender within 120 days of our fiscal year end, December 31. Should we fail to distribute the financial statements to our lender within 120 days, we are allowed an additional 30 days to cure. We were in compliance with the financial covenants under the Term Loan as of December 31, 2023.
The interest rate on the 2022 Revolving Note is the adjusted SOFR plus 2.5% with an adjusted SOFR floor of 0%. In March 2022, we borrowed $49.0 million under our 2022 Revolving Note, to fund a portion of the purchase price related to the CouponFollow acquisition. In October 2022, we borrowed the remaining $1.0 million available. During 2023 the borrowed amount was repaid in full. As of December 31, 2023 (Successor) we had $50.0 million available on the 2022 Revolving Note.
The carrying values of our debt, net of discounts, deferred financing and debt issuance costs were as follows (in thousands):

	Successor
	December 31, 2023	December 31, 2022
Term Loan[1,2]	$349,503	$364,525
2022 Revolving Note	—	50,000
Total Debt, net	$349,503	$414,525
__________________
1Includes unamortized discount of $14.7 million and $19.4 million, and unamortized loan fees of $0.8 million and $1.1 million, as of December 31, 2023 (Successor), and December 31, 2022 (Successor), respectively, recorded as a reduction of the carrying amount of the debt and amortized to interest expense using the effective interest method.
2Estimated fair value of the Term Loan was $222.7 million as of December 31, 2023.
As of December 31, 2023 (Successor), future minimum principal payments on long-term debt were as follows (in thousands):

2024	$20,000
2025	20,000
2026	30,000
2027	295,000
Total future minimum principal payment	365,000
Less: current portion	(20,000)
Long-term portion	$345,000
As of December 31, 2023 (Successor) loan fees amounting to $0.8 million and unamortized discount of $14.7 million for the Term Loan have been recorded as a reduction of the carrying amount of the debt and are amortized to interest expense using the effective interest method.
On January 17, 2024, we completed the repurchase of $63.7 million in principal amount of our Term Loan for an aggregate purchase price of $40.9 million (at discount of 64.2% of its par value) pursuant to a Dutch auction tender offer. Following the repurchase, the outstanding principal amount of the Term Loan was $301.3 million. We used available cash on hand to fund the repurchase. Our gain on the repurchase was approximately $19.7 million before fees and expenses incurred.
12.Related-Party Transactions
2023 Revolving Note
On April 10, 2023, we entered into a $20.0 million Revolving Note (“2023 Revolving Note”) with trusts established for the benefit of our co-founders ("Lenders"). Each of the Lenders provided a $10.0 million commitment for an aggregate principal of $20.0 million under the 2023 Revolving Note.
Any borrowed loan amounts outstanding under the 2023 Revolving Note accrue interest at the rate per annum equal to the SOFR plus 3.15%. The Maturity Date under the 2023 Revolving Note is July 10, 2024 ("Maturity Date") with automatic three-month extensions, unless we or any Lenders provide written notice, or unless there is an event of default. The Lenders are also entitled to (i) an unused commitment fee equal to 1.0% per annum of the actual daily amount of total unfunded commitments under the 2023 Revolving Note during the period from the closing date to the maturity date, payable quarterly in arrears and (ii) a loan fee equal to 12.0% of each Lenders' commitment under the 2023 Revolving Note, or $2.4 million in total, was originally payable within 180 days of April 10, 2023, and subsequently extended to November 30, 2023. Upon completion of the Protected disposal, the 2023 Revolving Note and the related loan fee were settled. The previously unamortized portion of the loan fee of $1.2 million was included in loss on extinguishment of related-party debt on our consolidated statements of operations. The 2023 Revolving Note was subsequently terminated in December 2023.
Promissory Note
On September 6, 2023, we entered into a $5.2 million Promissory Note with the Lender, in order to convert the amount owed to him as a result of the acquisition of CouponFollow (see Note 4, Acquisitions) into a loan to us (the “Loan”). The amount of the Loan was equal to the amount of the Holdback liability of $5.2 million owed to the Lender.
The Promissory Note accrues interest at SOFR plus 3.15%. Under the terms of the agreement, the Promissory Note became due and payable immediately upon sale of Protected. Per the terms of the note we (i) must prepay the Loan under certain circumstances, which include consummation of a strategic transaction, the refinancing of the existing credit agreement, the incurrence by us of any indebtedness exceeding $2.5 million, or the sale of any of our assets in excess of $2.5 million; (ii) may prepay the Loan at any time without penalty or interest; and (iii) must make four substantially equal amortization payments on April 1, 2024, May 1, 2024, June 1, 2024, and July 1, 2024, unless there is an event of default, including a continuing event of default on the Credit Agreement, at which point the holder may declare all amounts due immediately. The Lender under the Promissory Note is also entitled to a closing fee equal to 12% of the initial principal amount outstanding under the Promissory Note with 50% paid on October 15, 2023 and the remaining 50% due on December 15, 2023. We recorded expense of approximately $0.6 million within loss on extinguishment of related-party debt on our consolidated statements of operations, which related to the 12% closing fee payable to the Lender. Upon completion of the Protected disposal, the Promissory Note, accrued interest and the remaining 50% of the closing fee was settled.
Term Note
On October 6, 2023, we entered into a $2.5 million Term Loan Note (“Term Note”) with Openmail2, LLC (“Term Lender”), which is principally owned and managed by trusts established for the benefit of our co-founders.
The amounts outstanding under the Term Note accrue interest at the rate per annum equal to the SOFR plus 5.75%. The maturity date under the Term Note is December 31, 2024, unless there is an event of default, including a continuing event of default on the credit agreement, at which point the holder may declare all amounts due immediately. We must prepay the Loan under certain circumstances, which include (i) the consummation of a strategic transaction or (ii) upon the full refinancing and termination of the existing credit agreement. The Term Lender was also entitled to a closing fee equal to 10.0% of the principal amount of the Term Note, payable within

180 days of October 6, 2023. Upon completion of the Protected disposal, the Term Note, accrued interest and closing fee was settled. The previously unamortized portion of the loan fee of $0.2 million was included in loss on extinguishment of related-party debt on our consolidated statements of operations.
Secured Facility
On October 6, 2023, Protected, our indirect wholly-owned subsidiary at the time, entered into a Secured Facility Agreement providing for a $10.0 million term loan (“Secured Facility”) with a subsidiary of JDI ("Secured Lender"), one of our significant shareholders, which is principally owned and managed by certain members of the Protected management team. Pursuant to the Secured Facility, the Secured Lender provided a $10.0 million commitment to Protected, which amount was (i) drawn down in full on the closing date and (ii) secured by the assets of Protected pursuant to a deed granted in favor of the Secured Lender pursuant to a Debenture between Protected and the Secured Lender, dated October 6, 2023.
The amounts outstanding under the Secured Facility accrue interest at the rate of 8.5% per annum. The amounts outstanding under the Secured Facility are due upon the earlier of (i) October 6, 2024 or (ii) the date on which Protected undergoes a Change of Control. The Secured Lender was also entitled to a closing fee equal to 12.0% the principal amount of the borrowings under the Secured Facility, which was paid in full on the closing date. In addition, Protected agreed to reimburse the Secured Lender for their reasonable and documented costs incurred in connection with the negotiation, documentation and execution of the Secured Facility. Upon completion of the Protected disposal, the Secured Facility, the related loan fee and an early settlement fee were settled by the sale. The previously unamortized portion of the loan fee and the early settlement fee for an aggregate amount of $1.4 million was included in net loss from discontinued operations, net of tax on our consolidated statements of operations.
Cannae Services Agreement
On June 20, 2023, we engaged with one of our significant shareholders, for management and consulting services. The agreement was terminated in August 2023. During the year ended December 31, 2023 (Successor), we paid all amounts owed and outstanding, totaling $0.1 million.
13.Warrants
In June 2020, we issued Public Warrants and Private Placement Warrants in conjunction with the initial public offering of Trebia. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants became exercisable on April 18, 2022, when the S-1/A registration statement, which was required to be filed under the terms of the Warrant Agreement and the Business Combination Agreement, was declared effective. The Public Warrants will expire five years from the completion of the Merger, or earlier upon redemption or liquidation.
We are not obligated to deliver any shares of Class A common stock pursuant to the exercise of a Public Warrant and have no obligation to settle such Public Warrants exercises unless a registration statement under the Securities Act with respect to the Class A common stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations with respect to registration, or a valid exemption from registration is available. Warrants are exercisable and we are obligated to issue a share of Class A common stock upon exercise of each Warrant, as the Warrants have been registered with the SEC.
We are obligated to use commercially reasonable efforts to maintain the effectiveness of a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement. If the effectiveness of a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the Warrants is not maintained, Warrant holders may exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In addition, if our Class A common stock is, at the time of any exercise of a Warrant, not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of the Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we elect to do so, we will not be required to file or maintain in effect a registration statement, but we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the Public Warrants, multiplied the excess of the “fair market value” less the exercise price of the Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants when the Price per Class A common stock equals or exceeds $18.00 —We may redeem the outstanding Public Warrants:
•in whole and not in part;
•at a price of $0.01 per Public Warrant;
•upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three business days before sending the notice of redemption to warrant holders (“Reference Value”) equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like).
If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, we will not redeem the Warrants unless an effective registration statement under the Securities Act covering the underlying shares of Class A common stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Class A common stock is available throughout the 30-day redemption period.
Redemption of Warrants When the Price per Class A common stock equals or exceeds $10.00 —Once the Warrants become exercisable, we may redeem the outstanding Warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the exhibit in the report on Form 10-K for the year ended December 31, 2021 filed on March 31, 2022, based on the redemption date and the “fair market value” of the Class A common stock;
•if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Class A common stock Equals or Exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like); and
•if the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) the Private Placement Warrants must also be concurrently -called for redemption on the same terms as the outstanding Public Warrants, as described above.
The exercise price and number of common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of common stock at a price below our exercise price. Additionally, in no event will we be required to net cash settle the Public Warrants.
The Private Placement Warrants were identical to the Public Warrants underlying the units sold in the initial public offering of Trebia, except that (x) the Private Placement Warrants and the shares of Class A common stock issuable upon the exercise of the Private Placement Warrants were not transferable, assignable or salable until 30 days after the completion of the Merger, subject to certain limited exceptions, and (y) the Private Placement Warrants were exercisable on a cashless basis.
The Public and Private Placement Warrants are accounted for as liabilities and marked-to-market at each reporting period, with changes in fair value included as change in fair value of warrant liabilities on the consolidated statements of operations.
In April 2022, the Private Placement Warrant holders exercised their Warrants on a cashless basis in exchange for 3.5 million shares of our Class A common stock. There were no outstanding Private Placement Warrants as of December 31, 2022 (Successor).
During the year ended December 31, 2023 (Successor), there were no Warrants exercised. During the period ended December 31, 2022 (Successor), Public Warrant holders exercised 0.4 million Warrants for cash resulting in total proceeds paid to us of $5.0 million. The total outstanding Public Warrants as of December 31, 2023 (Successor) and December 31, 2022 (Successor) was 16.8 million.
14.Fair Value Measurement
Financial Liabilities Measured at Fair Value on a Recurring Basis
The following tables present our fair value hierarchy for liabilities measured at fair value on a recurring basis was as follows (in thousands):

	Successor
	December 31, 2023	December 31, 2022
	Level 1	Level 1
Public Warrants	$2,688	$7,798
The fair value of the Public Warrants has been estimated using the Public Warrants’ quoted market price. The fair value of the Private Placement Warrants was estimated using the Public Warrants’ quoted market price. All Private Placement Warrants were exercised in April 2022.
In 2021 we reached an agreement with our former CEO which included payment of cash-settled S1 Holdco's equity profits interest, which was settled in conjunction with the consummation of the Merger. The fair value of the equity profits interest was determined with an option pricing model and utilizing significant unobservable inputs for a discount for lack of marketability and projected financial information. The fair value contingent consideration was determined with an option pricing model and contains significant unobservable inputs for projected financial information.
Changes in estimated fair value of Level 1, 2 and 3 financial liabilities were as follows (in thousands):

	Former CEO Equity Profits Interest	Contingent Consideration
	Level 3	Level 3
Fair value of liabilities at December 31, 2021 (Predecessor) and January 26, 2022 (Predecessor)	$11,132	$1,682

	Public Warrant Liability	Private Warrant Liability	Contingent Consideration
	Level 1	Level 2	Level 3
Fair value of liabilities at January 27, 2022 (Successor)	$18,285	$8,727	$1,682
Additions	—	—	28
Settlements	(1,147)	(21,818)	(1,715)
Change in fair value	(9,340)	13,091	5
Fair value of liabilities at December 31, 2022 (Successor)	7,798	—	—
Change in fair value	(5,110)	—	—
Fair value of liabilities at December 31, 2023 (Successor)	$2,688	$—	$—
The total impact of the changes in fair values related to contingent consideration and the former CEO's equity profits interest in S1 Holdco were included in selling, general and administrative expenses on the consolidated statements of operations. There were no transfers in or out of levels during the period January 1, 2022 through January 26, 2022 (Predecessor), the period January 27, 2022 through December 31, 2022 (Successor), or for the year ended December 31, 2023 (Successor).
Nonfinancial Assets Measured at Fair Value on a Nonrecurring Basis
For further information on the fair value assessment of goodwill and impairment charge recorded refer to Note 6, Goodwill, Internal-Use Software Development Costs, Net, and Intangible Assets, Net and Note 19, Discontinued Operations.
15.Net Loss Per Share or Unit
For the period from January 1, 2022 through January 26, 2022 (Predecessor), the basic net loss per unit attributable to members was calculated by dividing the net loss attributable to common equity holders by the weighted-average number of membership units. For the period from January 27, 2022 through December 31, 2022 (Successor) and the year ended December 31, 2023 (Successor), the basic net loss per share was calculated by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. Basic and diluted net loss per share was calculated as follows (in thousands, except per share and per unit data):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Basic and diluted net loss per share
Net loss from continuing operations attributable to System1, Inc.	$(0.94)	$(3.19)	n/a
Net loss from discontinued operations, net of tax attributable to System1, Inc.	(1.54)	(0.51)	n/a
Basic and Diluted net loss per share	$(2.48)	$(3.70)	n/a
Numerator:
Net loss from continuing operations attributable to System1, Inc.	$(85,727)	$(284,522)	n/a
Net loss from discontinued operations, net of tax attributable to System1, Inc.	(141,494)	(45,870)	n/a
Net loss attributable to System1, Inc.	$(227,221)	$(330,392)	n/a
Denominator:
Weighted-average common shares outstanding used in computing basic and diluted net loss per share	91,454	89,310	n/a
Basic and diluted net loss per unit	n/a	n/a	$(1.81)
Numerator:
Net loss	n/a	n/a	$(37,061)
Denominator:
Weighted-average membership units outstanding - basic and diluted	n/a	n/a	20,488
Shares of Class C common stock, RSUs and Public Warrants outstanding for the year December 31, 2023 (Successor), and the period from January 27, 2022 through December 31, 2022 (Successor), are considered potentially dilutive of the shares of Class A common stock and are included in the computation of diluted loss per share, except when the effect would be anti-dilutive. For the periods presented in the table above, a total of 16.8 million Public Warrants were excluded from the computation of net loss per share as the impact was anti-dilutive.
We do not consider unvested Class A common stock related to the Replacement Awards as outstanding for accounting purposes as they are subject to continued service requirements or contingencies. These shares are not included in the denominator of the net loss per share calculation until the employee provides the requisite service resulting in the vesting of the award or the contingency is removed, or upon termination of an employee at which point the common stock underlying award becomes issuable to the previous investors. Shares associated with the vested or forfeited Replacement Awards are deemed to be issued and outstanding for accounting purposes on the day of vesting or forfeiture.
16.Segment Reporting
We have two operating segments and reportable segments: Owned and Operated Advertising and Partner Network. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (“CODM”), in deciding how to allocate resources and assess performance. Our Chief Executive Officer, who is considered to be our CODM, reviews financial information presented on an operating segment basis for purposes of making operating decisions and assessing financial performance.

The CODM measures and evaluates reportable segments based on segment operating revenue as well as adjusted gross profit. The tables below include the following operating expenses that are not allocated to the reporting segments presented to our CODM: depreciation and amortization of property, equipment and leasehold improvements, amortization of intangible assets and, at times, certain other transactions or adjustments. The CODM does not consider these expenses for the purposes of making decisions to allocate resources among segments or to assess segment performance, however these costs are included in reported consolidated net loss from continuing operations before income tax and are included in the reconciliation that follows.
The following table summarizes revenue by reportable segments (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Owned and Operated Advertising	$328,934	$556,303	$49,249
Partner Network	73,037	55,926	3,463
Total revenue	$401,971	$612,229	$52,712
The following table summarizes adjusted gross profit by reportable segments (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Owned and Operated Advertising	$107,696	$138,560	$8,768
Partner Network	53,420	42,291	3,012
Adjusted gross profit	161,116	180,851	11,780
Other cost of revenue	7,890	7,461	575
Salaries and benefits	106,505	138,045	31,181
Selling, general, and administrative	54,307	50,831	15,665
Depreciation and amortization	78,403	69,469	1,000
Impairment of goodwill	—	372,728	—
Interest expense, net	48,745	31,609	1,049
Loss on extinguishment of related-party debt	2,004	—	—
Change in fair value of Warrant liabilities	(5,109)	3,751	—
Loss before income tax	$(131,629)	$(493,043)	$(37,690)
The following table summarizes revenue by geographic region (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
United States	$385,847	$593,527	$51,701
Other countries	16,124	18,702	1,011
Total revenue	$401,971	$612,229	$52,712

The following table summarizes property and equipment, net and operating leases by applicable reportable segment: (in thousands):

	Successor
	December 31, 2023	December 31, 2022
Owned and Operated Advertising	$7,816	$9,646
The following table summarizes property and equipment, net and operating leases by geographic region (in thousands):

	Successor
	December 31, 2023	December 31, 2022
United States	$3,927	$5,473
Canada	3,432	3,730
Other countries	457	443
Total	$7,816	$9,646
17.Capitalization
Class A common stock
Voting rights. Except as provided in our Charter or as required by applicable law, holders of Class A common stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At annual and extraordinary general meetings of our Stockholders, the holders of Class A common stock and Class C common stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, holders of Preferred Stock, if any, are entitled to vote together with the holders of Class A common stock or Class C common stock, as a single class with the holders of Preferred Stock.
Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by shareholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).
Reservation of Shares. Under our Charter, we will have at all times, authorized and unissued shares of Class A common stock for the purposes of effecting any redemptions or exchanges under the New S1 Holdco Agreement.
Class C common stock
Voting rights. Except as provided in our Charter or as required by applicable law, holders of Class C common stock will be entitled to one vote per share on all matters to be voted on by our Stockholders generally. At any annual and extraordinary general meeting of our Stockholders, the holders of Class A common stock and Class C common stock will vote together as a single class on any matters submitted to a vote of our Stockholders, or, holders of Preferred Stock, if any, are entitled to vote together with the holders of Class A common stock or Class C common stock, as a single class with the holders of Preferred Stock. Holders of Class C common stock have no economic rights, only voting rights.
Generally, unless a different voting standard applies under our Organizational Documents or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).
Future Issuances. Under our Charter, System1 is not permitted to issue additional shares of Class C common stock after the adoption of our Charter, other than in connection with the valid issuance S1 Holdco Common Units under the New S1 Holdco Operating Agreement.

Restriction on Transfer. Under our Charter, holders of Class C common stock may only transfer their Class C common stock to certain permitted transferees, while also simultaneously transferring an equal number of such holder’s S1 Holdco Common Units.
Class D common stock
Voting Rights. Except as provided in our Charter or as required by applicable law, holders of Class D common stock are not entitled to any voting rights. Notwithstanding the preceding sentence, under our Charter, any vote that changes the terms of the Class D common stock requires the separate approval of a majority of the holders of Class D common stock.
Restriction on Transfer. Under our Charter, holders of Class D common stock may only transfer their Class D common stock to certain permitted transfers.
Conversion. Class D common stock automatically converted into Class A common stock on a one-for-one basis, following the consummation of the Merger, once the volume-weighted average price ("VWAP") of the Post-Closing Company exceeded $12.50 per share (adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days before the fifth anniversary of the consummation of the Merger. All shares of Class D common stock converted to Class A common stock in the period ended March 31, 2022.
Repurchase Program
In August 2022, our Board of Directors authorized up to $25.0 million for the repurchase of our Class A common stock and Public Warrants (“2022 Repurchase Program”). During the period ended December 31, 2022 (Successor) we repurchased 190 thousand shares for an aggregate purchase price of $1.1 million under the 2022 Repurchase Program. During the year ended December 31, 2023 (Successor) we did not repurchase any shares. As of December 31, 2023 (Successor) and 2022 (Successor), all repurchased shares were retired.
18.Stock-Based Compensation
We are authorized to issue and/or grant restricted stock, restricted stock units, stock options, stock appreciation rights, and other stock-based and cash-based awards under our 2022 Incentive Award Plan ("2022 Plan"). As of December 31, 2023, 2.9 million grant awards were reserved and authorized for issuance and/or grant under the 2022 Plan. In addition, the number of underlying shares authorized for issuance/grant under the 2022 Plan are subject to increase each year on January 1, equal to the lesser of (a) a number of shares equal to 2.5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of shares as is determined by the compensation committee of the board of directors. On January 1, 2024, the number of shares authorized and reserved for grant under the 2022 Plan was increased by 2.2 million shares in accordance with the foregoing provision of the 2022 Plan.
As described in Note 2, Summary of Significant Accounting Policies, the Replacement Awards continue to vest over the original vesting schedule of the original underlying awards. We recognized a total stock-based compensation expense of $23.7 million upon the consummation of the Merger during the period January 1, 2022 through January 26, 2022 (Predecessor). We recognized stock-based compensation expense for the Replacement Awards of $6.6 million and $23.6 million during the year ended December 31, 2023 (Successor) and the period from January 27, 2022 through December 31, 2022 (Successor), respectively. The unrecognized stock-based compensation expense associated with these unvested Replacement Awards was $2.7 million as of December 31, 2023 (Successor).
When the VWAP of our common stock price exceeded the threshold in March 2022 the Sponsor RSAs and Seller RSUs vested, and we recorded their conversion from Class D common stock to Class A common stock on our consolidated statements of changes in stockholders' equity. We also recorded $12.7 million in stock-based compensation expense associated with the vesting of the Sponsor RSUs during the period January 27, 2022 through March 31, 2022 (Successor). Since these Sponsor RSAs and Sponsor RSUs had a market condition to vest, we estimated the fair values of these market-based RSAs and RSUs using a Monte Carlo simulation.

The key assumptions used to determine the fair value of these Sponsor RSUs and Sponsor RSAs were as follows:

Risk-free interest rate	1.6%
Expected price volatility	50.0%
Cost of equity	23.6%
Expected term (years)	5
Fair value of Class A Common stock	$10.00
We recorded $7.7 million in stock-based compensation expense for Sponsor Promote Shares during the period January 27, 2022 through March 31, 2022 (Successor).
We recorded the following total stock-based compensation expense (in thousands):

	Successor		Predecessor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022	Period from January 1, 2022 through January 26, 2022
Stock-based compensation expense	$21,235	$55,512	$23,705
The following summarizes RSU activity:

	Shares (in thousands)	Weighted-Average Grant Date Fair Value per Share
Unvested as of December 31, 2022 (Successor)	5,463	$9.83
Granted	4,480	$3.04
Vested	(3,106)	$8.99
Forfeited	(2,414)	$6.40
Unvested as of December 31, 2023 (Successor)	4,423	$5.41
At December 31, 2023 (Successor), we had unrecognized stock-based compensation relating to restricted stock of approximately $19.1 million, which is expected to be recognized over a weighted-average period of 0.8 years.
CouponFollow Incentive Plan
In connection with the acquisition of CouponFollow (see Note 4, Acquisitions), we approved and adopted the CouponFollow Incentive Plan, which includes CouponFollow’s key employees, including CouponFollow’s founder (“Principal Participant” and together collectively “Participants”). The CouponFollow Incentive Plan at the time of acquisition provided for total payments of $35.0 million payable at our option in cash or in fully-vested shares of our Class A common stock, consisting of a fixed amount of $10.0 million and contingent amounts of $25.0 million, which could be earned over a three calendar year period between each January 1 to December 31 of 2022, 2023 and 2024 (each a “Performance Period” and collectively, “Performance Periods”).
On September 6, 2023, in connection with entering into the Promissory Note (see Note 12, Related-Party Transactions), the parties made certain modifications to the CouponFollow Incentive Plan. Such modifications include (i) the lowering of the contingent earnout payout amounts, (ii) the lowering of contingent earnout tier targets to the amounts noted below, (iii) the increase of the contingent earnout performance period by one year, and (iv) adding the requirement for the payment of the third fixed earnout amount to be in cash.
The restructured CouponFollow Incentive Plan provides for total payments of $31.3 million payable at our option in cash or in fully-vested shares of our Class A common stock (unless otherwise noted) over the Performance

Periods. In order to be eligible for the CouponFollow Incentive Plan, the Participants must maintain continuous employment through the last day of each Performance Period, with the exception of the Principal Participant who is still eligible if terminated without cause or if they terminate their employment for good reason. Payment amounts and at the times set forth below:
•Fixed Amount. Over the performance periods, we shall pay to each eligible Participant $10.0 million (“Fixed Amount”) in three substantially equal pro rata installment payments. The first two payments are to be settled at our option in cash or in fully-vested shares of our Class A common stock. The third payment is required to be settled in cash.
•Tier 1 Target. If, during any of the Performance Periods, the CouponFollow business achieves the first tier TTM EBITDA (as defined in the CouponFollow Incentive Plan) for the first time (“Tier 1 Target”), we will pay a total of $8.5 million (“Tier 1 Amount”) in substantially equal pro rata amounts at the times in the table set forth below (in thousands).
•Tier 2 Target. If, during any of the Performance Periods, the CouponFollow business achieves the second tier TTM EBITDA for the first time (“Tier 2 Target”), we will pay an additional $6.4 million (“Tier 2 Amount”) in substantially equal pro rata amounts at the times in the table set forth below (in thousands).
•Tier 3 Target. If, during any of the Performance Periods, the CouponFollow business achieves the third tier TTM EBITDA for the first time (“Tier 3 Target” and together with the Tier 1 Target and Tier 2 Target, collectively “Targets”), we will pay an additional $6.4 million (“Tier 3 Amount” and together with the Tier 1 Amount and the Tier 2 Amount, collectively “Tier Amounts”) in substantially equal pro rata amounts at the times in the table set forth below (in thousands).

Performance Period*	Fixed Amount	Tier 1 Amount*	Tier 2 Amount*	Tier 3 Amount*	Total maximum Payment per Performance Period
Dec. 31, 2022**	$3,333	$—	$—	$—	$3,333
Dec. 31, 2023	3,333	2,833	—	—	6,166
Dec. 31, 2024	3,334	2,833	3,187	—	9,354
Dec. 31, 2025	—	2,834	3,188	6,375	12,397
	$10,000	$8,500	$6,375	$6,375	$31,250
__________________
*If the Tier 1 Amount is not achieved in the first Performance Period but is achieved in the second Performance Period, the Tier 1 Amount for the first Performance Period shall be paid out at the end of the second Performance Period and if achieved in the third Performance period the full amount will be paid at the end of the third Performance Period. If the Tier 2 Amount is not achieved in the second Performance Period but is achieved in the third Performance Period, the Tier 2 Amount will be paid at the end of the third Performance Period. If the Tier 2 Amount or the Tier 3 Amount is achieved in the first Performance Period, such Tier Amounts shall be paid as noted in the table above. Amounts earned are payable within 60 days of the end of each performance period.
**    On March 1, 2023, we issued 0.4 million shares of Class A Common stock with an aggregate fair value of $1.7 million, net of shares withheld for taxes, on the date of settlement, to settle the first Fixed Amount of $3.3 million.
If a Participant’s continued employment is terminated prior to applicable payment date(s), with the exception of the Principal Participant as discussed above, we will reverse all prior liabilities for their pro rata share of any Tier Amounts or Fixed Amounts associated with that Participant. If we elect to settle the payment obligations in shares of our Class A common stock, the number of shares payable under the CouponFollow Incentive Plan will be determined based on the VWAP of our Class A common stock.
As of December 31, 2023 (Successor), we have determined that it was not probable that the CouponFollow business would achieve any of the contingent earnout targets during the Performance Periods, and accordingly, we did not record a liability for any of the Tier amounts. During the year ended December 31, 2023 (Successor), we recognized $2.7 million for the Fixed Amount within salaries and benefits expenses on the consolidated statements of operations. The amount for the year ended December 31, 2023 (Successor) is net of a $0.6 million difference between the fair value of the Class A common stock issued to settle the earnout liability for fiscal 2022 and the carrying value of the earnout liability.
19.Discontinued Operations
Sale of Protected
On November 30, 2023, we completed the sale of Protected, our subscription reporting unit. Total consideration comprised of: (a) $240.0 million in cash, subject to certain adjustments, (b) the return and subsequent cancellation of approximately 29.1 million shares of our Class A common stock, par value $0.0001 per share, owned by JDI and other entities and individuals affiliated with the Purchasing Parties and (c) confirmation from JDI, Protected and the Protected CEO that the financial performance benchmarks related to the Protected Incentive Plan, will, as a result of the Protected Disposition, no longer be achievable.
We used $51.0 million of the proceeds from the sale of Protected to repay certain of our outstanding indebtedness, including (i) the mandatory repayment of secured and unsecured obligations totaling $18.8 million and intercompany obligations totaling $9.6 million and (ii) the voluntary repayment of unsecured obligations (inclusive of certain fees and accrued but unpaid interest) totaling $22.7 million. We continue to use the remaining cash proceeds from the sale of Protected for general working capital purposes and to reduce certain of our other existing debt obligations. Additionally, the 29.1 million of Class A common stock returned to us pursuant to the Share Purchase Agreement as part of the sale of Protected were subsequently cancelled and are no longer outstanding shares of our capital stock.
We have determined that the sale of Protected represents a strategic shift that will have a major effect on our results of operations. The Protected business met the criteria to be reported as assets held for sale and discontinued operations on September 30, 2023, and accordingly, all prior comparable periods have been recast to conform to the current period presentation.
Impairment of the Subscription Reporting Unit (the Protected Business)
Upon classifying the Protected Business as held for sale, we performed a goodwill impairment test on the Subscription reporting unit resulting in a goodwill impairment charge of $115.5 million. This impairment was the result of decreases in long-term forecasts due to recent adverse customer trends and other macroeconomic outcomes. We recorded a further impairment charge of $3.3 million upon the classification of the disposal group as held for sale, for a total impairment charge of $118.8 million that was recorded in the results of discontinued operations for the year ended December 31, 2023 (Successor). There was no tax benefit of this charge for the year ended December 31, 2023 (Successor).

The following table presents the assets and liabilities classified as held for sale from discontinued operations as of December 31, 2022 (in thousands):

Successor
December 31, 2022
Carrying amount of assets included as part of discontinued operations:
Current assets:
Cash and cash equivalents	$15,701
Restricted cash, current	3,357
Other current assets, net	1,234
Current assets held for sale from discontinued operations	20,292
Property and equipment, net	860
Intangible assets, net	121,025
Goodwill	433,184
Total assets held for sale from discontinued operations	$575,361

Carrying amount of liabilities included as part of discontinued operations:
Current liabilities:
Protected incentive plan liability, current	$15,436
Deferred revenue	68,611
Other current liabilities	17,371
Current liabilities held for sale from discontinued operations	101,418
Protected incentive plan liability, non-current	15,824
Deferred tax liability	15,286
Other liabilities	3,366
Total liabilities held for sale from discontinued operations	$135,894

The financial results of Protected are presented as loss from discontinued operations, net of taxes in the consolidated statements of operations. The following table presents the summarized discontinued operations consolidated statements of operations (in thousands):

	Successor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022
Revenue	$190,090	$161,711
Operating expenses:
Cost of revenue (excluding depreciation and amortization)	161,134	99,940
Salaries and benefits	41,972	60,005
Selling, general, and administrative	11,546	12,647
Depreciation and amortization	26,727	49,183
Impairment of assets held for sale	3,276	—
Impairment of goodwill	115,483	—
Total operating expenses	360,138	221,775
Operating loss	(170,048)	(60,064)
Other expense, net	548	441
Loss on sale of business	4,247	—
Loss from discontinued operations before income taxes	(174,843)	(60,505)
Income tax benefit	(516)	(3,546)
Net loss from discontinued operations	$(174,327)	$(56,959)
The following table presents the significant non-cash items and capital expenditures for the discontinued operations with respect to the subscription business that are included in the consolidated statements of cash flows (in thousands):

	Successor
	Year Ended December 31, 2023	Period from January 27, 2022 through December 31, 2022
Impairment of assets held for sale	$3,276	$—
Impairment of goodwill	$115,483	$—
Loss on sale of business	$4,247	$—
Depreciation and amortization	$26,727	$49,183
Stock-based compensation	$31,850	$53,715
Capital expenditures	$1,739	$432
Transition Service Agreement
In connection with a transition service agreement, we agreed to provide certain services for which full reimbursement of cost will be provided.
Discontinued Operations Related-Party Transactions
Payment Processing Agreement
Protected utilizes multiple credit card payment processors, including Paysafe Financial Services Limited (“Paysafe”). In March 2021, Paysafe completed a merger with Foley Trasimene Acquisition Corp. II (“Foley

Trasimene”), a special purpose acquisition company sponsored by entities affiliated with a sponsor of Trebia who was also a member of our Board of Directors. Protected's payment processing agreement with Paysafe was negotiated before the announcements of both (i) the Merger as well as (ii) the business combination between Paysafe and Foley Trasimene. We incurred credit card processing fees related to Paysafe for the year ended December 31, 2023 (Successor), and the period from January 27, 2022 through December 31, 2022 (Successor) of $14.9 million and $2.8 million, respectively. The amount receivable from Paysafe was $2.4 million as of December 31, 2022 (Successor).
Office Facilities
We have an agreement with JDI Property Holdings Limited (“JDIP”), an entity controlled by one of our directors, which allows us to use space at their property in exchange for GBP 0.1 million per year. The agreement with JDIP expires on October 31, 2026.
Protected Incentive Plan Installment Payments
In connection with the Merger, we effected an incentive plan for eligible recipients as defined in the Business Combination Agreement, providing up to $100 million payable in fully-vested shares of our Class A common stock based contingent upon the achievement of the future performance of Protected’s business. The incentive plan originally was to be paid out in two tranches based on performance of the business for 2023 and 2024. The first award (2023), consisting of $50.0 million of Class A common stock payable in January 2024, was modified to a cash award resulting in $20 million of payments in 2022 and 2023 with an additional final $10.0 million, payable upon the achievement of certain performance thresholds around marketing spend and operating contribution of Protected are achieved on or before December 31, 2024 (Successor). On November 30, 2023, none of the performance thresholds have been met, and therefore, none of the additional cash bonus payments have been paid.
At the closing of the Protected Disposition, JDI, Protected and the Protected CEO confirmed that the financial performance benchmarks related to certain contingent earnout payments based on the future performance of Protected’s Business will no longer be achievable. As such, we reversed $40.8 million of expense during the year ended December 31, 2023 (Successor) for the Protected Incentive Plan within loss on sale of business segment of discontinued operations on the consolidated statements of operations.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the FINRA filing fee and the listing fee.

Amount
Securities and Exchange Commission registration fee	$108,003
FINRA filing fee	*
Accountants’ fees and expenses	2,500,000
Legal fees and expenses	300,000
Transfer Agent’s fees and expenses	15,000
Printing and engraving expenses	35,000
Miscellaneous	41,997
Total expenses	*
__________________
*These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
Item 14. Indemnification of Directors and Officers.
Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.
Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.
We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.
In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.
Item 15. Recent Sales of Unregistered Securities.
None.
Item 16. Exhibits and Financial Statement Schedules.
The exhibit index attached hereto is incorporated herein by reference.
All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is shown in the financial statements or notes thereto.
EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Filed or Furnished Herewith
2.1(a)	Business Combination Agreements, dated as of June 28, 2021, by and among Trebia Acquisition Corp., S1 Holdco, LLC, System1 SS Protect Holdings, Inc., and the other parties that are signatory thereto.	8-K	001-39331	2.1	June 29, 2021
2.1(b)	Amendment No. 1 to the Business Combination Agreement, dated as of November 30, 2021, by and among Trebia Acquisition Corp., S1 Holdco, LLC, System1 SS Protect Holdings, Inc., and the other parties that are signatory thereto.	S-4	333-260714	2.2	December 1, 2021

2.1(c)	Amendment No. 2 to the Business Combination Agreement, dated January 10, 2022, by and among S1 Holdco, LLC, a Delaware limited liability company, System1 SS Protect Holdings, Inc., a Delaware corporation and the other parties signatory thereto.	8-K	001-39331	10.1	January 10, 2022
2.1(d)	Amendment No. 3 to the Business Combination Agreement, dated January 25, 2022, by and among S1 Holdco, LLC, a Delaware limited liability company, System1 SS Protect Holdings, Inc., a Delaware corporation and the other parties signatory thereto.	8-K	001-39331	10.1	January 26, 2022
2.2	Share Purchase Agreement, dated November 30, 2023, by and among System1, Inc., Orchid Merger Sub II, LLC, Sonic Newco, LLC, JDI Antarctica Limited and JDI Antarctica Sub II Limited	8-K	001-39331	2.1	December 4, 2023
3.1	Certificate of Incorporation of System1, Inc.	8-K	001-39331	3.1	February 2, 2022
3.2	Second Amended and Restated Bylaws of System1, Inc.	8-K	001-39331	3.2	March 1, 2023
4.1	Warrant Agreement, dated June 19, 2020, by and between Trebia Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-39331	4.1	June 22, 2020
4.2	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934	10-K	001-39331	4.2	June 6, 2023
5.1	Opinion of Latham & Watkins LLP as to the validity of the shares of System1, Inc. Class A Common Stock	S-1/A	333-262608	5.1	April 1, 2022
10.1	System1, Inc. 2022 Incentive Award Plan.	8-K	001-39331	2.1	June 29, 2021
10.2	Amended and Restated Backstop Facility Agreement, dated January 10, 2022, by and between Trebia Acquisition Corp. and Cannae Holdings, Inc.	8-K	001-39331	10.3	January 10, 2022
10.3	Conditional Consent, Waiver and Acknowledgement, dated as of August 30, 2022, by and among System1, Inc., Protected.net Group Limited and Just Develop It Limited.	8-K	001-39331	10.1	August 30, 2022
10.4#	Credit and Guaranty Agreement, dated as of January 27, 2022, among Orchid Finco LLC, System1 Midco, LLC, Orchid Merger Sub II, LLC and the subsidiaries from time to time party thereto, S1 Holdco, LLC, Bank of America, N.A. and the lenders from time to time party thereto.	10-K	001-39331	10.7	June 6, 2023
10.5	Registration Rights Agreement,dated January 27, 2022,by and among System1, Inc. and the other parties that are signatory thereto.	S-1	333-262608	10.3	February 9, 2022
10.6	Registration Rights Agreement, dated June 19, 2020, among the Company, the Sponsors and certain other security holders named therein.	8-K	001-39331	10.2	June 22, 2020
10.7	Form of Indemnification Agreement	8-K	001-39331	10.4	March 2, 2022

10.8^	Employment Agreement, dated as of June 15, 2023, between Tridivesh Kidambi and System1, Inc.	8-K	001-39331	10.1	June 22, 2023
10.9	Form of Stockholders Agreement	S-4/A	333-260714	10.3	December 16, 2021
10.10	First Amendment to Conditional Consent, Waiver and Acknowledgement	10-K	001-39331	10.18	June 6, 2023
10.11	Second Amendment to Conditional Consent, Waiver and Acknowledgement, dated as of November 30, 2023, by and among System1, Inc., Total Security Limited, Just Develop It Limited, JDI Antarctica Limited and JDI Antarctica Sub II Limited	8-K	001-39331	10.1	December 4, 2023
10.12	Revolving Note, dated April 10, 2023, by and among Lone Star Friends Trust, CEE Holding Trust, and Orchid Merger Sub II, LLC	8-K	001-39331	10.1	April 12, 2023
10.13	Senior Unsecured Promissory Note, dated September 6, 2023, by and between System1 OpCo, LLC and Marc Mezzacca	8-K	001-39331	10.1	September 12, 2023
10.14	Term Loan Note, dated October 6, 2023, by and between Openmail2, LLC and Orchid Merger Sub II, LLC	8-K	001-39331	10.1	October 12, 2023
10.15	Secured Facility Agreement, dated October 6, 2023, by and among Onyx Asset Finance Limited and Total Security Limited	8-K	001-39331	10.2	October 12, 2023
10.16	Debenture relating to Total Security Limited, dated October 6, 2023, by and among Total Security Limited and Onyx Asset Finance Limited	8-K	001-39331	10.3	October 12, 2023
10.17	Receivables Purchase Agreement, dated November 8, 2023, between System1 OpCo LLC (and its wholly-owned subsidiaries signatory thereto) and OAREX Funding, LLC	10-Q	001-39331	10.6	November 9, 2023
10.18	Insider Trading Policy	10-K	001-39331	10.26	March 15, 2024
21.1	Subsidiaries of the Registrant	10-K	001-39331	21.1	March 15, 2024
23.1	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1)	S-1/A	333-262608	23.1	April 1, 2022
23.2	Consent of PricewaterhouseCoopers LLP (predecessor)					X
23.3	Consent of PricewaterhouseCoopers LLP (successor)					X
24.1	Power of Attorney	S-1	333-262608	24.1	February 9, 2022
101.INS	Inline XBRL Instance Document (the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document)
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107	Calculation of Registration Fee	S-1/A	333-262608	107	April 1, 2022
__________________
XFiled or furnished herewith
^Indicates management contract or compensatory plan
#Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant will furnish copies of any such schedules and exhibits to the SEC upon request.
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
to file, during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S 1 and the information required to be included in a post effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(a)that, for the purpose of determining any liability under the Securities Act, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(b)to remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(c)that, for the purpose of determining liability under the Securities Act to any purchaser:
(d)Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(e)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(f)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(g)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(h)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(i)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized, on this 29th day of March, 2024.

SYSTEM1, INC.
By:	/s/ Michael Blend
Michael Blend
Chief Executive Officer and Chairman
SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Michael Blend	Chief Executive Officer and Chairman	March 29, 2024
Michael Blend	(Principal Executive Officer)

/s/ Tridivesh Kidambi	Chief Financial Officer	March 29, 2024
Tridivesh Kidambi	(Principal Financial and Accounting Officer)

*	Director	March 29, 2024
John Civantos

*	Director	March 29, 2024
Tanmay Kumar

*	Director	March 29, 2024
Frank R. Martire, Jr.

*	Director	March 29, 2024
Taryn Naidu

*	Director	March 29, 2024
Dexter Fowler

*	Director	March 29, 2024
Jennifer Prince

*	Director	March 29, 2024
Moujan Kazerani

*	Director	March 29, 2024
Caroline Horn

*By:	/s/ Michael Blend
Michael Blend, Attorney-in-Fact